 Filed pursuant to Rule 424(b)(4)
 Registration No. 333-239515 and 333-239588
PROSPECTUS
AdaptHealth Corp.
Offering of
8,000,000 shares of Class A Common Stock
This prospectus relates to the issuance and sale by us of 8,000,000 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”).
Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On June 26, 2020, the closing price of our Class A Common Stock was $16.85.
We have granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares of our Class A Common Stock at the public offering price, less the underwriting discount and commissions.

See the section entitled “Risk Factors” beginning on page 13 of this prospectus to read about factors you should consider before buying our securities.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are subject to reduced public company reporting requirements. See “Risk Factors.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public Offering Price	$15.50	$124,000,000
Underwriting Discount	$0.93	$7,440,000
Proceeds to AdaptHealth Corp. (before expenses)(1)	$14.57	$116,560,000

(1)
See “Underwriting” beginning on page 114 of this prospectus for additional information.

The underwriters expect to deliver the shares of Class A Common Stock on or about July 6, 2020.
Jefferies	Deutsche Bank Securities	UBS Investment Bank
RBC Capital Markets	Stifel	Canaccord Genuity	Regions Securities LLC

The date of this prospectus is July 1, 2020

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of those documents.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”).
Unless the context requires otherwise, references in this prospectus to “AdaptHealth,” the “Company,” “we,” “us,” “our” and similar terms refer to AdaptHealth Corp. and its consolidated subsidiaries on and after the consummation of the Business Combination, and references to “DFB” refer to us prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.
These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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the ability to maintain the listing of our Class A Common Stock on Nasdaq;

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competition and the ability of our business to grow and manage growth profitably;

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changes in applicable laws or regulations;

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fluctuations in the U.S. and/or global stock markets;

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the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

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the impact of the recent coronavirus (COVID-19) pandemic and our response to it;

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failure to complete the Solara Acquisition or failure to realize the expected benefits of the Solara Acquisition; and

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other risks and uncertainties set forth in this prospectus.

FREQUENTLY USED TERMS
“2019 Lock-Up Agreements” means the Lock-Up Agreements, dated as of July 8, 2019, among DFB, AdaptHealth Holdings and certain members of AdaptHealth Holdings;
“2019 Recapitalization” means the transactions consummated with respect to the debt restructuring and the Note and Unit Purchase Agreement as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt and Recapitalization”;
“A Blocker” means Access Point Medical, Inc., a Delaware corporation;
“A Blocker Seller” means Clifton Bay Offshore Investments L.P., a British Virgin Islands limited partnership;
“A&R AdaptHealth Holdings LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019;
“ActivStyle” means ActivStyle, Inc., a Minnesota corporation;
“AdaptHealth Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company;
“AdaptHealth Holdings Unitholders’ Representative” means AH Representative LLC;
“AdaptHealth Units” means units representing limited liability company interests in AdaptHealth Holdings;
“Blocker Companies” means A Blocker and BM Blocker;
“Blocker Sellers” means A Blocker Seller and the BlueMountain Entities;
“BlueMountain Entities” means BM AH Holdings, LLC, BlueMountain Summit Opportunities Fund II (US) L.P., BMSP L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;
“BM Blocker” means BM AH Holdings, LLC, a Delaware limited liability company;
“BM Notes” means, collectively, the Promissory Notes, dated as of November 8, 2019 (the “Promissory Notes”), and Amended and Restated Promissory Notes, dated as of March 20, 2019 (the “A&R Promissory Notes”), issued by AdaptHealth Holdings in favor of affiliates of BlueMountain Capital Management, LLC, which amended and restated the Promissory Notes, dated as March 20, 2019 (the “Original Promissory Notes”), issued by AdaptHealth Holdings in favor of affiliates of BlueMountain Capital Management, LLC;
“Business Combination” means our business combination with AdaptHealth Holdings, which we completed on November 8, 2019;
“Class A Common Stock” means our Class A Common Stock, par value $0.0001 per share, created on the Closing;
“Class B Common Stock” means our Class B Common Stock, par value $0.0001 per share, created on the Closing;
“Closing” means the closing of the Business Combination;
“Common Stock” means our Class A Common Stock and our Class B Common Stock, collectively;
“Consideration Unit” means one AdaptHealth Unit together with one share of Class B Common Stock;
“Debt Commitment Letter” means the debt commitment letter, dated as of May 25, 2020, between AdaptHealth LLC and Regions Bank, Regions Capital Markets, a division of Regions Bank, Citizens Bank, N.A., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets, LLC;

“Deerfield” means Deerfield Private Design Fund IV, L.P.;
“Deerfield Partners” means Deerfield Partners, LLC;
‘‘Deerfield Exchange Agreement’’ means the exchange agreement, dated as of June 24, 2020, by and between the Company and Deerfield;
‘‘Deerfield Investment Agreement’’ means the investment agreement, dated as of June 24, 2020, by and between the Company and Deerfield Partners, L.P.;
“Deerfield Management” means, collectively, entities affiliated with Deerfield Management Company, L.P.;
“Deerfield Subscription Agreement” means the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield and RAB Ventures;
“Eleanor Merger Sub” means Eleanor Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AdaptHealth LLC;
“Exchange Agreement” means the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units;
“Founder shares” means the shares that were issued to our Sponsor in a private placement prior to our initial public offering (“IPO”);
“Merger Agreement” means the Merger Agreement, dated as of July 8, 2019, among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders’ Representative and, solely for the purposes specified therein, the Blocker Sellers, as amended by the Merger Agreement Amendment;
“Merger Agreement Amendment” means Amendment No. 1 to the Merger Agreement, dated as of October 15, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders’ Representative and, solely for the purposes specified therein, the Blocker Sellers;
“Merger Sub” means DFB Merger Sub LLC, a wholly-owned subsidiary of DFB prior to the Closing, which merged with and into AdaptHealth Holdings at the Closing;
“Non-Blocker AdaptHealth Members” means the owners of AdaptHealth Units immediately prior to the Closing, other than the Blocker Companies;
“OEP Investment” means the investment whereby the OEP Purchaser has agreed, subject to the terms and conditions in the OEP Investment Agreement, to purchase in a private placement up to $190 million in the aggregate of shares of Class A Common Stock and shares of Series A Preferred Stock;
“OEP Investment Agreement” means the investment agreement, dated as of May 25, 2020, by and among the Company, OEP AHCO Investment Holdings, LLC and, solely for purposes of Section 3.10 thereof, One Equity Partners VII, L.P.;
“OEP Purchaser” means OEP AHCO Investment Holdings, LLC, a Delaware limited liability company;
“Put/Call Agreement” means the Put/Call Option and Consent Agreement, dated as of May 25, 2020, by and among the Company, AdaptHealth Holdings, BlueMountain Foinaven Master Fund L.P., BMSB L.P., BlueMountain Fursan Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P.;
“RAB Ventures” means RAB Ventures (DFB) LLC;
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto, as amended on June 24, 2020;
“Series A Preferred Stock” means the new series of preferred stock of the Company to be designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share;

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“Series B-1 Preferred Stock” means the new series of preferred stock of the Company designated as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share;
“Series B-2 Preferred Stock” means the new series of preferred stock of the Company to be designated as “Series B-2 Convertible Preferred Stock,” par value $0.0001 per share;
“Solara” means Solara Holdings, LLC, a Delaware limited liability company;
“Solara Acquisition” means the acquisition pursuant to which Solara Blocker Seller agreed to sell to the Company, and the Company agreed to purchase from Solara Blocker Seller, all of the issued and outstanding equity interests in Solara Blocker, and Eleanor Merger Sub agreed to be merged with and into Solara, resulting in each of Solara Blocker and Solara becoming wholly owned subsidiaries of the Company;
“Solara Blocker” means LCP Solara Blocker Corp., a Delaware corporation;
“Solara Blocker Seller” means LCP Solara Blocker Seller, LLC, a Delaware limited liability company, in its capacity as Solara Blocker Seller and as the representative;
“Solara Purchase Agreement” Stock Purchase Agreement and Plan of Merger, dated May 25, 2020, by and among AdaptHealth Corp., AdaptHealth LLC, Eleanor Merger Sub, LLC, Solara Holdings, LLC and LCP Solara Blocker, LLC, in its capacity as Solara Blocker Seller and the representative;
“Sponsor” means Deerfield/RAB Ventures LLC;
“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units; and
“Warrants” means, collectively, the warrants that were issued in our IPO pursuant to the registration statement declared effective on February 15, 2018 (the “public warrants”) and the warrants initially issued to our Sponsor in a private placement that occurred simultaneously with our IPO (the “private placement warrants”), which private placement warrants have been distributed from the Sponsor to its members.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our Company
Business Overview
We are a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. We focus primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (“OSA”), (ii) home medical equipment (“HME”) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. We service beneficiaries of Medicare, Medicaid and commercial insurance payors. As of March 31, 2020, we serviced over 1.6 million patients annually in all 50 states through our network of 220 locations in 38 states. Following the consummation of the Solara and ActivStyle acquisitions, we expect to service more than 1.7 million patients annually.
Business Strategy
Our strategy is to grow our revenue while expanding margins through targeted strategies for organic growth as well as opportunistic acquisitions that take advantage of our scalable, integrated technology platform.
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Drive Market Share Gains in the HME Market:   We plan to leverage our technological and clinical advantages as well as our relationships with key constituents across the HME supply chain to deepen our presence in the HME market. We have built a strong network of highly diversified referral relationships that we expect our sales force will continue to grow to help expand market penetration in certain geographies. Primary referral sources include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, with no one source accounting for greater than 2% of our revenue as of December 31, 2019. We believe that maintaining and broadening these relationships will drive organic growth. Our ability to provide many products across our contracted payors is particularly valuable, especially to providers and facilities that discharge patients with a variety of product needs and insurance coverages. While some of our HME competitors focus on certain specific product lines, we are able to offer a wide array of products to our customers. We believe that our strong referral relationships and our broad product portfolio will help drive market share growth.

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Grow through Acquisitions:   The HME industry is highly fragmented, with more than 6,000 unique suppliers. We believe that ongoing reimbursement changes will continue the consolidation trend in the HME industry that has accelerated in recent years. We believe that, in the current environment, companies with the ability to scale operations possess competitive advantages that can drive volume to their platforms. As one of a limited number of national HME companies, we plan to continue to evaluate acquisitions and execute upon attractive opportunities to help drive growth. Year to date, we have completed six acquisitions for aggregate consideration of $112.5 million (excluding amounts related to contingent consideration). Additionally, on May 25, 2020, we agreed to acquire Solara for $425 million and ActivStyle for $62 million, in each case subject to customary adjustments at closing. See “— Recent Developments.” The completed acquisitions, and assuming the consummation of the Solara and ActivStyle acquisitions, collectively generated revenues of approximately $490 million in 2019. For the year ended December 31, 2019, we completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which collectively generated revenues of approximately $110 million in 2019.

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Improve Profitability with Technology-Enabled Platform:   We plan to leverage our integrated technology system (based upon third-party applications and proprietary software products) to reduce costs and improve operational efficiency in our current business and the businesses we acquire. During 2019 and the first quarter of 2020, we have deployed our technology solutions with respect to 21 acquisitions and have worked to establish the ability to improve logistics performance and operating margins. We intend to continue to improve our technology platform to enhance our communications with referral sources and provide better patient service.

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Expand Product Portfolio:   In addition to our other growth initiatives, we also plan to augment our product portfolio to help drive growth. While we offer a suite of products to our referrers and patients, we have identified several key expansion opportunities, including products in the respiratory device, respiratory medicine, diabetes management, orthotic bracing and hospice HME markets. We believe that these products will deepen our portfolio and allow us to further address key clinical conditions which, in turn, are expected to help drive growth across our customer base. Our scale has helped us to be successful in the past when bidding on Medicare contracts.

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Utilize Value-Based Reimbursement Arrangements:   Our broad HME service offerings and technology-enabled infrastructure provide the opportunity to enter into value-based reimbursement arrangements with our payors and referrers (including large multi-specialty physician groups, hospital systems, and accountable care organizations) pursuant to which we provide certain HME services on a per-patient, per-month basis or share in reduction of HME service costs over baseline periods. Such arrangements are attractive to risk-bearing providers (such as capitated medical groups) and payors wishing to reduce administrative costs related to HME services.

Competitive Strengths
We believe that the following strengths will continue to enable us to provide high-quality products and services to our customers and to create value for stockholders:
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Differentiated Technology-Enabled Platform:   Over the last five years, we have developed an integrated technology system (based upon leading third-party applications and proprietary software products) which we believe provides a competitive advantage within the HME industry. Our integrated platform distinguishes itself from other industry participants by automating processes that can be complex, prone to mistakes and inefficient. We believe that our platform’s ease of use, improved compliance and automated, integrated workflow for delivery of care appeals to physicians and payors. Additionally, we believe our adoption of e-prescribing solutions enhances transparency and reduces clinical errors and delays. We believe such systems provide better patient service by reducing the time between an order’s receipt and the delivery of the products to the patient. We believe our model is scalable, supporting future organic growth while also allowing for timely on-boarding of acquisitions. We believe that this differentiated technology platform will help generate business from new clients, as other competitors either lack the resources to modernize their infrastructure or utilize systems which do not easily allow for changes from traditional, less automated models.

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National Scale and Operational Excellence:   We have relationships with national healthcare distribution companies to drop ship certain HME products directly to patients’ homes in one to two days. We believe that our scale makes us attractive to payors as we are able to service our patients across the nation. As of March 31, 2020, we have been able to build a network of more than 1,000 payors, including 10 national insurers. Our payor network allows our organization to provide in-network rates for most prospective patients, unlike many of our competitors. We believe that this, in turn, promotes access to our services among patients, providers and facilities, which helps to support and grow our business. We have a broad distribution network to leverage with respect to timely and efficient delivery of products. We have strategically located small depots across the country based upon equipment volume and drive times to support our delivery fleet and help enhance operational success.

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Experienced Management Team:   We are led by a proven management team with significant experience in the HME and healthcare services industries. The team has domain knowledge within the industry having been employed at various healthcare organizations throughout their careers.

Multiple members of the management team have also built independent HME companies and have the proven ability to scale a business within the HME industry. Additionally, several members of the management team have experience within their specific roles in both private and public company settings. Given the complexity of the highly regulated industry in which we operate, we believe that management’s experience is a meaningful differentiator relative to our competitors.
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Proven M&A Success:   Our integrated technology platform includes scalable and centralized front-end and back office processes that facilitate the effective onboarding of potential acquisitions and help achieve cost synergies. We have demonstrated our ability to execute upon acquisitions, deploying over $430 million in capital to complete 67 transactions from our founding through March 31, 2020. As we continue to grow we expect to deploy incrementally more capital and integrate substantially larger targets over time, which in turn we expect will be a source of continued growth for us. Year to date, we have completed six acquisitions for aggregate consideration of $112.5 million (excluding amounts related to contingent consideration). Additionally, on May 25, 2020, we agreed to acquire Solara for $425 million and ActivStyle for $62 million, in each case subject to customary adjustments at closing. See “— Recent Developments.” The completed acquisitions, and assuming the consummation of the Solara and ActivStyle acquisitions, collectively generated revenues of up to approximately $490 million in 2019. For the year ended December 31, 2019, we completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which collectively generated revenues of approximately $110 million in 2019.

Recent Developments
Solara Purchase Agreement
On May 25, 2020, the Company, AdaptHealth LLC, a Delaware limited liability company and an indirect subsidiary of the Company, Eleanor Merger Sub, Solara and Solara Blocker Seller, in its capacity as Solara Blocker Seller and as Representative (as defined in the Solara Purchase Agreement), entered into the Solara Purchase Agreement pursuant to which Solara Blocker Seller agreed to sell to the Company, and the Company agreed to purchase from Solara Blocker Seller, all of the issued and outstanding equity interests in Solara Blocker, and Eleanor Merger Sub agreed to be merged with and into Solara, resulting in each of Solara Blocker and Solara becoming subsidiaries of the Company, subject to the satisfaction or waiver of certain conditions as further discussed below. We believe Solara is one of the largest independent distributors of continuous glucose monitors (“CGM”) in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. Solara maintains extensive relationships with leading national manufacturers, managed healthcare plans and is a registered pharmacy in all 50 states.
The base purchase price for the Solara Acquisition is $425 million, consisting of a combination of cash and 3,906,250 shares of Class A Common Stock valued at $16 per share, payable at the closing, subject to customary adjustments to the cash portion of such payment for Solara’s cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount), and subject to approximately $10 million to be withheld in escrow to fund certain potential indemnification matters.
The consummation of the Solara Acquisition is subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Solara Purchase Agreement, the compliance by the parties with the covenants in the Solara Purchase Agreement, the absence of any legal order barring the Solara Acquisition and the termination or expiration of the waiting period under the Hart-Scott-Rodino Act. The parties also have customary termination rights, including the right of either party to terminate the Solara Purchase Agreement if the consummation of the Solara Acquisition has not occurred within 120 days after signing unless the failure of the Solara Acquisition to be consummated was substantially caused by such party; provided, however, Solara and Solara Blocker Seller may elect to extend this date for an additional 30 days. The Solara Acquisition is expected to close on or about July 1, 2020 subject to the satisfaction of the closing conditions.
The Company intends to fund the Solara Acquisition and the associated costs through a combination of incremental debt and newly-issued equity (each as described further below), as well as cash on hand or its current line of credit.

Debt Commitment Letter
In connection with the signing of the Solara Purchase Agreement, AdaptHealth LLC entered into the Debt Commitment Letter with Regions Bank, Regions Capital Markets, a division of Regions Bank, Citizens Bank, N.A., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets, LLC (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide an incremental secured term loan facility to AdaptHealth LLC in an aggregate principal amount of up to $240.6 million (the “Incremental Term Facility”). The Incremental Term Facility would be available to finance the Solara Acquisition and pay related fees and expenses.
The funding of the Incremental Term Facility is contingent on the satisfaction of customary conditions, including, among other things, the execution and delivery of definitive documentation in accordance with the terms sets forth in the Debt Commitment Letter and the consummation of the Solara Acquisition in accordance with the terms of the Solara Purchase Agreement.
OEP Investment Agreement
Pursuant to the OEP Investment Agreement with the OEP Purchaser, and, for limited purposes, One Equity Partners VII, L.P., a Delaware limited partnership, the OEP Purchaser has agreed, subject to the terms and conditions therein, to purchase in a private placement (the “OEP Investment”) up to $190 million in the aggregate of shares of Class A Common Stock and shares of a new series of preferred stock of the Company designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share (“Series A Preferred Stock”), which would be convertible into Class A Common Stock upon the obtaining of stockholder approval. Pursuant to the OEP Investment Agreement, the closing of the OEP Investment will occur immediately prior to the closing of the Solara Acquisition, subject to the expiration of the waiting period under the Hart-Scott-Rodino Act and certain other conditions.
Deerfield Agreements
On June 24, 2020, the Company entered into the Deerfield Exchange Agreement, pursuant to which, on the date thereof, Deerfield exchanged 15,810,547 shares of Class A Common Stock held by it for 158,105.47 shares of Series B-1 Preferred Stock, which is substantially equivalent to Class A Common Stock except that it has no voting rights (subject to limited exceptions), is subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock and has a liquidation preference of $0.0001 per share of Series B-1 Preferred Stock.
On June 24, 2020, we entered into the Deerfield Investment Agreement pursuant to which Deerfield Partners has agreed, subject to the terms and conditions therein, to purchase in a private placement (the “Deerfield Investment”) $35 million in the aggregate of Series B-2 Preferred Stock. After stockholder approval is obtained, the Company or Deerfield Partners may convert each share of Series B-2 Preferred Stock into 0.72727273 shares of Series B-1 Preferred Stock (subject to certain anti-dilution adjustments) at its election (and each share of Series B-1 Preferred Stock is further convertible into 100 shares of Class A Common Stock, subject to a beneficial ownership limitation of 4.9% of the Company's outstanding Class A Common Stock, and certain anti-dilution adjustments). The Series B-2 Preferred Stock will be non-voting. Pursuant to the Deerfield Investment Agreement, the closing of the Deerfield Investment will occur immediately prior to the closing of the Solara Acquisition, subject to certain customary conditions.
Put/Call Option and Consent Agreement
On May 25, 2020, the Company and AdaptHealth Holdings entered into the Put/Call Agreement with certain of the BlueMountain Entities (collectively, the “Option Parties”). Pursuant to the Put/Call Agreement, during the period from the closing of the Solara Acquisition until October 31, 2020 (the “Option Period”), the Option Parties may require the Company to purchase up to 1,898,967 shares of Class A Common Stock and/or Consideration Units at a price per share equal to the greater of (x) $14.50 and (y) 85% of the 30-day volume-weighted average price per share of the Class A Common Stock on the date the exercise notice is delivered. During the Option Period, the Company may also require the Option Parties to sell up to 1,898,967 shares of Class A Common Stock and/or Consideration Units, to the Company at a price per share of Class A Common Stock or per Consideration Unit of $15.76.

ActivStyle Acquisition
On May 8, 2020, the Company entered into a definitive agreement to acquire ActivStyle, a leading direct-to-consumer supply company that provides incontinence and urology products to patients throughout the United States, for a purchase price of $62 million in cash, subject to customary adjustments and approximately $6.2 million to be withheld in escrow to fund certain potential indemnification matters. The ActivStyle acquisition is expected to close on or about July 1, 2020 subject to the satisfaction of the closing conditions.
The Company intends to fund the acquisition of ActivStyle and the associated costs through the incremental debt and newly-issued equity described above, as well as cash on hand or its current line of credit.
This offering is not conditioned upon the closing of any of the foregoing transactions, and none of the foregoing transactions is conditioned upon the closing of this offering.
Impact of the COVID-19 Pandemic
AdaptHealth’s priorities during the COVID-19 pandemic are protecting the health and safety of its employees (including patient-facing employees providing respiratory and other services), maximizing the availability of its services and products to support patient health needs, and the operational and financial stability of its business.
In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, AdaptHealth activated certain business interruption protocols, including acquisition and distribution of personal protective equipment (PPE) to its patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of its workforce to “work-from-home” status. AdaptHealth also increased its cash liquidity by, among other things, seeking recoupable advance payments of approximately $47 million made available by the Centers for Medicare and Medicaid Services (“CMS”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) legislation, which was received in April 2020. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The Department of Health and Human Services (“HHS”) has indicated that CARES Act provider relief fund are subject to ongoing reporting and changes to the terms and conditions. To the extent that reporting requirements and terms and conditions are modified, it may affect AdaptHealth’s ability to comply and may require the return of funds. Furthermore, HHS has indicated that it will be closely monitoring and, along with the Office of Inspector General (“OIG”), auditing providers to ensure that recipients comply with the terms and conditions of relief programs and to prevent fraud and abuse. All providers will be subject to civil and criminal penalties for any deliberate omissions, misrepresentations or falsifications of any information given to HHS. As the result of these actions, and the lack of disruption to date of its vendors’ ability to supply product despite the COVID-19 pandemic, AdaptHealth has been able to substantially maintain its operations.
While the impact of the COVID-19 pandemic, the National Emergency Declaration and the various state and local government imposed stay-at-home restrictions did not have a material impact on AdaptHealth’s consolidated operating results for the three months ended March 31, 2020, AdaptHealth has begun to experience declines in net revenues in certain services associated with elective medical procedures (such as commencement of new CPAP services and medical equipment and orthopedic supply related to facility discharges) and such declines may continue during the duration of the COVID-19 pandemic. In response to these declines, as well as certain over staffing related to recent acquisitions, AdaptHealth conducted a workforce assessment and implemented a reduction in force in April 2020 resulting in the elimination of approximately 6% of its workforce. In connection with the workforce reductions, AdaptHealth will incur a one-time charge for severance and related expenses estimated to be approximately $1.6 million.
Offsetting these declines in net revenue, AdaptHealth is experiencing an increase in net revenue related to increased demand for certain respiratory products (such as oxygen), increased sales in its resupply businesses (primarily as a result of the increased ability to contact patients at home as a result of state and local government imposed stay-at-home orders) and the one-time sale of certain respiratory equipment

(primarily ventilators, bi-level PAP devices and oxygen concentrators) to hospitals and local health agencies. Additionally, suspension of Medicare sequestration through December 31, 2020 (resulting in a 2% increase in Medicare payments to all providers), and recent regulatory guidance from CMS expanding telemedicine and reducing documentation requirements during the emergency period, are expected to result in increased net revenues for certain products and services.
The full extent of the impact of the COVID-19 pandemic on AdaptHealth’s business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict. For additional information on risk factors that could impact AdaptHealth’s results, please refer to “Risk Factors” in this prospectus.
Company History
We were originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. Until the consummation of the Business Combination, our shares of common stock, public warrants and units, consisting of one share of common stock and one-third of one redeemable warrant, were traded on Nasdaq under the symbols “DFB,” “DFBW” and “DFBU,” respectively.
On November 8, 2019, we completed our initial business combination with AdaptHealth Holdings. As part of the Business Combination, we changed our name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.
Corporate Organization
Following the Closing of the Business Combination, the Company was organized in an “Up-C” structure, meaning that substantially all of the Company’s assets and operations are held and conducted by AdaptHealth Holdings and its subsidiaries, including AdaptHealth. The Company’s only assets are AdaptHealth Units, representing a majority economic and voting interest in AdaptHealth Holdings, for which it is the sole manager. The AdaptHealth Units not owned by the Company are owned by Non-Blocker AdaptHealth Members. The shares of Class B Common Stock generally vote together with the shares of Class A Common Stock on matters submitted to a vote of our stockholders but represent a non-economic interest in the Company, such that one AdaptHealth Unit and one share of Class B Common Stock, together, represent an economic and voting interest that is equivalent to one share of Class A Common Stock. The parties agreed to structure the Business Combination in this manner for tax and other business purposes. Investors in this offering will hold shares of Class A Common Stock.

The following diagram represents our simplified ownership structure immediately following this offering and the transactions related thereto (assuming the underwriters’ option is not exercised):
This diagram does not reflect the (i) the purchase by the OEP Purchaser of Class A Common Stock and Series A Preferred Stock pursuant to the OEP Investment Agreement or (ii) the purchase by Deerfield Partners of Series B-2 Preferred Stock pursuant to the Deerfield Investment Agreement.
Our Emerging Growth Company Status
As a company with less than $1.07 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are eligible for certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements.
We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. For instance, we may exceed $1.07 billion in revenue for the year ended December 31, 2020 as a result of the acquisitions of Solara, ActivStyle and other potential acquisitions, meaning we would no longer be an emerging growth company as of December 31, 2020.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard.
Our Smaller Reporting Company Status
We are also currently a “smaller reporting company,” meaning that as of the last business day of our most recent second fiscal quarter, we had a public float of less than $250 million or annual revenues of less than $100 million. In the event that we are still considered a “smaller reporting company” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.
Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.
Additional Information
Our principal executive office is located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, and our telephone number is (610) 630-6357. Our website is https://www.adapthealth.com. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus, and you should not rely on our website or such information in making a decision to invest in our Class A Common Stock.

The Offering
Shares Offered
8,000,000 shares of Class A Common Stock.
Option to Purchase Additional Shares
The underwriters have a 30-day option to purchase up to an additional 1,200,000 shares of our Class A Common Stock.
Shares of Common Stock Outstanding Immediately After this Offering
38,663,126 shares of Class A Common Stock (or 39,863,126 shares of Class A Common Stock if the underwriters exercise their option to purchase additional shares in full) and 28,508,750 shares of Class B Common Stock.
Shares of Common Stock Outstanding Following the Consummation of the Solara Acquisition and Financing Transactions
56,387,558 shares of Class A Common Stock (or 57,587,558 shares of Class A Common Stock if the underwriters exercise their option to purchase additional shares in full), in each case assuming the conversion of 39,706 shares of Series A Preferred Stock issued to the OEP Purchaser (following receipt of shareholder approval therefor), and 28,508,750 shares of Class B Common Stock.
Use of Proceeds
We expect that the net proceeds from this offering will be approximately $115.2 million (or $132.6 million if the underwriters exercise their option to purchase additional shares in full). We expect to use the net proceeds from this offering for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital. See the section titled “Use of Proceeds.”
Risk Factors
See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock.
Trading Market and Ticker Symbol
Our Class A Common Stock is listed on Nasdaq under the symbol “AHCO.”
The number of issued and outstanding shares is based on 30,663,126 shares of Class A Common Stock and 28,508,750 shares of Class B Common Stock outstanding as of June 26, 2020 and does not include (i) the 2,905,179 shares of Class A Common Stock available for future issuance as of June 26, 2020 under the AdaptHealth Corp. 2019 Stock Incentive Plan, (ii) the 7,946,237 shares of Class A Common Stock issuable upon the exercise of the public warrants or the private placement warrants as of June 26, 2020 or (iii) the 15,810,547 shares of Class A Common Stock issuable upon the conversion of the 158,105.47 shares of Series B-1 Preferred Stock as of June 26, 2020 at the current conversion rate.
Unless we specifically state otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares. Unless we specifically state otherwise, this prospectus also does not give effect to (i) the issuance of 3,906,250 shares of Class A Common Stock pursuant to the Solara Purchase Agreement in connection with the Solara Acquisition, (ii) the exercise of the put or call option by the Company or the BlueMountain Entities pursuant to the Put/Call Agreement, (iii) the issuance of 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock to the OEP Purchaser pursuant to the OEP Investment Agreement and (iv) the issuance of 35,000 shares of Series B-2 Preferred Stock to Deerfield Partners pursuant to the Deerfield Investment Agreement. See “Prospectus Summary — Recent Developments.”
For additional information concerning the offering, see the section titled “Underwriting.”

Summary Financial Data
The following tables show summary historical consolidated financial information for the periods and as of the dates indicated. The summary historical consolidated financial information as of and for the three months ended March 31, 2020 and 2019 was derived from the unaudited historical consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements not included in this prospectus.
Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. Historical results are not necessarily indicative of future operating results. The summary historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
	(unaudited)		(audited)
Consolidated Statement of Operations Data:
Total net revenue	$191,439	$119,498	$529,644	$345,278	$192,559	$174,316
Operating income	$9,311	$5,348	$29,697	$31,091	$16,088	$2,323
Net (loss) income attributable to AdaptHealth Corp.	$(158)	$(5,800)	$(14,996)	$23,260	$9,687	$(4,183)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$24,380	$16,232	$60,418	$68,427	$45,931	$29,935
Net cash used in investing activities	$(111,330)	$(26,179)	$(84,870)	$(96,284)	$(15,077)	$(2,676)
Net cash provided by (used in) financing activities	$58,235	$(369)	$76,144	$48,769	$(30,263)	$(27,580)
(in thousands)	March 31, 2020	December 31,
		2019	2018	2017
	(unaudited)	(audited)
Balance Sheet Data:
Total assets	$661,839	$546,122	$368,957	$111,984
Total long-term debt, including current portion	$466,169	$396,833	$134,185	$20,312
Total stockholders’ equity (deficit) / members’ equity (deficit).	$(29,447)	$(29,248)	$102,769	$(637)

The following table sets forth EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
	(unaudited)
EBITDA	$26,051	$18,198	$90,142	$77,569	$43,580	$28,886
Adjusted EBITDA	$30,460	$28,216	$123,021	$84,447	$45,035	$33,104
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973	$75,600	$45,083	$19,186	$7,625
The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
	(unaudited)
Net (loss) income attributable to AdaptHealth Corp.	$(158)	$(5,800)	$(14,996)	$23,260	$9,687	$(4,183)
Income attributable to noncontrolling interest	424	348	2,111	1,077	580	563
Interest expense excluding change in fair value of interest rate swaps.	7,938	3,558	27,878	8,000	5,041	5,761
Interest expense (income) – change in fair value of interest rate swaps	—	2,702	11,426	(547)	—	—
Income tax expense (benefit)	1,107	2,418	1,156	(2,098)	249	(208)
Depreciation	16,740	14,972	62,567	47,877	27,816	26,563
Loss from discontinued operations, net of tax	—	—	—	—	207	390
EBITDA	26,051	18,198	90,142	77,569	43,580	28,886
Loss on extinguishment of debt, net(a)	—	2,121	2,121	1,399	324	—
Equity-based compensation expense(b)	2,223	5,223	11,070	884	49	49
Transaction costs(c)	2,858	2,516	15,984	2,514	—	—
Severance(d)	419	141	2,301	1,920	826	430
Other non-recurring (income) expense(e)	(1,091)	17	1,403	161	256	3,739
Adjusted EBITDA	30,460	28,216	123,021	84,447	45,035	33,104
Less: Patient equipment capex(f)	(12,967)	(11,243)	(47,421)	(39,364)	(25,849)	(25,479)
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973	$75,600	$45,083	$19,186	$7,625

(a)
Represents write offs of deferred financing costs in 2019 and 2018 and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment in 2018.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards incurred in 2019.

(c)
Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
The 2020 period includes a $2.0 million reduction in the fair value of an earnout liability, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement. The year ended December 31, 2019 includes a net $0.9 million increase in the fair value of earnout liabilities and $0.5 million of other non-recurring expenses.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

RISK FACTORS
Investing in our Class A Common Stock involves risks. Before you make a decision to buy our Class A Common Stock, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements” and the risks described below, you should carefully consider the specific risks set forth in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K (other than, in each case, information furnished rather than filed). If any of these risks actually occurs, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our Class A Common Stock could decline, and you could lose all or part of your investment.
Additionally, the risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.
Risks Related to Our Business and Industry
The recent coronavirus (COVID-19) pandemic and the global attempt to contain it may harm our business, results of operations and ability to execute on our business plan.
The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee, customer and supplier concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which impacts their productivity. While many of our operations can be performed remotely, there is no guarantee that we will be as effective while working remotely because our team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or family who become sick), and employees may become sick themselves and be unable to work. Our suppliers and vendors have similarly had their operations altered. To the extent the resulting economic disruption is severe, we could see some vendors go out of business, resulting in supply constraints and increased costs or delays in meeting the needs of our patients.
The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous other evolving factors that we may not be able to accurately predict, including:
•
the duration and scope of the pandemic;

•
governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic;

•
the availability and cost to access the capital markets;

•
our ability to pursue, diligence, finance and integrate acquisitions;

•
our ability to comply with financial and operating covenants in our debt and operating lease agreements;

•
potential for goodwill impairment charges;

•
our ability to comply with the requirements necessary to retain the CARES Act provider relief funds we received;

•
the effect on our patients, physician and facility referral sources and demand for and ability to pay for medical services;

•
disruptions or restrictions on our employees’ ability to travel and to work, including as a result of their health and wellbeing;

•
availability of third-party providers to whom we outsource portions of our internal business functions, including billing and administrative functions relating to revenue cycle management; and

•
increased cybersecurity risks as a result of remote working conditions.

During the COVID-19 crisis, we may not be able to provide the same level of service and products that our patients, physicians and facility referral sources are used to, which could negatively impact their perception of our products or services. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations.
We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.
The potential effects of COVID-19 could also heighten the risks disclosed in many of our risk factors described below, including as a result of, but not limited to, the factors described above. Because the COVID-19 situation is unprecedented and continuously evolving, the other potential impacts to our risk factors that are further described below are uncertain.
AdaptHealth’s revenue could be impacted by federal and state changes to reimbursement and other Medicaid and Medicare policies.
AdaptHealth derived approximately 32% of its revenue for the year ended December 31, 2019 and 27% of its revenue for the three months ended March 31, 2020 from Medicare and various state-based Medicaid programs. These programs are subject to statutory and regulatory changes affecting overall spending, base rates or basis of payment, retroactive rate adjustments, annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for rehabilitation therapy services rendered to Medicare beneficiaries, administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates and frequency at which these programs reimburse AdaptHealth. For example, the Medicaid Integrity Program is increasing the scrutiny placed on Medicaid payments and could result in recoupments of alleged overpayments. Healthcare providers, suppliers, and payors are facing increasing pressure to reduce healthcare costs, and recent budget proposals and legislation at both the federal and state levels have called for cuts in Medicare and Medicaid reimbursement rates. Enactment and implementation of measures to reduce or delay reimbursement or overall Medicare or Medicaid spending could result in substantial reductions in AdaptHealth’s revenue and profitability. Payors may disallow AdaptHealth’s requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable because either adequate or additional documentation was not provided or because certain services were not covered or considered medically necessary. Revenue from third-party payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits. AdaptHealth may also be subject to pre-payment review of certain service lines or equipment segments as a result of negative audit findings or other third-party payor determinations, which can result in significant delays in claims processing and could materially impact its revenue.
As a result of the Public Health Emergency Declaration, National Emergency Declaration, and pursuant to the provisions of the CARES Act, among other things, CMS has issued regulatory guidance indicating enforcement discretion and flexibility regarding the provisions of items and services by Durable Medical Equipment, Prosthetics, Orthotics, & Supplies (“DMEPOS”) suppliers like AdaptHealth. These provisions have been announced through blanket waivers under Section 1135 of the Social Security Act, two Interim Final Rules with Requests for Comment on April 6, 2020 and May 8, 2020, respectively, and through numerous forms of subregulatory guidance. These provisions include modifications of various requirements under CMS regulations and Medicare and Medicaid program rules that aim to expand the capacity of healthcare providers and suppliers to deliver healthcare services while minimizing the risk of viral exposure. However, many of the provisions regarding documentation, coverage and flexibilities remain subject to further guidance and interpretation by CMS and Medicare Administrative Contractors (“MACs”), among others. Due to the speed with which this guidance was issued, neither CMS nor the MACs have fully addressed the impact of this guidance on medical review of claims or audits. CMS and MACs continue to update guidance regarding coverage criteria, documentation requirements, and in-person encounter requirements for Durable Medical Equipment (“DME”) through their websites and other media. CMS’s changes include the exercise of enforcement discretion with respect to the clinical conditions and face-to-face encounter requirements required under certain national and local coverage determinations applicable to certain items and supplies AdaptHealth offers. However, because these waivers and flexibilities may not fully describe the precise scope of the waiver or enforcement discretion, CMS, MACs and other Medicare or Medicaid auditors may challenge documentation for individual claims in pre-payment or post-payment audits. Further, the CMS or MACs may continue to modify or clarify this guidance during the COVID-19 pandemic in a way that affects AdaptHealth’s operations or cash flows. Because the guidance issued changes frequently, AdaptHealth may be required to modify its compliance process and operations to remain in compliance with such guidance.
The CARES Act also provides for a temporary suspension of reduced rates for items and services provided by AdaptHealth. Under existing regulations, CMS applies a blended payment rate for DME furnished in rural or noncontiguous non-competitive bidding areas. Pursuant to provisions of the CARES Act, through December 31, 2020 or the end of the public health emergency, whichever occurs later, that blended rate will be based on 50% of the adjusted fee schedule amount (adjusted based on competitively bid prices) and 50% of the unadjusted DMEPOS fee schedule amount. Under prior law, DME furnished in non-rural or contiguous areas would not have been eligible for this blended rate, and instead many DMEPOS suppliers would likely have experienced reduced payments reflecting competitively bid prices. The CARES Act introduces a new blended rate for DME furnished in non-rural or contiguous non-competitive bidding areas that is based on 75% of the adjusted fee schedule amount and 25% of the unadjusted fee schedule amount. For non-rural or contiguous non-competitive bidding areas, the blended rate will revert to 100% of the Medicare fee schedule at the end of the public health emergency, if the emergency ends before December 31, 2020. While these rate changes may provide temporary financial relief to AdaptHealth, this policy is only in effect temporarily.
The CARES Act temporarily suspends the 2% payment adjustment currently applied to all Medicare fee-for-service claims due to sequestration. The suspension is effective for claims with dates of service from May 1, 2020 through December 31, 2020. However, CMS and MACs may issue guidance or interpret the law in a manner that limits the scope of this provision in the CARES Act, which may adversely affect AdaptHealth. Additionally, the impact of the temporary suspension of sequestration for Medicare Advantage may depend on specific AdaptHealth individual contracts with Medicare Advantage Organizations.
AdaptHealth’s business may be adversely impacted by healthcare reform efforts, including repeal of or significant modifications to the ACA.
In recent years, the U.S. Congress and certain state legislatures have considered and passed a number of laws that are intended to result in significant changes to the healthcare industry. However, there is significant uncertainty regarding the future of the Patient Protection and Affordable Care Act (“ACA”), the most prominent of these reform efforts. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, effective January 1, 2019, among other things, removed penalties for not complying with ACA’s individual mandate to carry health insurance. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals upheld the lower court’s finding that the individual mandate is unconstitutional and remanded the case back to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when and how the Supreme Court will rule. These and other efforts to challenge, repeal or replace the ACA may result in reduced funding for state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth’s revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.
AdaptHealth is affected by continuing efforts by private third-party payors to control their costs. If AdaptHealth agrees to lower its reimbursement rates due to pricing pressures from private third-party payors, AdaptHealth’s financial condition and results of operations would likely deteriorate.
AdaptHealth derived approximately 57% of its revenue for the year ended December 31, 2019 and approximately 60% of its revenue for the three months ended March 31, 2020 from third-party private payors. Such payors continually seek to control the cost of providing healthcare services through direct contracts with healthcare providers, increased oversight and greater enrollment of patients in managed care programs and preferred provider organizations. These private payors are increasingly demanding discounted fee structures, including setting reimbursement rates based on Medicare fee schedules or requiring healthcare providers or suppliers to assume a greater degree of financial risk related to patient care. Reimbursement rates under private payor programs may not remain at current levels and may not be sufficient to cover the costs of caring for patients enrolled in such programs, and AdaptHealth may experience a deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by private third-party payors. AdaptHealth may be compelled to lower its prices due to increased pricing pressures, which could adversely impact AdaptHealth’s financial condition and results of operations.
Changes in governmental or private payor supply replenishment schedules could adversely affect AdaptHealth.
AdaptHealth generated approximately 42% of its revenue for the year ended December 31, 2019 and approximately 36% of its revenue for the three months ended March 31, 2020 through the sale of masks, tubing and other ancillary products related to patients utilizing CPAP devices. Medicare, Medicaid and private payors limit the number of times per year that patients may purchase such supplies. To the extent that any governmental or private payor revises their resupply guidelines to reduce the number of times such supplies can be purchased, such reductions could adversely impact AdaptHealth’s revenue, financial condition and results of operations.
AdaptHealth generates a significant portion of its revenue from the provision of sleep therapy equipment and supplies to patients, and AdaptHealth’s success is therefore highly dependent its ability to furnish these items.
Approximately 58% of AdaptHealth’s revenue for the year ended December 31, 2019 and approximately 48% of AdaptHealth’s revenue for the three months ended March 31, 2020 was generated from the provision of sleep therapy equipment and supplies to patients. AdaptHealth’s ability to execute its growth strategy therefore depends upon the adoption by patients, physicians and sleep centers, among others, of AdaptHealth’s sleep therapy equipment and supplies to treat their patients suffering from OSA. There can be no assurance that AdaptHealth will continue to maintain broad acceptance among physicians and patients. Any failure by AdaptHealth to satisfy physician or patient demand or to maintain meaningful market acceptance will harm its business and future prospects.
AdaptHealth may be adversely affected by consolidation among health insurers and other industry participants.
In recent years, a number of health insurers have merged or increased efforts to consolidate with other non-governmental payors. Insurers are also increasingly pursuing alignment initiatives with healthcare providers. Consolidation within the health insurance industry may result in insurers having increased negotiating leverage and competitive advantages, such as greater access to performance and pricing data. AdaptHealth’s ability to negotiate prices and favorable terms with health insurers in certain markets could be affected negatively as a result of this consolidation. In addition, the shift toward value-based payment models could be accelerated if larger insurers, including those engaging in consolidation activities, find these models to be financially beneficial. There can be no assurance that AdaptHealth will be able to negotiate favorable terms with payors and otherwise respond effectively to the impact of increased consolidation in the payor industry or vertical integration efforts.
AdaptHealth’s payor contracts are subject to renegotiation or termination, which could result in a decrease in AdaptHealth’s revenue or profits.
The majority of AdaptHealth’s payor contracts are subject to unilateral termination by either party on between 30 and 90 days’ prior written notice. Such contracts are routinely amended (sometimes by unilateral action by payors regarding payment policy), renegotiated, subjected to a bidding process with AdaptHealth’s competitors, or terminated altogether. Sometimes in the renegotiation process, certain lines of business may not be renewed or a payor may enlarge its provider network or otherwise change the way it conducts its business in a way that adversely impacts AdaptHealth’s revenue. In other cases, a payor may reduce its provider network in exchange for lower payment rates. AdaptHealth’s revenue from a payor may also be adversely affected if the payor alters its utilization management expectations and/or administrative procedures for payments and audits, changes its order of preference among the providers to which it refers business or imposes a third-party administrator, network manager or other intermediary. Any reduction in AdaptHealth’s projected home respiratory therapy/home medical equipment revenues as a result of these or other factors could lead to a reduction in AdaptHealth’s revenues. There can be no assurance that AdaptHealth’s payor contracts will not be terminated or altered in ways that are unfavorable to AdaptHealth as a result of renegotiation or such administrative changes. Payors may decide to refer business to their owned provider subsidiaries, such as specialty pharmaceuticals and/or HME networks owned by such payors or by third-party management companies. These activities could materially reduce AdaptHealth’s revenue from these payors.
If AdaptHealth fails to manage the complex and lengthy reimbursement process, its revenue, financial condition and results of operations could suffer.
Because AdaptHealth depends upon reimbursement from Medicare, Medicaid and third-party payors for a significant majority of its revenues, AdaptHealth’s revenue, financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, AdaptHealth may be required to obtain certain payor-specific documentation from physicians and other healthcare providers before submitting claims for reimbursement. Certain payors have filing deadlines and will not pay claims submitted after such deadlines. AdaptHealth cannot ensure that it will be able to effectively manage the reimbursement process and collect payments for its equipment and services promptly.
If CMS requires prior authorization or implements changes in documentation necessary for AdaptHealth’s products, AdaptHealth’s revenue, financial condition and results of operations could be negatively impacted.
CMS has established and maintains a Master List of Items Frequently Subject to Unnecessary Utilization of certain DMEPOS items identified as being subject to unnecessary utilization. This list identifies items that CMS has determined could potentially be subject to Prior Authorization as a condition of Medicare payment. Since 2012, CMS has also maintained a list of categories of DMEPOS items that require face-to-face encounters with practitioners and written orders before the DMEPOS supplier may furnish the items to beneficiaries. In a final rule issued in 2019, CMS combined and harmonized the two lists to create a single unified list (the “Master List”). CMS also reduced the financial threshold for inclusion on the Master List. With certain exceptions for reductions in Payment Threshold, items remain on the Master List for ten years from the date the item was added to the Master List. The presence of an item on the Master List does not automatically mean that prior authorization is required. Under the 2019 final rule, CMS selects items from the Master List for inclusion on the “Required Prior Authorization List.” The expanded Master List would increase the number of DMEPOS items potentially eligible to be selected for prior authorization, face-to-face encounter and written order prior to delivery requirements as a condition of payment. CMS has added certain items that are part of AdaptHealth’s product lines to the Master List and CMS may include the Company’s products on the Required Prior Authorization List. If CMS adds additional products to the Master List, expands the list of items subject to prior authorization, or expands face-to-face encounter requirements or provisions requiring a written order prior to deliver, these changes may adversely impact AdaptHealth’s revenue, financial condition and results from operations.
Reimbursement claims are subject to audits by various governmental and private payor entities from time to time and such audits may negatively affect AdaptHealth’s revenue, financial condition and results of operations.
AdaptHealth receives a substantial portion of its revenues from the Medicare program. Medicare reimbursement claims made by healthcare providers, including HME providers, are subject to audit from time to time by governmental payors and their agents, such as MACs that, among other things, process and pay Medicare claims, auditors contracted by CMS, and insurance carriers, as well as the Office of Inspector General of the Department of Health and Human Services (the “OIG-HHS”), CMS and state Medicaid programs. These include specific requirements imposed by the Durable Medical Equipment Medicare Administrative Contractor (“DME MAC”) Supplier Manuals, Medicare DMEPOS enrollment requirements and Medicare DMEPOS Supplier Standards. To ensure compliance with Medicare, Medicaid and other regulations, government agencies or their contractors, including MACs, Recovery Audit Contractors (‘‘RACs’’), Unified Program Integrity Contractors (‘‘UPICs’’) and Zone Program Integrity Contractors ("ZPICs"), often conduct audits and request customer records and other documents to support our claims submitted for payment of services rendered and compliance with government program claim submission requirements. Some contractors are paid a percentage of the overpayments recovered. Negative audit findings or allegations of fraud or abuse may subject AdaptHealth or its individual subsidiaries to liability, such as overpayment liability, refunds or recoupments of previously paid claims, payment suspension, or the revocation of billing or payment privileges in governmental healthcare programs. If CMS or a state Medicaid agency determines that certain actions of the Company or an affiliated subsidiary present an undue risk of fraud, waste, or abuse, they may suspend the billing or payment privileges of the entity, deny the entity’s enrollment or revalidation for Medicare or Medicaid participation, and potentially deny the re-enrollments of other commonly owned entities. Such actions, if imposed on the Company or its subsidiaries, could materially and adversely impact the Company’s revenue, financial condition and results of operations.
In many instances, there are only limited publicly-available guidelines and methodologies for determining errors with certain audits. As a result, there can be a significant lack of clarity regarding required documentation and audit methodology. The clarity and completeness of each patient medical file, some of which is the work product of physicians not employed by AdaptHealth, is essential to successfully challenging any payment denials. For example, certain provisions under CMS guidance manuals, local coverage determinations, and the DME MAC Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and other government contractors have taken the position, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. If treating physicians do not adequately document, among other things, their diagnoses and plans of care, the risks that the Company will be subject to audits and payment denials are likely to increase. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates could lead to further audit activity and regulatory burdens, and could result in AdaptHealth making significant refunds and other payments to Medicare and other government programs. Accordingly, AdaptHealth’s future revenues and cash flows from government healthcare programs may be reduced. Private payors also may conduct audits and may take legal action to recover alleged overpayments. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations. AdaptHealth cannot currently predict the adverse impact these measures might have on its financial condition and results of operations, but such impact could be material.
Moreover, provisions of the ACA implemented by CMS require that overpayments be reported and returned within 60 days of the date on which the overpayment is “identified.” Any overpayment retained after this deadline may be considered an “obligation” for purposes of the False Claims Act (as described more fully elsewhere in this prospectus), liability for which can result in the imposition of substantial fines and penalties. CMS currently requires a six-year “lookback period,” for reporting and returning overpayments.
On June 26, 2020, a subsidiary of AdaptHealth (acquired in November 2019) received a notice of suspension of Medicare payment privileges from the CMS UPIC for the western jurisdiction. The notice stated that the suspension was based upon a determination that such subsidiary, a single supplier entity, billed for services which were not rendered and/or were medically unnecessary, and improperly solicited beneficiaries. The Company plans to submit a rebuttal to this determination; however there can be no assurance that it will be successful in reinstating such payment privileges. The subsidiary will not be paid for items provided to Medicare beneficiaries until the suspension is lifted. The supplier entity represents less than two percent (2%) of the Company’s annual revenue. The Company does not believe that this suspension will have a material adverse effect on the Company.
AdaptHealth cannot currently predict the adverse impact, if any, that these audits, determinations, methodologies and interpretations might have on its financial condition and results of operations.

Significant reimbursement reductions and/or exclusion from markets or product lines could adversely affect AdaptHealth.
All Medicare DMEPOS Competitive Bidding Program contracts expired on December 31, 2018, and, as a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that CMS has stated will last until December 31, 2020.
On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas (“CBAs”) included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs into a single round of competition named “Round 2021.” Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. The bid window for the Round 2021 DMEPOS Competitive Bidding Program closed on September 18, 2019.
On April 10, 2020, CMS announced that due to the novel COVID-19 pandemic, it removed the non-invasive ventilators (“NIV”) product category from the Round 2021 DMEPOS Competitive Bidding Program. A NIV is a ventilator used with a non-invasive interface (e.g., mask) in contrast to an invasive interface (e.g., tracheostomy tube). By removing NIVs from Round 2021 of the DMEPOS Competitive Bidding Program, any Medicare-enrolled DMEPOS supplier can furnish any of the types of ventilators covered under the Medicare program. CMS announced it was removing NIVs from Round 2021 of the DMEPOS Competitive Bidding Program due to the novel COVID-19 pandemic, the President’s exercise of the Defense Production Act, public concern regarding access to ventilators, and the NIV product category being new to the DMEPOS Competitive Bidding Program.
For each CBA, providers will submit bids to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in AdaptHealth’s product lines are included on the list of products subject to Round 2021. For the year ended December 31, 2019 and three months ended March 31, 2020, AdaptHealth estimates that approximately $145.0 million and $37 million, respectively, of revenue was generated with respect to covered items in competitive bidding areas subject to Round 2021. The $145.0 million estimate excludes amounts generated in non-rural and rural non-bid areas, as well as products not currently part of the DMEPOS Competitive Bidding Program. As part of the competitive bidding process, single payment amounts (“SPAs”) replace the current Medicare durable medical equipment fee schedule payment amounts for selected items in certain areas of the country. The SPAs are determined by using bids submitted by DME suppliers. CMS will select winning bidders based upon the CMS-determined demand in each CBA, and the price assigned to the winning bidders shall be the price submitted by the final bidder accepted to meet such CBA’s volume demand. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract and only successful bidders can supply the covered items to Medicare beneficiaries in the respective acquisition area (there are, however, regulations in place that allow non-contracted suppliers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). Competitive bidding contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service, but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. AdaptHealth’s exclusion from certain markets or product lines could materially adversely affect its financial condition and results of operations.
The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists, as well as in areas that are not subject to the DMEPOS Competitive Bidding Program. The rates required to win future competitive bids could continue to depress reimbursement rates. AdaptHealth will continue to monitor developments regarding the DMEPOS Competitive Bidding Program. While AdaptHealth cannot predict the outcome of the DMEPOS Competitive Bidding Program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.
Failure by AdaptHealth to maintain controls and processes over billing and collections or the deterioration of the financial condition of AdaptHealth’s payors or disputes with third parties could have a significant negative impact on its financial condition and results of operations.
The collection of accounts receivable requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. There can be no assurance that AdaptHealth will be able to improve upon or maintain its current levels of collectability and days sales outstanding in future periods. Further, some of AdaptHealth’s payors and/or patients may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. If AdaptHealth is unable to properly bill and collect its accounts receivable, its financial condition and results of operations will be adversely affected. In addition, from time to time AdaptHealth is involved in disputes with various parties, including its payors and their intermediaries regarding their performance of various contractual or regulatory obligations. These disputes sometimes lead to legal and other proceedings and cause AdaptHealth to incur costs or experience delays in collections, increases in its accounts receivable or loss of revenue. In addition, in the event such disputes are not resolved in AdaptHealth’s favor or cause AdaptHealth to terminate its relationships with such parties, there may be an adverse impact on its financial condition and results of operations.
If AdaptHealth is unable to maintain or develop relationships with patient referral sources, its growth and profitability could be adversely affected.
AdaptHealth’s success depends in large part on referrals from acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities, hospice operators and other patient referral sources in the communities served by AdaptHealth. By law, referral sources cannot be contractually obligated to refer patients to any specific provider. In addition, AdaptHealth’s relationships with referral sources are subject to federal and state healthcare laws such as the federal Anti-Kickback Statute and the Stark Law to the extent these services provide a financial benefit to or relieve a financial burden for a potential referral source, or are subsequently found not to be for fair market value. See “Risk Factors — Risks Related to Our Business and Industry — AdaptHealth is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and AdaptHealth may become subject to such litigation. If AdaptHealth is unable to or has not fully complied with such laws, it could face substantial penalties.” However, there can be no assurance that other market participants will not attempt to steer patients to competing post-acute providers or otherwise limit AdaptHealth’s access to potential referrals. The establishment of joint ventures or networks between referral sources, such as acute care hospitals, and other post-acute providers may hinder patient referrals to AdaptHealth. AdaptHealth’s growth and profitability depend on its ability to establish and maintain close working relationships with patient referral sources and to increase awareness and acceptance of the benefits of inpatient rehabilitation, home health, and hospice care by its referral sources and their patients. There can be no assurance that AdaptHealth will be able to maintain its existing referral source relationships or that it will be able to develop and maintain new relationships in existing or new markets. AdaptHealth’s loss of, or failure to maintain, existing relationships or its failure to develop new relationships could adversely affect its ability to grow its business and operate profitably.
Failure by AdaptHealth to successfully design, modify and implement technology-based and other process changes to maximize productivity and ensure compliance could ultimately have a significant negative impact on AdaptHealth’s financial condition, reputation and results of operations.
AdaptHealth has identified a number of areas throughout its operations, including revenue cycle management and fulfilment logistics, where it intends to centralize and/or modify current processes or systems in order to attain a higher level of productivity or ensure compliance. Failure to achieve the cost savings or enhanced quality control expected from the successful design and implementation of such initiatives may adversely impact AdaptHealth’s financial condition and results of operations. Additionally, Medicare and Medicaid often change their documentation requirements with respect to claims submissions. The standards and rules for healthcare transactions, code sets and unique identifiers also continue to evolve, such as ICD 10 and HIPAA 5010 and other data security requirements. Moreover, government programs and/or commercial payors may have difficulties administering new standards and rules for healthcare transactions and this may adversely affect timelines of payment or payment error rates. The DMEPOS Competitive Bidding Program also imposes new reporting requirements on contracted providers. Failure by AdaptHealth to successfully design and implement system or process modifications could have a significant impact on its operations and financial condition. From time to time, AdaptHealth’s outsourced contractors for certain information systems functions, such as Brightree LLC and Parachute Health LLC (“Parachute Health”), may make operational, leadership or other changes that could impact AdaptHealth’s plans and cost-savings goals. The implementation of many of the new standards and rules will require AdaptHealth to make substantial investments. Further, the implementation of these system or process changes could have a disruptive effect on related transaction processing and operations. If AdaptHealth’s implementation efforts related to systems development are unsuccessful, AdaptHealth may need to write off amounts that it has capitalized related to systems development projects. Additionally, if systems development implementations do not occur, AdaptHealth may need to incur additional costs to support its existing systems.
AdaptHealth's business depends on its information systems, including software licensed from third parties, and any failure or significant disruptions of these systems, security breaches or loss of data could materially affect our business, results of operations and financial condition.
AdaptHealth’s business depends on the proper functioning and availability of its computer systems and networks. AdaptHealth relies on an external service provider to provide continual maintenance, upgrading and enhancement of AdaptHealth’s primary information systems used for its operational needs. AdaptHealth licenses third-party software that supports intake, personnel scheduling and other human resources functions, office clinical and centralized billing and receivables management in an integrated database, enabling AdaptHealth to standardize the care delivered across its network of locations and monitor its performance and consumer outcomes. AdaptHealth also uses a third-party software provider for its order processing and inventory management platform. To the extent that its third-party providers fail to support, maintain and upgrade such software or systems, or if AdaptHealth loses its licenses with third-party providers, the efficiency of AdaptHealth’s operations could be disrupted or reduced.
The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. As a result of the COVID-19 pandemic, AdaptHealth may face increased cybersecurity risks due to its reliance on internet technology and the number of its employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. AdaptHealth can provide no assurance that its current information technology systems, or those of the third parties upon which it relies, are fully protected against cybersecurity threats. It is possible that AdaptHealth or its third-party vendors may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. If AdaptHealth experiences a reduction in the performance, reliability, or availability of its information systems, its operations and ability to process transactions and produce timely and accurate reports could be adversely affected. If AdaptHealth experiences difficulties with the transition and integration of information systems or is unable to implement, maintain, or expand its systems properly, AdaptHealth could suffer from, among other things, operational disruptions, delays, cessation of service, regulatory problems, increases in administrative expenses and other harm to its business and competitive position.
There can be no assurance that AdaptHealth’s and its third-party software providers’ safety and security measures and disaster recovery plan will prevent damage, interruption or breach of its information systems and operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect, AdaptHealth may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications AdaptHealth develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of its information systems. Unauthorized parties may attempt to gain access to AdaptHealth’s systems or facilities, or those of third parties with whom AdaptHealth does business, through fraud or other forms of deceiving its employees or contractors. On occasion, AdaptHealth has acquired additional information systems through its business acquisitions. AdaptHealth has upgraded and expanded its information system capabilities and has committed significant resources to maintain, protect, enhance existing systems and develop new systems to keep pace with continuing changes in technology, evolving industry and regulatory standards, and changing customer preferences. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of AdaptHealth’s operations. A cyber security attack or other incident that bypasses AdaptHealth’s information systems security could cause a security breach which may lead to a material disruption to its information systems infrastructure or business and may involve a significant loss of business or patient health information. If a cyber security attack or other unauthorized attempt to access AdaptHealth’s systems or facilities were to be successful, it could result in the theft, destruction, loss, misappropriation or release of confidential information or intellectual property, and could cause operational or business delays that may materially impact AdaptHealth’s ability to provide various healthcare services.
For example, on June 28, 2019, Solara determined that an unauthorized third-party gained access to a limited number of employee Microsoft Office accounts beginning in April 2019, as a result of a phishing email campaign. Solara undertook a comprehensive review of the accounts to identify what personal information was stored within the accounts and to whom that information related. In connection with the incident, Solara notified potentially affected individuals and reported this incident to law enforcement and relevant state and federal regulators. Investigations by applicable regulators are ongoing, and Solara is defending a class action regarding the incident in federal court. At this time, we cannot predict the outcome of any such investigation or litigation, although responding to these matters or any unfavorable outcome in connection therewith could have an adverse impact on AdaptHealth’s financial condition and results of operations following consummation of the Solara Acquisition, assuming it occurs.
Any successful cyber security attack or other unauthorized attempt to access AdaptHealth’s or its acquisition targets’ systems or facilities also could result in negative publicity which could damage its reputation or brand with its patients, referral sources, payors or other third parties and could subject AdaptHealth to substantial penalties under HIPAA and other federal and state data protection laws, in addition to private litigation with those affected. Failure to maintain the security and functionality of AdaptHealth’s information systems and related software, or a failure to defend a cyber security attack or other attempt to gain unauthorized access to AdaptHealth’s or its acquisition targets’ systems, facilities or patient health information, could expose AdaptHealth to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in AdaptHealth’s operations, regulatory and other civil and criminal penalties, fines, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the Office of Inspector General or state attorneys general), private litigation with those affected by the data breach, loss of customers, disputes with payors and increased operating expense, which could adversely impact AdaptHealth’s financial condition and results of operations.
AdaptHealth experiences competition from numerous other home respiratory and mobility equipment providers, and this competition could adversely affect its revenues and its business.
The home respiratory and mobility equipment markets are highly competitive and include a large number of providers, some of which are national providers, but most of which are either regional or local providers, including hospital systems, physician specialists and sleep labs. The primary competitive factors are quality considerations such as responsiveness, access to payor contracts, the technical ability of the professional staff and the ability to provide comprehensive services. These markets are very fragmented. Some of AdaptHealth’s competitors may now or in the future have greater financial or marketing resources than AdaptHealth. In addition, in certain markets, competitors may have more effective sales and marketing activities. AdaptHealth’s largest national home respiratory/home medical equipment provider competitors include AeroCare Holdings, Inc., Apria Healthcare Group Inc., Lincare Holdings Inc. and Rotech Healthcare Inc. The rest of the homecare market in the United States consists of regional providers and product-specific providers, as well as numerous local organizations. Hospitals and health systems are routinely looking to provide coverage and better control of post-acute healthcare services, including homecare services of the types AdaptHealth provides. These trends may continue as new payment models evolve, including bundled payment models, shared savings programs, value-based purchasing and other payment systems.
There are relatively few barriers to entry in local home healthcare markets, and new entrants to the home respiratory/home medical equipment markets could have a material adverse effect on AdaptHealth’s business, results of operations and financial condition. A number of manufacturers of home respiratory equipment currently provide equipment directly to patients on a limited basis. Such manufacturers have the ability to provide their equipment at prices below those charged by AdaptHealth, and there can be no assurance that such direct-to-patient sales efforts will not increase in the future or that such manufacturers will not seek reimbursement contracts directly with AdaptHealth’s third-party payors, who could seek to provide equipment directly to patients from the manufacturer. In addition, pharmacy benefit managers, including CVS Health Corporation and the OptumRx business of UnitedHealth Group Incorporated, could enter the HME market and compete with AdaptHealth. Large technology companies, such as Amazon.com, Inc. and Alphabet Inc., have disrupted other supply businesses and have publicly stated an interest in entering the healthcare market. In the event such companies enter the HME market, AdaptHealth may experience a loss of referrals or revenue.
Changes in medical equipment technology and development of new treatments may cause AdaptHealth’s current equipment or services to become obsolete.
AdaptHealth evaluates changes in home medical equipment technology and treatments on an ongoing basis for purposes of determining the feasibility of replacing or supplementing items currently included in the patient service equipment inventory and services that AdaptHealth offers patients. AdaptHealth’s selection of medical equipment and services is formulated on the basis of a variety of factors, including overall quality, functional reliability, availability of supply, payor reimbursement policies, product features, labor costs associated with the technology, acquisition, repair and ownership costs and overall patient and referral source demand, as well as patient therapeutic and lifestyle benefits. Manufacturers continue to invest in research and development to introduce new products to the marketplace. It is possible that major changes in available technology, payor benefit or coverage policies related to those changes or the preferences of patients and referral sources may cause AdaptHealth’s current product offerings to become less competitive or obsolete, and it will be necessary to adapt to those changes. Unanticipated changes could cause AdaptHealth to incur increased capital expenditures and accelerated equipment write-offs, and could force AdaptHealth to alter its sales, operations and marketing strategies.
AdaptHealth’s operations involve the transport of compressed and liquid oxygen, which carries an inherent risk of rupture or other accidents with the potential to cause substantial loss.
AdaptHealth’s operations are subject to the many hazards inherent in the transportation of medical gas products and compressed and liquid oxygen, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of AdaptHealth’s related operations. If a significant accident or event occurs, it could adversely affect AdaptHealth’s business, financial position and results of operations. Additionally, corrective action plans, fines or other sanctions may be levied by government regulators who oversee transportation of hazardous materials such as compressed or liquid oxygen.
AdaptHealth provides a significant number of patients with oxygen-based therapy, and from time to time, AdaptHealth has operated medical gas facilities in several states subject to federal and state regulatory requirements. AdaptHealth’s medical gas facilities and operations are subject to extensive regulation by the Food and Drug Administration (“FDA”) and other federal and state authorities. The FDA regulates medical gases, including medical oxygen, pursuant to its authority under the federal Food, Drug and Cosmetic Act. Among other requirements, the FDA’s current Good Manufacturing Practice (“cGMP”) regulations impose certain quality control, documentation and recordkeeping requirements on the receipt, processing and distribution of medical gas. Further, in each such state, its medical gas facilities would be subject to regulation under state health and safety laws, which vary from state to state. The FDA and state authorities conduct periodic, unannounced inspections at medical gas facilities to assess compliance with the cGMP and other regulations, and AdaptHealth expends significant time, money and resources in an effort to achieve substantial compliance with the cGMP regulations and other federal and state law requirements at each of its medical gas facilities. AdaptHealth also complies with the FDA’s requirement for medical gas providers to register their sites with the agency. There can be no assurance, however, that these efforts will be successful and that AdaptHealth’s medical gas facilities will maintain compliance with federal and state law regulations. Failure by AdaptHealth to maintain regulatory compliance at its medical gas facilities could result in enforcement action, including warning letters, fines, product recalls or seizures, temporary or permanent injunctions, or suspensions in operations at one or more locations, and civil or criminal penalties which would materially harm its business, financial condition, results of operations, cash flow, capital resources and liquidity.

AdaptHealth is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and AdaptHealth may become subject to such litigation. If AdaptHealth is unable to or has not fully complied with such laws, it could face substantial penalties.
AdaptHealth’s operations are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal Stark Law and the federal False Claims Act. These laws may impact, among other things, AdaptHealth’s sales, marketing and education programs.
The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.
The federal Ethics in Patient Referrals Act of 1989, commonly known as the “Stark Law,” prohibits, subject to certain exceptions, physician referrals of Medicare and, as applicable under state law, Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.
The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. The False Claims Act defines ‘‘knowingly’’ to include actual knowledge, acting in deliberate ignorance of the truth or falsity of information, or acting in deliberate disregard of the truth or falsity of information. False Claims Act liability includes liability for reverse false claims for avoiding or decreasing an obligation to pay or transmit money to the government. This includes False Claims liability for failing to report an return overpayments within 60 days of the date on which the overpayment is ‘‘identified.’’ Penalties under the False Claims Act can include exclusion from the Medicare program. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Suits filed under the False Claims Act, known as qui tam actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.
HIPAA, and its implementing regulations, also created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
From time to time, AdaptHealth has been and is involved in various governmental audits, investigations and reviews related to its operations. Reviews and investigations can lead to government actions, resulting in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way AdaptHealth conducts business, loss of licensure or exclusion from participation in Medicare, Medicaid or other government programs. Additionally, as a result of these investigations, healthcare providers and entities may face litigation or have to agree to settlements that can include monetary penalties and onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement, or Corporate Integrity Agreement ("CIA"). If AdaptHealth fails to comply with applicable laws, regulations and rules, its financial condition and results of operations could be adversely affected. Furthermore, becoming subject to these governmental investigations, audits and reviews may result in substantial costs and divert management's attention from the business as AdaptHealth cooperates with the government authorities, regardless of whether the particular investigation, audit or review leads to the identification of underlying issues.
AdaptHealth is unable to predict whether it could be subject to actions under any of these laws, or the impact of such actions. If AdaptHealth is found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, AdaptHealth may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid and other government healthcare reimbursement programs and the curtailment or restructuring of its operations.
Failure by AdaptHealth to maintain required licenses and accreditation could impact its operations.
AdaptHealth is required to maintain a significant number of state and/or federal licenses for its operations and facilities. Certain employees are required to maintain licenses in the states in which they practice. AdaptHealth manages the facility licensing function centrally. In addition, individual clinical employees are responsible for obtaining, maintaining and renewing their professional licenses, and AdaptHealth has processes in place designed to notify branch or pharmacy managers of renewal dates for the clinical employees under their supervision. State and federal licensing requirements are complex and often open to subjective interpretation by various regulatory agencies. Accurate licensure is also a critical threshold issue for the Medicare enrollment and the Medicare competitive bidding program. From time to time, AdaptHealth may also become subject to new or different licensing requirements due to legislative or regulatory requirements developments or changes in its business, and such developments may cause AdaptHealth to make further changes in its business, the results of which may be material. Although AdaptHealth believes it has appropriate systems in place to monitor licensure, violations of licensing requirements may occur and failure by AdaptHealth to acquire or maintain appropriate licensure for its operations, facilities and clinicians could result in interruptions in its operations, refunds to state and/or federal payors, sanctions or fines or the inability to serve Medicare beneficiaries in competitive bidding markets which could adversely impact AdaptHealth’s financial condition and results of operations.
Accreditation is required by most of AdaptHealth’s managed care payors and is a mandatory requirement for all Medicare DMEPOS providers. If AdaptHealth or any of its branches lose accreditation, or if any of its new branches are unable to become accredited, such failure to maintain accreditation or become accredited could adversely impact AdaptHealth’s financial condition and results of operations.
Actual or perceived failures to comply with applicable data protection, privacy and security, and consumer protection laws, regulations, standards and other requirements could adversely affect our business, results of operations and financial condition.
Numerous federal and state laws and regulations addressing patient privacy and consumer privacy, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. Such laws and regulations relating to privacy, data protection, marketing and advertising, and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that varies from one jurisdiction to another and/or may conflict with other laws or regulations. As a result,

AdaptHealth’s practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by AdaptHealth or any of its third-party partners or service providers to comply with privacy policies or federal or state privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which they may be subject, or other legal obligations relating to privacy or consumer protection, could adversely affect AdaptHealth’s reputation, brand and business, and may result in claims, proceedings or actions against AdaptHealth by governmental entities, consumers, users, suppliers or others. These proceedings may result in financial liabilities or may require AdaptHealth to change its operations, including ceasing the use or sharing of certain data sets.
HIPAA and the HITECH Act, and their implementing regulations, require AdaptHealth to comply with standards for the use and disclosure of health information within AdaptHealth and with third parties. HIPAA and the HITECH Act also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility, payment information, and privacy and security of individually identifiable health information.
HIPAA requires healthcare providers, including AdaptHealth, in addition to health plans and clearinghouses, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed. The HITECH Act included notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations. HIPAA also provides for criminal penalties.
In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. For instance, the California Consumer Privacy Act (“CCPA”) became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for protected health information and the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase AdaptHealth’s compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states.
Additionally, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of health-related and other personal information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require AdaptHealth to publish statements that describe how it handles personal information and choices individuals may have about the way AdaptHealth handles their personal information. If such information that AdaptHealth publishes is considered untrue, it may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act.
Under the Federal CAN-SPAM Act, the Telephone Consumer Protection Act of 1991 (“TCPA”) and the Telemarketing Sales Rule and Medicare regulations, AdaptHealth is limited in the ways in which it can market and service its products and services by use of email, text or telephone marketing. The actual or perceived improper sending of text messages may subject us to potential risks, including liabilities or claims relating to consumer protection laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend. For example, the TCPA, a federal statute that protects consumers from unwanted telephone calls, faxes and text messages, restricts telemarketing and the use of automated SMS text messages without proper consent. Additionally state regulators may determine that telephone calls to patients of AdaptHealth are subject to state telemarketing regulations. If AdaptHealth does not comply with existing or new laws and regulations related to telephone contacts or patient health information, it could be subject to criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicates with payors, and the cost of complying with these standards could be significant. The scope and interpretation of the laws that are or may be applicable to the delivery of consumer phone calls, emails and text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity and our business, financial condition and results of operations could be adversely affected. Even an unsuccessful challenge of our phone, email or SMS text practices by our consumers, regulatory authorities or other third parties could result in negative publicity and could require a costly response from and defense by us.
AdaptHealth is highly dependent upon senior management; failure by AdaptHealth to attract and retain key members of senior management could adversely affect AdaptHealth’s financial condition and results of operations.
AdaptHealth is highly dependent on the performance and continued efforts of its senior management team. AdaptHealth’s future success is dependent on its ability to continue to attract and retain qualified executive officers and senior management. Any inability to manage AdaptHealth’s operations effectively could adversely impact its financial condition and results of operations.
AdaptHealth’s reliance on relatively few suppliers for the majority of its patient service equipment and supplies could adversely affect AdaptHealth’s ability to operate.
AdaptHealth currently relies on a relatively small number of suppliers to provide it with the majority of its patient service equipment and supplies. Significant price increases, or disruptions in the ability to obtain such equipment and supplies from existing suppliers, may force AdaptHealth to use alternative suppliers. Additionally, any new excise taxes imposed on manufacturers of certain medical equipment could be passed on to customers, such as AdaptHealth. Such manufacturers may be forced to make other changes to their products or manufacturing processes that are unacceptable to AdaptHealth, resulting in a need to change suppliers. Any change in suppliers AdaptHealth uses could cause delays in the delivery of such products and possible losses in revenue, which could adversely affect AdaptHealth’s results of operations. In addition, alternative suppliers may not be available, or may not provide their products and services at similar or favorable prices. If AdaptHealth cannot obtain the patient service equipment and supplies it currently uses, or alternatives at similar or favorable prices, AdaptHealth’s ability to provide such products may be severely impacted, which could have an adverse effect on its business, financial condition, results of operations, cash flow, capital resources and liquidity. In December 2019, the novel strain of coronavirus began to impact the population of China, and subsequently the COVID-19 pandemic related to this virus has impacted manufacturing in all of the regions where AdaptHealth’s suppliers manufacture their products. While the global closures and limitations on movement related to COVID-19 are expected to be temporary, and while such closures, limitations and related impacts have not materially disrupted AdaptHealth’s supply chain, such supply chain disruption remains possible and the financial impact of any such disruption cannot be estimated at this time. Should such closures and limitations on movement continue for an extended period of time, the impact on our supply chain could materially and adversely affect our business and results of operations.
AdaptHealth’s strategic growth plan, which involves the acquisition of other companies, may not succeed.
AdaptHealth’s strategic plan calls for significant growth in its business over the next several years through an increase in its density in select markets where it is established as well as the expansion of its geographic footprint into new markets. This growth would place significant demands on AdaptHealth’s management team, systems, internal controls and financial and professional resources. As a result, AdaptHealth could be required to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding AdaptHealth’s information technology infrastructure. If AdaptHealth is unable to effectively manage growth, its financial results could be adversely impacted.
AdaptHealth’s strategic plan also contemplates continued growth from future acquisitions of home medical equipment providers. AdaptHealth may face increased competition for attractive acquisition candidates, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. Without successful acquisitions, AdaptHealth’s future growth rate could decline. In addition, AdaptHealth cannot guarantee that any future acquisitions, if consummated, will result in further growth.
AdaptHealth’s strategic plan contemplates successful integration of acquired home medical equipment providers with AdaptHealth’s existing business, including reduction in operating expenses with respect to the acquired companies. Integrating an acquisition could be expensive and time-consuming and could disrupt AdaptHealth’s ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations. AdaptHealth may not be able to combine successfully the operations of recently acquired companies with its operations, and, even if such integration is accomplished, AdaptHealth may never realize the potential benefits of such acquisition. The integration of acquisitions requires significant attention from management, may impose substantial demands on AdaptHealth’s operations or other projects and may impose challenges on us including, but not limited to, consistencies in business standards, procedures, policies and business cultures. There can be no assurance that any future acquisitions, if consummated, will result in further growth.
Specific integration risks relating to the acquisition of other companies by AdaptHealth may include:
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difficulties related to combining previously separate businesses into a single unit, including patient transitions, product and service offerings, distribution and operational capabilities and business cultures;

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availability of financing to the extent needed to fund acquisitions;

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customer loss and other general business disruption;

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managing the integration process while completing other independent acquisitions or dispositions;

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diversion of management’s attention from day-to-day operations;

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assumption of liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated;

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failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements;

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potentially substantial costs and expenses associated with acquisitions and dispositions;

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failure to retain and motivate key employees;

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coordinating research and development activities to enhance the introduction of new products and services;

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difficulties in establishing and applying AdaptHealth’s internal control over financial reporting and disclosure controls and procedures to an acquired business;

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obtaining necessary regulatory licenses and payor-specific approvals, which may impact the timing of when AdaptHealth is to bill and collect for services rendered;

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AdaptHealth’s ability to transition patients in a timely manner may impact AdaptHealth’s ability to collect amounts for services rendered;

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AdaptHealth’s estimates for revenue accruals during the integration of acquisitions may require adjustments in future periods as the transition of patient information is finalized; and

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delays in obtaining new government and commercial payor identification numbers for acquired branches, resulting in a slowdown and/or loss of associated revenue.

In addition, AdaptHealth faces competition for acquisition candidates, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. There can be no assurance that AdaptHealth will be able to identify suitable acquisition opportunities in the future or that any such opportunities, if identified, will be consummated on favorable terms, if at all. Without successful acquisitions, AdaptHealth’s future growth rate could decline.
While AdaptHealth conducts due diligence in connection with any acquisition opportunity, there may be risks or liabilities that such due diligence efforts fail to discover that are not disclosed to AdaptHealth or that AdaptHealth inadequately assesses. The failure to timely identify any material liabilities associated with any acquisitions could adversely impact AdaptHealth’s financial condition and results of operations.
If AdaptHealth were required to write down all or part of its goodwill its net earnings and net worth could be materially adversely affected.
Goodwill represents a significant portion of AdaptHealth’s assets. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. For example, if our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, it might indicate a decline in our fair value and would require us to further evaluate whether our goodwill has been impaired. If, as part of our annual review of goodwill, we are required to write down all or a significant part of AdaptHealth’s goodwill, our net earnings and net worth could be materially adversely affected, which could affect our flexibility to obtain additional financing. In addition, if our assumptions used in preparing our valuations for purposes of impairment testing differ materially from actual future results, we may record impairment charges in the future and our financial results may be materially adversely affected. AdaptHealth had $340.8 million and $266.8 million of goodwill recorded on its Consolidated Balance Sheets at March 31, 2020 and December 31, 2019, respectively. It is not possible at this time to determine if there will be any future impairment charge, or if there is, whether such charges would be material.
AdaptHealth may not be able to generate sufficient cash flow to cover required payments or meet operating covenants under its long-term debt and long-term operating leases.
Failure to generate sufficient cash flow to cover required payments or meet operating covenants under AdaptHealth’s long-term debt and long-term operating leases could result in defaults under such agreements and cross-defaults under other debt or operating lease arrangements, which could harm its operating subsidiaries. AdaptHealth may not generate sufficient cash flow from operations to cover required interest, principal and lease payments. In addition, AdaptHealth’s outstanding credit facility contains restrictive covenants and requires AdaptHealth to maintain or satisfy specified coverage tests. These restrictions and operating covenants include, among other things, requirements with respect to total leverage ratios and fixed charge coverage ratios. These restrictions, together with the restrictive covenants included in the BM Notes, may interfere with AdaptHealth’s ability to obtain additional advances under its existing credit facility or to obtain new financing or to engage in other business activities, which may inhibit AdaptHealth’s ability to grow its business and increase revenue. In addition, failure by AdaptHealth to comply with these restrictive covenants could result in an event of default which, if not cured or waived, could result in the acceleration of its debt.
AdaptHealth may need additional capital to fund its operating subsidiaries and finance its growth, and AdaptHealth may not be able to obtain it on acceptable terms, or at all, which may limit its ability to grow.
AdaptHealth’s ability to maintain and enhance its operating subsidiaries and equipment to meet regulatory standards, operate efficiently and remain competitive in its markets requires AdaptHealth to commit substantial resources to continued investment in its affiliated facilities and equipment. Additionally, the continued expansion of its business through the acquisition of existing facilities, expansion of existing facilities and construction of new facilities may require additional capital, particularly if AdaptHealth were to accelerate its acquisition and expansion plans. Financing may not be available or may be available only on terms that are not favorable. In addition, some of AdaptHealth’s outstanding indebtedness restricts, among other things, its ability to incur additional debt. If AdaptHealth is unable to raise additional funds or obtain additional funds on acceptable terms, it may have to delay or abandon some or all of its growth strategies. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any newly issued equity securities may have rights, preferences or privileges senior to those of the Common Stock.
Changes in the method of determining the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates on AdaptHealth’s outstanding variable rate indebtedness.
Certain of AdaptHealth’s indebtedness, including LIBOR Rate Loans under its credit facility, bears interest at variable interest rates that use LIBOR as a benchmark rate. LIBOR is the subject of recent proposals for reform and, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Federal Reserve Bank of New York has begun publishing a Secured Overnight Funding Rate (“SOFR”), which is intended to replace U.S. dollar LIBOR, and central banks in several other jurisdictions have also announced plans for alternative reference rates for other currencies. These reforms may cause LIBOR to perform differently than in the past or to disappear entirely. The consequences of these developments with respect to LIBOR cannot be entirely predicted but may result in an increase in the interest cost of AdaptHealth’s variable rate indebtedness. In the event that LIBOR is no longer available as a reference rate or is replaced by SOFR in the future, AdaptHealth’s credit facility permits its lenders, in good faith, to unilaterally suspend maintaining LIBOR Rate Loans under the credit facility and to adopt a new rate, such as SOFR. As a result, AdaptHealth may need to renegotiate its outstanding indebtedness or incur other indebtedness, and the phase-out of LIBOR may negatively impact the terms of such indebtedness. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could have a material adverse effect on our business, financial condition and results of operations.
Political and economic conditions, including significant global or regional developments such as economic and political events, international conflicts, natural disasters and public health crises that are out of AdaptHealth’s control, could adversely affect its revenue, financial condition and results of operations.
AdaptHealth’s business can be affected by a number of factors that are beyond its control, such as general geopolitical, economic and business conditions, financial services market conditions, and general political and economic developments, including slower economic growth, disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, inflation, elevated unemployment levels, sluggish or uneven economic recovery, government actions impacting trade agreements including the imposition of trade restrictions such as tariffs and retaliatory counter measures, government deficit reduction, natural and other disasters and public health crises affecting the operations of AdaptHealth or its customers or suppliers. The COVID-19 pandemic may exacerbate many of these conditions. Any Medicare, Medicaid or third-party payor reimbursement reductions as a result of such factors could adversely impact AdaptHealth’s business, financial condition, results of operations, cash flow, capital resources and liquidity. Turmoil in the financial markets, including in the capital and credit markets, and any uncertainty over its breadth, depth and duration may put pressure on the global economy and could have a negative effect on AdaptHealth’s business. Further, historical worldwide financial and credit turmoil could reduce the availability of liquidity and credit to fund the continuation and expansion of business operations worldwide. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could cause an economic recession in the United States or worldwide. If financial markets in the United States, Europe and Asia experience extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, governments may take unprecedented actions intended to address extreme market conditions that may include severely restricted credit and declines in real estate values. If conditions in the global economy, U.S. economy or other key vertical or geographic markets are weak or uncertain, AdaptHealth could experience material adverse impacts on its revenue, financial condition and results of operations.
If AdaptHealth’s subsidiary fails to comply with the terms of its Corporate Integrity Agreement, it could be subjected to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.
Braden Partners, L.P. (“BP”), d/b/a Pacific Pulmonary Services (“PPS”), which was acquired by AdaptHealth in May 2018, entered into a five-year CIA with the OIG-HHS, effective March 31, 2017,

concurrent with the execution of a settlement agreement with the United States, acting through the DOJ and on behalf of the OIG-HHS. The CIA imposes certain compliance, auditing (including by an independent review organization), self-reporting and training requirements with which BP must comply. If BP fails to comply with the terms of its CIA, it could be subjected to substantial monetary penalties and/or suspension or exclusion from participation in federal healthcare programs. Any such suspension, exclusion or termination would result in the revocation or termination of contracts and/or licenses and potentially have a material adverse effect on the results of BP’s operations. The imposition of monetary penalties and/or termination of contracts with respect to BP could adversely affect AdaptHealth’s profitability and financial condition. The CIA has a five-year term which is expected to expire by April 1, 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG-HSS confirmed that the CIA's risk adjustment requirements and independent claims review would only apply to the operations of BP and therefore no operations of AdaptHealth or any other affiliate are subject to these CIA requirements following the acquisition.
AdaptHealth’s current insurance program may expose it to unexpected costs and negatively affect its business, financial condition and results of operations, particularly if it incurs losses not covered by its insurance or if claims or losses differ from its estimates.
There is an inherent risk of liability in the provision of healthcare services. As participants in the healthcare industry, AdaptHealth may periodically be subject to lawsuits, some of which may involve large claims and significant costs to defend, such as mass tort or other class actions. Although AdaptHealth’s insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that it believes are reasonable based on its operations, the coverage under its insurance programs may not be adequate to protect it in all circumstances. AdaptHealth’s insurance policies contain exclusions and conditions that could have a materially adverse impact on AdaptHealth’s ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. Additionally, insurance companies that currently insure companies in AdaptHealth’s industry may cease to do so, may change the coverage provided or may substantially increase premiums in the future. The incurrence of losses and liabilities that exceed AdaptHealth’s available coverage, therefore, could have a material adverse effect on its business, financial condition and results of operations.
AdaptHealth currently self-insures a significant portion of expected losses under its workers’ compensation, automobile liability and employee health insurance programs and, to offset negative insurance market trends, AdaptHealth may elect to increase its self-insurance coverage, accept higher deductibles or reduce the amount of coverage. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying its liabilities for these losses could result in materially different expenses than expected under these programs, which could have a material adverse effect on AdaptHealth’s financial condition and results of operations. In addition, if AdaptHealth experiences a greater number of these losses than it anticipates, it could have a material adverse effect on its business, financial condition and results of operations.
AdaptHealth currently outsources, and from time to time in the future may outsource, a portion of its internal business functions to third-party providers. Outsourcing these functions has significant risks, and AdaptHealth’s failure to manage these risks successfully could materially adversely affect its business, results of operations, and financial condition.
AdaptHealth currently, and from time to time in the future, may outsource portions of its internal business functions, including billing and administrative functions relating to revenue cycle management, to third-party providers in India, the Philippines and Central America. These third-party providers may not comply on a timely basis with all of AdaptHealth’s requirements, or may not provide AdaptHealth with an acceptable level of service. In addition, AdaptHealth’s reliance on third-party providers could have significant negative consequences, including significant disruptions in its operations and significantly increased costs to undertake its operations, either of which could damage AdaptHealth’s relationships with its customers. In addition, AdaptHealth’s outsourced functions may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; vandalism; currency fluctuations; changes to the law of India, the Philippines, the United States or any of the states or other jurisdictions in which AdaptHealth does business or outsources operations; or increases in the cost of labor and supplies in India, the Philippines or Central America or any other jurisdiction in which AdaptHealth outsources any portion of its internal business functions. AdaptHealth’s outsourced operations may also be affected by trade restrictions, such as tariffs or other trade controls. As a result of its outsourcing activities, it may also be more difficult for AdaptHealth to recruit and retain qualified employees for its business needs at any time. AdaptHealth’s failure to successfully outsource certain of its business functions could materially adversely affect its business, results of operations, and financial condition.
Risks Related to Our Securities
Our only significant assets are the ownership of a majority interest in AdaptHealth Holdings, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.
We have no direct operations and no significant assets other than the ownership of a majority of the economic and voting interests in AdaptHealth Holdings. We depend on AdaptHealth Holdings and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of AdaptHealth Holdings and its subsidiaries may limit our ability to obtain cash from AdaptHealth Holdings. The earnings from, or other available assets of, AdaptHealth Holdings and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A Common Stock. AdaptHealth Holdings is classified as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of AdaptHealth Units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by AdaptHealth Holdings. Under the terms of the A&R AdaptHealth Holdings LLC Agreement, AdaptHealth Holdings is obligated to make tax distributions to holders of AdaptHealth Units, including us, except to the extent such distributions would render AdaptHealth Holdings insolvent or are otherwise prohibited by law or the terms of AdaptHealth’s credit facility. In addition to our tax obligations, we also incur expenses related to our operations and our interests in AdaptHealth Holdings, including costs and expenses of being a publicly-traded company, all of which could be significant. To the extent that we require funds and AdaptHealth Holdings or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.
Fluctuations in the price of our securities could contribute to the loss of all or part of your investment.
As an active market for our Class A Common Stock continues to develop, the trading price of our Class A Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Class A Common Stock and our Class A Common Stock may trade at prices significantly below the price you paid for it. In such circumstances, the trading price of our Class A Common Stock may not recover and may experience a further decline.
Factors affecting the trading price of our Class A Common Stock may include:
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the COVID-19 pandemic;

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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results;

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success of competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning AdaptHealth or the home medical equipment industry in general;

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operating and stock price performance of other companies that investors deem comparable to us;

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our ability to market new and enhanced products on a timely basis;

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changes in laws and regulations affecting our business;

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our ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our Class A Common Stock available for public sale;

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any major change in our board of directors or management;

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sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Class A Common Stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our Class A Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of AdaptHealth Holdings as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class A Common Stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.
In connection with the audit of AdaptHealth’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, there were certain controls over financial reporting relating to the timeliness of our review controls over non-routine transactions that did not operate as designed, which management concluded constitute a material weakness in our internal control over financial reporting. AdaptHealth continues to be actively engaged in the development and implementation of its remediation plan to address such material weakness, including:

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implementation of processes to improve overall efficiency and accuracy of accounting;

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assignment of dedicated and experienced technical resources, including engaging a third-party consultant to assist management, with its responsibility of strengthening corporate oversight over financial reporting and enhancing controls associated with complex accounting matters; and

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hiring additional qualified personnel and continue to evaluate the adequacy of our accounting personnel staffing level.

This remediation plan is intended to ensure that the key controls over the financial reporting oversight process are operating effectively and are sustainable.
In addition, our management and other personnel will need to continue to devote a substantial amount of time to compliance initiatives applicable to public companies, including compliance with Section 404 of the Sarbanes-Oxley Act and the evaluation of the effectiveness of our internal controls over financial reporting within the prescribed timeframe. In preparation for the Company's initial management assessment regarding internal control over financial reporting, AdaptHealth is in the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to internal controls over financial reporting.
In connection with such evaluation, management has identified an additional material weakness in our internal control over financial reporting in that we did not design and maintain certain information technology (“IT”) general controls for information systems and applications that are relevant to the preparation of the financial statements, specifically we did not maintain user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel. As a result, process-level controls that are dependent upon information derived from these IT applications, programs, and data are also determined to be ineffective. We have commenced the remediation of this material weakness, by modifying system access rights to re-assign privileged access rights to non-business user IT personnel and limit the use of generic ID's, particularly in instances where those ID’s possess privileged access rights, and implementing routine reviews of user system access and user re-certifications.
In the course of its continued evaluation of its internal controls over financial reporting, AdaptHealth may discover additional deficiencies in existing systems and controls that it may not be able to remediate in an efficient or timely manner.
Certain of our principal stockholders have significant influence over us.
As of June 26, 2020, Everest Trust beneficially owns approximately 27.0% of our Class A Common Stock, assuming (i) the exchange of 28,508,750 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock and (ii) the exercise of 665,628 private placement warrants held by Clifton Bay Offshore Investments L.P. and 41,473 private placement warrants held by Quadrant Management, Inc. Following the closing of the OEP Investment, the OEP Purchaser would own approximately 23.8% of our Class A Common Stock, assuming the conversion of 39,706 shares of Series A Preferred Stock for shares of Class A Common Stock. As long as Everest Trust and/or the OEP Purchaser own or control a significant percentage of our outstanding voting power, they will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.
The interests of Everest Trust and/or the OEP Purchaser may not align with the interests of our other stockholders. Each of Everest Trust and the OEP Purchaser is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Each of Everest Trust and the OEP Purchaser may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation provides that our stockholders and our directors, including any who were designated by any of our stockholders, other than any such persons who are employees of us or any of our subsidiaries, do not have any obligation to offer to us any corporate opportunity of which he or she may become aware prior to offering such opportunities to other entities with which they may be affiliated, subject to certain limited exceptions.
We will continue to incur significant increased expenses and administrative burdens as a result of being a public company, which could have a material adverse effect on our business, financial condition and results of operations.
We will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that AdaptHealth Holdings did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require us to carry out activities AdaptHealth had not prior to the Business Combination. In addition, additional expenses associated with SEC reporting requirements will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
AdaptHealth’s management has limited experience in operating a public company.
AdaptHealth’s executive officers and certain directors have limited experience in the management of a publicly traded company. AdaptHealth’s management team may not successfully or effectively manage its transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel of AdaptHealth, including the key personnel of AdaptHealth who have stayed with us following the Business Combination. The loss of such key personnel could negatively impact our operations and financial results.
Our ability to successfully operate our business is dependent upon the efforts of certain key personnel of AdaptHealth. It is possible that AdaptHealth will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of the key personnel of AdaptHealth may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.
Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it.
We are required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.
The Tax Receivable Agreement, which we entered into at the Closing with the Blocker Sellers and Non-Blocker AdaptHealth Members (collectively, the “TRA Holders”), generally provides for the payment by us to the Blocker Sellers of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Access Point Medical, Inc. existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of AdaptHealth Units; (iii) imputed interest deemed to be paid by us as a result of payments we make under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of AdaptHealth Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder’s tax basis in its AdaptHealth Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We are dependent on distributions from AdaptHealth Holdings to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the TRA Holders maintaining a continued ownership interest in AdaptHealth Holdings or us.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.
As a result of the foregoing, (i) we could be required to make cash payments to the TRA Holders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
We will not be reimbursed for any payments made to TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.
We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.
Certain of the TRA Holders have substantial control over us, and their interests, along with the interests of other TRA Holders, in our business may conflict with yours.
The TRA Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their AdaptHealth Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Holders may conflict with the interests of holders of our Class A Common Stock. For example, the TRA Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Holders even in situations where no similar considerations are relevant to us.
There can be no assurance that we will be able to continue to comply with the continued listing standards of Nasdaq.
Our Class A Common Stock is currently listed on Nasdaq. There can be no assurance that we will continue to be able to meet Nasdaq’s listing requirements with respect to our Class A Common Stock. If our Class A Common Stock is delisted, there could be limited availability of market quotations for the Class A Common Stock and reduced liquidity in trading. Our public warrants were formerly listed on Nasdaq; however, on November 27, 2019, we received a letter from Nasdaq stating that our public warrants failed to meet the Nasdaq Capital Market’s round lot holder requirement. Our public warrants were suspended from trading on Nasdaq on December 6, 2019 and subsequently delisted. Upon suspension of trading on Nasdaq, our public warrants began trading on the over-the-counter market. Although we anticipate that our Class A Common Stock, if delisted from Nasdaq, would be eligible for quotation and trading on the over-the-counter market, there can be no assurance that trading would be commenced or maintained on the over-the-counter market for our Class A Common Stock.
In addition, if we failed to meet Nasdaq’s listing requirements with respect to our Class A Common Stock, in addition to reduced liquidity, we and our stockholders could face significant material consequences including:

•
a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock is listed on Nasdaq, it is a covered security. Although the states are preempted from regulating the sale of our Class A Common Stock, if we were no longer listed on Nasdaq, our Class A Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Class A Common Stock.
A significant portion of our total outstanding Class A Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. As of June 26, 2020:
•
22,316,100 shares of Class A Common Stock which were either issued or may be issued upon the exchange of AdaptHealth Units are subject to restrictions on transfer under the terms of the 2019 Lock-Up Agreements, which will expire on August 8, 2020; and

•
Deerfield and Richard Barasch collectively own 12,500,000 shares of Class A Common Stock, including a portion of the shares issuable upon conversion of the Series B-1 Preferred Stock held by Deerfield, that are subject to restrictions on transfer under the terms of the Deerfield Subscription Agreement.

Pursuant to the Exchange Agreement, holders of AdaptHealth Units have the right to elect to exchange such AdaptHealth Units and their Class B Common Stock into shares of Class A Common Stock on a one-for-one basis, subject to the terms of the Exchange Agreement. Specifically, holders of AdaptHealth Units other than us will, at any time and from time to time, be able to exchange all or any portion of their AdaptHealth Units and Class B Common Stock for shares of Class A Common Stock by delivering a written notice to both us and AdaptHealth Holdings and surrendering such AdaptHealth Units and Class B Common Stock. We may, in our sole and absolute discretion, in lieu of delivering shares of Class A Common Stock for any AdaptHealth Units and Class B Common Stock surrendered for exchange, pay an amount in cash as set forth in the Exchange Agreement. Since the Closing of the Business Combination and as of June 26, 2020, the Company has issued 3,605,049 shares of Class A Common Stock to certain holders of AdaptHealth Units in exchange for an equal number of shares of Class B Common Stock and AdaptHealth Units pursuant to the Exchange Agreement.
We will also issue additional shares of Class A Common Stock in connection with the Solara Acquisition, as described under “Prospectus Summary — Recent Developments.”
Our warrants may have an adverse effect on the market price of our Class A Common Stock.
We issued warrants to purchase 8,333,333 shares of our Class A Common Stock as part of the units offered in our IPO and, simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 4,333,333 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Common Stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A Common Stock.
We, all of our directors and executive officers and certain of our significant shareholders have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our Class A Common Stock for a period of 60 days following the date of this prospectus. The underwriters, at any time and without notice, may release all or any portion of the Class A Common Stock subject to the foregoing lock-up agreements. See the section entitled “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A Common Stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A Common Stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A Common Stock at a time and price that you deem appropriate.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we plan to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. AdaptHealth had revenues for the year ended December 31, 2019 of approximately $529.6 million. If we continue to expand our business through acquisitions and/or continue to grow revenues organically, we may cease to be an emerging growth company prior to December 31, 2023. For instance, we may exceed $1.07 billion in revenue for the year ended December 31, 2020 as a result of the acquisitions of Solara, ActivStyle and other potential acquisitions, meaning we would no longer be an emerging growth company as of December 31, 2020.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard. Investors may find our Class A Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Class A Common Stock and its stock price may be more volatile.
We are also currently a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.
Our second amended and restated certificate of incorporation requires that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America be the exclusive forums for substantially all disputes between us and our stockholders, which may have the effect of discouraging lawsuits against our directors and officers.
Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Our second amended and restated certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against our directors and officers. If a court were to find either exclusive forum provision in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. Although the Delaware Supreme Court recently held that exclusive forum provisions of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act are facially valid, courts in other jurisdictions may find such provisions to be unenforceable.
Risks Related to the Solara Acquisition
Our acquisition of Solara may not be consummated.
We have entered into an agreement to acquire Solara. See “Prospectus Summary — Recent Developments.” Completion of the Solara Acquisition is subject to a number of risks and uncertainties, and we can provide no assurance that the various closing conditions to the Solara Purchase Agreement will be satisfied, including that the required governmental and other necessary approvals will be obtained. This offering is not conditioned on the consummation of the Solara Acquisition. The inability to complete the Solara Acquisition could have a material adverse effect on our results of operations, financial condition and prospects.
We may experience difficulties in integrating the operations of Solara into our business and in realizing the expected benefits of the Solara Acquisition.
The success of the Solara Acquisition, if completed, will depend in part on our ability to realize the anticipated business opportunities from combining the operations of Solara with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the Solara Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of Solara with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the Solara Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
We will incur significant costs in connection with the Solara Acquisition. The substantial majority of these costs will be non-recurring expenses related to the Solara Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined financial information included in this prospectus. We may incur additional costs in the integration of Solara’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the Solara Acquisition.
This offering is not conditioned upon the closing of the Solara Acquisition or the related financing transactions, and we will have broad discretion to determine the use of proceeds.
This offering is not conditioned upon the closing of the Solara Acquisition. We will have broad discretion in the application of the net proceeds from this offering, and holders of our shares of Common Stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Accordingly, if you decide to purchase our Class A Common Stock in this offering, you should be willing to do so whether or not we complete the Solara Acquisition.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION OF ADAPTHEALTH CORP.
The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of March 31, 2020 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020 and the year ended December 31, 2019 based upon the combined historical financial statements of AdaptHealth Corp. (“AdaptHealth”), the Patient Care Solutions business (“PCS”) and Solara Medical Supplies, LLC (“Solara”), after giving effect to AdaptHealth’s acquisition of PCS on January 2, 2020 (the “PCS Acquisition”) and AdaptHealth’s recently announced acquisition of Solara (the “Solara Acquisition”), which is expected to close on or about July 1, 2020, subject to the satisfaction or waiver of certain closing conditions, the issuance of the shares of Class A Common Stock offered in connection with this offering, and related adjustments described in the accompanying notes. This offering is not conditioned on the consummation of the Solara Acquisition or the related transactions, and there can be no assurance that the Solara Acquisition or any of the related transactions described herein will close.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 give pro forma effect to the PCS Acquisition, the Solara Acquisition, and the issuance of the shares of Class A Common Stock offered hereby as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives pro forma effect to the Solara Acquisition and the issuance of the shares of Class A Common Stock offered hereby as if they were completed on March 31, 2020.
The unaudited pro forma condensed combined financial information should be read in conjunction with the following:
•
The audited and unaudited historical financial statements of AdaptHealth and the notes thereto included elsewhere in this prospectus;

•
The audited and unaudited historical financial statements of PCS and the notes thereto included elsewhere in this prospectus; and

•
The audited and unaudited historical financial statements of Solara and the notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PCS Acquisition and the Solara Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had AdaptHealth owned PCS and Solara in the periods indicated above, or any integration costs and benefits from restructuring plans.
In May 2020, the SEC adopted Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule is effective on January 1, 2021, however, voluntary early adoption is permitted. AdaptHealth has elected to early adopt the provisions of the Final Rule, and the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2020
(in thousands)	AdaptHealth Historical	Solara Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro-Forma
Assets
Current assets:
Cash and cash equivalents	$48,164	$21,579	$85,317	(a)	$155,060
Accounts receivable, net	118,651	24,203	—		142,854
Inventory	17,968	9,373	—		27,341
Prepaid and other current assets	9,759	3,974	(867)	(b)	12,866
Total current assets	194,542	59,129	84,450		338,121
Equipment and other fixed assets, net	87,301	4,511	—		91,812
Goodwill	340,807	110,355	279,005	(c)	730,167
Intangible assets, net	—	53,170	(39,170)	(d)	14,000
Other assets	5,670	70	—		5,740
Deferred tax asset	33,519	—	—		33,519
Total assets	$661,839	$227,235	$324,285		$1,213,359
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$136,072	$28,158	$(8,863)	(e)	$155,367
Current portion of capital lease obligations	20,421	—	—		20,421
Current portion of long-term debt	2,616	1,660	8,402	(f)	12,678
Contract Liabilities	15,584	—	—		15,584
Other liabilities	16,460	5,397	(5,212)	(g)	16,645
Total current liabilities	191,153	35,215	(5,673)		220,695
Long-term debt, less current portion	463,553	179,467	(52,468)	(h)	590,552
Other long-term liabilities	36,580	144	—		36,724
Total liabilities	$691,286	$214,826	$(58,141)		$847,971
Total stockholders’ equity (deficit):
Total stockholders’ equity (deficit) attributable to AdaptHealth Corp.	(10,656)	12,409	382,426	(i)	$384,179
Noncontrolling interest in subsidiaries	(18,791)	—	—		(18,791)
Total stockholders’ equity (deficit)	(29,447)	12,409	382,426		365,388
Total Liabilities and Stockholders’ Equity (Deficit)	$661,839	$227,235	$324,285		$1,213,359

(1)
Refer to Note 2 for reclassification of Solara historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020
(in thousands, except per share data)	AdaptHealth Historical	Solara Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro-Forma
Net revenue	$191,439	$38,876	$—		$230,315
Costs and expenses:
Cost of net revenue	166,540	34,158	—		200,698
General and administrative expenses	14,347	1,631	(931)	(j)	15,047
Depreciation, excluding patient equipment depreciation	1,241	160	—		1,401
Total costs and expenses	182,128	35,949	(931)		217,146
Operating income (loss)	9,311	2,927	931		13,169
Interest expense, net	7,938	3,565	(2,733)	(k)	8,770
Income (loss) before income taxes	1,373	(638)	3,664		4,399
Income tax expense	1,107	—	(51)	(l)	1,056
Net income (loss)	266	(638)	3,715		3,343
Income attributable to noncontrolling interests	424	—	(270)	(m)	154
Net income (loss) attributable to AdaptHealth Corp.	$(158)	$(638)	$3,985		$3,189
Net income (loss) per common share:
Basic	$—				$0.07
Diluted	$—				$0.06
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic	41,977		7,025	(n)	49,002
Diluted	41,977		8,788	(n)	50,765

(1)
Refer to Note 2 for reclassification of Solara historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except per share data)	AdaptHealth Historical	PCS Reclassified(1)	Solara Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro-Forma
Net revenue	$529,644	$132,885	$179,572	$—		$842,101
Costs and expenses:
Cost of net revenue	440,386	163,772	146,669	—		750,827
General and administrative expenses	56,493	5,563	6,521	(3,721)	(o)	64,856
Depreciation, excluding patient equipment depreciation	3,068	235	590	—		3,893
Total costs and expenses	499,947	169,570	153,780	(3,721)		819,576
Operating income (loss)	29,697	(36,685)	25,792	3,721		22,525
Interest expense, net	39,305	(90)	13,261	(11,365)	(p)	41,111
Loss on extinguishment of debt, net	2,121	—	—	—		2,121
Income (loss) before income taxes	(11,729)	(36,595)	12,531	15,086		(20,707)
Income tax expense	1,156	—	294	591	(l)	2,041
Net income (loss)	(12,885)	(36,595)	12,237	14,495		(22,748)
Income attributable to noncontrolling interests	2,111	—	—	(1,094)	(m)	1,017
Net income (loss) attributable to AdaptHealth Corp.	$(14,996)	$(36,595)	$12,237	$15,589		$(23,765)
Net income (loss) per common share:
Basic and diluted	$(0.66)					$(0.80)
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic and diluted	22,557			7,025	(n)	29,582

(1)
Refer to Note 2 for reclassification of PCS and Solara historical information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — General Information
Basis of presentation
The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that reflect the GAAP accounting for the the PCS Acquisition, the Solara Acquisition (collectively, “the Acquisitions”) and the issuance of the shares of Class A Common Stock offerred hereby, and are prepared to illustrate the estimated effects of the Acquisitions and the offering to the Company’s audited historical financial statements.
AdaptHealth’s historical results reflect AdaptHealth’s unaudited consolidated balance sheet as of March 31, 2020, unaudited consolidated statement of operations for the three months ended March 31, 2020, and audited consolidated statement of operations for the year ended December 31, 2019. PCS’s historical results reflect the unaudited consolidated statement of operations for the twelve-month period ended December 31, 2019. Solara’s historical results reflect the audited consolidated statement of operations for the twelve month period ended December 31, 2019, the unaudited consolidated statement of operations for the three month period ended March 31, 2020, and the unaudited condensed consolidated balance sheet as of March 31, 2020.
Description of the PCS Acquisition
On January 2, 2020, AdaptHealth purchased 100% of the equity interests of PCS, a subsidiary of McKesson Corporation (“McKesson”). PCS currently provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. PCS maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. AdaptHealth allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $16.3 million to accounts receivable, $0.5 million to equipment and other fixed assets, $1.4 million to goodwill, and $3.2 million of net liabilities to other working capital accounts. Management of AdaptHealth will finalize the measurement of the separately identifiable assets acquired and the liabilities assumed at the acquisition date in accordance with the requirements of FASB ASC Topic 805, Business Combinations. In addition, AdaptHealth may be required to make an additional payment of $1.5 million to McKesson after the closing of the PCS Acquisition pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the PCS Acquisition. The total investment, including restructuring costs until PCS is fully integrated on AdaptHealth Corp.’s platform in the latter half of 2020, is expected to be approximately $30 million.
Description of the Solara Acquisition
On May 25, 2020, AdaptHealth signed a Stock Purchase Agreement and Agreement and Plan of Merger to acquire 100% of the equity interests of Solara. We believe Solara is one of the largest independent distributors of continuous glucose monitors (“CGM”) in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. Solara maintains extensive relationships with leading national manufacturers, managed healthcare plans and is a registered pharmacy in all 50 states.
The base purchase price for the Solara Acquisition is $425 million, consisting of a combination of cash, and 3,906,250 shares of Class A Common Stock, par value $0.0001 per share, of AdaptHealth valued at $16 per share. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives pro forma effect to the Solara Acquisition as if was completed on March 31, 2020, and includes an allocation of the base purchase price to the estimated fair values of Solara’s net assets at such date, including $24.2 million to accounts receivable, $9.4 million to inventory, $4.5 million to equipment and other fixed assets, $389.3 million to goodwill, $14.0 million to estimated identifiable intangible assets, $19.3 million to accounts payable and accrued expenses, and $2.9 million of net assets in other working capital accounts.
The closing of the Solara Acquisition is subject to the satisfaction or waiver of certain closing conditions. This offering is not conditioned on the consummation of the Solara Acquisition or the related transactions, and there can be no assurance that the Solara Acquisition or any of the related transactions described herein will close.
Description of the Primary Offering
AdaptHealth expects to sell 8.0 million shares of Class A Common Stock pursuant to this prospectus for net proceeds of approximately $115.2 million, net of estimated underwriter fees and other transaction fees and expenses, based on a public offering price of $15.50 per share. AdaptHealth expects to use the net proceeds from this offering for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital.
Basis of the Pro Forma Presentation
Upon consummation of the Solara Acquisition, Solara will adopt AdaptHealth’s accounting policies. AdaptHealth may identify differences between the accounting policies among the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.
Note 2 — Reclassifications to Historical Financial Information of PCS and Solara
Certain balances and transactions presented in the historical financial statements of PCS and Solara included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of the financial statements of AdaptHealth as indicated in the tables below.
Solara Balance Sheet Reclassifications at March 31, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Assets:
Accounts receivable, net	$25,991	$(1,788)	$24,203
Equipment and other fixed assets, net	$2,517	$1,994	$4,511
Rental pumps, net	$1,994	$(1,994)	$—
Liabilities:
Accounts payable and accrued expenses	$—	$28,158	$28,158
Accounts payable	$13,555	$(13,555)	$—
Accrued expenses	$16,576	$(16,576)	$—
Other liabilities	$—	$5,397	$5,397
Contingent consideration, current portion	$5,212	$(5,212)	$—
Total stockholders’ equity:
Total stockholders’ equity (deficit) attributable to AdaptHealth Corp.	$—	$12,409	$12,409
Total members’ equity	$12,409	$(12,409)	$—
Solara Statement of Operations Reclassifications for the Three Months Ended March 31, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Net revenue	$39,681	$(805)	$38,876
Costs and expenses:
Cost of Sales	$24,387	$9,771	$34,158
General and administrative expenses	$—	$1,631	$1,631
Depreciation, excluding patient equipment depreciation	$—	$160	$160
Selling, general and administrative expenses	$12,398	$(12,398)	$—
Other income	$(31)	$31	$—

Solara Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Net revenue	$183,352	$(3,780)	$179,572
Costs and expenses:
Cost of Sales	$113,335	$33,334	$146,669
General and administrative expenses	$—	$6,521	$6,521
Depreciation, excluding patient equipment depreciation	$—	$590	$590
Selling, general and administrative expenses	$44,360	$(44,360)	$—
Other income	$(135)	$135	$—
PCS Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of Sales	$82,263	$81,509	$163,772
General and administrative expenses	$—	$5,563	$5,563
Depreciation, excluding patient equipment depreciation	$—	$235	$235
Selling, distribution, and administrative expenses	$82,483	$(82,483)	$—
Restructuring Charges	$4,838	$(4,838)	$—
Interest expense (income)	$—	$(90)	$(90)
Other expense, net	$(104)	$104	$—
Note 3 — Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2020 are as follows:
(a)
Represents the following adjustments:

(1)
Reduction of $21.6 million representing Solara’s March 31, 2020 cash balance since cash will not be acquired in connection with the Solara Acquisition;

(2)
Increase of $225.0 million to reflect the expected equity investment in the form of common stock and non-voting stock to partially fund the Solara Acquisition;

(3)
Increase of $465.0 million to reflect the expected issuance of new long-term debt to partially fund the Solara Acquisition;

(4)
Reduction of $327.9 million to reflect the payoff of existing long-term debt;

(5)
Reduction of $370.3 million to reflect the expected closing date payment in connection with the Solara Acquisition to fund the purchase price and the related transaction expenses; and

(6)
Increase of $115.2 million to reflect the net proceeds from the primary offering assuming the sale of 8.0 million shares at a public offering price of $15.50 per share.

(b)
Represents adjustments to reflect certain assets included in the historical March 31, 2020 balance sheet of Solara that will not be acquired by AdaptHealth.

(c)
Represents the following adjustments: (1) reduction of $110.3 million representing goodwill included in the historical March 31, 2020 balance sheet of Solara and (2) increase of $389.3 to reflect estimated goodwill in connection with AdaptHealth’s acquisition accounting for the Solara Acquisition.

(d)
Represents the following adjustments: (1) reduction of $53.2 million representing intangible assets included in the historical March 31, 2020 balance sheet of Solara and (2) increase of $14.0 million to reflect estimated identifiable intangible assets in connection with AdaptHealth’s acquisition accounting for the Solara Acquisition.

(e)
Represents adjustments to reflect certain accrued expenses included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth.

(f)
Represents the following adjustments: (1) reduction of $1.7 million representing the current portion of long-term debt balance included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth, (2) increase of $11.6 million to reflect the current portion of long-term debt expected to be incurred to partially fund the Solara Acquisition and (3) decrease of $1.5 million to reflect the payoff of existing long-term debt.

(g)
Represents adjustment to reflect certain other liabilities included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth.

(h)
Represents the following adjustments: (1) reduction of $179.5 million representing the long-term debt balance included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth, (2) increase of $453.4 million to reflect the long-term debt expected to be incurred to partially fund the Solara Acquisition and (3) reduction of $326.4 million to reflect the payoff of existing long-term debt.

(i)
Represents the following adjustments: (1) decrease of $12.4 million representing the total members’ equity balance included in the historical March 31, 2020 balance sheet of Solara, (2) increase of $225.0 million to reflect the expected equity investment in the form of common stock and non-voting stock to partially fund the Solara Acquisition, (3) increase of $62.5 million to reflect the expected issuance of common stock in connection with the Solara Acquisition, (4) reduction of $7.8 million to reflect estimated transaction costs associated with the Solara acquisition and (5) increase of $115.2 million to reflect the net proceeds from the primary offering assuming the sale of 8.0 million shares at a public offering price of $15.50 per share, and estimated other transaction fees and expenses.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2020 and for the year ended December 31, 2019 are as follows:
(j)
Represents the following adjustments: (1) elimination of Solara’s historical intangible amortization expense of $1.6 million, and (2) increase of $0.7 million to reflect estimated amortization expense associated with the estimated intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition.

(k)
Represents the following adjustments: (1) elimination of Solara’s historical interest expense on long-term debt of $3.5 million, (2) elimination of Solara’s historical amortization of deferred financing costs of $0.1 million, (3) decrease of $3.4 million to reflect interest expense on AdaptHealth’s existing credit facility and (4) increase of $4.3 million to reflect estimated interest expense associated with the issuance of new long-term debt in order to partially fund the Solara Acquisition.

(l)
Adjustment to eliminate the historical tax expense of AdaptHealth and Solara and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate for the respective period. However, the effective tax rate of the combined company could be different depending on post-acquisition activities.
(m)
Represents the pro forma adjustment to the noncontrolling interest resulting from the PCS Acquisition and the Solara Acquisition.

(n)
Represents adjustment to AdaptHealth historical weighted average basic and diluted common shares outstanding to include incremental shares to be issued in connection with the Solara Acquisition and the primary offering and the shares exchanged by Deerfield in the Deerfield Exchange, and the dilutive effect of other potential common shares outstanding.

(o)
Represents the following adjustments: (1) elimination of Solara’s historical intangible amortization expense of $6.5 million and (2) increase of $2.8 million to reflect estimated amortization expense associated with the estimated intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition.

(p)
Represents the following adjustments: (1) elimination of Solara’s historical interest expense on long-term debt of $12.9 million, (2) elimination of Solara’s historical amortization of deferred financing costs of $0.4 million, (3) decrease of $15.2 million to reflect interest expense on AdaptHealth’s existing credit facility and (4) increase of $17.1 million to reflect estimated interest expense associated with the issuance of new long-term debt in order to partially fund the Solara Acquisition.

USE OF PROCEEDS
We expect that the net proceeds from this offering will be approximately $115.2 million (or $132.6 million if the underwriters exercise their option to purchase additional shares in full). We expect to use the net proceeds from this offering for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital. Consummation of this offering is not contingent on the completion of the Solara Acquisition.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:
•
on an actual basis;

•
on an as adjusted basis to give effect to the issuance and sale of 8,000,000 shares of our Class A Common Stock in this offering at a public offering price of $15.50 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us; and

•
on a pro forma as adjusted basis to give further effect to (1) the consummation of the Solara Acquisition (including the issuance of 3,906,250 shares of Class A Common Stock to the Solara shareholders as consideration), (2) the incurrence of $137.1 million aggregate principal amount of incremental debt, (3) the issuance of 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock to the OEP Purchaser pursuant to the OEP Investment Agreement, (4) the issuance of 35,000 shares of Series B-2 Preferred Stock to Deerfield Partners pursuant to the Deerfield Investment Agreement, (5) the issuance of 158,105.47 shares of Series B-1 Preferred Stock in exchange for 15,810,547 shares of Class A Common Stock in the Deerfield Exchange, (6) the filing of the Certificates of Designations related to the Series A Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock and (7) $ 7.8 million estimated related financing and transaction costs.

You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and other financial information included elsewhere in this prospectus.
	At March 31, 2020
(in thousands, except per share data)	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)(2)(3)
	(unaudited)
Cash and cash equivalents	$48,164	$163,324	$155,060
Debt
Long-term debt, less current portion	$463,553	$463,553	$590,552
Current portion of long-term debt	2,616	2,616	12,678
Total debt	$466,169	$466,169	$603,230
Shareholders’ equity
Class A Common Stock, par value of $0.0001 per share, 210,000 shares authorized; 43,354 shares issued and outstanding (actual), 51,354 shares issued and outstanding (as adjusted) and 50,380 shares issued and outstanding (pro forma as adjusted)	4	5	5
Class B Common Stock, par value of $0.0001 per share, 35,000 shares authorized; 30,564 shares issued and outstanding	3	3	3
Preferred Stock, par value $0.0001 per share, 5,000 shares authorized (actual, as adjusted, pro forma as adjusted)
Series A Preferred Stock, 0 shares issued and outstanding (actual, as adjusted), 40 shares issued and outstanding (pro forma as adjusted)	—	—	1
Series B-1 Preferred Stock, 0 shares issued and outstanding (actual, as adjusted), 158 shares issued and outstanding (pro forma as adjusted)	—	—	1
Series B-2 Preferred Stock, 0 shares issued and outstanding (actual, as adjusted), 35 shares issued and outstanding (pro forma as adjusted)	—	—	1

	At March 31, 2020
(in thousands, except per share data)	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)(2)(3)
	(unaudited)
Additional paid-in capital	21,844	137,003	424,500
Accumulated deficit	(27,368)	(27,368)	(35,193)
Accumulated other comprehensive (loss) income	(5,139)	(5,139)	(5,139)
Total stockholders’ equity attributable to AdaptHealth Corp.	$(10,656)	$104,504	$384,179
Total capitalization	$455,513	$570,673	$987,409

(1)
Assumes that the underwriters’ option is not exercised.

(2)
The pro forma as adjusted information is illustrative only and will change based on the final terms of these transactions.

(3)
This offering is not conditioned on the consummation of the Solara Acquisition or the related transactions, and there can be no assurance that the Solara Acquisition or any of the related transactions described herein will close.

MARKET INFORMATION
Our Class A Common Stock is currently listed on Nasdaq under the symbol “AHCO.” Through November 8, 2019, our common stock was quoted under the symbol “DFB.” As of June 26, 2020, there were 44 holders of record of shares of our Class A Common Stock and 18 holders of record of shares of our Class B Common Stock. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B Common Stock.

DIVIDENDS
We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in any of our existing or future indebtedness.

SELECTED FINANCIAL DATA
The following tables show selected historical consolidated financial information for the periods and as of the dates indicated. The selected historical consolidated financial information as of and for the three months ended March 31, 2020 and 2019 was derived from the unaudited historical consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements not included in this prospectus.
Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. Historical results are not necessarily indicative of future operating results. The selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
	(unaudited)		(audited)
Consolidated Statement of Operations Data:
Total net revenue	$191,439	$119,498	$529,644	$345,278	$192,559	$174,316
Operating income	$9,311	$5,348	$29,697	$31,091	$16,088	$2,323
Net (loss) income attributable to AdaptHealth Corp.	$(158)	$(5,800)	$(14,996)	$23,260	$9,687	$(4,183)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$24,380	$16,232	$60,418	$68,427	$45,931	$29,935
Net cash used in investing activities	$(111,330)	$(26,179)	$(84,870)	$(96,284)	$(15,077)	$(2,676)
Net cash provided by (used in) financing activities	$58,235	$(369)	$76,144	$48,769	$(30,263)	$(27,580)
(in thousands)	March 31, 2020	December 31,
		2019	2018	2017
	(unaudited)	(audited)
Balance Sheet Data:
Total assets	$661,839	$546,122	$368,957	$111,984
Total long-term debt, including current portion	$466,169	$396,833	$134,185	$20,312
Total stockholders’ equity (deficit) / members’ equity (deficit).	$(29,447)	$(29,248)	$102,769	$(637)

The following table sets forth EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
	(unaudited)
EBITDA	$26,051	$18,198	$90,142	$77,569	$43,580	$28,886
Adjusted EBITDA	$30,460	$28,216	$123,021	$84,447	$45,035	$33,104
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973	$75,600	$45,083	$19,186	$7,625
The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017	2016
	(unaudited)
Net (loss) income attributable to AdaptHealth Corp.	$(158)	$(5,800)	$(14,996)	$23,260	$9,687	$(4,183)
Income attributable to noncontrolling interest	424	348	2,111	1,077	580	563
Interest expense excluding change in fair value of interest rate swaps.	7,938	3,558	27,878	8,000	5,041	5,761
Interest expense (income) – change in fair value of interest rate swaps	—	2,702	11,426	(547)	—	—
Income tax expense (benefit)	1,107	2,418	1,156	(2,098)	249	(208)
Depreciation	16,740	14,972	62,567	47,877	27,816	26,563
Loss from discontinued operations, net of tax	—	—	—	—	207	390
EBITDA	26,051	18,198	90,142	77,569	43,580	28,886
Loss on extinguishment of debt, net(a)	—	2,121	2,121	1,399	324	—
Equity-based compensation expense(b)	2,223	5,223	11,070	884	49	49
Transaction costs(c)	2,858	2,516	15,984	2,514	—	—
Severance(d)	419	141	2,301	1,920	826	430
Other non-recurring (income) expense(e)	(1,091)	17	1,403	161	256	3,739
Adjusted EBITDA	30,460	28,216	123,021	84,447	45,035	33,104
Less: Patient equipment capex(f)	(12,967)	(11,243)	(47,421)	(39,364)	(25,849)	(25,479)
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973	$75,600	$45,083	$19,186	$7,625

(a)
Represents write offs of deferred financing costs in 2019 and 2018 and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment in 2018.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards incurred in 2019.

(c)
Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
The 2020 period includes a $2.0 million reduction in the fair value of an earnout liability, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement. The year ended December 31, 2019 includes a net $0.9 million increase in the fair value of earnout liabilities and $0.5 million of other non-recurring expenses.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with AdaptHealth’s consolidated financial statements and the accompanying notes included in this prospectus. All amounts presented are in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this prospectus, particularly “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
AdaptHealth Corp. Overview
AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. The Company focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The Company services beneficiaries of Medicare, Medicaid and commercial insurance payors. As of March 31, 2020, AdaptHealth services over 1.6 million patients annually in all 50 states through its network of 220 locations in 38 states. Following the consummation of the Solara and ActivStyle acquisitions, AdaptHealth expects to service more than 1.7 million patients annually. The Company’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.
Trends and Factors Affecting AdaptHealth’s Future Performance
Significant trends and factors that AdaptHealth believes may affect its future performance include:
•
Home Medical Equipment Growth.   According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth’s total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines comprised approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, the Company believes it has more than doubled its addressable market to more than $25 billion.

•
Aging U.S. Population.   The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth’s products and services, is expected to continue to grow and thus grow AdaptHealth’s market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but they are also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060.

•
Increasing Prevalence of Chronic Conditions.   HME is necessary to help treat significant health issues affecting millions of Americans, such as chronic obstructive pulmonary disease, congestive heart failure, obstructive sleep apnea and diabetes. AdaptHealth believes that CGM and diabetes represent a $16 billion market segment.

•
Increasing Prevalence of and Preference for In-Home Treatments.   The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. AdaptHealth believes that medical supplies to the home represents a $10 billion market segment.
•
Home Care is the Lowest Cost Setting.   Not only is in-home care typically just as effective as care delivered in an inpatient setting, but it has also proven to be more cost effective. This is especially important within the context of government pressures to lower the cost of care, pushing clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. In-home care offers a significant cost reduction opportunity relative to facility based care without sacrificing quality.

Certain additional items may impact the comparability of the historical results presented below with AdaptHealth’s future performance, such as the cost of being a public company. To operate as a public company, AdaptHealth is required to continue to implement changes in certain aspects of its business and develop, manage, and train management level and other employees to comply with ongoing public company requirements, including compliance with Section 404 and the evaluation of the effectiveness of internal controls over financial reporting. AdaptHealth also incurs other expenses as a public company, including expenses associated with public reporting obligations, proxy statements and stockholder meetings, stock exchange fees, transfer agent fees, SEC and Financial Industry Regulatory Authority filing fees and offering expenses.
Impact of the COVID-19 Pandemic
AdaptHealth’s priorities during the COVID-19 pandemic are protecting the health and safety of its employees (including patient-facing employees providing respiratory and other services), maximizing the availability of its services and products to support patient health needs, and the operational and financial stability of its business.
In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, AdaptHealth activated certain business interruption protocols, including acquisition and distribution of personal protective equipment (PPE) to its patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of its workforce to “work-from-home” status. AdaptHealth also increased its cash liquidity by, among other things, seeking recoupable advance payments of approximately $47 million made available by CMS under the CARES Act legislation, which was received in April 2020. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. HHS has indicated that CARES Act provider relief fund are subject to ongoing reporting and changes to the terms and conditions. To the extent that reporting requirements and terms and conditions are modified, it may affect AdaptHealth’s ability to comply and may require the return of funds. Furthermore, HHS has indicated that it will be closely monitoring and, along with the OIG, auditing providers to ensure that recipients comply with the terms and conditions of relief programs and to prevent fraud and abuse. All providers will be subject to civil and criminal penalties for any deliberate omissions, misrepresentations or falsifications of any information given to HHS. As the result of these actions, and the lack of disruption to date of its vendors’ ability to supply product despite the COVID-19 pandemic, AdaptHealth has been able to substantially maintain its operations.
While the impact of the COVID-19 pandemic, the National Emergency Declaration and the various state and local government imposed stay-at-home restrictions did not have a material impact on AdaptHealth’s consolidated operating results for the three months ended March 31, 2020, AdaptHealth has begun to experience declines in net revenues in certain services associated with elective medical procedures (such as commencement of new CPAP services and medical equipment and orthopedic supply related to facility discharges) and such declines may continue during the duration of the COVID-19 pandemic. In response to these declines, as well as certain over staffing related to recent acquisitions, AdaptHealth conducted a workforce assessment and implemented a reduction in force in April 2020 resulting in the elimination of approximately 6% of its workforce. In connection with the workforce reductions, AdaptHealth will incur a one-time charge for severance and related expenses estimated to be approximately $1.6 million.
Offsetting these declines in net revenue, AdaptHealth is experiencing an increase in net revenue related to increased demand for certain respiratory products (such as oxygen), increased sales in its resupply businesses (primarily as a result of the increased ability to contact patients at home as a result of state and local government imposed stay-at-home orders) and the one-time sale of certain respiratory equipment (primarily ventilators, bi-level PAP devices and oxygen concentrators) to hospitals and local health agencies. Additionally, suspension of Medicare sequestration through December 31, 2020 (resulting in a 2% increase in Medicare payments to all providers), and recent regulatory guidance from CMS expanding telemedicine and reducing documentation requirements during the emergency period, are expected to result in increased net revenues for certain products and services.
The full extent of the impact of the COVID-19 pandemic on AdaptHealth’s business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict. For additional information on risk factors that could impact AdaptHealth’s results, please refer to “Risk Factors” in this prospectus.
Recent Developments
Solara Purchase Agreement
On May 25, 2020, the Company, AdaptHealth LLC, Eleanor Merger Sub, Solara and Solara Blocker Seller entered into the Solara Purchase Agreement, pursuant to which Solara Blocker Seller agreed to sell to the Company, and the Company agreed to purchase from Solara Blocker Seller, all of the issued and outstanding equity interests in Solara Blocker and Eleanor Merger Sub agreed to be merged with and into Solara, resulting in each of Solara Blocker and Solara becoming subsidiaries of the Company, subject to the satisfaction or waiver of certain conditions as further discussed below. We believe Solara is one of the largest independent distributors of CGMs in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. Solara maintains extensive relationships with leading national manufacturers, managed healthcare plans and is a registered pharmacy in all 50 states.
The base purchase price for the Solara Acquisition is $425 million, consisting of a combination of cash and 3,906,250 shares of Class A Common Stock valued at $16 per share, payable at the closing, subject to customary adjustments to the cash portion of such payment for Solara’s cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount), and subject to approximately $10 million to be withheld in escrow to fund certain potential indemnification matters.
The consummation of the Solara Acquisition is subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Solara Purchase Agreement, the compliance by the parties with the covenants in the Solara Purchase Agreement, the absence of any legal order barring the Solara Acquisition and the termination or expiration of the waiting period under the Hart-Scott-Rodino Act. The parties also have customary termination rights, including the right of either party to terminate the Solara Purchase Agreement if the consummation of the Solara Acquisition has not occurred within 120 days after signing unless the failure of the Solara Acquisition to be consummated was substantially caused by such party; provided, however, Solara and Solara Blocker Seller may elect to extend this date for an additional 30 days. The Solara Acquisition is expected to close on or about July 1, 2020 subject to the satisfaction of the closing conditions.
The Company intends to fund the Solara Acquisition and the associated costs through a combination of incremental debt and newly-issued equity (each as described further below), as well as cash on hand or its current line of credit.
Debt Commitment Letter
In connection with the signing of the Solara Purchase Agreement, AdaptHealth LLC entered into the Debt Commitment Letter, pursuant to which the Lenders have committed to provide the Incremental Term

Facility to AdaptHealth LLC in an aggregate principal amount of up to $240.6 million. The Incremental Term Facility would be available to finance the Solara Acquisition and pay related fees and expenses.
The funding of the Incremental Term Facility is contingent on the satisfaction of customary conditions, including, among other things, the execution and delivery of definitive documentation in accordance with the terms set forth in the Debt Commitment Letter and the consummation of the Solara Acquisition in accordance with the terms of the Solara Purchase Agreement.
OEP Investment Agreement
Pursuant to the OEP Investment Agreement, the OEP Purchaser has agreed, subject to the terms and conditions therein, to purchase in a private placement up to $190 million in the aggregate of shares of Class A Common Stock and shares of a new series of preferred stock of the Company designated as “Series A Convertible Preferred Stock,” which would be convertible into Class A Common Stock upon the obtaining of stockholder approval. Pursuant to the OEP Investment Agreement, the closing of the OEP Investment will occur immediately prior to the closing of the Solara Acquisition, subject to the expiration of the waiting period under the Hart-Scott-Rodino Act and certain other conditions.
Deerfield Agreements
On June 24, 2020, the Company entered into the Deerfield Exchange Agreement pursuant to which, on the date thereof, Deerfield exchanged 15,810,547 shares of Class A Common Stock held by it for 158,105.47 shares of Series B-1 Preferred Stock, Common Stock, for Series B-1 Preferred Stock, which is substantially equivalent to Class A Common Stock except that it has no voting rights (subject to limited exceptions), is subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock and has a liquidation preference of $0.0001 per share of Series B-1 Preferred Stock.
On June 24, 2020, the Company also entered into the Deerfield Investment Agreement, pursuant to which Deerfield Partners has agreed to purchase, subject to the terms and conditions therein, $35 million of Series B-2 Preferred Stock. After stockholder approval is obtained, the Company or Deerfield Partners may convert each share of Series B-2 Preferred Stock into 0.72727273 shares of Series B-1 Preferred Stock (subject to certain anti-dilution adjustments) at its election (and each share of Series B-1 Preferred Stock is further convertible into 100 shares of Class A Common Stock, subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock, and certain anti-dilution adjustments). The Series B-2 Preferred Stock will be non-voting. Pursuant to the Deerfield Investment Agreement, the closing of the investment will occur immediately prior to the closing of the Solara Acquisition, subject to certain customary conditions.
Put/Call Option and Consent Agreement
On May 25, 2020, the Company and AdaptHealth Holdings entered into the Put/Call Agreement with certain of the BlueMountain Entities. Pursuant to the Put/Call Agreement, during the Option Period, the Option Parties may require the Company to purchase up to 1,898,967 shares of Class A Common Stock and/or Consideration Units at a price per share equal to the greater of (x) $14.50 and (y) 85% of the 30-day volume-weighted average price per share of the Class A Common Stock on the date the exercise notice is delivered. During the Option Period, the Company may also require the Option Parties to sell up to 1,898,967 shares of Class A Common Stock and/or Consideration Units to the Company at a price per share of Class A Common Stock or per Consideration Unit of $15.76.
ActivStyle Acquisition
On May 8, 2020, the Company entered into a definitive agreement to acquire ActivStyle, a leading direct-to-consumer supply company that provides incontinence and urology products to patients throughout the United States, for a purchase price of $62 million in cash, subject to customary adjustments and approximately $6.2 million to be withheld in escrow to fund certain potential indemnification matters. The ActivStyle acquisition is expected to close on or about July 1 2020 subject to the satisfaction of the closing conditions.

The Company intends to fund the acquisition of ActivStyle and the associated costs through the incremental debt and newly-issued equity described above, as well as cash on hand or its current line of credit.
This offering is not conditioned upon the closing of any of the foregoing transactions, and none of the foregoing transactions is conditioned upon the closing of this offering.
Key Components of Operating Results
Net Revenue.   Net revenue is recorded for services that AdaptHealth provides to patients for home healthcare equipment, medical supplies to the home and related services. AdaptHealth’s primary service lines are (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from OSA, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. Revenues are recorded either (x) at a point in time for the sale of supplies and disposables, or (y) over the service period for equipment rental (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment), at amounts estimated to be received from patients or under reimbursement arrangements with Medicare, Medicaid and other third-party payors, including private insurers. For the year ended December 31, 2019, approximately 60% and 40% of revenues were recognized at a point in time and over the service period, respectively. For the year ended December 31, 2018, approximately 55% and 45% of revenues were recognized at a point in time and over the service period, respectively. Net revenues are net of related provision for doubtful accounts and implicit price concessions. Provision for doubtful accounts consists of billed charges that are ultimately deemed uncollectible due to a patient’s or a third-party payor’s inability or unwillingness to pay. The amount is based on management’s best estimate of the net realizable value of accounts receivable. Variable consideration in the form of implicit price concessions that are not expected to be collected from customers are recorded as a direct reduction of net revenues.
The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2019, using the modified retrospective transition method. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenues. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts.
Cost of Net Revenue.   Cost of net revenue primarily includes the cost of non-capitalized medical equipment and supplies, distribution expenses, labor costs, facilities rental costs, third-party revenue cycle management costs and depreciation for capitalized patient equipment. Distribution expenses represent the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; salaries, benefits and other costs related to drivers and dispatch personnel; and amounts paid to couriers.
General and Administrative Expenses.   General and administrative expenses consist of corporate support costs including information technology, human resources, finance, contracting, legal, compliance, leadership, equity-based compensation, transaction expenses and other administrative costs.
Depreciation, Excluding Patient Equipment Depreciation.   Depreciation expense includes depreciation charges for capital assets other than patient equipment (which is included as part of the cost of net revenue).
Factors Affecting AdaptHealth’s Operating Results
AdaptHealth’s operating results and financial performance are influenced by certain unique events during the periods discussed herein, including the following:

Acquisitions
AdaptHealth accounts for its acquisitions in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in the historical results of AdaptHealth for the periods following the closing of the acquisition. The most significant of these acquisitions impacting the comparability of AdaptHealth’s operating results in the first quarter of 2020 compared to the first quarter of 2019 were SleepMed Therapies, Inc. (“SleepMed”) acquired in July 2019, Choice Medical Healthcare, Inc. (“Choice”) acquired in October 2019, the Patient Care Solutions business (“PCS”) acquired from McKesson Corporation in January 2020, Healthline Medical Equipment, LLC (“Healthline”) acquired in February 2020, and Advanced Home Care, Inc. (“Advanced”) acquired in March 2020. The most significant of these acquisitions impacting the comparability of AdaptHealth’s operating results in 2019 compared to 2018 were PPS HME Holdings (“PPS”) acquired in May 2018, Verus Healthcare, Inc. (“Verus”) acquired in May 2018, Home Medical Express, Inc. (“HMEI”) acquired in July 2018, Med Way Medical, Inc. acquired in December 2018, Continued Care of Long Island, Inc. acquired in October 2018, SleepMed, and Gould’s Discount Medical, LLC (“Gould’s”) acquired in January 2019. Refer to Note 3, Significant Transactions, included in our consolidated interim financial statements for the three months ended March 31, 2020 and Note 3, Acquisitions, included in our consolidated financial statements for the year ended December 31, 2019, each included in this prospectus for additional information regarding AdaptHealth’s acquisitions.
Debt and Recapitalization
In March 2019, AdaptHealth restructured its debt borrowings with its bank group. The debt restructuring consisted of $425 million in credit facilities, which included a $300 million Initial Term Loan (the “Credit Facility Term Loan”), $50 million Delayed Draw Term Loan (the “Delayed Draw Term Loan”), and $75 million Revolving Credit Facility (the “New Revolver”), all with maturities in March 2024.
In March 2019, AdaptHealth entered into a Note and Unit Purchase Agreement with an investor. In connection with the agreement, membership interests in AdaptHealth Holdings were purchased for $20 million, and AdaptHealth also signed the Original Promissory Notes.
The transactions consummated with respect to the debt restructuring and the Note and Unit Purchase Agreement are hereinafter referred to as the “2019 Recapitalization.”
In connection with the closing of the Business Combination, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio (as defined therein) thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility. In addition, in November 2019, the Company repaid $50.0 million under the Credit Facility Term Loan; such repayment satisfied the principal payments required to be paid through September 2023. Further, in connection with the closing of the Business Combination, the Original Promissory Notes were replaced with the A&R Promissory Notes with a principal amount of $100.0 million. In addition, the investor converted certain of its members’ equity interests to a $43.5 million promissory note. The A&R Promissory Notes, together with the $43.5 million Promissory Notes, are collectively referred to herein as the “BM Notes.” The outstanding principal balance under the BM Notes is due on November 8, 2029 and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (“PIK”), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. In connection with the Put/Call Agreement, the Company irrevocably agreed to pay all PIK interest payable under the BM Notes following the closing of the Solara Acquisition in cash rather than through an increase in the principal amount of the notes. See “— Liquidity and Capital Resources.”
In connection with the acquisition of Advanced in March 2020, the Company borrowed $50.0 million under the Delayed Draw Term Loan. Additionally, in March 2020, the Company borrowed $20.0 million under the New Revolver as a precaution in light of the coronavirus health crisis; such amount was repaid in April 2020.

Seasonality
AdaptHealth’s business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. AdaptHealth’s quarterly operating results may fluctuate significantly in the future depending on these and other factors.
Key Business Metrics
AdaptHealth focuses on net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex as it reviews its performance. Total net revenue is comprised of net sales revenue and net revenue from fixed monthly equipment reimbursements less a provision for doubtful accounts and implicit price concessions. Net sales revenue consists of revenue recognized at a point in time for the sale of supplies and disposables. Net revenue from fixed monthly equipment reimbursements consists of revenue recognized over the service period for equipment (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment).
	Three months ended
	March 31, 2020		March 31, 2019
Net Revenue (in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage
	(Unaudited)
Net sales revenue:
Sleep	$68,894	36.0%	$47,127	39.4%
Supplies to the home	33,339	17.4%	2,029	1.7%
HME	11,579	6.0%	10,489	8.8%
Respiratory	2,768	1.4%	1,279	1.1%
Other	12,393	6.5%	8,032	6.7%
Total net sales revenue	$128,973	67.3%	$68,956	57.7%
Net revenue from fixed monthly equipment reimbursements:
Sleep	$22,669	11.8%	$18,057	15.1%
HME	12,177	6.4%	10,243	8.6%
Respiratory	25,007	13.1%	20,429	17.1%
Other	2,613	1.4%	1,813	1.5%
Total net revenue from fixed monthly equipment reimbursements	$62,466	32.7%	$50,542	42.3%
Total net revenue:
Sleep	$91,563	47.8%	$65,184	54.5%
Supplies to the home	33,339	17.4%	2,029	1.7%
HME	23,756	12.4%	20,732	17.4%
Respiratory	27,775	14.5%	21,708	18.2%
Other	15,006	7.9%	9,845	8.2%
Total net revenue	$191,439	100.0%	$119,498	100.0%

	Three months ended
	March 31, 2019		June 30, 2019		September 30, 2019		December 31, 2019
Net Revenue (in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Total	Revenue Percentage
	(Unaudited)
Net sales revenue – Point in time
Sleep	$47,127	39.4%	$50,433	40.6%	$59,117	43.3%	$67,865	45.4%	$224,542	42.4%
Respiratory	1,279	1.1%	1,445	1.2%	1,397	1.0%	1,659	1.1%	5,780	1.1%
HME	11,042	9.2%	10,966	8.8%	11,963	8.8%	11,977	8.0%	45,948	8.7%
Other	9,509	8.0%	10,151	8.2%	10,587	7.8%	9,934	6.6%	40,181	7.5%
Total Net sales revenue	$68,957	57.7%	$72,995	58.8%	$83,064	60.9%	$91,435	61.1%	$316,451	59.7%
Net revenue from fixed monthly equipment reimbursements
Sleep	$18,057	15.1%	$18,944	15.3%	$20,761	15.2%	$23,084	15.4%	$80,846	15.3%
Respiratory	20,429	17.1%	20,010	16.1%	19,646	14.4%	21,333	14.3%	81,418	15.4%
HME	10,370	8.7%	10,294	8.3%	11,103	8.1%	11,445	7.7%	43,212	8.2%
Other	1,686	1.4%	1,910	1.5%	1,877	1.4%	2,244	1.5%	7,717	1.4%
Total Net revenue from fixed monthly equipment reimbursements	$50,542	42.3%	$51,158	41.2%	$53,387	39.1%	$58,106	38.9%	$213,193	40.3%
Total net revenue
Sleep	$65,184	54.5%	$69,377	55.9%	$79,878	58.5%	$90,949	60.8%	$305,388	57.7%
Respiratory	21,708	18.2%	21,455	17.3%	21,043	15.4%	22,992	15.4%	87,198	16.5%
HME	21,412	17.9%	21,260	17.1%	23,066	16.9%	23,422	15.7%	89,160	16.9%
Other	11,195	9.4%	12,061	9.7%	12,464	9.2%	12,178	8.1%	47,898	8.9%
Total net revenue	$119,499	100.0%	$124,153	100.0%	$136,451	100.0%	$149,541	100.0%	$529,644	100.0%

	Three months ended
	March 31, 2018		June 30, 2018		September 30, 2018		December 31, 2018
Net Revenue (in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Total	Revenue Percentage
	(Unaudited)
Net sales revenue – Point in time
Sleep	$12,205	21.8%	$25,760	32.8%	$41,226	40.4%	$44,394	40.9%	$123,585	35.8%
Respiratory	1,069	1.9%	1,193	1.5%	1,267	1.2%	1,382	1.3%	4,911	1.4%
HME	9,069	16.2%	9,289	11.8%	8,938	8.7%	9,428	8.7%	36,724	10.6%
Other	5,472	9.8%	6,043	7.8%	6,062	6.0%	7,074	6.4%	24,651	7.2%
Total Net sales revenue	$27,815	49.7%	$42,285	53.9%	$57,493	56.3%	$62,278	57.3%	$189,871	55.0%
Net revenue from fixed monthly equipment reimbursements
Sleep	$7,534	13.5%	$11,709	14.9%	$16,102	15.8%	$17,359	16.0%	$52,704	15.3%
Respiratory	12,167	21.7%	15,627	19.9%	19,246	18.8%	19,301	17.8%	66,341	19.2%
HME	8,354	14.9%	8,770	11.2%	9,180	9.0%	9,638	8.8%	35,942	10.4%
Other	114	0.2%	94	0.1%	135	0.1%	77	0.1%	420	0.1%
Total Net revenue from fixed monthly equipment reimbursements	$28,169	50.3%	$36,200	46.1%	$44,663	43.7%	$46,375	42.7%	$155,407	45.0%
Total net revenue
Sleep	$19,739	35.3%	$37,469	47.7%	$57,328	56.2%	$61,753	56.9%	$176,289	51.1%
Respiratory	13,236	23.6%	16,820	21.4%	20,513	20.0%	20,683	19.1%	71,252	20.6%
HME	17,423	31.1%	18,059	23.0%	18,118	17.7%	19,066	17.5%	72,666	21.0%
Other	5,586	10.0%	6,137	7.9%	6,197	6.1%	7,151	6.5%	25,071	7.3%
Total net revenue	$55,984	100.0%	$78,485	100.0%	$102,156	100.0%	$108,653	100.0%	$345,278	100.0%

Results of Operations
Comparison of Three Months Ended March 31, 2020 and Three Months Ended March 31, 2019.
The following table summarizes AdaptHealth’s consolidated results of operations for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020		2019		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Net revenue	$191,439	100.0%	$119,498	100.0%	$71,941	60.2%
Costs and expenses:
Cost of net revenue	166,540	87.0%	100,227	83.9%	66,313	66.2%
General and administrative expenses	14,347	7.5%	13,083	10.9%	1,264	9.7%
Depreciation, excluding patient equipment depreciation	1,241	0.6%	841	0.7%	400	47.6%
Total costs and expenses	182,128	95.1%	114,151	95.5%	67,977	59.6%
Operating income	9,311	4.9%	5,347	4.5%	3,964	74.1%
Interest expense, net	7,938	4.1%	6,260	5.2%	1,678	26.8%
Loss on extinguishment of debt	—	—	2,121	1.8%	(2,121)	NM
Income (loss) before income taxes	1,373	0.8%	(3,034)	(2.5)%	4,407	(145.3)%
Income tax expense (benefit)	1,107	0.6%	2,418	2.0%	(1,311)	NM
Net income (loss)	266	0.2%	(5,452)	(4.5)%	5,718	(104.9)%
Income attributable to noncontrolling interests	424	0.2%	348	0.3%	76	21.8%
Net loss attributable to AdaptHealth Corp.	$(158)	0.0%	$(5,800)	(4.8)%	$5,642	(97.3)%
Net Revenue.   Net revenue for the three months ended March 31, 2020 was $191.4 million compared to $119.5 million for the three months ended March 31, 2019, an increase of $71.9 million or 60.2%. The increase in net revenue was driven primarily by acquisitions, which increased revenue by $57.9 million (including $33.9 million generated by PCS). The remaining increase in net revenue was primarily attributable to organic growth resulting from stronger CPAP resupply sales and demographic growth in core markets. Net revenue, excluding PCS, was $157.5 million for the three months ended March 31, 2020. As a result of the coronavirus pandemic, during the three months ended March 31, 2020, the Company experienced reduced demand for products that are related to elective medical services, such as CPAP new starts, orthotics, and certain other HME products, and this trend is expected to remain while the coronavirus crisis continues. However, the Company’s CPAP resupply and other supplies business remains healthy, as most patients for that business are in their homes and can be easily contacted to refresh their supplies. Additionally, the coronavirus pandemic has led to an increased demand for respiratory equipment including ventilators and oxygen concentrators.
For the three months ended March 31, 2020, sales revenue (recognized at a point in time) comprised 67% of total net revenue, compared to 58% of total net revenue for the three months ended March 31, 2019. The increase in sales revenue was driven primarily by the PCS acquisition, which is a supplies business, as well as the SleepMed and Choice acquisitions which are primarily CPAP resupply businesses. For the three months ended March 31, 2020, revenue from fixed monthly equipment reimbursements comprised 33% of total net revenue, compared to 42% of total net revenue for the three months ended March 31, 2019. For the three months ended March 31, 2020, excluding PCS, sales revenue and revenue from fixed monthly equipment reimbursements comprised 60% and 40% of net revenue, respectively.

Cost of Net Revenue.
The following table summarizes cost of net revenue for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020		2019		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Costs of net revenue:
Cost of products and supplies	$72,003	37.6%	$34,600	29.0%	$37,403	108.1%
Salaries, labor and benefits	54,651	28.5%	35,618	29.8%	19,033	53.4%
Patient equipment depreciation	15,498	8.1%	14,131	11.8%	1,367	9.7%
Rent and occupancy	4,600	2.4%	3,226	2.7%	1,374	42.6%
Other operating expenses	19,336	10.2%	12,494	10.5%	6,842	54.8%
Transaction costs	627	0.3%	—	—%	627	NM%
Equity-based compensation	551	0.3%	—	—%	551	NM%
Severance	365	0.2%	141	0.1%	224	158.9%
Other non-recurring (income) expenses	(1,091)	(0.6)%	17	—%	(1,108)	NM%
Total cost of net revenue	$166,540	87.0%	$100,227	83.9%	$66,313	66.2%
Cost of net revenue for the three months ended March 31, 2020 was $166.5 million compared to $100.2 million for the three months ended March 31, 2019, an increase of $66.3 million or 66.2%, which is primarily related to acquisition growth (including $39.1 million incurred by PCS). Costs of products and supplies increased by $37.4 million (including $25.9 million incurred by PCS) as a result of acquisition growth, increased CPAP resupply sales, and to a lesser extent, expenses associated with the coronavirus pandemic, including increased personal protective equipment purchases for patient-facing employees providing respiratory and other services. Salaries, labor and benefits increased by $19.0 million (including $7.7 million incurred by PCS) which is primarily related to acquisition growth and increased headcount. The increase in rent and occupancy, other operating expenses, transaction costs and equity-based compensation is related to acquisition growth, primarily from PCS. Cost of net revenue during the three months ended March 31, 2020 included a reduction to expense of $1.1 million, consisting of a $2.0 million reduction in the fair value of an earnout liability, a gain of $0.6 million related to the sale of an investment, offset by a $1.5 million expense related to the PCS Transition Services Agreement.
Cost of net revenue was 87.0% of net revenue for the three months ended March 31, 2020. Excluding PCS, cost of net revenue was $127.4 million, or 80.9% of net revenue, during the three months ended March 31, 2020, compared to 83.9% for the three months ended March 31, 2019. This decrease is primarily due to lower patient equipment depreciation as a percentage of net revenue as a result of a change in product mix as sales revenue was higher in the three months ended March 31, 2020 compared to the comparable period in 2019. Cost of net revenue as a percentage of net revenue for PCS during the three months ended March 31, 2020 was 115.4%, which is primarily due to anticipated restructuring and operating losses incurred during the period as PCS is fully integrated into the Company’s technology platform.
General and Administrative Expenses.   General and administrative expenses for the three months ended March 31, 2020 were $14.4 million compared to $13.1 million for the three months ended March 31, 2019, an increase of $1.3 million or 9.7%. This increase is primarily due to higher labor costs associated with increased headcount, higher professional fees related to acquisition growth and incremental costs associated with operating as a public company, which were offset by a $3.5 million decrease in equity-based compensation expense. The expense recorded during the three months ended March 31, 2019 included $4.9 million in connection with the acceleration of vesting and modification of certain equity-based awards. General and administrative expenses as a percentage of net revenue was 7.5% for the three months ended March 31, 2020, compared to 10.9% for the three months ended March 31, 2019. General and administrative expenses during the three months ended March 31, 2020 included total non-recurring charges of $4.0 million, consisting of $1.7 million in equity-based compensation expense, $2.2 million in transaction costs, and $0.1 million in severance expenses. General and administrative expenses for the three months ended March 31, 2019 included total non-recurring charges of $7.7 million, consisting of $5.2 million in equity-based compensation expense and $2.5 million in transaction costs. Excluding the impact of these non-recurring charges, general and administrative expenses as a percentage of net revenue were 5.4% and 4.5% for the three months ended March 31, 2020 and 2019, respectively.
Interest Expense.   Interest expense for the three months ended March 31, 2020 was $7.9 million compared to $6.3 million for the three months ended March 31, 2019. The increase in interest expense was driven by higher long-term debt obligations to fund acquisitions as well as the 2019 Recapitalization. Additionally, during the three months ended March 31, 2019, AdaptHealth recorded non-cash interest expense representing the change in fair value of its interest rate swap agreements of $2.7 million; such amount would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, AdaptHealth designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income (loss) in equity rather than interest expense. As such, there was no non-cash interest expense related to the Company’s interest rate swap agreements during the three months ended March 31, 2020.
Loss on Extinguishment of Debt.   Loss on extinguishment of debt for the three months ended March 31, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization. There were no such amounts during the three months ended March 31, 2020.
Income Tax Expense.   Income tax expense for the three months ended March 31, 2020 was $1.1 million compared to income tax expense of $2.4 million for the three months ended March 31, 2019. The decrease in income tax expense was primarily related to decreased pre-tax income associated with the tax paying entities.
Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018.
The following table summarizes AdaptHealth’s consolidated results of operations for the years ended December 31, 2019 and December 31, 2018:
	Year Ended December 31,
	2019		2018		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Revenue:
Revenue, net of contractual allowances and discounts			$361,054
Provision for doubtful accounts(1)			(15,776)
Net revenue	$529,644	100.0%	345,278	100.0%	$184,366	53.4%
Costs and expenses:
Cost of net revenue	440,386	83.1%	293,384	85.0%	147,002	50.1%
General and administrative expenses	56,493	10.7%	18,069	5.2%	38,424	212.7%
Depreciation, excluding patient equipment depreciation	3,069	0.6%	2,734	0.8%	335	12.3%
Total costs and expenses	499,948	94.4%	314,187	91.0%	185,761	59.1%
Operating income	29,696	5.6%	31,091	9.0%	(1,395)	(4.5)%
Interest expense, net	39,304	7.4%	7,453	2.2%	31,851	427.4%
Loss on extinguishment of debt, net	2,121	0.4%	1,399	0.4%	722	NM%
(Loss) income before income taxes	(11,729)	(2.2)%	22,239	6.4%	(33,968)	(152.7)%
Income tax expense (benefit)	1,156	0.2%	(2,098)	(0.6)%	3,254	NM
Net (loss) income	(12,885)	(2.4)%	24,337	7.0%	(37,222)	(152.9)%
Income attributable to noncontrolling interests	2,111	0.4%	1,077	0.3%	1,034	96.0%
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	(2.8)%	$23,260	6.7%	$(38,256)	(164.5)%

(1)
The Company adopted ASC 606 effective January 1, 2019, the effects of which have not been reflected in prior periods. The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts. For the year ended December 31, 2019, the Company recorded approximately $27.5 million of implicit price concessions as a direct reduction of net revenue that would have been recorded as provision for doubtful accounts prior to the adoption of ASC 606.

Net Revenue.   Net revenue for the year ended December 31, 2019 was $529.6 million compared to $345.3 million for the year ended December 31, 2018, an increase of $184.4 million or 53.4%. The increase in net revenue was driven primarily by acquisitions, which increased revenue by approximately $156.3 million. The remaining increase in net revenue was attributable to organic growth resulting from demographic growth in core markets and CPAP resupply sales and marketing initiatives. For the year ended December 31, 2019, sales revenue (recognized at a point in time) comprised approximately 60% of total net revenue, compared to approximately 55% of total net revenue for the year ended December 31, 2018. The increase in sales revenue was driven primarily by the Verus and SleepMed acquisitions, which are predominantly CPAP resupply businesses and therefore have a high sales revenue mix, as well as strong organic growth in this category. For the year ended December 31, 2019, revenue from fixed monthly equipment reimbursements comprised approximately 40% of total net revenue, compared to approximately 45% of total net revenue for the year ended December 31, 2018.
Cost of Net Revenue.   Cost of net revenue for the year ended December 31, 2019 was $440.4 million compared to $293.4 million for the year ended December 31, 2018, an increase of $147.0 million or 50.1%. Cost of net revenue as a percentage of net revenue was 83.1% of net revenue for the year ended December 31, 2019, compared to 85.0% of net revenue for the year ended December 31, 2018. The 1.9% decrease in cost of net revenue as a percentage of net revenue is due in part to lower labor expense due to an increased usage of a global workforce, offset by an increase to expense of approximately $0.9 million associated with earnout liability activity relating to acquisitions. The $147.0 million increase in cost of net revenue is primarily attributable to acquisition growth.
General and Administrative Expenses.   General and administrative expenses for the year ended December 31, 2019 were $56.5 million compared to $18.1 million for the year ended December 31, 2018, an increase of $38.4 million or 212.7%. General and administrative expenses as a percentage of net revenue was 10.7% for the year ended December 31, 2019, and 5.2% for the year ended December 31, 2018. General and administrative expenses for the year ended December 31, 2019 included $11.1 million in equity-based compensation expense, $15.6 million in transaction costs, $1.4 million in severance expenses and $0.3 million in other non-recurring expenses. General and administrative expenses for the year ended December 31, 2018 included $0.9 million in equity-based compensation expense, and $2.4 million in transaction costs. Excluding the impact of equity-based compensation expense, transaction costs, severance and other non-recurring expenses, general and administrative expenses as a percentage of net revenue was 5.3% and 4.3% for the years ended December 31, 2019 and 2018, respectively. The $38.4 million increase was primarily comprised of an increase in labor costs of $21.0 million which included a $10.2 million increase in equity-based compensation expense, and an increase in other general and administrative expenses of $17.4 million of which $13.1 million was transaction related. Excluding the impact attributable to equity-based compensation and transaction costs, the increase was a result of increased support costs related to acquisition growth as well as incremental costs associated with operating as a public company.
Interest Expense.   Interest expense for the year ended December 31, 2019 was $39.3 million compared to $7.5 million for the year ended December 31, 2018. The increase in interest expense was driven by higher long-term debt obligations to fund acquisitions as well as the 2019 Recapitalization. Additionally, during the year ended December 31, 2019, AdaptHealth recorded non-cash interest expense representing the change in fair value of its interest rate swap agreements of $11.4 million, as compared to non-cash interest income of $0.5 million recorded in the year ended December 31, 2018; such amounts would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, in accordance with the provisions of

FASB ASC 815, Derivatives and Hedging, and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, AdaptHealth designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income in equity rather than interest expense.
Loss on Extinguishment of Debt.   Loss on extinguishment of debt for the year ended December 31, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization. Loss on extinguishment of debt for the year ended December 31, 2018 was $1.4 million which was the result of the write-off of deferred financing costs and prepayment penalties incurred related to a debt restructuring that occurred in February 2018 offset by gain on debt extinguishment.
Income Tax Expense.   Income tax expense for the year ended December 31, 2019 was $1.1 million compared to income tax benefit of $2.1 million for the year ended December 31, 2018. The increase in income tax expense was primarily related to increased pre-tax income associated with the tax paying entities coupled with increased losses in entities that are not subject to tax at the entity level. During the year ended December 31, 2018, AdaptHealth reversed a previously established valuation allowance on deferred tax assets as a result of its profitability over the previous two years, resulting in an income tax benefit of $7.2 million recorded during that period.
EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex
Adjusted EBITDA less Patient Equipment Capex was $17.5 million for the three months ended March 31, 2020 compared to $17.0 million for the three months ended March 31, 2019. Adjusted EBITDA less Patient Equipment Capex was $75.6 million for the year ended December 31, 2019 compared to $45.1 million for the year ended December 31, 2018. For the three months ended March 31, 2020, Adjusted EBITDA less Patient Equipment Capex for PCS was a loss of $4.5 million, and excluding PCS, Adjusted EBITDA less Patient Equipment Capex was $22.0 million.
Adjusted EBITDA was $30.5 million for the three months ended March 31, 2020 compared to $28.2 million for the three months ended March 31, 2019. Adjusted EBITDA was $123.0 million for the year ended December 31, 2019 compared to $84.4 million for the year ended December 31, 2018. For the three months ended March 31, 2020, Adjusted EBITDA for PCS was a loss of $4.5 million, and excluding PCS, Adjusted EBITDA was $35.0 million.
AdaptHealth uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, AdaptHealth’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.
AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation.
AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, and similar items of expense (income).
AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.
AdaptHealth believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating AdaptHealth’s financial performance. AdaptHealth’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates. AdaptHealth uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, AdaptHealth’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.
EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth’s liquidity.
The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
(in thousands)	2020	2019
	(Unaudited)
Net loss attributable to AdaptHealth Corp.	$(158)	$(5,800)
Income attributable to noncontrolling interests	424	348
Interest expense excluding change in fair value of interest rate swaps	7,938	3,558
Interest expense – change in fair value of interest rate swaps	—	2,702
Income tax expense	1,107	2,418
Depreciation, including patient equipment depreciation	16,740	14,972
EBITDA	26,051	18,198
Loss on extinguishment of debt(a)	—	2,121
Equity-based compensation expense(b)	2,223	5,223
Transaction costs(c)	2,858	2,516
Severance(d)	419	141
Other non-recurring (income) expense(e)	(1,091)	17
Adjusted EBITDA	30,460	28,216
Less: Patient equipment capex(f)	(12,967)	(11,243)
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973

(a)
Represents write offs of deferred financing costs related to refinancing of debt.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards incurred in 2019.

(c)
Represents transaction costs related to acquisitions and the 2019 Recapitalization.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
The 2020 period includes a $2.0 million reduction in the fair value of an earnout liability, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement.

(f)
Represents the value of the patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the years ended December 31, 2019 and 2018:
	Year Ended December 31,
(in thousands)	2019	2018
	(Unaudited)
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	$23,260
Income attributable to noncontrolling interests	2,111	1,077
Interest expense excluding change in fair value of interest rate swaps	27,878	8,000
Interest expense (income) – change in fair value of interest rate swaps	11,426	(547)
Income tax expense (benefit)	1,156	(2,098)
Depreciation	62,567	47,877
EBITDA	90,142	77,569
Loss on extinguishment of debt, net(a)	2,121	1,399
Equity-based compensation expense(b)	11,070	884
Transaction costs(c)	15,984	2,514
Severance(d)	2,301	1,920
Non-recurring expenses	534	161
Earnout liability activity(e)	869	—
Adjusted EBITDA	123,021	84,447
Less: Patient equipment capex(f)	(47,421)	(39,364)
Adjusted EBITDA less Patient Equipment Capex	$75,600	$45,083

(a)
Represents write offs of deferred financing costs and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards.

(c)
Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
Represents fair value adjustments and other charges associated with earnout liabilities from acquisitions.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Liquidity and Capital Resources
AdaptHealth’s principal sources of liquidity are its operating cash flows, borrowings under its credit agreements and proceeds from equity issuances. AdaptHealth has used these funds to meet its capital requirements, which consist of salaries, labor, benefits and other employee-related costs, product and supply costs, third-party customer service, billing and collections and logistics costs, capital expenditures including patient equipment, acquisitions and debt service. Our future capital expenditure requirements will depend on many factors, including our patient volume and revenue growth rates.
AdaptHealth’s capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment service period and during initial patient set up.
AdaptHealth may be required to seek additional equity or debt financing in connection with its business growth. In addition, the recent COVID-19 pandemic has caused disruption in the capital markets,

which could make financing more difficult and/or expensive. In the event that additional financing is required from outside sources, AdaptHealth may not be able to raise it on acceptable terms or at all. If additional capital is unavailable when desired, AdaptHealth’s business, results of operations, and financial condition would be materially and adversely affected.
AdaptHealth believes that its expected operating cash flows, together with its existing cash, cash equivalents, and amounts available under its credit facility, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months.
As of March 31, 2020, AdaptHealth had $48.2 million of cash and cash equivalents and $90.5 million available under its credit facility (including $50.0 million available under the Delayed Draw Term Loan and $40.5 million available under its New Revolver after consideration of stand-by letters of credit outstanding of $2.5 million). To supplement its cash liquidity, in April 2020, AdaptHealth received recoupable advance payments of approximately $47 million which were made available by CMS under the CARES Act. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of approximately $17 million which are targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. In March 2020, AdaptHealth borrowed $20.0 million under its New Revolver as a precaution in light of the COVID-19 pandemic and such amount was repaid in April 2020 upon receipt of the advanced payments from CMS and provider relief funds discussed above. Also, as permitted under the CARES Act, AdaptHealth has elected to defer certain portions of employer-paid FICA taxes otherwise payable from March 27, 2020 to January 1, 2021, which will be paid in two equal installments on December 31, 2021 and December 31, 2022.
In March 2019, AdaptHealth restructured its debt borrowings with its bank group. The credit agreement consisted of $425 million in credit facilities, which included a $300 million Credit Facility Term Loan, a $50 million Delayed Draw Term Loan and a $75 million New Revolver, all with maturities in March 2024. Amounts borrowed under the Credit Facility Term Loan and Delayed Draw Term Loan bear interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The Delayed Draw Term Loan carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. In November 2019, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.
The Credit Facility Term Loan requires quarterly principal repayments beginning June 30, 2019 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. In November 2019, the Company repaid $50.0 million under the Credit Facility Term Loan; such repayment satisfied the required principal repayments through September 2023. At March 31, 2020, AdaptHealth had $246.3 million outstanding under the Credit Facility Term Loan (4.35% interest rate at March 31, 2020).
The Delayed Draw Term Loan allows up to $100 million to be drawn in order to fund permitted acquisitions and to pay fees and transaction costs associated with such acquisitions, and has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) 24 months following the closing date, or (c) the date of the termination of the commitment. During the three months ended March 31, 2020, AdaptHealth borrowed $50.0 million under the Delayed Draw Term Loan. The borrowing under the Delayed Draw Term Loan requires quarterly principal repayments of $0.3 million beginning March 31, 2020 through December 31, 2020, quarterly principal repayments of $0.6 million beginning March 31, 2021 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. At March 31, 2020, AdaptHealth had $49.7 million outstanding under the Delayed Draw Term Loan (4.11% interest rate at March 31, 2020).
The New Revolver allows up to $75.0 million to be drawn in order to (1) finance working capital, make capital expenditures and for other general corporate purposes in an amount not to exceed $25.0 million, and (2) finance permitted acquisitions and to pay fees and transaction costs associated with such acquisitions in an amount not to exceed $50.0 million. As of March 31, 2020, AdaptHealth had $32.0 million outstanding under the New Revolver. As discussed above, in April 2020, AdaptHealth repaid $20.0 million under the New Revolver. Amounts outstanding under the New Revolver are due at maturity in March 2024. The interest rate under the New Revolver was 4.35% at March 31, 2020.
Under the credit agreement, AdaptHealth is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on AdaptHealth. Financial covenants include a Consolidated Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the credit agreement, AdaptHealth may be required to repay principal based on excess cash flow, as defined. AdaptHealth was in compliance with all debt covenants as of March 31, 2020.
In March 2019, AdaptHealth signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, AdaptHealth signed the Original Promissory Notes. In November 2019, in connection with the transactions completed as part of the Business Combination, the Original Promissory Notes were replaced with the A&R Promissory Notes with a principal amount of $100.0 million, and the investor converted certain of its members’ equity interests to a $43.5 million promissory note. The A&R Promissory Notes, together with the $43.5 million Promissory Notes, are collectively referred to herein as the “BM Notes.” The outstanding principal balance under the BM Notes is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. In connection with the Put/Call Agreement, the Company irrevocably agreed to pay all PIK interest payable under the BM Notes following the closing of the Solara Acquisition in cash rather than through an increase in the principal amount of the notes. If AdaptHealth elects to prepay the BM Notes prior to the third anniversary of the Closing of the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If AdaptHealth elects to prepay the BM Notes prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.
At March 31, 2020 and December 31, 2019, AdaptHealth had working capital of $3.4 million and $30.5 million, respectively. A significant portion of AdaptHealth’s assets consists of accounts receivable from third-party payors that are responsible for payment for the equipment and the services that AdaptHealth provides.
In connection with the signing of the Solara Purchase Agreement, AdaptHealth LLC entered into the Debt Commitment Letter with the Lenders, pursuant to which the Lenders have committed to provide the Incremental Term Facility to AdaptHealth LLC in an aggregate principal amount of up to $240.6 million. The Incremental Term Facility would be available to finance the Solara Acquisition and pay related fees and expenses. See “Prospectus Summary — Recent Developments — Debt Commitment Letter.”
Cash Flow.   The following table presents selected data from AdaptHealth’s consolidated statement of cash flows:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018
	(unaudited)
Net cash provided by operating activities	$24,380	$16,232	$60,418	$68,427
Net cash used in investing activities	(111,329)	(26,179)	(84,870)	(96,284)
Net cash provided by (used in) financing activities	58,235	(369)	76,144	48,769
Net increase (decrease) in cash and cash equivalents	(28,714)	(10,316)	51,692	20,912
Cash at beginning of period	76,878	25,186	25,186	4,274
Cash at end of period	$48,164	$14,870	$76,878	$25,186

Net cash provided by operating activities for the three months ended March 31, 2020 was $24.4 million compared to $16.2 million for the three months ended March 31, 2019, an increase of $8.2 million. The increase was the result of a $5.7 million improvement in net income (loss), a net decrease of $9.1 million in non-cash charges primarily from depreciation, non-cash interest expense relating to the Company’s interest rate swaps, equity-based compensation expense and write-off of deferred financing costs, a change in deferred taxes of $1.0 million, and a net $12.6 million increase in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable and accounts payable and accrued expenses for the period. Net cash provided by operating activities for the year ended December 31, 2019 was $60.4 million compared to $68.4 million for the year ended December 31, 2018, a decrease of $8.0 million. The decrease was primarily the result of a $37.2 million decrease in net income (loss) partially resulting from a $13.5 million increase in transaction costs and a $31.9 million increase in interest expense in 2019 compared to 2018, a net increase of $52.2 million in non-cash charges primarily from depreciation, provision for doubtful accounts, non-cash interest expense relating to the Company’s interest rate swaps, equity-based compensation expense and write-off of deferred financing costs, a change in deferred taxes of $3.1 million, and a $26.1 million increase in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable and accounts payable and accrued expenses for the period.
Net cash used in investing activities for the three months ended March 31, 2020 was $111.3 million compared to $26.2 million for the three months ended March 31, 2019. The use of funds in the three months ended March 31, 2020 consisted of $105.8 million for acquisitions, primarily from the PCS, Healthline and Advanced acquisitions, $7.5 million for equipment and other fixed asset purchases, offset by $2.0 million of cash proceeds from the sale of an investment. The use of funds in the three months ended March 31, 2019 consisted of $20.9 million for acquisitions, primarily from the Gould’s acquisition, and $5.3 million for equipment and other fixed asset purchases. Net cash used in investing activities for the year ended December 31, 2019 was $84.9 million compared to $96.3 million for the year ended December 31, 2018. The use of funds in the year ended December 31, 2019 consisted of $21.4 million for equipment and other fixed asset purchases and $63.5 million for acquisitions, including the Gould’s acquisition, the SleepMed acquisition, and the acquisition of Choice Medical Healthcare, Inc. in the fourth quarter of 2019. The use of funds in the year ended December 31, 2018 consisted of $10.0 million for equipment and other fixed asset purchases and $86.3 million for acquisitions, including the Verus acquisition and the PPS acquisition.
Net cash provided by financing activities for the three months ended March 31, 2020 was $58.2 million compared to net cash used in financing activities of $0.4 million for the three months ended March 31, 2019. Net cash provided by financing activities for the three months ended March 31, 2020 consisted of $70.0 million of borrowings from long-term debt and lines of credit, offset by total repayments of $11.8 million on long-term debt and capital lease obligations. For the three months ended March 31, 2019, net cash used in financing activities was primarily related to the 2019 Recapitalization, and consisted of $317.0 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from the sale of members’ interests, and proceeds of $100.0 million from the issuance of a note payable, offset by total repayments of $161.9 million on long-term debt, lines of credit and capital lease obligations, payments of $9.0 million for debt financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of members’ interests, payment of $12.0 million for contingent consideration in connection with an acquisition, and distributions to members of $250.0 million. Net cash provided by financing activities for the year ended December 31, 2019 was $76.1 million compared to $48.8 million for the year ended December 31, 2018. Net cash provided by financing activities for the year ended December 31, 2019 was primarily related to the 2019 Recapitalization and the Business Combination, and consisted of $360.5 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from the sale of members’ interests, net proceeds of $148.9 million from the transactions completed in connection with the Business Combination, and proceeds of $100.0 million from a preferred debt issuance, offset by total repayments of $274.9 million on long-term debt and capital lease obligations, payments of $9.0 million for financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of members’ interests, payment of $13.0 million for earnout liabilities in connection with the Verus acquisition and the HMEI acquisition, distributions to members of $250.0 million, distributions to noncontrolling interests of $1.3 million, and net payments of $0.6 million relating to tax withholdings associated with equity-based compensation activity. For the year ended December 31, 2018, net cash provided by financing activities consisted of $164.8 million of borrowings from long-term debt and lines of credit, offset by total repayments of $112.0 million on long-term debt, lines of credit and capital lease obligations, and payments of $2.7 million for deferred financing costs, $1.0 million for debt prepayment penalties and distributions to noncontrolling interests of $0.3 million.
Critical Accounting Policies and Significant Estimates
The discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the Company’s consolidated financial statements requires its management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. The Company’s management bases its estimates, assumptions and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Different assumptions and judgments would change the estimates used in the preparation of the Company’s consolidated financial statements which, in turn, could change the results from those reported. In addition, actual results may differ from these estimates and such differences could be material to the Company’s financial position and results of operations.
Critical accounting policies and significant estimates are those that the Company’s management considers the most important to the portrayal of the Company’s financial condition and results of operations because they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s critical accounting policies and significant estimates in relation to its consolidated financial statements include those related to revenue recognition, accounts receivable, business combinations, and goodwill valuation.
Revenue Recognition
The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.
Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.
Performance obligations are determined based on the nature of the services provided. The majority of the Company’s services and related products represent a bundle of services that are not capable of being distinct and as such, are treated as a single performance obligation satisfied over time as services are rendered.
The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.
Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.
The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.
The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue.
Accounts Receivable
Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.
The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.
Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue or provision for doubtful accounts in the period of revision.
Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. In the event that a third-party payor does not accept the claim, the customer is ultimately responsible for payment for the products or services. Under ASC 606, the Company recognizes revenue in the statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.
Business Combinations
The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date.

The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company’s services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.
Valuation of Goodwill
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstance indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter (December 31st) of each year.
The impairment testing can be performed on either a quantitative or qualitative basis. During 2019 and 2018, the Company utilized a qualitative analysis for its annual impairment test and determined that there were no triggering events that would indicate that it is “more likely than not” that the carrying value of the Company’s reporting unit is higher than the respective fair value. As a result, the Company did not record any goodwill impairment charges.
Recent Accounting Pronouncements
Recently issued accounting pronouncements that may be relevant to the Company’s operations but have not yet been adopted are outlined in Note 1(f), Recently Issued Accounting Pronouncements, to its consolidated interim financial statements and in Note 2(cc), Recently Issued Accounting Pronouncements, to its consolidated financial statements, each included elsewhere in this prospectus.
Related Party Transactions
See “Certain Relationships and Related Transactions” for a description of certain related party transactions and our policies and procedures for related party transactions.
Off-Balance Sheet Arrangements
As of March 31, 2020, the Company did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.
Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company’s management believes any liability that may ultimately result from its resolution will not have a material adverse effect on the Company’s financial condition or results of operations.
Other contingencies arising in the normal course of business relate to acquisitions and the related contingent purchase prices and deferred payments.

BUSINESS
General
AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) diabetes management medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial payors. As of March 31, 2020, we service approximately 1.6 million patients annually in all 50 states through our network of 220 locations in 38 states. Following the consummation of the Solara and ActivStyle acquisitions, AdaptHealth expects to service more than 1.7 million patients annually. AdaptHealth’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.
Industry Overview
The HME industry provides critical medical products and recurring supply services, designed to improve quality of life, to patients in their homes. The HME industry allows patients with complex and chronic conditions to transition to their homes and achieve a greater level of independence, which is often lost in facility-based settings. While the industry has traditionally treated outpatient and lower acuity ailments, recent technological improvements have helped make higher acuity treatment more affordable and, in turn, have allowed the industry to shift to the treatment of more advanced acute ailments. The equipment and supplies that HME providers deliver can include respiratory products, mobility, diabetes management, nutritional and other general home needs (bathroom needs, nutritional needs, hospital beds, etc.).
According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth estimates its total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines to be approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, the Company believes it has more than doubled its addressable market to more than $25 billion. Primary drivers of continued market growth include:
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Aging U.S. Population:   The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth’s products and services, is expected to continue to grow and thus grow AdaptHealth’s market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but it is also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060. This growth emphasizes the need for companies such as AdaptHealth to provide efficient and effective equipment to a patient’s home, shortening the amount of time that the patient population spends in an inpatient setting.

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Increasing Prevalence of Chronic Conditions:   HME is necessary to help treat significant health issues affecting millions of Americans. For example, chronic obstructive pulmonary disease was the third leading cause of death in the U.S. in 2014 with over 15 million reported diagnoses, according to the Centers for Disease Control and Prevention (“CDC”). Congestive heart failure, another condition where HME plays a role in successful treatment, impacts more than five million Americans, according to the CDC. The CDC also estimates that more than 9% of the U.S. population suffers from diabetes. AdaptHealth believes that CGM and diabetes represent a $16 billion market segment. AdaptHealth believes that the CGM market could grow by 18% to $3.4 billion by 2022, and the insulin pump market could grow by 12% to $2.2 billion by 2022. Finally, according to the American Sleep Apnea Association, obstructive sleep apnea affects 20 million people across the nation, with 15 million undiagnosed, including many individuals younger than 65 years old. As these conditions continue to increase in prevalence, AdaptHealth expects that the demand within the HME industry for suppliers, such as AdaptHealth, will grow with it, positioning AdaptHealth to be able to expand its market reach and penetration.
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Advancements in Technology:   Continuing development of technology and supply logistics has enabled more efficient and effective delivery of care in the home along with the collection of data that can be used for ongoing treatment. This, in turn, has helped grow AdaptHealth’s total addressable market. With improvements in technology, physicians are often able to monitor patients’ adherence to prescribed therapy which previously required admission to a facility. With the advancement of technology, physicians are more confident in shifting care to a patient’s home and patients are more comfortable receiving care in this setting.

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Increasing Prevalence of and Preference for In-Home Treatments:   The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. Patient preference is supported by data that has shown that the efficacy of home care is often equivalent to that of facility-based care. The home setting provides comfort and convenience for a population that often faces barriers to receiving effective traditional treatment, such as transportation and adherence. By bringing the care to them, the elderly population can maintain a higher quality of life while still receiving high-quality care and equipment. As a result, more companies within the healthcare industry that are primarily facility-based are beginning to shift towards in-home offerings. AdaptHealth believes that medical supplies to the home represents a $10 billion segment.

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Home Care is the Lowest Cost Setting:   Not only is in-home care typically just as effective as care delivered in a facility-based setting, but it has also proven to be more cost effective. The cost effectiveness of in-home care is particularly important within the context of government pressures to lower the cost of care, pushing payors, such as Medicare and Medicaid, and clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. Home care generally offers a significant cost reduction opportunity relative to facility-based care without sacrificing quality.

Business Strategy
AdaptHealth’s strategy is to grow its revenue while expanding margins through targeted strategies for organic growth as well as opportunistic acquisitions that take advantage of AdaptHealth’s scalable, integrated technology platform.
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Drive Market Share Gains in the HME Market:   AdaptHealth plans to leverage its technological and clinical advantages as well as its relationships with key constituents across the HME supply chain to deepen its presence in the HME market. AdaptHealth has built a strong network of highly diversified referral relationships that we expect its sales force will continue to grow to help expand market penetration in certain geographies. Primary referral sources include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, with no one source accounting for greater than 2% of its revenue as of December 31, 2019. AdaptHealth believes that maintaining and broadening these relationships will drive organic growth. AdaptHealth’s ability to provide many products across its contracted payors is particularly valuable, especially to providers and facilities that discharge patients with a variety of product needs and insurance coverages. While some of its HME competitors focus on certain specific product lines, AdaptHealth is able to offer a wide array of products to its customers. AdaptHealth believes that its strong referral relationships and its broad product portfolio will help drive market share growth.

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Grow through Acquisitions:   The HME industry is highly fragmented, with more than 6,000 unique suppliers. AdaptHealth believes that ongoing reimbursement changes will continue the consolidation trend in the HME industry that has accelerated in recent years. AdaptHealth believes that, in the current environment, companies with the ability to scale operations possess competitive advantages that can drive volume to their platforms. As one of a limited number of national HME companies, AdaptHealth plans to continue to evaluate acquisitions and execute upon attractive opportunities to help drive growth. Year to date, AdaptHealth has completed six acquisitions for aggregate consideration of $112.5 million (excluding amounts related to contingent consideration). Additionally, on May 25, 2020, we agreed to acquire Solara for $425 million and ActivStyle for $62 million, in each case subject to customary adjustments at closing. See “— Recent Developments.” The completed acquisitions, and assuming the consummation of the Solara and ActivStyle acquisitions, collectively generated revenues of up to approximately $490 million in 2020. For the year ended December 31, 2019, AdaptHealth completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which collectively generated revenues of approximately $110 million in 2019.

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Improve Profitability with Technology-Enabled Platform:   AdaptHealth plans to leverage its integrated technology system (based upon third-party applications and proprietary software products) to reduce costs and improve operational efficiency in its current business and the businesses it acquires. During 2019 and the first quarter of 2020, AdaptHealth has deployed its technology solutions with respect to 21 acquisitions and has worked to establish the ability to improve logistics performance and operating margins. AdaptHealth intends to continue to improve its technology platform to enhance its communications with referral sources and provide better patient service.

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Expand Product Portfolio:   In addition to its other growth initiatives, AdaptHealth also plans to augment its product portfolio to help drive growth. While AdaptHealth offers a suite of products to its referrers and patients, it has identified several key expansion opportunities, including products in the respiratory device, respiratory medicine, diabetes management, orthotic bracing and hospice HME markets. AdaptHealth believes that these products will deepen its portfolio and allow it to further address key clinical conditions which, in turn, are expected to help drive growth across its customer base. AdaptHealth’s scale has helped it to be successful in the past when bidding on Medicare contracts.

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Utilize Value-Based Reimbursement Arrangements:   AdaptHealth’s broad HME service offerings and technology-enabled infrastructure provide the opportunity to enter into value-based reimbursement arrangements with its payors and referrers (including large multi-specialty physician groups, hospital systems, and accountable care organizations) pursuant to which AdaptHealth provides certain HME services on a per-patient, per-month basis or shares in reduction of HME service costs over baseline periods. Such arrangements are attractive to risk-bearing providers (such as capitated medical groups) and payors wishing to reduce administrative costs related to HME services.

Based on the Company’s expectations regarding the growth rate of their current and expected future markets, planned acquisition strategy and target organic growth, AdaptHealth is targeting a 20% overall annual growth rate.
Competitive Strengths
AdaptHealth believes that the following strengths will continue to enable it to provide high-quality products and services to its customers and to create value for stockholders:
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Differentiated Technology-Enabled Platform:   Over the last five years, AdaptHealth has developed an integrated technology system (based upon leading third-party applications and proprietary software products) which AdaptHealth believes provides a competitive advantage within the HME industry. AdaptHealth’s integrated platform distinguishes itself from other industry participants by automating processes that can be complex, prone to mistakes and inefficient. AdaptHealth believes that its platform’s ease of use, improved compliance and automated, integrated workflow for delivery of care appeals to physicians and payors. Additionally, AdaptHealth believes its adoption of e-prescribing solutions enhances transparency and reduces clinical errors and delays. AdaptHealth believes such systems provide better patient service by reducing the time between an order’s receipt and the delivery of the products to the patient. AdaptHealth believes its model is scalable, supporting future organic growth while also allowing for timely on-boarding of acquisitions. AdaptHealth believes that this differentiated technology platform will help generate business from new clients, as other competitors either lack the resources to modernize their infrastructure or utilize systems which do not easily allow for changes from traditional, less automated models.
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National Scale and Operational Excellence:   AdaptHealth has relationships with national healthcare distribution companies to drop ship certain HME products directly to patients’ homes in one to two days. AdaptHealth believes that its scale makes AdaptHealth attractive to payors as it is able to service its patients across the nation. As of March 31, 2020, AdaptHealth has been able to build a network of more than 1,000 payors, including 10 national insurers. AdaptHealth’s payor network allows the organization to provide in-network rates for most prospective patients, unlike many of its competitors. AdaptHealth believes that this, in turn, promotes access to its services among patients, providers and facilities, which helps to support and grow its business. AdaptHealth has a broad distribution network to leverage with respect to timely and efficient delivery of products. AdaptHealth has strategically located small depots across the country based upon equipment volume and drive times to support its delivery fleet and help enhance operational success.

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Experienced Management Team:   AdaptHealth is led by a proven management team with significant experience in the HME and healthcare services industries. The team has domain knowledge within the industry having been employed at various healthcare organizations throughout their careers. Multiple members of the management team have also built independent HME companies and have the proven ability to scale a business within the HME industry. Additionally, several members of the management team have experience within their specific roles in both private and public company settings. Given the complexity of the highly regulated industry in which AdaptHealth operates, AdaptHealth believes that management’s experience is a meaningful differentiator relative to its competitors.

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Proven M&A Success:   AdaptHealth’s integrated technology platform includes scalable and centralized front-end and back office processes that facilitate the effective onboarding of potential acquisitions and help achieve cost synergies. AdaptHealth has demonstrated its ability to execute upon acquisitions, deploying over $430 million in capital to complete 67 transactions from its founding through March 31, 2020. As AdaptHealth continues to grow it expects to deploy incrementally more capital and integrate substantially larger targets over time, which in turn it expects will be a source of continued growth for AdaptHealth. Year to date, AdaptHealth has completed six acquisitions for aggregate consideration of $112.5 million (excluding amounts related to contingent consideration). Additionally, on May 25, 2020, we agreed to acquire Solara for $425 million and ActivStyle for $62 million, in each case subject to customary adjustments at closing. See “— Recent Developments.” The completed acquisitions, and assuming the consummation of the Solara and ActivStyle acquisitions, collectively generated revenues of approximately $490 million in 2019. For the year ended December 31, 2019, AdaptHealth completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which collectively generated revenues of approximately $110 million in 2019.

Company Operations
Product Offering.   AdaptHealth delivers home medical equipment and supplies directly to a patient’s home upon discharge from a hospital and/or receipt of referral. The breadth of AdaptHealth’s products is particularly valuable to acute care hospitals, sleep laboratories and long-term care facilities that discharge patients with complex conditions and multiple product needs.
AdaptHealth is often paid a fixed monthly amount for certain HME products as designated by CMS or commercial payors, such as CPAP, wheelchairs, hospital beds, oxygen concentrators, CGMs and other similar products. These types of equipment accounted for approximately 40% of AdaptHealth’s revenue for the year ended December 31, 2019, respectively.
For other products, which include those deemed to be consumables, AdaptHealth receives a single payment upon shipment of the product. Sales of these products, which include CPAP masks and related supplies, diabetes management supplies, wound care supplies, wheelchair cushions accessories, orthopedic bracing, breast pumps and supplies, walkers, commodes and canes, nutritional supplies and incontinence supplies, accounted for approximately 60% of AdaptHealth’s revenue for the year ended December 31, 2019.
Supply Chain.   AdaptHealth plays an important role in delivering HME products to patients in their homes. Manufacturers of home medical equipment sell their products to AdaptHealth and ship them to AdaptHealth directly. AdaptHealth also contracts with national healthcare distribution companies to ship certain HME products directly to patients’ homes. These distributors invoice AdaptHealth for the cost of shipped products at the time of sale. AdaptHealth receives referrals from a variety of sources, such as acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators. AdaptHealth’s products are either shipped to patients’ homes by AdaptHealth-operated or contracted delivery trucks or shipped using proprietary or third-party distribution services. AdaptHealth bills payors and patients directly for the products that are delivered and for the services that are provided.
Operating Structure
Management.   AdaptHealth is led by a proven management team with experience in the HME industry across a variety of healthcare organizations. AdaptHealth adopts a centralized approach for key business processes, including M&A activity, revenue cycle management, strategic purchases, payor contracting, finance, compliance, legal, human resources, IT and sales management. In addition, AdaptHealth has centralized many of the functions relating to its CPAP and other resupply businesses. However, AdaptHealth believes that the personalized nature of customer requirements and referral relationships, characteristic of the home healthcare business, mandates that it emphasize a localized operating structure as well. AdaptHealth focuses on regional management to respond promptly and effectively to local market demands and opportunities. AdaptHealth’s regional managers are responsible and accountable for maintaining and developing relationships with referral sources, customer service for non-CPAP supply product lines and logistics for non-drop-shipped products.
IT.   AdaptHealth has established an integrated, technology-enabled, centralized platform, distinguishing itself from many of its competitors who traditionally use less automated processes that are typically complex, can be prone to mistakes and are inefficient. AdaptHealth’s technology enables automated, compliant, and integrated workflow into patients’ delivery of care. AdaptHealth believes that this advanced technology platform provides it with a competitive advantage through its unique components that cater to patients and physicians. AdaptHealth believes that its technology platform has several characteristics that appeal to physicians, including its ease of use, the improved compliance it enables through its integrated systems and the automated, integrated workflow it provides for patients’ delivery of care. Additionally, AdaptHealth’s e-prescribing capabilities enhance transparency and reduce transcription and other errors. AdaptHealth believes that patients are also better served due to the efficiency from time of order to delivery and the seamless integration across points of care enabled by AdaptHealth’s platform. The integrated system also provides AdaptHealth management with critical information in a timely manner, allowing them to track performance levels company-wide.
AdaptHealth has formed close relationships with its third-party software providers, including Apacheta Corporation, Brightree, Parachute Health and SnapWorx, LLC, to optimize its HME workflow. An example of this optimization is AdaptHealth’s automated point-of-delivery technology, which tracks AdaptHealth’s drivers and produces paperless, secure delivery tickets which are uploaded directly to the patient’s file and available immediately on an enterprise-wide basis. In addition, to address ongoing and growing threats related to cyberattacks, AdaptHealth continues to deploy market leading defense tools to protect and secure its networks and data.
Revenue Cycle Management.   AdaptHealth’s revenue cycle management and billing processes have both manual and computerized elements that are designed to maintain the integrity of revenue and accounts receivable. Third-party payors that can accommodate electronic claims submission, such as Medicare, certain state Medicaid payors and many commercial payors, are billed electronically on a daily basis. For other payors who are unable to accept electronic submissions, AdaptHealth generates paper claims and invoices.

AdaptHealth contracts with several business process outsourcing providers to provide certain billing and administrative functions related to revenue cycle management. These providers are based in the Philippines, India and Central America and provide AdaptHealth with the ability to scale its workforce in a cost effective manner. As of March 31, 2020, approximately 1,500 full-time equivalent personnel were provided to AdaptHealth under such arrangements.
Sales and Marketing
Sales activities are generally carried out by AdaptHealth’s full-time sales representatives with assistance from on-site liaisons in certain markets who interact directly with hospital discharge coordinators and patients. AdaptHealth’s sales team works closely with AdaptHealth’s trained respiratory therapists in carrying out their daily sales activities. AdaptHealth primarily acquires new patients through referrals. Sources of referrals include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, among others. AdaptHealth’s sales representatives maintain continual contact with medical professionals across these facilities. AdaptHealth believes that its relationships with its referral sources are strong and that these entities will continue to be a source of organic growth through new patients. While AdaptHealth views its referral sources as fundamental to its business, no single referral source accounted for more than 2% of its revenues as of December 31, 2019.
Acquisitions
Continuing to grow through accretive acquisitions is a key element of AdaptHealth’s growth strategy, and AdaptHealth continuously reviews its pipeline of potential acquisition candidates. AdaptHealth maintains a dedicated M&A integration team and leverages its scalable front-end and back-office technology platform to facilitate acquisition integration to help realize short-term cost saving synergies and longer term revenue growth synergies.
For the three months ended March 31, 2020, AdaptHealth completed acquisitions involving three companies for total purchase consideration of approximately $110.5 million. During the year ended December 31, 2019, AdaptHealth completed acquisitions involving 18 companies for total purchase consideration of approximately $67 million (excluding amounts related to contingent consideration). Additionally, on May 25, 2020, the Company agreed to acquire Solara for $425 million, subject to customary adjustments at closing, and ActivStyle for $62 million, subject to customary adjustments at closing. See “Prospectus Summary — Recent Developments.”
Suppliers
AdaptHealth purchases medical equipment from a variety of suppliers. AdaptHealth’s sleep therapy equipment and supplies are primarily provided by two suppliers, and its mobility and home services products (such as hospital beds, wheelchairs, walkers and commodes) are principally supplied by a single supplier. Notwithstanding its significant supply relationships with these vendors, AdaptHealth believes that it is not dependent upon any single supplier and that its product needs can be met by an adequate number of qualified manufacturers.
Facilities
AdaptHealth does not own any properties and leases its headquarters facility located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA. As of March 31, 2020, AdaptHealth serviced approximately 1.6 million patients annually across all 50 states and performed approximately 12,000 equipment and supply deliveries a day through its network of 220 locations, consisting of 170 patient servicing centers, 42 distribution-only depots and 8 administrative offices. Following the consummation of the Solara and ActivStyle acquisitions, AdaptHealth expects to service more than 1.7 million patients annually and perform approximately 15,000 deliveries a day. Full service locations are typically between 300 and 5,000 square feet, and are usually a combination office and warehouse space. Many of these facilities are accredited to provide patient services, and their adjacent warehouse space is used for storage of adequate supplies of equipment and accessories for such patient services. AdaptHealth believes that these facilities are adequate to meet its current needs, and expects to add additional facilities in connection with its growth strategies. AdaptHealth believes that such additional space, when required, will be available on commercially reasonable terms, consistent with historical cost trends.
Employees
As of March 31, 2020, AdaptHealth had approximately 3,700 employees. AdaptHealth believes that relations between its management and employees are good.
Competition
The HME market is fragmented and highly competitive. AdaptHealth competes with other large national providers, including AeroCare, Apria Healthcare, Lincare and Rotech; regional providers, including DASCO Home Medical Equipment, Binson’s Medical Equipment, Inc., Norco, Inc. and Protech Home Medical Corp.; and product-specific providers, including Breg, Inc., Byram Healthcare Centers, Inc., Inogen, Inc. and Acelity L.P., as well as over 6,000 local organizations. In addition, non-HME providers, including CVS, Amazon and certain manufacturers of HME equipment are considering entering or expanding their presence in the HME market.
Consolidation of the HME market is a continuing trend, as required technology investments and reduced reimbursements put financial pressure on smaller providers. Larger HME providers with integrated technology and automated processes are generally better positioned to gain market share and more attractive vendor pricing. Competitive bidding also emphasizes the importance of relationships with both the payors and referral sources. Because payors typically select a limited number of exclusive suppliers and physicians typically refer based on timely delivery and consistency, relationships with both are critical to the success of competitors in the market.
AdaptHealth believes that the most important competitive factors in the regional and local markets are:
•
Reputation with referral sources, including local physicians and hospital-based professionals;

•
Service quality and efficient, responsive referral process;

•
Differentiated technology platform that provides a superior physician and patient experience;

•
Comprehensive offering across the home medical equipment space;

•
Broad network of payor contracts and regional insurers;

•
Overall ease of doing business; and

•
Quality of patient care, including clinical expertise.

The following charts represents the revenue breakdown, product mix and payor mix for the year ended December 31, 2019 for AdaptHealth, the recently acquired companies PCS, Advanced, Healthline and the expected acquisitions of Solara and ActivStyle.
AdaptHealth believes that it competes favorably with competitors on the basis of these and other factors.
Legal Proceedings
AdaptHealth is involved in investigations, claims, lawsuits and other proceedings arising in the ordinary course of its business. These matters involve patient complaints, personnel and employment issues, regulatory matters, personal injury, contract and other proceedings arising in the ordinary course of business, which have not resulted in any material losses to date. Although AdaptHealth does not expect the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations, such matters are inherently unpredictable. Therefore, AdaptHealth could incur judgments or enter into settlements or claims that could materially impact its financial condition or results of operations.
In addition, on July 25, 2017, AdaptHealth Holdings was served with a subpoena by the U.S. Attorney’s Office for the United States District Court for the Eastern District of Pennsylvania (“EDPA”) pursuant to 18 U.S.C. §3486 to produce certain audit records and internal communications regarding ventilator billing. The investigation appears to be focused on billing practices regarding one payor that contracted for bundled payments for certain ventilators. AdaptHealth Holdings has cooperated with investigators and, through agreement with the EDPA, has submitted all information requested. An independent third party was retained by AdaptHealth Holdings that identified overpayments and underpayments for ventilator billings related to the payor, and a remittance was sent to reconcile that account. AdaptHealth Holdings has cooperated and fully complied with the subpoena. On October 3, 2019 AdaptHealth received a follow-up civil investigative demand from the EDPA regarding a document previously produced to the EDPA and patients included in the review by the independent third party. AdaptHealth has responded to the EDPA and supplemented its production as requested. At this time, AdaptHealth Holdings cannot provide any assurance as to whether the EDPA will seek additional information or pursue this matter further.
Government Regulation
The federal government and all states in which AdaptHealth currently operates regulate various aspects of AdaptHealth’s business. In particular, AdaptHealth’s operations are subject to federal laws that regulate the reimbursement of its products and services under various government programs and that are designed to prevent fraud and abuse. AdaptHealth’s operations are also subject to state laws governing, among other things, pharmacies, nursing services, medical equipment suppliers and certain types of home health activities. State regulators may also determine that telephone marketing of AdaptHealth products and services to patients fall within state regulation of telemarketing. Certain of AdaptHealth’s employees are subject to state laws and regulations governing the licensure and professional practice of respiratory therapy, pharmacy and nursing.
AdaptHealth maintains a Compliance Program that is designed to meet the guidelines set forth by HHS, and provides ongoing compliance training designed to keep AdaptHealth’s officers, directors and employees well-educated and up-to-date regarding developments on relevant topics and to emphasize AdaptHealth’s policy of strict compliance. Federal and state laws require that AdaptHealth obtain facility and other regulatory licenses and accreditation and that AdaptHealth enroll as a supplier with federal and state health programs.
As a healthcare provider, AdaptHealth is subject to extensive regulation to prevent fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare, Medicaid and other regulations, regional health insurance carriers and state agencies often conduct audits and request customer records and other documents to support AdaptHealth’s claims submitted for payment of services rendered to customers. Similarly, government agencies and their contractors periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs, which could have a material adverse effect on AdaptHealth’s financial condition and results of operations.
Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. As part of AdaptHealth’s provision of, and billing for, healthcare equipment and services, AdaptHealth is required to collect and maintain patient-identifiable health information. In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. For instance, the CCPA became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for protected health information and the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase AdaptHealth’s compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicate with payers, and the cost of complying with these standards could be significant. If AdaptHealth does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.
Additionally, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of health-related and other personal information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require AdaptHealth to publish statements that describe how it handles personal information and choices individuals may have about the way AdaptHealth handles their personal information. If such information that AdaptHealth publishes is considered untrue, it may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. Communications with our patients are also subject to laws and regulations governing communications, including the TCPA, the CAN-SPAM Act, additional fax regulations under the Junk Fax Act and the Telemarketing Sales Rule and Medicare regulations.
Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payers. AdaptHealth cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national healthcare policies. Future legislative and regulatory changes could have a material adverse effect on AdaptHealth’s financial condition and results of operations.
Implemented Regulation
As a provider of home oxygen, respiratory and other chronic therapy equipment to the home healthcare market, AdaptHealth participates in Medicare Part B, the Supplementary Medical Insurance Program, which was established by the Social Security Act of 1965. Providers of home oxygen and other respiratory therapy services and equipment have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. Durable medical equipment, including oxygen equipment, is traditionally reimbursed by Medicare based on fixed fee schedules.
Impact of the ACA and MIPPA.   The ACA, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”), the Medicare, Medicaid and SCHIP Extension Act of 2007 (“SCHIP Extension Act”), the Deficit Reduction Act of 2005 (“DRA”) and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), contain provisions that directly impacted reimbursement for the primary respiratory and other DME products provided by AdaptHealth.
In recent years, the U.S. Congress and certain state legislatures have considered and passed a large number of laws intended to result in significant change to the ACA. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, among other things, removed penalties for not complying with ACA’s individual mandate to carry health insurance. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals upheld the lower court’s finding that the individual mandate is unconstitutional and remanded the case back to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when and how the Supreme Court will rule. These and other efforts to challenge, repeal or replace the ACA could result in reduced funding state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth’s revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.
MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other DME items that was scheduled to begin on July 1, 2008, and instituted a 9.5% price reduction nationwide for these items as of January 1, 2009. The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that AdaptHealth provides, beginning April 1, 2008. DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2006 through the implementation of a capped rental arrangement. MMA changed the pricing formulas used to establish payment rates for inhalation drug therapies resulting in significantly reduced reimbursement beginning in 2005, established a competitive acquisition program for DME, established a RAC program, which implemented a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments, and implemented quality standards and accreditation requirements for DME suppliers. The RACs are empowered to audit claims submitted by healthcare providers and overpayments identified by the RACs can be recouped from future payments, including in cases where the reimbursement rules are unclear or subject to differing interpretations.

This activity, as well as the activity of intermediaries and others involved in government reimbursement, may include changes in long-standing interpretations of reimbursement rules, which could adversely impact AdaptHealth’s future financial condition and results of operations. In October 2008, CMS established ZPICs and UPICs, who are responsible for ensuring the integrity of all Medicare-related claims. The ZPICs and UPICs assumed the responsibilities previously held by Medicare’s Program Safeguard Contractors. These legislative and regulatory provisions, as currently in effect have and will continue to adversely impact AdaptHealth’s financial condition and results of operations.
Impact of Competitive Bidding.   In December 2003, MMA was signed into law. The MMA legislation directly impacted reimbursement for the primary respiratory and other DME products that AdaptHealth provides. Among other things, MMA established a competitive acquisition program for DME that was expected to commence in 2008, but was subsequently delayed by further legislation. MMA instructed CMS to establish and implement programs under which competitive acquisition areas would be established throughout the United States for purposes of awarding contracts for the furnishing of competitively priced items of DME, including oxygen equipment. The program was initially intended to be implemented in phases such that competition under the program would occur in nine of the largest metropolitan statistical areas (“MSAs”) in the first year and an additional 70 of the largest MSAs in a second, subsequent round of bidding. The second round was subsequently expanded to include 91 MSAs.
For each competitive acquisition area, CMS is required to conduct a competition under which providers submit bids to supply certain covered items of DME. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract, and only successful bidders can supply the covered items to Medicare beneficiaries in the respective acquisition area (there are, however, regulations in place that allow non-contracted suppliers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). Competitive bidding contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. CMS concluded the bidding process for the first round of MSAs in September 2007. However, in July 2008, Congress enacted the MIPPA legislation which retroactively delayed the implementation of competitive bidding and reduced Medicare prices nationwide by 9.5% beginning in 2009 for the product categories, including oxygen, that were initially included in competitive bidding.
In 2009, CMS reinstituted the bidding process in the nine largest MSA markets. Reimbursement rates from the re-bidding process were publicly released by CMS on June 30, 2010. CMS announced projected average savings of approximately 32% compared to the current payment rates in effect for the product categories included in competitive bidding. As of January 1, 2011, these payment rates were in effect in the nine markets only.
On January 30, 2013, CMS announced new, lower Medicare pricing for the second round of competitive bidding effective July 1, 2013. CMS announced projected average savings of approximately 45% for the product categories included in Round 2. The ACA also required CMS to expand competitive bidding further to additional geographic markets or to use competitive bid pricing information to adjust the payment amounts otherwise in effect for areas that are not competitive acquisition areas by January 1, 2016.
CMS is required by law to re-compete competitive bidding contracts at least once every three years. With the Round 1 rebid contracts expiring on December 31, 2013, new Round 1 re-compete contracts and pricing went into effect on January 1, 2014. Round 1 re-compete bidding occurred in the same nine MSAs as the Round 1 rebid. CMS projected that contract prices under the Round 1 re-compete would average 37% below Medicare’s fee schedule rates for the six product categories.
On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas included in the Round 2 re-compete and Round 1 2017 DMEPOS Competitive Bidding Program into a single round of competition referred to as “Round 2021.” Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. AdaptHealth will continue to monitor developments regarding the Competitive Bidding Program. While AdaptHealth cannot predict the outcome of the DMEPOS Competitive Bidding Program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its future financial condition and results of operations.
Durable Medical Equipment Medicare Administrative Contractor.   In order to ensure that Medicare beneficiaries only receive medically necessary and appropriate items and services, the Medicare program has adopted a number of documentation requirements. For example, certain provisions under CMS guidance manuals, local coverage determinations, and the DME MAC Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and other government contractors have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. If treating physicians do not adequately document, among other things, their diagnoses and plans of care, the risks that AdaptHealth will be subject to audits and payment denials are likely to increase. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates could lead to further audit activity and regulatory burdens and could result in AdaptHealth making significant refunds and other payments to Medicare and other government programs. Accordingly, AdaptHealth’s future revenues and cash flows from government healthcare programs may be reduced. Private payors also may conduct audits and may take legal action to recover alleged overpayments. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations. AdaptHealth cannot currently predict the adverse impact these measures might have on its financial condition and results of operations, but such impact could be material.
Federal and state budgetary and other cost-containment pressures will continue to impact the home respiratory care industry. AdaptHealth cannot predict whether new federal and state budgetary proposals will be adopted or the effect, if any, such proposals would have on its financial condition and results of operations.

MANAGEMENT
Officers and Directors
Set forth below are the names, ages and positions of each of our directors and executive officers:
Name	Age	Position	Class(1)
Richard Barasch	66	Chairman of the Board	I
Alan Quasha	70	Director	I
Terence Connors	65	Director	II
Dr. Susan Weaver	59	Director	III
Dale Wolf	66	Director	III
Luke McGee	36	Chief Executive Officer, Director	I
Joshua Parnes	42	President, Director	II
Gregg Holst(2)	61	Chief Financial Officer	—
Jason A. Clemens(2)	42	Chief Financial Officer	—
Christopher Joyce	56	General Counsel	—
Shaw Rietkerk	45	Chief Operating Officer	—

(1)
The term of office of the Class I directors expires at our 2020 annual meeting of stockholders, the term of office of the Class II directors expires at our 2021 annual meeting of stockholders and the term of office of the Class III directors expires at our 2022 annual meeting of stockholders.

(2)
On May 21, 2020, the Company announced that Mr. Holst will retire effective September 1, 2020 and Mr. Clemens will succeed Mr. Holst as Chief Financial Officer effective as of August 3, 2020. Mr. Holst is expected to stay with the Company in an advisory role through September 1, 2020.

Richard Barasch has served as our Chairman since our formation and served as the President and Chief Executive Officer of DFB from our formation to the Closing. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly-traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American’s acquisition by WellCare Health Plans in May 2017. Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry and speaks regularly at industry conferences as a healthcare services expert. He is currently on the Board of Directors of ELMC Risk Management Inc., HouseWorks, LLC and Quest Analytics. He is on the Board of Advisors of the Health Policy and Management program at the Columbia University School of Public Health, where he is also an Assistant Adjunct Professor, and the Brown School of Public Health. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Mr. Barasch graduated from Swarthmore College and Columbia University Law School.
Alan Quasha has served on our board of directors since the Closing. Mr. Quasha is the Chief Executive Officer of Quadrant Management, Inc., the predecessor of which was founded in 1978. Mr. Quasha has also been a Partner of Vanterra Capital LLC since 2008 and an Investment Committee Member of Trilantic Capital Partners Fund IV since 2009. He serves as a board member of numerous companies, including his roles as Chairman of Carret Asset Management, LLC since 2004, Chairman of Brean Capital, LLC since 2005, Non-Executive Director of Compagnie Financiere Richemont SA (SWISS: CFR.VX) since 2000 and ARC Group Worldwide, Inc. since 2016, where he also serves as the Chief Executive Officer. As a venture capital investor, Mr. Quasha brings strategic and financial experience to our board of directors. He has evaluated and invested in numerous companies in the U.S. and emerging markets, across various industries. Many of these investments involved significant hands-on operating experience. He is also Chairman of the Brain Trauma Foundation, was a past Director of American Express Funds and a former Governor of the American Stock Exchange. Mr. Quasha holds a bachelor’s degree from Harvard College, an MBA from Harvard Business School, a Master of Law degree from New York University Law School and a Doctorate of Law from the Harvard Law School.

Terence Connors has served on our board of directors since the Closing. Mr. Connors currently serves as board member and audit committee chairman of FS Credit Real Estate Income Trust, Inc. and Suburban Propane Partners L.P. (NYSE) and previously served as board member and audit committee chairman of Cardone Industries, Inc., a privately-held automotive aftermarket parts remanufacturer. After a nearly 40-year career with two international public accounting firms, he retired from KPMG LLP in 2015, where he held the positions of Professional Practice Partner and SEC Reviewing Partner. He was also a member of KPMG’s Board of Directors from 2011 to 2015 and chaired the Audit, Finance & Operations Committee. Mr. Connors has worked with numerous public and private companies, including Fortune 500 companies, as a senior audit and global lead partner. Mr. Connors served 14 years on the board of the Philadelphia Chapter of the National Association of Corporate Directors (NACD), including as Chairman and President. He has served on several nonprofit boards, including the Philadelphia YMCAs and Gesu School and currently serves as a Trustee and Finance Committee Chair at St. Joseph’s Preparatory School in Philadelphia. He is a graduate of LaSalle University with a bachelor’s degree in Accounting.
Susan Weaver, M.D. has served on our board of directors since February 2018. She has served as the Chief Executive Officer of C 3 HealthcareRX, a healthcare and pharmacy services company, since July 2016, and as the Founder and President of Transformation Health Partners, LLC since September 2015. Dr. Weaver was the Chief Medical Officer for Blue Cross Blue Shield of North Carolina from 2014 to 2015 after serving as the Vice President, Health Delivery Redesign from December 2012 to early 2014. Prior to joining Blue Cross Blue Shield of North Carolina, Dr. Weaver was the Executive Vice President, Medical Affairs for WakeMed Health & Hospital from September 2011 to December 2012 and the Senior Vice President, Medical Affairs and Physician Practices from January 2009 to September 2011. Dr. Weaver also served as an Executive Director and Physician and founding member for Alliance Medical Ministry, a 501(c)(3) providing medical care to the working uninsured of Wake County, North Carolina. She holds an M.D. from Duke University School of Medicine and a B.S. in Psychology from Duke University.
Dale Wolf has served on our board of directors since the Closing. Mr. Wolf has served as a member of the board of directors of Molina Healthcare, Inc. since 2013 and as chairman of the board since 2017. Mr. Wolf served as the President and Chief Executive Officer of Onecall Care Management Inc. from January 2016 to February 2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf served as the President and Chief Executive Officer of DBW Healthcare, Inc. from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional health care solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as Chief Executive Officer of Coventry Health Care, Inc., a diversified national health care company, and served as the Executive Vice President, Chief Financial Officer and Treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf was also a member of the boards of directors of Correctional Healthcare Companies, Inc. from 2012 to 2014, Coventry Healthcare, Inc. from 2005 to 2009 and Catalyst Health Solutions, Inc. from 2003 to 2012. Mr. Wolf graduated from Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors, and from the MIT Sloan School Senior Executive Program. He has also been a fellow in the Society of Actuaries since 1979.
Luke McGee has served as the Chief Executive Officer of AdaptHealth Holdings since 2012 and as a member of our board of directors since the Closing. Mr. McGee joined Quadrant Management, Inc. in 2010 and holds director positions in certain of Quadrant’s portfolio companies along with executive level roles at certain times. Prior to joining Quadrant, Mr. McGee was in the investment banking group at Deutsche Bank and before that Merrill Lynch. He holds a bachelor’s degree in Economics from Duke University.
Joshua Parnes joined AdaptHealth Holdings in 2013 with the acquisition of Ocean Home Health and was appointed President of AdaptHealth Holdings in August 2017. Mr. Parnes has served on our board of directors since the Closing. Mr. Parnes built Ocean Home Health from a startup into a successful home medical equipment provider and has over 14 years of operating experience in the home medical equipment industry.
Gregg Holst joined AdaptHealth Holdings in 2014 as its Chief Financial Officer. Mr. Holst has previously served as chief financial officer for various publicly traded and private equity-backed companies in the healthcare and consumer products sectors, and previously spent eight years at GE Capital in several senior finance roles. Mr. Holst holds a bachelor’s degree in Accounting from Pennsylvania State University and is a Certified Public Accountant. On May 21, 2020, the Company announced that Mr. Holst will retire effective September 1, 2020 and Jason A. Clemens, age 42, will succeed Mr. Holst as Chief Financial Officer effective as of August 3, 2020. Mr. Holst is expected to stay with the Company in an advisory role through September 1, 2020.
Jason A. Clemens is expected to become the Chief Financial Officer of AdaptHealth Corp. effective as of August 3, 2020. Mr. Clemens has served as the Senior Vice President and Operations Chief Financial Officer of MEDNAX, Inc., a national provider of health solutions to hospitals, health systems and healthcare facilities, since April 2012. Mr. Clemens holds a B.S. in Industrial Engineering from Lehigh University and an M.S. in Finance and an M.B.A from the Indiana University Kelley School of Business. Mr. Clemens is also a Chartered Financial Analyst and a Certified Six Sigma Blackbelt.
Christopher Joyce joined AdaptHealth Holdings in 2018 as its General Counsel. Mr. Joyce has over 25 years of experience as chief legal officer and business development executive for publicly-traded and privately-held provider-based and managed care companies. Mr. Joyce most recently served as General Counsel of InnovaCare, Inc., a $2.0 billion managed care insurance company with 450,000 Medicare and Medicaid beneficiaries. Mr. Joyce holds a bachelor’s degree in Economics from the State University of New York at Albany and a JD from the University of Chicago.
Shaw Rietkerk joined AdaptHealth Holdings in 2018. Mr. Rietkerk most recently served as Executive Vice President of Revenue Cycle Management at Brightree. Mr. Rietkerk has over two decades of healthcare service leadership experience, with an extensive background in revenue cycle management, operations, business process outsourcing, account management and process. Prior to joining Brightree in 2015, Mr. Rietkerk was Senior Vice President, Worldwide Operations at M*Modal, a leading healthcare technology provider of advanced clinical documentation solutions.
Board of Directors and Terms of Office of Officers and Directors
We are managed under the direction of our board of directors. Our board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Barasch, Quasha and McGee, will expire at our 2020 annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Parnes and Connors will expire at our 2021 annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Wolf and Dr. Weaver, will expire at our 2022 annual meeting of stockholders.
Pursuant to the terms of the Deerfield Subscription Agreement upon the Closing, Deerfield was entitled to designate for nomination by us for election one director to serve on our board of directors. Deerfield’s designee was Dr. Susan Weaver.
Pursuant to the terms of the Board Designee Rights Letter Agreement, the BlueMountain Entities or their permitted transferees holding a majority of the outstanding principal amount under the A&R Promissory Notes have the right, ending on the date on which the A&R Promissory Notes have been paid in full, to designate and nominate for election one director to our board of directors. BlueMountain’s designee is Dale Wolf.
Pursuant to the OEP Investment Agreement, the Company agreed to increase the size of its board of directors by two members in order to elect to the board of directors, promptly following the closing of the OEP Investment, one individual designated by the OEP Purchaser and one independent director nominated by the Company or the Company’s board of directors. For as long as the OEP Purchaser or its affiliates hold beneficial ownership of at least 25% of the shares of Class A Common Stock and Series A Preferred Stock issued pursuant to the OEP Investment Agreement on an as-converted basis, the OEP Purchaser will have the right to designate one director for election to the Company’s board of directors. For as long as the OEP Purchaser has the right to designate one director for election, the Company may not increase the number of directors on the board of directors without the prior consent of the OEP Purchaser. In addition to the foregoing director designation right, for as long as the OEP Purchaser or its affiliates hold beneficial ownership of at least 50% of the shares of Class A Common Stock and Series A Preferred Stock issued pursuant to the OEP Investment Agreement on an as-converted basis, the OEP Purchaser will have the right to designate a non-voting observer to the board of directors.

Officers are appointed by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office.
Committees of the Board of Directors
The standing committees of our board of directors currently consist of an audit committee, a compensation committee, a nominating and governance committee and a compliance committee. Each of the committees reports to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.
Audit Committee
Our audit committee is composed of Dale Wolf, Alan Quasha and Terence Connors, and Mr. Connors serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We have determined that each of Messrs. Wolf, Quasha and Connors qualifies as independent under Nasdaq listing standards and applicable SEC rules with respect to audit committee membership. We have also determined that Mr. Connors qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our audit committee held four meetings during 2019, which consisted of joint meetings held together with meetings of our board of directors.
We have adopted an audit committee charter, which details the principal functions of the audit committee including:
•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•
reviewing and discussing with the independent public registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our compensation committee is composed of Richard Barasch, Dale Wolf and Alan Quasha, and Mr. Quasha serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. We have determined that each of Messrs. Barasch, Wolf and Quasha qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our compensation committee held one meeting during 2019. We have adopted a compensation committee charter, which details the principal functions of the compensation committee including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•
reviewing and approving the compensation of all of our other executive officers;

•
reviewing our executive compensation policies and plans;

•
implementing and administering our equity-based remuneration plans;

•
assisting management in complying with our SEC filings;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee is responsible for determining appropriate compensation levels and arrangements for our executive officers and directors, ensuring that our compensation program is consistent with our compensation philosophy and peer company practices. In making these determinations, the compensation committee considers each executive officer’s individual performance, the recommendations of our Chief Executive Officer and President and additional factors, such as the executive officer’s responsibilities, experience level and tenure. In 2019, the Company also engaged Farient to provide a market assessment of director compensation, which our compensation committee considered in determining the compensation for our directors.
In determining the levels and mix of executive and director compensation, our compensation committee does not generally rely on formulaic guidelines, but rather maintains a flexible approach to compensation determinations, which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals. The compensation committee then approves, with any modifications it deems appropriate, base salaries, target annual incentive bonuses and grants for our executive officers and directors, as applicable.
Our Chief Executive Officer and President do not have a role in setting their own base salary, annual bonus or the size of their annual equity compensation awards. The compensation committee reviews the specific corporate goals and objectives relevant to the compensation of our Chief Executive Officer and President and evaluates their respective performance and pay in light of these goals and objectives. Our Chief Executive Officer and President provide recommendations for each executive officer’s base salary, annual bonus and target annual equity compensation award, as well as recommendations with respect to director compensation, for the compensation committee’s review.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. The compensation committee has not retained a compensation consultant to recommend or assist in determining the amount or form of executive or director compensation, other than the limited engagement of Farient described above.
The compensation committee may delegate to any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.

Nominating and Governance Committee
Our nominating and governance committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our board of directors consistent with criteria approved by our board; (ii) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.
Our nominating and governance committee is composed of Terence Connors, Dr. Susan Weaver and Richard Barasch, with Mr. Barasch serving as the chair of the nominating and governance committee. We have determined that each of Messrs. Connors and Barasch and Dr. Weaver qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our nominating and governance committee did not hold any meetings during 2019. Our board of directors adopted a written charter for the nominating and governance committee.
Subject to the Board Designee Rights Letter Agreement, Deerfield Subscription Agreement and OEP Investment Agreement discussed elsewhere in this registration statement, which provide certain of our stockholders with rights to designate director nominees, the nominating and governance committee uses a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the board apart from those nominees designated pursuant to the Board Designee Rights Letter Agreement, Deerfield Subscription Agreement and OEP Investment Agreement, the committee solicits candidate recommendations from its own members, other directors and management. The committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, and the designation provisions of the Board Designee Rights Letter Agreement, Deerfield Subscription Agreement and OEP Investment Agreement do not apply, the committee considers whether to fill those vacancies and, if applicable, considers various potential director candidates. The committee evaluates any such candidates at regular or special meetings of the committee, and such candidates may be considered at any point during the year.
The nominating and governance committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating committee-recommended nominee. The committee seeks to ensure that the membership of the board and each committee of the board satisfies all relevant Nasdaq listing standard requirements and applicable laws and regulations and all requirements of our organizational documents. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the committee may look for in any particular director nominee who is not a designee under the Board Designee Rights Letter Agreement or the Deerfield Subscription Agreement depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the board. The committee does not have a formal policy regarding the consideration of diversity in identifying director nominees beyond being committed to ensuring that no person would be excluded from consideration for service as a director as a result of their sex, race, religion, creed, sexual orientation or disability.
The nominating and governance committee also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting. Our stockholders that wish to nominate a director for election to our board should follow the procedures set forth in our bylaws.
Compliance Committee
Our compliance committee exercises oversight responsibility, reviews regulatory compliance issues and reports to our board of directors with respect to our regulatory compliance programs. Our compliance committee is composed of Dr. Weaver and Messrs. Barasch and Wolf, with Dr. Weaver serving as the chair of the compliance committee. Our compliance committee did not hold any meetings during 2019.
Code of Ethics and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics, audit committee charter, compensation committee charter, nominating and governance committee charter and compliance committee charter are available free of charge on our corporate website at https://www.adapthealth.com/investor-relations. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION
Executive and Director Compensation
Executive Compensation
The following disclosure describes the material elements of the compensation of the Company’s named executive officers for the year ended December 31, 2019 and is presented based on the reduced disclosure rules applicable to the Company as an “emerging growth company” within the meaning of the Securities Act. For the year ended December 31, 2019, our named executive officers were:
•
Luke McGee, Chief Executive Officer;

•
Joshua Parnes, President; and

•
Christopher Joyce, General Counsel.

Summary Compensation Table
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Luke McGee Chief Executive Officer	2019	458,333	1,000,000	5,278,612	1,325,974	450,000	967,152	9,480,071
	2018	300,000	—	1,724,100	—	211,250	12,324	2,247,674
Joshua Parnes President	2019	458,333	—	4,583,925	1,325,974	450,000	11,278	6,829,510
	2018	300,000	—	1,724,100	—	211,250	10,664	2,246,014
Christopher Joyce(7) General Counsel	2019	343,750	—	1,352,745	530,390	158,000	12,367	2,397,252
	—	—	—	—	—	—	—	—

(1)
On March 11, 2019, the annual base salaries for Messrs. McGee, Parnes and Joyce were increased to $500,000, $500,000 and $350,000, respectively. Effective as of the Closing, the annual base salary for Mr. Joyce was increased to $375,000.

(2)
The amount reported in this column represents a transaction bonus paid to Mr. McGee in connection with the closing of BlueMountain’s investment in AdaptHealth Holdings on March 20, 2019.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the incentive units, shares of restricted stock and founder shares granted and/or modified during the fiscal year ended December 31, 2019, in accordance with FASB ASC 718. These amounts reflect the equity-based compensation expense for these grants and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. See Note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

Name	2019 Incentive Units(1) ($)	Modification of 2018 Incentive Units(2) ($)	Restricted Stock(3) ($)	Founder Shares(4) ($)	Total ($)
Luke McGee	1,718,640	1,734,097	436,500	1,389,375	5,278,612
Joshua Parnes	1,718,640	1,734,097	436,500	694,688	4,583,925
Christopher Joyce	—	715,020	174,600	463,125	1,352,745

(1)
The amounts reported in this column represent the grant date fair value of the incentive units of AdaptHealth Holdings granted to Messrs. McGee and Parnes. For additional information, see “—Narrative to Summary Compensation Table — Long-Term Incentives — Incentive Units” below.

(2)
The amounts reported in this column represent the equity-based compensation expense computed in accordance with FASB ASC 718 as a result of the accelerated vesting and modifications to the incentive units granted to each of our named executive officers in 2018. For accounting purposes, the 2018 Incentive Units were modified because satisfactions of the threshold amount was deferred and our named executive officers received a dividend in connection with the closing of BlueMountain’s investment in AdaptHealth Holdings on March 20, 2019 without regard to the threshold amounts. For each of Messrs. McGee and Parnes, the equity-based compensation expenses reported in this column include $1,347,101 related to the accelerated vesting of such units at the same time and for Mr. Joyce, the equity-based compensation expenses reported in this column include $325,871 related to the accelerated vesting of such units in connection with the Closing. For additional information, see “— Narrative to Summary Compensation Table — Long-Term Incentives — Incentive Units” below.
(3)
The amounts reported in this column represent the restricted shares of our Class A Common Stock granted to each of our named executive officers. For additional information, see “— Narrative to Summary Compensation Table — Long-Term Incentives — 2019 Stock Incentive Plan” below.

(4)
The amounts reported in this column represent the grant date fair value of the founder shares granted to our named executive officers in connection with the Closing. The fair value attributable to the founder shares incorporates the transfer restrictions and other restrictions applicable to such founder shares. For additional information, please see “Description of Securities — Authorized and Outstanding Stock — Founder Shares” below.

(4)
The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A Common Stock granted to each of our named executive officers during the fiscal year ended December 31, 2019, in accordance with FASB ASC 718. The amounts reported reflect the value at the grant date based upon the probable outcome of the performance conditions applicable to the options. The value of such awards as of the grant date, assuming that the highest level of performance conditions will be achieved, was $2,651,948, $2,651,948 and $1,060,780 for Messrs. McGee, Parnes and Joyce, respectively. These amounts reflect the equity-based compensation expense for these stock options and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. For additional information, see “— Narrative to Summary Compensation Table — Long-Term Incentives — 2019 Stock Incentive Plan” below. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

(5)
The amounts reported in this column represent the bonuses earned with respect to 2019 by each named executive officer. These amounts were paid in the first quarter of 2020. For additional information, please see “— Narrative to Summary Compensation Table — Executive Employment Agreements” below.

(6)
The amounts reported as earned by each named executive officer in this column represent the following amounts for the ended December 31, 2019: (i) for Mr. McGee, represents $1,602 in life insurance premiums and $965,550 related to loan forgiveness as part of the transactions contemplated in connection with the Business Combination, (ii) for Mr. Parnes, represents $300 in life insurance premiums and $10,978 in reimbursement of health insurance premiums, and (iii) For Mr. Joyce, represents $1,290 in life insurance premiums and $11,077 in automobile expenses.

(7)
Mr. Joyce was not one of our named executive officers for the year ended December 31, 2018.

Narrative to Summary Compensation Table
Executive Employment Agreements
Certain of the compensation paid to our named executive officers reflected in the summary compensation table was provided pursuant to employment agreements with the Company or one of its subsidiaries, which are summarized below. For a discussion of the severance pay and other benefits to be provided to our named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of our named executive officers, please see “— Potential Payments Upon Termination or Change in Control” below.

Luke McGee and Joshua Parnes.   Each of Messrs. McGee and Parnes is party to substantially similar employment agreements, dated March 20, 2019, pursuant to which each of Messrs. McGee and Parnes is entitled to receive an annual base salary of $500,000, and are eligible to receive a target annual incentive bonus equal to 100% of their base salary based on the achievement of annual company and individual performance objectives for such fiscal year, subject to continued employment through the applicable payment date. In connection with their employment agreements, each of Messrs. McGee and Parnes entered into restrictive covenant agreements which include a 24-month post-termination non-compete and non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Christopher Joyce.   Mr. Joyce is party to an offer letter dated January 15, 2018, pursuant to which Mr. Joyce is entitled to receive a base salary, currently $375,000, and is eligible to receive a target annual incentive bonus equal to 60% of base salary based on company performance as determined by the Company at its sole discretion, subject to continued employment through the applicable payment date. Mr. Joyce is also entitled to a car allowance of $1,000 per month.
2019 Bonuses
Bonuses payable to our named executive officers in respect of service during 2019 were paid in the first calendar quarter of 2020 and were determined based on the achievement of company performance, Adjusted EBITDA less Patient Equipment Capex and compliance thresholds established by our compensation committee.
Long-Term Incentives
Incentive Units.   Prior to the Business Combination, AdaptHealth Holdings made grants of incentive units pursuant to the A&R AdaptHealth Holdings LLC Agreement and a form of AdaptHealth Holdings Incentive Unit Grant Notice to certain executive officers, including its named executive officers. The incentive units were intended to qualify as profits interests for federal income tax purposes, and each named executive officer, through single-member limited liability companies, became members of AdaptHealth Holdings, bound by all the terms and conditions set forth in the A&R AdaptHealth Holdings LLC Agreement.
On July 1, 2018, AdaptHealth Holdings granted incentive units (the “2018 Incentive Units”) to certain executive officers, including each of our named executive officers, which vest 50% on the second anniversary of the vesting commencement date and 25% on each of the third and fourth anniversaries of the vesting commencement date. In connection with the closing of BlueMountain’s investment in AdaptHealth Holdings on March 20, 2019, AdaptHealth Holdings agreed to make distributions in respect of the 2018 Incentive Units, as if the 2018 Incentive Units were vested, in the same amount distributed with respect to the AdaptHealth Units. The distributions made in respect of the 2018 Incentive Units that were made below the threshold value of such units were treated as an advance for tax purposes against any future consideration the named executive officers would receive in respect of the 2018 Incentive Units in a “Sale of the Company” (as defined in the A&R AdaptHealth Holdings LLC Agreement). As of the same date, pursuant to their employment agreements, the vesting of the 2018 Incentive Units held by each of Messrs. McGee and Parnes were fully accelerated.
On June 13, 2019, AdaptHealth Holdings granted incentive units to certain executive officers, including each of Messrs. McGee and Parnes, 50% of which vest in substantially equal installments on each of the first, second, third and fourth anniversaries of the vesting commencement date (the “Time Units”), and 50% of which vest on the earlier to occur of (x) a Sale of the Company and (y) the fourth anniversary of the vesting commencement date (the “Performance Units”). If (i) a named executive officer’s employment is terminated for an act or omission giving rise to cause that results directly from a breach of his fiduciary duties to, or directly results, or could be reasonably be expected to directly result, in material liability to, AdaptHealth Holdings or any of its affiliates, or (ii) the named executive officer breaches any restrictive covenant to which he is bound, in each case, the named executive officer forfeits their incentive units in their entirety, regardless of whether or not they have vested. If the named executive officer’s employment is terminated for any other reason, then all unvested incentive units will be forfeited and cancelled on and after the effective date of such termination.
In connection with the Business Combination, all of the incentive units were exchanged for AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock based on the equity consideration valuation at the closing of the Business Combination; provided that the consideration received in respect of the 2018 Incentive Units and the Time Units remained subject to the same vesting terms and conditions as were applicable to the 2018 Incentive Units and the Time Units immediately prior to the Closing and the consideration received in respect of the Performance Units were deemed to have satisfied the applicable performance criteria as of the closing of the Business Combination pursuant to the terms of the Merger Agreement and will be subject to time-based vesting, with 25% of such consideration vesting on each of the first four quarterly anniversaries of the Closing.
For additional information on the consideration received in respect of the incentive units, see “Description of Securities — Authorized and Outstanding Stock — Common Stock” below.
2019 Stock Incentive Plan.   On October 14, 2019, our board of directors adopted the 2019 Stock Incentive Plan (the “Plan”), which was subsequently approved on November 7, 2019 by our stockholders and the Plan became effective on the Closing. On November 21, 2019, our compensation committee approved the grants of stock options and restricted stock to certain executive officers, including our named executive officers, pursuant to the Plan and the applicable form of award agreement. The stock options and the shares of restricted stock are eligible to vest one-third on December 31st of each of 2020, 2021 and 2022 subject to the achievement of the applicable performance criteria. The performance criteria applicable to the stock options is based on the growth of per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2020 fiscal year against the per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2019 fiscal year. The performance criteria applicable to the shares of restricted stock is based on the compound annual growth rate of the price per share of our Class A Common Stock as of the applicable vesting date against a baseline per share price of $10.00. The stock options and the shares of restricted stock, in each case, that fail to vest based on the achievement of the performance criteria will be forfeited for no consideration.
In the event that a named executive officer experiences a termination of employment by us without “cause” (other than due to death or disability) or by the named executive officer for “good reason,” in each case, the named executive officer will vest in the stock options (with such vesting to occur on the latter of the date of termination and December 31, 2020) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the named executive not undergone a termination until the end of the 24-month period for Messrs. McGee and Parnes, or 12-month period for Mr. Joyce, following the date of termination; provided, however, that if such termination occurs within one year of a “change in control,” or the named executive officer experiences a termination as a result of his death or disability, the named executive officer will vest in the stock options (with such vesting to occur on the latter of the date of termination and December 31, 2020) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the named executive not undergone a termination until December 31, 2022. Any vesting of stock options or eligibility for continued vesting of restricted stock, in each case, following a termination of employment is subject to the respective named executive officer’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates.
Health and Welfare Plans
Our named executive officers are eligible to participate in the employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans maintained by the Company or one of our subsidiaries, in each case on the same basis as all of our other employees, except that (i) our named executive officers were also entitled to reimbursement of automobile expenses of up to $1,000 per month each and (ii) Messrs. McGee and Parnes could elect to receive an annual reimbursement of $15,000 for participation in a family health insurance plan of their choosing in lieu of participation in a family health insurance plan maintained by us.

Retirement Plan
One of our subsidiaries sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of our employees, including our named executive officers. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and, participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed. We do not currently make any discretionary or employer matching contributions under the plan.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth outstanding equity awards held by each of our named executive officers as of December 31, 2019.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Luke McGee	June 13, 2019(1)	—	—	—	—	639,448	7,021,135(4)
	November 21, 2019(2)	—	—	—	—	150,000	1,647,000(5)
	November 21, 2019(3)	—	1,250,000	11.50	November 21, 2029	—	—
Joshua Parnes	June 13, 2019(1)	—	—	—	—	639,448	7,021,135(4)
	November 21, 2019(2)	—	—	—	—	150,000	1,647,000(5)
	November 21, 2019(3)	—	1,250,000	11.50	November 21, 2029	—	—
Christopher Joyce	November 21, 2019(2)	—	—	—	—	60,000	658,800(5)
	November 21, 2019(3)	—	500,000	11.50	November 21, 2029	—	—

(1)
Represents AdaptHealth Units and a corresponding number of shares of Class B Common Stock received in consideration of outstanding incentive units in connection with the Closing, of which (i) 50% vest in substantially equal installments on each of the first four quarterly anniversaries of the closing of the Business Combination, and (ii) 50% vest in substantially equal installments on each of the first, second, third and fourth anniversaries of May 20, 2019. For additional information, see “— Narrative to Summary Compensation Table — Long-Term Incentives — Incentive Units” above.

(2)
Represents grants of restricted stock eligible to vest one-third on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the achievement of performance criteria. For additional information, see “— Narrative to Summary Compensation Table — Long-Term Incentives — 2019 Stock Incentive Plan” above.

(3)
Represents grants of stock options eligible to vest one-third on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the achievement of performance criteria. For additional information, see “— Narrative to Summary Compensation Table — Long-Term Incentives — 2019 Stock Incentive Plan” above.

(4)
As of December 31, 2019, the fair market value of an AdaptHealth Unit and a corresponding share of Class B Common Stock was approximately $10.98, which is the closing price of a share of our Class A Common Stock on December 31, 2019.

(5)
As of December 31, 2019, the fair market value of a share of our Class A Common Stock was $10.98.

Potential Payments Upon Termination or Change in Control
The following summaries describe the potential payments and benefits that we would provide to its named executive officers in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2019.
Severance Benefits
Other than as set forth below, we did not offer or have in place for its named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan) as of December 31, 2019.
Luke McGee and Joshua Parnes.   Pursuant to their employment agreements, in the event either of Messrs. McGee’s or Parnes’s employment is terminated by us without cause or by Messrs. McGee or Parnes for good reason, as applicable, subject to their execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Messrs. McGee and Parnes, as applicable, are entitled to (x) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (y) continued payment of base salary for a period of 24 months following such date of termination, and (z) an amount equal to two times their then-current target annual bonus, payable in substantially equal installments during the 24-month period following such date of termination in accordance with regular payroll practices.
Christopher Joyce.   Pursuant to his offer letter, if Mr. Joyce’s employment is terminated by us without cause, subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Joyce is entitled to an amount equal to his annual base salary and his target annual incentive bonus, payable in accordance with normal payroll practices until the earlier of (x) the 12-month anniversary of such date of termination and (y) such date Mr. Joyce accepts another position as an employee, consultant or independent contractor.
Long-Term Incentives.   See “— Narrative to Summary Compensation Table — Long-Term Incentives — 2019 Stock Incentive Plan” above for the treatment of equity awards held by our named executive officers in connection with a termination of employment and/or a change in control.
Director Compensation
The following table sets forth the material terms of the compensation received by each of our non-employee directors for the year ended December 31, 2019.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Richard Barasch	12,500	106,600	119,100
Alan Quasha	12,500	66,625	79,125
Terence Connors	25,000	53,300	78,300
Susan Weaver, M.D.	18,750	53,300	72,050
Dale Wolf	12,500	53,300	65,800

(1)
For the year ended December 31, 2019, each of the non-employee directors received a cash payment of $12,500, representing a quarter of their annual retainer fees for their service following the Closing. The amounts reported for each of Dr. Weaver and Mr. Connors include an additional cash payment of $6,250 and $12,500, respectively, representing a quarter of their annual retainer fees for their service as chairs of our compliance committee and audit committee, respectively.

(2)
Represents the aggregate grant date fair value, in accordance with FASB ASC 718, of (i) 5,000 shares of restricted shares to each of our non-employee directors, and (ii) with respect to Messrs. Barasch and Quasha, an additional 5,000 and 1,250, respectively, shares of restricted shares for their service as our Chairman and the chair of our compensation committee, respectively, in each case, representing the equity compensation in respect of their service following the Closing and for the first quarter of the 2020 fiscal year, granted pursuant to the Plan and approved by our compensation committee on December 16, 2019 and will vest 100% on the occurrence of our 2020 annual meeting of stockholders. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.
Narrative to Director Compensation
In general, during each fiscal year, our non-employee directors are eligible to receive (i) an annual cash retainer of $50,000 and (ii) a grant of shares of restricted stock in the amount of $100,000. Our Chairman and the chairs of certain of our board committees are eligible to receive an additional annual retainer (in cash or as a grant of restricted shares, at the non-employee director’s election) in the following amounts:
•
$100,000 for our Chairman;

•
$50,000 for the chair of our audit committee; and

•
$25,000 for the chairs of each of our compensation committee and compliance committee.

Our Chairman also serves as the chair of our nominating and governance committee, for which he does not receive any additional retainer fees.
For the year ended December 31, 2019, the cash retainer fees received by our non-employee directors for their service on the board and chair positions, as applicable, represents a quarter of their annual fees for their service following the Closing, and the retainer fees paid in shares of restricted stock received by our non-employee directors for their service on the board and chair positions, as applicable, represents half of their annual fees for their service following the Closing and for the first quarter of the 2020 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions Prior to or Concurrent with the Business Combination
Founder Shares
In December 2017, our Sponsor purchased an aggregate of 7,187,500 founder shares for an aggregate purchase price of $25,000. In December 2017 and January 2018, our Sponsor transferred 100,000 founder shares to Christopher Wolfe, our former Chief Financial Officer, and 30,000 founder shares to each of our independent directors. Following the expiration of the underwriters’ over-allotment option on April 2, 2018, the holders of the founder shares forfeited an aggregate of 937,500 founder shares, so that the founder shares would represent 20.0% of our issued and outstanding shares after our IPO.
Private Placement Warrants
Concurrently with the closing of our IPO, our Sponsor purchased an aggregate of 4,333,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $6.5 million.
Each private placement warrant is exercisable for one share of Common Stock at a price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from our IPO held in the Trust Account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.
Transactions with Deerfield
Deerfield, which was a significant owner of our Sponsor, purchased 2,500,000 units in our IPO at $10.00 per unit. The underwriters did not receive any underwriting discounts or commissions on the units purchased by Deerfield. In addition, pursuant to the Deerfield Subscription Agreement with Deerfield and RAB Ventures, an entity that is controlled by Mr. Barasch and is one of the two members of our Sponsor, Deerfield purchased 12,500,000 shares of Class A Common Stock.
Related-Party Loans
Our Sponsor loaned us an aggregate of $270,531 to cover expenses related to our IPO and working capital needs. The loan was non-interest bearing. We repaid this loan on February 21, 2018.
On December 31, 2014, Mr. McGee entered into a loan agreement to borrow $1.0 million from AdaptHealth Holdings in order to acquire AdaptHealth Units. Monthly, interest-only payments were due at a rate of 1.9% per annum, and the principal was due in full at maturity on December 31, 2021. The loan was forgiven prior to the Closing.
Vendor Relationships
In 2014, Ocean Home Health Supply LLC, an indirect subsidiary of AdaptHealth Holdings, executed an agreement with a company affiliated with Mr. Parnes for software and billing services. The agreement had an initial term of one year and automatically renewed from year to year. AdaptHealth Holdings’ expense for the year ended December 31, 2018 under the agreement was $2.3 million. The agreement was terminated effective December 31, 2018.
BlueMountain Investment
On February 27, 2019, AdaptHealth Holdings entered into a Note and Unit Purchase Agreement with the BM Blocker, pursuant to which, on March 26, 2019, among other things, in exchange for $120.0 million in cash, AdaptHealth Holdings issued (i) an aggregate of 17,302.79 AdaptHealth Units and 19,747.43 BM Capped Common Units (as defined in the AdaptHealth Holdings LLC Agreement) to the BM Blocker and to BlueMountain Summit Opportunities Fund II (US) L.P., whereby such entities became members in AdaptHealth Holdings, and (ii) the Original Promissory Notes, in an aggregate initial principal amount of $100.0 million to the BlueMountain Entities. Interest accrues under the Original Promissory Notes (a) for the first seven years of the term of the Original Promissory Notes, at a rate of 12.0% per annum, with interest at a rate of 6.0% per annum payable in cash and interest at a rate of 6.0% per annum as PIK interest and (b) for the final three years of the term, at a rate equal to the greater of (i) 15.0% per annum or (ii) the 12-month LIBOR rate plus 12.0% per annum. Pursuant to a letter agreement entered into on July 8, 2019 between AdaptHealth Holdings, the BM Blocker and the BlueMountain Entities, at the Closing, (i) the BM Capped Common Units were canceled, (ii) an additional $43.5 million aggregate principal amount of promissory notes was issued to the BlueMountain Entities and (iii) the Original Promissory Notes were amended and restated (the “A&R Promissory Notes”) such that, among other things: (A) the maturity date of the Original Promissory Notes were extended to the tenth anniversary of the Closing and (B) certain covenants contained in the AdaptHealth Holdings LLC Agreement restricting AdaptHealth Holdings’ ability to engage in certain corporate actions were added to the A&R Promissory Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Pursuant to the terms of the Board Designee Rights Letter Agreement, the BlueMountain Entities or their permitted transferees holding a majority of the outstanding principal amount under the A&R Promissory Notes have the right, ending on the date on which the A&R Promissory Notes have been paid in full, to designate and nominate for election one director to our board of directors. BlueMountain’s designee is Dale Wolf.
Exchange Agreement
Concurrently with the Closing, we entered in the Exchange Agreement with AdaptHealth Holdings and the holders of AdaptHealth Units, pursuant to which holders of AdaptHealth Units have the right to elect to exchange such AdaptHealth Units and their Class B Common Stock into shares of Class A Common Stock on a one-for-one basis, subject to the terms of the Exchange Agreement. Specifically, holders of AdaptHealth Units other than us will, at any time and from time to time, be able to exchange all or any portion of their AdaptHealth Units and Class B Common Stock for shares of Class A Common Stock by delivering a written notice to both us and AdaptHealth Holdings and surrendering such AdaptHealth Units and Class B Common Stock. We may, in our sole and absolute discretion, in lieu of delivering shares of Class A Common Stock for any AdaptHealth Units and Class B Common Stock surrendered for exchange, pay an amount in cash as set forth in the Exchange Agreement. Since the Closing of the Business Combination and as of June 26, 2020, the Company has issued 3,605,049 shares of Class A Common Stock to certain holders of AdaptHealth Units in exchange for an equal number of shares of Class B Common Stock and AdaptHealth Units pursuant to the Exchange Agreement.
Tax Receivable Agreement
Concurrently with the Closing, we entered into a Tax Receivable Agreement with AdaptHealth Holdings, the Blocker Sellers and the Non-Blocker AdaptHealth Members. The Tax Receivable Agreement provides for the payment by us to the Blocker Sellers of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of the Access Point Medical, Inc. existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of AdaptHealth Units; (iii) imputed interest deemed to be paid by us as a result of payments we make under the Tax Receivable Agreement and (iv) certain increases in tax basis resulting from payments we make under the Tax Receivable Agreement.
Assignment Letter
Pursuant to the Amended and Restated Assignment Letter Agreement dated October 15, 2019, by and between the Sponsor and AdaptHealth Holdings, the Sponsor and certain directors and officers of DFB transferred and assigned an aggregate of 2,437,500 of the founder shares and 1,690,000 of the founder warrants to purchase shares of our Class A Common Stock, for no consideration, to certain members of AdaptHealth Holdings and to certain of its employees at the Closing.

Registration Rights Agreement
Concurrently with the Closing, we, our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures entered into the Registration Rights Agreement. The Registration Rights Agreement provides registration rights to each of our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures, pursuant to which we are required to register for resale Registrable Securities, as defined therein. In connection with the execution of the Deerfield Exchange Agreement, the Company entered into an amendment to the Registration Rights Agreement, pursuant to which, among other things, Deerfield’s, or any related funds, obligations under the Registration Rights Agreement in respect of lockup agreements in connection with underwritten public offerings were limited in certain respects. Pursuant to the OEP Investment Agreement, at the closing of the OEP Investment, the Company, AdaptHealth Holdings, the OEP Purchaser, Deerfield and certain other stockholders of the Company will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, among other things, the OEP Purchaser and its affiliates will be provided with customary registration rights with respect to the shares of Class A Common Stock issued to the OEP Purchaser in the OEP Investment and all shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock issued in the OEP Investment, and pursuant to which Deerfield and its affiliates will be provided with customary registration rights with respect to the shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issuable upon the conversion of the Series B-2 Preferred Stock issued in the Deerfield Investment.
Post-Business Combination Transactions
BlueMountain Put/Call Agreement
On May 25, 2020, the Company and AdaptHealth Holdings entered into the Put/Call Agreement with certain of the BlueMountain Entities. Pursuant to the Put/Call Agreement, during the Option Period, the Option Parties may require the Company to purchase up to 1,898,967 shares of Class A Common Stock and/or Consideration Units at a price per share equal to the greater of (x) $14.50 and (y) 85% of the 30-day volume-weighted average price per share of the Class A Common Stock on the date the exercise notice is delivered. During the Option Period, the Company may also require the Option Parties to sell up to 1,898,967 of the shares of Class A Common Stock and/or Consideration Units to the Company at a price per share of Class A Common Stock or per Consideration Unit of $15.76.
Transactions with Deerfield
On June 24, 2020, the Company entered into the Deerfield Exchange Agreement, pursuant to which, on the date thereof, Deerfield exchanged 15,810,547 shares of Class A Common Stock held by it for 158,105.47 shares of Series B-1 Preferred Stock, which is substantially equivalent to Class A Common Stock except that it has no voting rights, subject to limited exceptions, is subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock and has a liquidation preference of $0.0001 per share of Series B-1 Preferred Stock.
On June 24, 2020, the Company also entered into the Deerfield Investment Agreement, pursuant to which Deerfield Partners has agreed, subject to the terms and conditions therein, to purchase in the Deerfield Investment $35 million in the aggregate of Series B-2 Preferred Stock. After stockholder approval is obtained, the Company or Deerfield Partners may convert each share of Series B-2 Preferred Stock into 0.72727273 shares of Series B-1 Preferred Stock (subject to certain anti-dilution adjustments) at its election (and each share of Series B-1 Preferred Stock is further convertible into 100 shares of Class A Common Stock, subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock, and certain anti-dilution adjustments). The Series B-2 Preferred Stock will be non-voting. Pursuant to the Deerfield Investment Agreement, the closing of the Deerfield Investment will occur immediately prior to the closing of the Solara Acquisition, subject to certain customary conditions.
In connection with the Deerfield Investment Agreement, the Registration Rights Agreement was modified to provide Deerfield with customary registration rights with respect to the shares of Series B-2 Preferred Stock, limit Deerfield’s, or any related fund’s, obligations in respect of lockup agreements in connection with underwritten public offerings, include the shares exchanged as Registrable Securities under the Registration Rights Agreement and provide Deerfield with the right to request one long-form registration pursuant to which the Company shall pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million.
On May 25, 2020, we entered into a voting agreement with Deerfield (i) in favor of stockholder approval at our upcoming meeting of stockholders to remove certain restrictions applicable to the Series A Preferred Stock and (ii) against matters which would result in a breach by us of our agreement with the OEP Purchaser or otherwise be expected to impede the transactions contemplated by such agreement.
Voting Agreements
On May 25, 2020, certain of our stockholders, including the Option Parties, entered into agreements with the OEP Purchaser to vote all shares of our Common Stock owned by such persons as of the applicable record date over which such persons have voting power as of the date thereof, amounting to, in the aggregate when taken together with the voting agreement with Deerfield described above, greater than 50% of all then-current voting power of the Company, (i) in favor of stockholder approval for the removal of certain conversion restrictions applicable to the Series A Preferred Stock and (ii) against matters which would result in a breach by us of our agreement with the OEP Purchaser or otherwise be expected to impede the transactions contemplated by such agreement.
On June 24, 2020, certain of our stockholders entered into agreements with the Company to vote all shares of our Common Stock owned by such persons as of the applicable record date over which such persons have voting power, amounting to, in the aggregate when taken together with Class A Common Stock held by Deerfield, greater than 50% of all then-current voting power of the Company, (i) in favor of the Stockholder Approval for the removal of the conversion restrictions applicable to the Series B-2 Preferred Stock and in favor of such other matters as may be necessary or advisable to consummate the transactions contemplated by the Deerfield Investment Agreement and (ii) against matters which would result in a breach by the Company of its agreement with Deerfield Partners or otherwise be expected to impede the transactions contemplated by such agreement (collectively with the agreements described in the previously paragraph, the “Voting Agreements”).
Vendor Relationships
AdaptHealth Holdings and each of Messrs. McGee and Parnes previously owned equity in SnapWorx, LLC, a vendor of AdaptHealth Holdings that provides workflow technology services. Each of Messrs. McGee and Parnes owned less than 1% of SnapWorx, LLC. The Company’s expense for SnapWorx, LLC for the years ended December 31, 2019 and 2018 was $4.5 million and $1.9 million, respectively. AdaptHealth Holdings and each of Messrs. McGee and Parnes sold their ownership in SnapWorx, LLC in February 2020.
AdaptHealth Holdings and each of Messrs. McGee, Parnes and Gvodas own equity in Parachute Health, a vendor of AdaptHealth Holdings that provides automated order intake software. Each of Messrs. McGee, Parnes and Gvodas owns less than 1% of Parachute Health. AdaptHealth Holdings’ expense for Parachute Health for the years ended December 31, 2019 and 2018 was $2.0 million and $1.6 million, respectively.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of our officers or directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, an officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to us regarding the beneficial ownership of Common Stock as of June 26, 2020 by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our current officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our Common Stock before this offering is based on 31,079,376 shares of Class A Common Stock and 28,508,750 shares of Class B Common Stock issued and outstanding in the aggregate as of June 26, 2020 assuming the issuance of 504,186 restricted shares of Class A Common Stock pursuant to approved grants to certain officers and directors of the Company. The following table does not give effect to the consummation of the Solara Acquisition, the OEP Investment or the Deerfield Investment. As of June 26, 2020, after giving effect to the consummation of those transactions and assuming the conversion of 39,706 shares of Series A Preferred Stock by the OEP Purchaser (following receipt of shareholder approval therefor), we would have 37,667,312 shares of Class A Common Stock outstanding and 28,508,750 shares of Class B Common Stock outstanding in the aggregate and OEP AHCO Investment Holdings, LLC would beneficially own 23.8% of our Class A Common Stock.
Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them.
	Securities Beneficially Owned Before this Offering					Securities Beneficially Owned Upon Completion of this Offering (Assuming No Exercise of the Underwriters’ Option)					Securities Beneficially Owned Upon Completion of this Offering (Assuming the Underwriters’ Option is Exercised in Full)
	Class A Common Stock		Class B Common Stock		% of Total	Class A Common Stock		Class B Common Stock		% of Total	Class A Common Stock		Class B Common Stock		% of Total
Name and Address of Beneficial Owner(1)	# of Shares	%	# of Shares	%	Voting Power(2)	# of Shares	%	# of Shares	%	Voting Power(2)	# of Shares	%	# of Shares	%	Voting Power(2)
Richard Barasch(3)	863,217	2.3%	—	—	1.4%	863,217	2.2%	—	—	1.3%	863,217	2.1%	—	—	1.2%
Dr. Susan Weaver	25,000	*	—	—	*	25,000	*	—	—	*	25,000	*	—	—	*
Alan Quasha(4)	6,250	*	—	—	*	6,250	*	—	—	*	6,250	*	—	—	*
Terence Connors	5,000	*	—	—	*	5,000	*	—	—	*	5,000	*	—	—	*
Dale Wolf(5)	15,500	*	—	—	*	15,500	*	—	—	*	15,500	*	—	—	*
Luke McGee(6)	894,951	2.4%	4,526,028	15.9%	9.1%	894,951	2.3%	4,526,028	15.9%	8.0%	894,951	2.2%	4,526,028	15.9%	7.9%
Joshua Parnes	223,125	*	—	—	*	223,125	*	—	—	*	223,125	*	—	—	*
Christopher Joyce(7)	143,218	*	266,331	*	*	143,218	*	266,331	*	*	143,218	*	266,331	*	*
Everest Trust(8)	15,105,280	39.4%	856,044	3.0%	26.4%	15,105,280	37.9%	856,044	3.0%	23.3%	15,105,280	36.8%	856,044	3.0%	22.9%
Still Water Nevada Trust(9)	1,079,189	2.8%	8,338,659	29.3%	15.7%	1,079,189	2.7%	8,338,659	29.3%	13.8%	1,079,189	2.7%	8,338,659	29.3%	13.6%
The Mykonos 2019 NGCG NevadaTrust(10)	525,586	1.4%	5,613,851	19.7%	10.2%	525,586	1.3%	5,613,851	19.7%	9.0%	525,586	1.3%	5,613,851	19.7%	8.9%
McLarty Capital Partners SBIC, L.P.(11)	—	—	4,526,189	15.9%	7.6%	—	—	4,526,189	15.9%	6.7%	—	—	4,526,189	15.9%	6.6%
BlueMountain Capital Management,LLC(12)	3,647,353	9.9%	150,581	*	6.4%	3,647,353	9.3%	150,581	*	5.6%	3,647,353	9.0%	150,581	*	5.5%
All directors and executive officers as a group(10 individuals)	2,433,065	6.3%	5,720,486	20.1%	13.5%	2,433,065	6.1%	5,820,486	20.1%	11.9%	2,433,065	5.9%	5,820,486	20.1%	11.7%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the listed entities or individuals is c/o AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.

(2)
The Class A Common Stock and Class B Common Stock vote together as a single class, except as required by law or our second amended and restated certificate of incorporation.

(3)
The business address of Mr. Barasch is 780 Third Avenue, New York, NY 10017.

(4)
The business address of Mr. Quasha is c/o Quadrant Management, Inc., 320 Park Avenue, New York, NY 10022. Based on the Schedule 13D filed with the SEC on January 9, 2020, Mr. Quasha may be deemed to beneficially own 80,145 shares of Class A Common Stock and 856,044 Class B Common Stock owned by Quadrant Management, Inc.

(5)
The business address of Mr. Wolf is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(6)
Includes shares and warrants held directly by Fresh Pond Investment LLC (“Fresh Pond”), 2321 Capital LLC (“2321 Capital”) and LBM DME Holdings LLC (“LBM”), entities controlled by Mr. McGee. Fresh Pond holds 209,766 shares of Class A Common Stock (including 78,525 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,620,815 shares of Class B Common Stock. 2321 Capital holds 149,000 shares of Class A Common Stock (including 93,212 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,923,964 shares of Class B Common Stock. LBM holds 139,935 shares of Class A Common Stock (including 52,384 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,081,249 shares of Class B Common Stock.

(7)
Includes shares and warrants held directly by Mayaid2001 LLC, an entity controlled by Mr. Joyce. Includes shares of Class A Common Stock underlying 12,903 warrants that are currently exercisable.

(8)
Based upon information reported on the Schedule 13D filed with the SEC on January 9, 2020. Includes shares and warrants held directly by Clifton Bay Offshore Investments L.P. (“Clifton Bay Investments”) and Quadrant Management, Inc. (“QMI”). Clifton Bay Investments holds 15,025,135 shares of Class A Common Stock (including shares of Class A Common Stock underlying 665,628 warrants that are currently exercisable). QMI holds 80,145 shares of Class A Common Stock (including 41,473 shares of Class A Common Stock underlying warrants that are currently exercisable) and 856,044 shares of Class B Common Stock. The general partner of Clifton Bay Investments is Clifton Bay Management Ltd. (“Clifton Bay Management”), which is indirectly owned by the Trustee of the Everest Trust (“Everest”), a trust settled by Mr. Wayne Quasha. Q Management Services (PTC) Ltd., as Trustee of Everest Trust, owns all of the shares of Everest Hill Group Inc., which indirectly controls Clifton Bay Management. Vicali Services (BVI) Inc., a British Virgin Islands company (“Vicali”), is the sole director of Everest Hill Group Inc. and Q Management, and Susan V. Demers, a United States citizen, and Andrea J. Douglas, a citizen of New Zealand, are the directors of Vicali and each of them has voting power over Vicali and thus power over investment and voting determinations made by Clifton Bay Management. QMI is owned by Everest Hill Group Inc. Mr. Wayne Quasha, ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. and Clifton Bay Management. The business address of Clifton Bay Investments and Clifton Bay Management is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(9)
Includes shares and warrants held directly by Blue River NJ LLC (“Blue River”), and Quad Cap LLC (“Quad Cap”). Blue River holds 733,997 shares of Class A Common Stock (including 274,768 shares of Class A Common Stock underlying warrants that are currently exercisable) and 5,671,441 shares of Class B Common Stock. Quad Cap holds 345,192 shares of Class A Common Stock (including 129,221 shares of Class A Common Stock underlying warrants that are currently exercisable) and 2,667,218 shares of Class B Common Stock. The trustee of the trust is Peak Trust Company — NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, Nevada 89119.

(10)
Includes shares and warrants held directly by Ocean Rock NJ LLC (“Ocean Rock”) and Plains Capital LLC (“Plains Capital”). Ocean Rock holds 464,888 shares of Class A Common Stock (including

240,568 shares of Class A Common Stock underlying warrants that are currently exercisable) and 4,965,525 shares of Class B Common Stock. Plains Capital holds 60,698 shares of Class A Common Stock (including 31,410 shares of Class A Common Stock underlying warrants that are currently exercisable) and 648,326 shares of Class B Common Stock. The trustee of the trust is Peak Trust Company — NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, Nevada 89119.
(11)
Based upon information reported on the Schedule 13G filed with the SEC on February 13, 2020. Includes shares held directly by McLarty Capital Partners SBIC, L.P. (“McLarty Capital Partners”). The general partner of McLarty Capital Partners is McLarty Capital Partners SBIC, LLC. The business address of McLarty Capital Partners is c/o The Firmament Group, 1 Rockefeller Plaza Suite 1203, New York, NY 10020.

(12)
Based upon information reported on the Schedule 13D/A filed with the SEC on May 27, 2020. Includes shares held directly by investment funds for which BlueMountain Capital Management, LLC is the investment manager. The business address of BlueMountain Capital Management, LLC is 280 Park Avenue, 12th Floor, New York NY 10017.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated July 1, 2020, among us and Jefferies LLC and Deutsche Bank Securities Inc., as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of Class A Common Stock shown opposite its name below:
Underwriter	Number of Shares
Jefferies LLC	2,900,000
Deutsche Bank Securities Inc.	2,533,360
UBS Securities LLC	1,100,000
RBC Capital Markets, LLC	549,980
Stifel, Nicolaus & Company, Incorporated	549,980
Canaccord Genuity LLC	293,340
Regions Securities LLC	73,340
Total	8,000,000
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of Class A Common Stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A Common Stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A Common Stock, that you will be able to sell any of the Class A Common Stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the shares of Class A Common Stock subject to their acceptance of the shares of Class A Common Stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commission and Expenses
The underwriters have advised us that they propose to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.558 per share of Class A Common Stock. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A Common Stock.

		Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$15.50	$124,000,000	$142,600,000
Underwriting discounts and commissions paid by us	$0.93	$7,440,000	$8,556,000
Proceeds to us, before expenses	$14.57	$116,560,000	$134,044,000
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.4 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.
Listing
Our Class A Common Stock is listed on Nasdaq under the trading symbol “AHCO.”
Stamp Taxes
If you purchase shares of Class A Common Stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,200,000 shares of Class A Common Stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of Class A Common Stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above.
No Sales of Similar Securities
We, our officers, directors and certain holders of our outstanding capital stock and other securities have agreed not to directly or indirectly:
•
sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

•
otherwise dispose of any shares of Class A Common Stock, options or warrants to acquire shares of Class A Common Stock, or securities exchangeable or exercisable for or convertible into shares of Class A Common Stock currently or hereafter owned either of record or beneficially, or

•
publicly announce an intention to do any of the foregoing for a period of 60 days after the date of this prospectus without the prior written consent of Jefferies LLC and Deutsche Bank Securities Inc.

This restriction terminates after the close of trading of the Class A Common Stock on and including the 60 day after the date of this prospectus.
Jefferies LLC and Deutsche Bank Securities Inc. may, in their sole discretion and at any time or from time to time before the termination of the 60-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period. The following restriction is subject to specified exceptions, including that the Company may issue shares of Class A Common Stock or other securities in connection with a transaction with an unaffiliated third party that involves the acquisition of the securities, business, property or other assets of one or more persons or entities provided that such shares do not exceed 15% of the total number of shares of Class A Common Stock outstanding immediately following the issuance and sale of the shares of Class A

Common Stock in this offering, and that the Company may issue shares of Class A Common Stock or other securities in connection with the transactions contemplated by the OEP Investment Agreement and the Deerfield Investment Agreement or the conversion of outstanding securities into Class A Common Stock.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Class A Common Stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A Common Stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A Common Stock or purchasing shares of our Class A Common Stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class A Common Stock available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of Class A Common Stock.
“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A Common Stock. The underwriters must close out any naked short position by purchasing shares of Class A Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of Class A Common Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A Common Stock. A syndicate covering transaction is the bid for or the purchase of shares of Class A Common Stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
The underwriters may also engage in passive market making transactions in our Class A Common Stock on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our Class A Common Stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A Common Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, Regions Bank, an affiliate of Regions Securities LLC, is a Documentation Agent and lender under our credit agreement. Additionally, certain of the underwriters and/or their affiliates, including Deutsche Bank Securities Inc., RBC Capital Markets, LLC and Regions Securities LLC, are parties to the Debt Commitment Letter and may become our lenders pursuant thereto.
In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Class A Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Class A Common Stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Disclaimers About Non-U.S. Jurisdictions
Notice to Prospective Investors in the European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of Class A Common Stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of Class A Common Stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Class A Common Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A

Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of Class A Common Stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A Common Stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of Class A Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of Class A Common Stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The Class A Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A Common Stockmust be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Hong Kong
The shares of Class A Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Class A Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of Class A Common Stock or caused the shares of Class A Common Stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of Class A Common Stock or cause the shares of Class A Common Stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A Common Stock, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A Common Stock pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Japan
The shares of Class A Common Stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of Class A Common Stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our Common Stock is not intended to be a complete summary of the rights and preferences of our Common Stock. We urge you to read our second amended and restated certificate of incorporation, as in effect on the date of this prospectus, in its entirety for a complete description of the rights and preferences of our Common Stock.
Authorized and Outstanding Stock
Our second amended and restated certificate of incorporation authorizes the issuance of 250,000,000 shares of Common Stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of June 26, 2020, there were 30,663,126 shares of Class A Common Stock and 28,508,750 shares of Class B Common Stock issued and outstanding.
Common Stock
Our second amended and restated certificate of incorporation provides for two classes of Common Stock, Class A Common Stock and Class B Common Stock. In connection with the Business Combination and pursuant to the Merger Agreement, the Non-Blocker AdaptHealth Members were issued AdaptHealth Units and an equal number of shares of Class B Common Stock, and the Non-Blocker AdaptHealth Members collectively own all of our outstanding shares of Class B Common Stock. We expect to continue to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of AdaptHealth Units held by persons other than AdaptHealth, so holders of AdaptHealth Units (other than AdaptHealth) will continue to have a voting interest in AdaptHealth that is proportionate to their economic interest in AdaptHealth Holdings.
Shares of Class B Common Stock (i) may be issued only in connection with the issuance by AdaptHealth Holdings of a corresponding number of AdaptHealth Units and only to the person or entity to whom such AdaptHealth Units are issued and (ii) may be registered only in the name of (a) a person or entity to whom shares of Class B Common Stock are issued as described above, (b) its successors and assigns, (c) their respective permitted transferees or (d) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than AdaptHealth) only if, and only to the extent permitted by the A&R AdaptHealth Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s AdaptHealth Units to the same transferee in compliance with the A&R AdaptHealth Holdings LLC Agreement.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of our Class B Common Stock vote together as a single class with holders of shares of our Class A Common Stock on all matters properly submitted to a vote of the stockholders.
Dividends
Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. Holders of shares of Class B Common Stock are not entitled to receive any dividends on account of such shares.

Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of shares of Class B Common Stock will not be entitled to receive any of our assets on account of such shares.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Founder Shares
The founder shares are identical to the shares of Common Stock sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders.
Preferred Stock
Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
As of the date hereof, we have 185,000 shares of Series B-1 Preferred Stock authorized and 158,105.47 shares of Series B-1 Preferred Stock outstanding. The Series B-1 Preferred Stock is substantially equivalent to our Class A Common Stock except that it has no voting rights, subject to limited exceptions, is subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock and has a liquidation preference of $0.0001 per share of Series B-1 Preferred Stock. In connection with the OEP Investment, we will issue shares of Series A Preferred Stock to the OEP Purchaser. The Series A Preferred Stock would rank senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, having a liquidation preference equal to its par value of $0.0001 per share. The Series A Preferred Stock will participate equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock. Further, in connection with the Deerfield Investment, we will issue shares of Series B-2 Preferred Stock to Deerfield Partners, and each share would be convertible into 0.72727273 shares of Series B-1 Preferred Stock (subject to certain anti-dilution adjustments) at either party’s election (and each share of Series B-1 Preferred Stock is further convertible into 100 shares of Class A Common Stock, subject to a beneficial ownership limitation of 4.9% of the Company’s outstanding Class A Common Stock, and certain anti-dilution adjustments) upon obtaining stockholder approval. The Series B-2 Preferred Stock would rank senior to the Class A Common Stock and Series B-1 Preferred Stock, and pari passu with the Series A Preferred Stock, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, having a liquidation preference equal to its par value of $0.0001 per share. The Series B-2 Preferred Stock will participate equally and ratably on an as-converted basis (assuming the conversion of the Series B-2 Preferred

Stock into Series B-1 Preferred Stock and the subsequent conversion of such Series B-1 Preferred Stock into Class A Common Stock) with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock.
Our Transfer Agent
The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our second amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits.   Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Special meeting of stockholders.   Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.
Advance notice requirements for stockholder proposals and director nominations.   Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Common Stock then outstanding; or

•
the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which was filed in a Current Report on Form 8-K on November 14, 2019, reflecting its status as an entity that is not a shell company.

Registration Rights
Concurrently with the Closing, we, our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures entered into the Registration Rights Agreement. The Registration

Rights Agreement amended, restated and replaced the registration rights agreement entered into by us with our Sponsor on February 15, 2018, in order to provide registration rights to each of our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures, pursuant to which we are required to register for resale shares of Class A Common Stock held by those parties at the Closing or issuable upon the future exercise of private placement warrants or upon the future exchange of AdaptHealth Units and shares of Class B Common Stock as well as the private placement warrants held by these parties, in each case held by them at the Closing (collectively, “Registrable Securities”). The Registrable Securities also include 12,500,000 shares of Class A Common Stock issued in connection with the Closing pursuant to the Deerfield Subscription Agreement. Our Sponsor was dissolved on January 17, 2020, and its rights associated with equity securities of the Company were distributed to its members.
We filed a registration statement registering the resale of all of the Registrable Securities. In addition, (i) the investors holding a majority of the Registrable Securities may request one long-form registration pursuant to which we shall pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million and (ii) certain holders of Registrable Securities may request an unlimited number of short-form registrations; provided that we shall not be required to pay the expenses of any short-form registration if the holders propose to include Registrable Securities with an aggregate market price of less than $5 million. The holders of Registrable Securities also have certain “piggy-back” rights with respect to underwritten offerings initiated by us or other of our stockholders, which have been or will be waived in connection with this offering.
Except as set forth above, we are required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The Registration Rights Agreement also includes customary provisions regarding indemnification and contribution.
The Registration Rights Agreement also provides that, subject to certain exceptions, if requested by the managing underwriter(s), in connection with any underwritten public offering, each holder that beneficially owns 1% or more of the outstanding Class A Common Stock shall enter into a lock-up agreement with the managing underwriter(s) of such underwritten public offering in such form as agreed to by such managing underwriter(s).
In connection with the execution of the Deerfield Exchange Agreement, the Company entered into an amendment to the Registration Rights Agreement, pursuant to which, among other things, Deerfield’s, or any related funds, obligations under the Registration Rights Agreement in respect of lockup agreements in connection with underwritten public offerings were limited in certain respects. Pursuant to the OEP Investment Agreement and the Deerfield Investment Agreement, at the closing of the OEP Investment and the Deerfield Investment, the Company, AdaptHealth Holdings, the OEP Purchaser and certain other stockholders of the Company will enter into the A&R Registration Rights Agreement which will amend, restate and replace the Registration Rights Agreement pursuant to which, among other things, the OEP Purchaser and its affiliates will be provided with customary registration rights with respect to the shares of Class A Common Stock issued to the OEP Purchaser in the OEP Investment and all shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock, including that the Company will agree to file a registration statement under the Securities Act registering the issuance and resale of all such shares and that the OEP Purchaser may request three long-form registrations pursuant to which we shall pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million, and pursuant to which Deerfield and its affiliates will be provided with customary registration rights with respect to the shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock issued to Deerfield Partners in the Deerfield Investment, including that the Company will agree to file a registration statement under the Securities Act registering the issuance and resale of all such shares and that Deerfield may request one long-form registration pursuant to which we shall pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million.
Quotation of Securities
Our Class A Common Stock is listed on Nasdaq and trades under the symbol “AHCO”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.
These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our Class A Common Stock.
This discussion is limited to Non-U.S. Holders that hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
former U.S. citizens or former long-term residents of the United States;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

•
persons who hold or receive our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement”;

•
tax-qualified retirement plans; and

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of such partnership and a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS NOT TAX OR LEGAL ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX

CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Common Stock that is neither a U.S. person nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividends,” we do not anticipate declaring or paying any stock dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends (that are, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by a Non-U.S. Holder in the United States) will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our Class A Common Stock constitutes a U.S. real property interest (“USRPI”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

LEGAL MATTERS
The validity of the Class A Common Stock offered hereby will be passed on for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The consolidated financial statements of AdaptHealth Corp. as of December 31, 2019 and 2018, and for each of the years then ended, have been included herein in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue.
The audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of Solara Medical Supplies, LLC as of December 31, 2019 and 2018 (Successor), and for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), and financial statements for the period from January 1, 2018 to May 31, 2018 (Predecessor), included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of RSM US LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus.
We have filed a registration statement on Form S-1 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website or our website.

Page
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2020 and 2019	F-114
Notes to Unaudited Consolidated Interim Financial Statements	F-115
Audited Consolidated Financial Statements
Independent Auditor’s Report	F-126
Consolidated Balance Sheets as of December 31, 2019 and 2018 (Successor)	F-127
Consolidated Statements of Operations for the Year Ended December 31, 2019 (Successor) and the
Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Operations for
the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-128
Consolidated Statements of Members’ Equity for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor)	F-129
Statement of Stockholder’s Equity for the Period from January 1, 2018 to May 31, 2018 (Predecessor)	F-130
Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Cash Flows for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-131
Notes to Consolidated Financial Statements	F-132

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$48,163,701	$76,878,134
Accounts receivable	118,650,575	78,619,230
Inventory	17,967,948	13,239,037
Prepaid and other current assets	9,759,439	12,678,423
Total current assets	194,541,663	181,414,824
Equipment and other fixed assets, net	87,300,924	63,559,080
Goodwill	340,806,853	266,790,518
Other assets	5,670,301	6,851,892
Deferred tax assets	33,518,857	27,505,379
Total Assets	$661,838,598	$546,121,693
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$136,071,887	$102,728,093
Current portion of capital lease obligations	20,421,195	19,749,854
Current portion of long-term debt	2,615,705	1,721,132
Contract liabilities	15,584,066	9,556,423
Other liabilities	16,459,388	17,138,684
Total current liabilities	191,152,241	150,894,186
Long-term debt, less current portion	463,552,896	395,111,563
Other long-term liabilities	36,580,187	29,364,151
Total Liabilities	691,285,324	575,369,900
Commitments and contingencies (note 14)
Stockholders’ Deficit
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 43,354,251 and 40,816,292 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	4,336	4,082
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 30,563,799 and 31,563,799 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	3,056	3,156
Preferred Stock, par value of $0.0001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	21,843,967	11,252,052
Accumulated deficit	(27,367,676)	(27,209,514)
Accumulated other comprehensive (loss) income	(5,139,138)	1,431,029
Total stockholders’ deficit attributable to AdaptHealth Corp.	(10,655,455)	(14,519,195)
Noncontrolling interests in subsidiaries	(18,791,271)	(14,729,012)
Total Stockholders’ Deficit	(29,446,726)	(29,248,207)
Total Liabilities and Stockholders’ Deficit	$661,838,598	$546,121,693
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
	Three Months Ended March 31,
	2020	2019
Net revenue	$191,439,034	$119,498,274
Costs and expenses:
Cost of net revenue	166,539,690	100,226,876
General and administrative expenses	14,346,919	13,082,631
Depreciation, excluding patient equipment depreciation	1,241,837	840,722
Total costs and expenses	182,128,446	114,150,229
Operating income	9,310,588	5,348,045
Interest expense, net	7,938,243	6,260,331
Loss on extinguishment of debt	—	2,121,451
Income (loss) before income taxes	1,372,345	(3,033,737)
Income tax expense	1,106,722	2,418,441
Net income (loss)	265,623	(5,452,178)
Income attributable to noncontrolling interests	423,785	348,139
Net loss attributable to AdaptHealth Corp.	$(158,162)	$(5,800,317)
Net loss per common share attributable to AdaptHealth Corp.:
Basic and diluted	$—	$(0.42)
Weighted average shares outstanding for net loss attributable to AdaptHealth Corp.:
Basic and diluted	41,976,560	13,863,570
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss (Unaudited)
	Three Months Ended March 31,
	2020	2019
Net income (loss)	$265,623	$(5,452,178)
Other comprehensive loss:
Interest rate swap agreements, inclusive of reclassification adjustment	(11,417,216)	—
Comprehensive loss	(11,151,593)	(5,452,178)
Income attributable to noncontrolling interests	423,785	348,139
Comprehensive loss attributable to AdaptHealth Corp.	$(11,575,378)	$(5,800,317)
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Deficit (Unaudited)
	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated deficit	Accumulated other comprehensive income (loss)	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	40,816,292	$4,082	31,563,799	$3,156	$11,252,052	$—	$—	$(27,209,514)	$1,431,029	$(14,729,012)	$(29,248,207)
Issuance of Class A Common Stock for an acquisition	386,874	39	—	—	6,247,976	—	—	—	—	—	6,248,015
Exchange of Class B Common Stock for Class A Common Stock	1,000,000	100	(1,000,000)	(100)	(361,005)	—	—	—	—	361,005	—
Cashless exercise of warrants	1,092,468	109	—	—	(109)	—	—	—	—	—	—
Equity-based compensation	58,617	6	—	—	2,222,603	—	—	—	—	—	2,222,609
Net income (loss)	—	—	—	—	—	—	—	(158,162)	—	423,785	265,623
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	2,482,450	—	—	—	—	—	2,482,450
Change in fair value of interest rate swaps, inclusive of reclassification adjustment	—	—	—	—	—	—	—	—	(6,570,167)	(4,847,049)	(11,417,216)
Balance, March 31, 2020	43,354,251	$4,336	30,563,799	$3,056	$21,843,967	$—	$—	$(27,367,676)	$(5,139,138)	$(18,791,271)	$(29,446,726)

	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated deficit	Accumulated other comprehensive income	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	—	$—	—	$—	$—	$113,274,181	$(13,370,648)	$—	$—	$2,865,125	$102,768,658
Issuance of members’ interest, net of offering costs of $837,156	—	—	—	—	—	19,162,844	—	—	—	—	19,162,844
Redemption of members’ interest	—	—	—	—	—	(2,112,500)	(1,600,955)	—	—	—	(3,713,455)
Distributions to members	—	—	—	—	—	—	(250,000,000)	—	—	—	(250,000,000)
Equity-based compensation	—	—	—	—	—	5,223,108	—	—	—	—	5,223,108
Net income (loss)	—	—	—	—	—	—	(5,800,317)	—	—	348,139	(5,452,178)
Balance, March 31, 2019	—	$—	—	$—	$—	$135,547,633	$(270,771,920)	$—	$—	$3,213,264	$(132,011,023)

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$265,623	$(5,452,178)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, including patient equipment depreciation	16,740,154	14,971,628
Equity-based compensation	2,222,609	5,223,108
Deferred income tax	479,092	1,483,430
Change in fair value of interest rate swaps, net of reclassification adjustment	(707,381)	2,702,400
Change in fair value of contingent consideration	(2,000,000)	—
Amortization of deferred financing costs	391,591	136,801
Write-off of deferred financing costs	—	2,121,451
Gain on sale of investment	(590,701)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20,457,579)	(8,636,030)
Inventory	51,528	(161,065)
Prepaid and other assets	3,908,676	(172,468)
Accounts payable and accrued expenses	24,076,642	4,015,039
Net cash provided by operating activities	24,380,254	16,232,116
Cash flows from investing activities:
Purchases of equipment and other fixed assets	(7,534,433)	(5,297,940)
Proceeds from sale of investment	2,045,701	—
Payments for business acquisitions, net of cash acquired	(105,840,930)	(20,881,343)
Net cash used in investing activities	(111,329,662)	(26,179,283)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt and lines of credit	70,000,000	317,000,000
Repayments on long-term debt and lines of credit	(984,480)	(151,916,121)
Payments on capital leases	(10,780,545)	(9,874,276)
Proceeds from issuance of promissory note payable	—	100,000,000
Proceeds from issuance of members’ interests	—	20,000,000
Payments for equity issuance costs	—	(837,156)
Payments of deferred financing costs	—	(9,027,753)
Distributions to members	—	(250,000,000)
Payment of contingent consideration	—	(12,000,000)
Payments for redemption of members’ interests	—	(3,713,455)
Net cash provided by (used in) financing activities	58,234,975	(368,761)
Net decrease in cash and cash equivalents	(28,714,433)	(10,315,928)
Cash and cash equivalents at beginning of period	76,878,134	25,185,681
Cash and cash equivalents at end of period	$48,163,701	$14,869,753
Supplemental disclosures:
Cash paid for interest	$7,704,405	$2,829,928
Cash paid for income taxes	2,085,831	39,244
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	$9,757,735	$8,564,442
Unpaid equipment and other fixed asset purchases at end of period	7,814,170	11,073,629
Equity consideration issued in connection with an acquisition	6,248,015	—
Contingent purchase price in connection with an acquisition	—	1,500,000
Seller note issued in connection with an acquisition	—	2,000,000
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(1) General Information
AdaptHealth Corp. and subsidiaries (AdaptHealth or the Company), f/k/a DFB Healthcare Acquisitions Corp. (DFB) is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors.
On July 8, 2019, AdaptHealth Holdings LLC (AdaptHealth Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement), as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB (the Business Combination). The Business Combination closed on November 8, 2019. Refer to Note 3, Significant Transactions, for additional information regarding the Business Combination.
Unless the context otherwise requires, “the Company”, “we,” “us,” and “our” refer, for periods prior to the closing of the Business Combination, to AdaptHealth Holdings and its subsidiaries and, for periods upon or after the closing of the Business Combination, to AdaptHealth Corp. and its subsidiaries, including AdaptHealth Holdings and its subsidiaries.
The consolidated interim financial statements are unaudited, but reflect all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Interim results are not necessarily indicative of the results for a full year.
There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
(a) Basis of Presentation
The consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, the consolidated interim financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
The Business Combination was accounted for as a reverse recapitalization, with DFB treated as the acquired company and AdaptHealth Holdings as the acquirer, for financial reporting purposes. Therefore, the equity structure has been restated to that of the Company.
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the Securities Act), as modified by the Jumpstart our Business Startups Act of 2012, (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and other exemptions.
(b) Basis of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(c) Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.
(d) Accounting Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Significant areas requiring the use of management estimates relate to revenue recognition and the valuation of accounts receivable (implicit price concession), income taxes, contingent consideration, equity-based compensation, interest rate swaps, and long-lived assets, including goodwill. Actual results could differ from those estimates.
(e) Business Segment
The Company’s chief operating decision-makers are its Chief Executive Officer and President, who make resource allocation decisions and assess performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-makers, or anyone else, for any planning, strategy and key decision-making regarding operations. The corporate office is responsible for contract negotiation with vendors and payors, corporate compliance with healthcare laws and regulations, and revenue cycle management. Accordingly, the Company has a single reportable segment and operating segment structure.
(f) Recently Issued Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The Company adopted this standard on January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.
(2) Revenue Recognition and Accounts Receivable
Revenue Recognition
The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.
Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.
Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.
The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.
The Company disaggregates net revenue from contracts with customers by payor type and by core service lines. The Company believes that disaggregation of net revenue into these categories depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The payment terms and conditions within the Company’s revenue-generating contracts vary by payor type and payor source.
The composition of net revenue by payor type for the three months ended March 31, 2020 and 2019 are as follows:
	Three Months Ended March 31,
	2020	2019
Insurance	$114,450,697	$67,717,162
Government	51,244,994	38,100,765
Patient pay	25,743,343	13,680,347
Net revenue	$191,439,034	$119,498,274

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
The composition of net revenue by core service lines for the three months ended March 31, 2020 and 2019 are as follows:
	Three Months Ended March 31,
	2020	2019
Net sales revenue:
Sleep	$68,893,964	$47,127,169
Supplies to the home	33,338,901	2,028,936
HME	11,579,127	10,489,009
Respiratory	2,768,427	1,279,075
Other	12,393,306	8,031,775
Total net sales revenue	$128,973,725	$68,955,964
Net revenue from fixed monthly equipment reimbursements:
Sleep	$22,668,559	$18,056,858
HME	12,177,277	10,242,636
Respiratory	25,006,951	20,429,189
Other	2,612,522	1,813,627
Total net revenue from fixed monthly equipment reimbursements	$62,465,309	$50,542,310
Total net revenue:
Sleep	$91,562,523	$65,184,027
Supplies to the home	33,338,901	2,028,936
HME	23,756,404	20,731,645
Respiratory	27,775,378	21,708,264
Other	15,005,828	9,845,402
Total net revenue	$191,439,034	$119,498,274
Accounts Receivable
Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.
The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.
Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. The Company recorded unbilled revenue of $18,064,863 and $8,611,272 as of March 31, 2020 and December 31, 2019, respectively.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(3) Significant Transactions
Acquisitions
During the three months ended March 31, 2020 and 2019, the Company made several acquisitions to strengthen its current market share in existing markets or to expand into new markets. The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the overall Company strategy and is expected to be deductible for tax purposes. The estimated fair values of the net assets of acquired businesses as described below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result, the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.
Three Months Ended March 31, 2020
On January 2, 2020, the Company purchased 100% of the equity interests of the Patient Care Solutions business (PCS), a subsidiary of McKesson Corporation. PCS is a home medical equipment supplies business. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $16.3 million to accounts receivable, $0.5 million to equipment and other fixed assets, $1.4 million to goodwill, and $3.2 million of net liabilities to other working capital accounts. In addition, on March 2, 2020, the Company purchased certain assets of the durable medical equipment business of Advanced Home Care, Inc. (Advanced). The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $18.5 million to equipment and other fixed assets, $38.5 million to goodwill, and $1.5 million of net assets in other working capital accounts. The acquisition of Advanced also includes a potential contingent payment of up to $9.0 million based on certain conditions after closing. The Company is in the process of determining the fair value of such contingent payment, and as such an estimated fair value was not included in the consideration paid as part of the Company’s preliminary acquisition accounting. The valuation of such payment will be completed during the second quarter of 2020. In addition, during the period, the Company completed acquisitions of certain individually immaterial businesses, the results of which were immaterial to the Company’s results for the three months ended March 31, 2020.
The following table summarizes the consideration paid for the acquisitions during the three months ended March 31, 2020:
Cash consideration	$106,178,017
Equity consideration	6,248,015
Deferred payments	14,250
Total	$112,440,282
The Company allocated the consideration paid to the net assets acquired based on their estimated fair values. The Company is still evaluating the fair value of certain assets and liabilities for which provisional amounts were recorded and expects to finalize such evaluation during the second quarter of 2020. Based upon

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
management’s evaluation, which is preliminary and subject to completion of working capital and other adjustments, the consideration paid was allocated as follows during the three months ended March 31, 2020:
Cash	$337,087
Accounts receivable	19,573,766
Inventory	4,780,439
Prepaid and other current assets	1,334,306
Equipment and other fixed assets	24,406,410
Goodwill	74,016,335
Accounts payable and accrued expenses	(6,494,599)
Contract liabilities	(2,467,643)
Unfavorable lease liability	(1,418,931)
Capital lease obligations	(1,626,888)
Net assets acquired	$112,440,282
Three Months Ended March 31, 2019
On January 2, 2019, the Company purchased 100% of the equity of Gould’s Discount Medical, LLC (Goulds). Goulds is a home medical equipment and supplies business. During the three months ended March 31, 2019, the Company allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $3.7 million to accounts receivable, $2.4 million to inventory, $1.7 million to equipment and other fixed assets, $18.6 million to goodwill, and $2.1 million of net liabilities to other working capital accounts. In addition, during the period, the Company completed acquisitions of certain individually immaterial businesses, the results of which were immaterial to the Company’s results for the three months ended March 31, 2019.
The following table summarizes the consideration paid for the acquisitions during the three months ended March 31, 2019.
Cash consideration	$21,562,495
Seller note	2,000,000
Estimated contingent consideration	1,500,000
Total	$25,062,495
The Company allocated the consideration paid to the net assets acquired based on their estimated fair values. Based upon management’s evaluation, which was preliminary and subject to completion of working capital and other adjustments, the consideration paid was allocated as follows during the three months ended March 31, 2019. The Company finalized the valuation of the fair value of the net assets acquired for these acquisitions during the remainder of 2019.
Cash	$117,000
Accounts receivable	3,691,030
Inventory	2,468,427
Prepaid and other current assets	11,835
Equipment and other fixed assets	1,658,714
Goodwill	19,381,515
Accounts payable and accrued expenses	(2,266,026)
Net assets acquired	$25,062,495

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
During the three months ended March 31, 2019, the Company received net cash of $564,152 relating to working capital adjustments associated with businesses that were acquired during 2018 which was recorded as a reduction to goodwill during the period.
Pro-Forma Information
The unaudited pro-forma financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro-forma information. The unaudited pro-forma financial information does not reflect the impact of future events that may occur after the acquisitions, such as the impact of cost savings or other synergies that may result from these acquisitions, and does not include interest expense associated with debt incurred to fund the acquisitions.
	Three Months Ended March 31,
	2020	2019
Net revenue	$204,619,618	$181,724,059
Operating income (loss)	$9,082,482	$(4,746,892)
The pro-forma operating loss for the three months ended March 31, 2019 is primarily due to operating losses related to PCS.
Results of Businesses Acquired
The following table presents the amount of net revenue and operating income (loss) since the respective acquisition dates included in the Company’s consolidated statements of operations for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020	2019
Net revenue	$40,724,747	$8,626,378
Operating income (loss)	$(5,559,851)	$1,431,523
The operating loss for the three months ended March 31, 2020 is primarily due to operating losses related to PCS.
Business Combination
As discussed in Note 1, General Information, on July 8, 2019, AdaptHealth Holdings entered into the Merger Agreement, as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB. The completion of the Business Combination (the Closing) occurred on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the Business Combination, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.
Following the Closing of the Business Combination, the holders of Class A Common Stock owned an approximate 56% direct controlling interest, with the remaining 44% direct noncontrolling interest owned by the former owners of AdaptHealth Holdings in the form of common units representing limited liability company interests in AdaptHealth Holdings from and after the Closing (New AdaptHealth Units), which is presented as noncontrolling interest in the consolidated financial statements. These members hold common unit interests of AdaptHealth Holdings and a corresponding number of shares of non-economic Class B

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Common Stock, which enables the holder to one vote per share. The New AdaptHealth Units and a corresponding number of shares of Class B Common Stock are exchangeable on a one-to-one basis for shares of Class A Common Stock. The holders of New AdaptHealth Units owned an approximate 41% direct noncontrolling economic interest in AdaptHealth Holdings at March 31, 2020. This direct noncontrolling interest will continue to decrease as New AdaptHealth Units and a corresponding number of shares of Class B Common Stock are exchanged for shares of Class A Common Stock.
(4) Equipment and Other Fixed Assets
Equipment and other fixed assets as of March 31, 2020 and December 31, 2019 are as follows:
	March 31, 2020	December 31, 2019
Patient medical equipment	$132,311,790	$112,070,831
Vehicles	6,916,895	4,461,041
Other	18,456,871	15,474,589
	157,685,556	132,006,461
Less accumulated depreciation	(70,384,632)	(68,447,381)
	$87,300,924	$63,559,080
(5) Goodwill
The change in the carrying amount of goodwill for the three months ended March 31, 2020 was as follows:
Balance at December 31, 2019	$266,790,518
Acquired goodwill during the period	74,016,335
Balance at March 31, 2020	$340,806,853
The Company did not record any goodwill impairment charges during the three months ended March 31, 2020 and 2019.
(6) Fair Value of Assets and Liabilities
FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. Assets and liabilities adjusted to fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Level inputs, as defined by ASC 820, are as follows:
Level input	Input Definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
The following table presents the valuation of the Company’s financial assets and liabilities as of March 31, 2020 and December 31, 2019 measured at fair value on a recurring basis. These estimates are not necessarily indicative of the amounts the Company could ultimately realize.
	Level 1	Level 2	Level 3	Fair Value
March 31, 2020
Assets
Money market accounts	$4,117,161	$—	$—	$4,117,161
Total assets measured at fair value	$4,117,161	$—	$—	$4,117,161
Liabilities
Acquisition-related contingent consideration-short term	$—	$—	$7,675,000	$7,675,000
Acquisition-related contingent consideration-long term	—	—	5,050,000	5,050,000
Interest rate swap agreements-short term	—	5,373,647	—	5,373,647
Interest rate swap agreements-long term	—	13,675,476	—	13,675,476
Total liabilities measured at fair value	$—	$19,049,123	$12,725,000	$31,774,123

	Level 1	Level 2	Level 3	Fair Value
December 31, 2019
Assets
Money market accounts	$54,014,591	$—	$—	$54,014,591
Total assets measured at fair value	$54,014,591	$—	$—	$54,014,591
Liabilities
Acquisition-related contingent consideration-short term	$—	$—	$4,825,000	$4,825,000
Acquisition-related contingent consideration-long term	—	—	9,900,000	9,900,000
Interest rate swap agreements-short term	—	2,157,324	—	2,157,324
Interest rate swap agreements-long term	—	6,181,964	—	6,181,964
Total liabilities measured at fair value	$—	$8,339,288	$14,725,000	$23,064,288
Interest Rate Swaps
The Company recognizes its interest rate swaps as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Company’s interest rate swaps held as of March 31, 2020 and December 31, 2019 were classified as Level 2 of the fair value hierarchy. Refer to Note 7, Derivative Instruments and Hedging Activities, for additional information regarding the Company’s derivative instruments.
Contingent Consideration
The Company estimates the fair value of acquisition-related contingent consideration liabilities by applying the income approach using a probability-weighted discounted cash flow model. This fair value

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. At March 31, 2020, contingent consideration liabilities of $7,675,000 and $5,050,000 were included in other current liabilities and other long-term liabilities, respectively, in the accompanying consolidated balance sheets. At December 31, 2019, contingent consideration liabilities of $4,825,000 and $9,900,000 were included in other current liabilities and other long-term liabilities, respectively, in the accompanying consolidated balance sheets.
A reconciliation of the Company’s contingent consideration liabilities related to acquisitions for the three months ended March 31, 2020 and 2019 is as follows:
Three Months Ended March 31, 2020	Beginning Balance	Additions	Payments	Change in Fair Value	Ending Balance
Contingent consideration – Level 3 liabilities	$14,725,000	$—	$—	$(2,000,000)	$12,725,000
Three Months Ended March 31, 2019	Beginning Balance	Additions	Payments	Change in Fair Value	Ending Balance
Contingent consideration – Level 3 liabilities	$15,250,000	$1,500,000	$(12,000,000)	$—	$4,750,000
(7) Derivative Instruments and Hedging Activities
The Company records all derivatives on its consolidated balance sheet at fair value. As of March 31, 2020 and December 31, 2019, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional associated with the swap agreements was $250,000,000 as of March 31, 2020 and December 31, 2019 and have maturity dates at certain dates through March 2024. Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, the Company designated its swaps as effective cash flow hedges of interest rate risk. Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification in the consolidated balance sheets at March 31, 2020 and December 31, 2019:
	As of March 31, 2020
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(5,373,647)
Interest rate swap agreements	Other long-term liabilities	(13,675,476)
Total derivatives designated as hedging instruments		$(19,049,123)

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
	As of December 31, 2019
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(2,157,324)
Interest rate swap agreements	Other long-term liabilities	(6,181,964)
Total derivatives designated as hedging instruments		$(8,339,288)
During the three months ended March 31, 2020, as a result of the effect of cash flow hedge accounting, the Company recognized a loss of $10,709,835 in other comprehensive income (loss) and $707,381 was reclassified from other comprehensive income (loss) and recognized as a reduction to interest expense, net, in the accompanying consolidated statements of operations. During the three months ended March 31, 2019, as a result of the effect of the Company’s derivative financial instruments that were not designated as hedging instruments, the Company recognized $2,702,400 in interest expense, net in the accompanying consolidated statements of operations.
(8) Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses as of March 31, 2020 and December 31, 2019 consisted of the following:
	March 31, 2020	December 31, 2019
Accounts payable	$105,194,402	$79,237,323
Employee related accruals	9,002,909	12,319,746
Accrued interest	4,672,868	4,021,660
Other	17,201,708	7,149,364
Total	$136,071,887	$102,728,093
(9) Debt
The following is a summary of long term-debt as of March 31, 2020 and December 31, 2019:
	March 31, 2020	December 31, 2019
Secured term loans	$295,937,500	$246,250,000
Revolving credit facility	32,000,000	12,000,000
Note payable	143,500,000	143,500,000
Other	1,053,205	1,725,185
Unamortized deferred financing fees	(6,322,104)	(6,642,490)
	466,168,601	396,832,695
Current portion	(2,615,705)	(1,721,132)
Long-term portion	$463,552,896	$395,111,563
In March 2019, the Company entered into several agreements, amendments and new credit facilities (herein after referred to as the March 2019 Recapitalization Transactions). The March 2019 Recapitalization Transactions included $425,000,000 in new credit facilities, which consisted of a $300,000,000 Initial Term Loan (Credit Facility Term Loan), $50,000,000 Delayed Draw Term Loan (Delayed Draw), and $75,000,000 Revolving Credit Facility (New Revolver), all with maturities in March 2024. In November 2019, the

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Company amended its credit agreement primarily to (i) increase the amount available under the Delayed Draw to $100,000,000, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit agreement. Amounts borrowed under the Credit Facility Term Loan and Delayed Draw bear interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The Delayed Draw carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. Under the credit facility, the Company is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Consolidated Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the debt amendment, the Company may be required to repay principal based on excess cash flow, as defined.
The proceeds from the March 2019 Recapitalization Transactions were used to (1) repay existing amounts outstanding under the Company’s credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a $250,000,000 distribution to AdaptHealth Holdings’ members, and (4) redeem certain members’ interests, including the cumulative preferred dividends, for $3,713,455. In addition, the Company paid deferred financing costs of $9,027,753; amortization of such costs is included in interest expense, net in the accompanying consolidated statements of operations. Further, the Company wrote off deferred financing costs of $2,121,451, which is included in loss on extinguishment of debt in the accompanying consolidated statements of operations for the three months ended March 31, 2019.
Secured Term Loans
The Credit Facility Term Loan requires quarterly principal repayments beginning June 30, 2019 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. In November 2019, the Company repaid $50,000,000 under the Credit Facility Term Loan; such repayment satisfied the required principal repayments through September 2023. At March 31, 2020, there was $246,250,000 outstanding under the Credit Facility Term Loan. The interest rate under the Credit Facility Term Loan was 4.35% at March 31, 2020.
The Delayed Draw has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) twenty-four months following the closing date, or (c) the date of the termination of the commitment. During the three months ended March 31, 2020, the Company borrowed $50,000,000 under the Delayed Draw. The borrowing under the Delayed Draw requires quarterly principal repayments of $312,500 beginning March 31, 2020 through December 31, 2020, quarterly principal repayments of $625,000 beginning March 31, 2021 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. At March 31, 2020, there was $49,687,500 outstanding under the Delayed Draw. The interest rate under the Delayed Draw was 4.11% at March 31, 2020.
Revolving Credit Facility
During the three months ended March 31, 2020, the Company borrowed $20,000,000 under the New Revolver; such amount was repaid in April 2020. At March 31, 2020, there was $32,000,000 outstanding under the New Revolver. The interest rate under the New Revolver was 4.35% at March 31, 2020. After consideration of stand-by letters of credit outstanding of $2,496,518, the remaining maximum borrowings available pursuant to the New Revolver were $40,503,482 at March 31, 2020.
Note Payable
In connection with the March 2019 Recapitalization Transactions, the Company signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, the Company signed a promissory

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
note agreement with a principal amount of $100,000,000 (the Promissory Note) and the Company also received proceeds of $20,000,000 for the purchase of members’ interests. In connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100,000,000, and the investor converted certain of its members’ interests to a $43,500,000 promissory note. The new $100,000,000 promissory note, together with the $43,500,000 promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal balance under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash under the New Promissory Note, which it did during the three months ended March 31, 2020. If the Company elects to prepay the New Promissory Note prior to the third anniversary of the Closing of the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If the Company elects to prepay the New Promissory Note prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.
In connection with the Business Combination the investor generated taxable income and a current federal and state income tax liability of approximately $5,870,000 on the exchange of its members’ interests. Under the terms of the Merger Agreement, all investors indemnified the Company for all taxes attributable to periods prior to or on the closing date of the Business Combination. Accordingly, the Company recorded an indemnification asset of such amount, included in Prepaid and other current assets, and a corresponding current liability included in Other liabilities, in the accompanying consolidated balance sheets as of and December 31, 2019. This amount is no longer outstanding as of March 31, 2020.
(10) Stockholders’ Equity
The Closing of the Business Combination occurred on November 8, 2019, refer to Note 3, Significant Transactions, for additional details regarding the Business Combination.
Warrants
At the Closing of the Business Combination, the Company had 12,666,666 warrants outstanding. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. During the three months ended March 31, 2020, 3,938,630 warrants were exercised in cashless transactions which resulted in the issuance of 1,092,468 shares of Class A Common Stock. As of March 31, 2020, the Company had 8,728,036 warrants outstanding.
Contingent Consideration
Pursuant to the Merger Agreement, the former owners of AdaptHealth Holdings who received Class B Common Stock in connection with the Business Combination are entitled to receive an equity classified earn-out consideration to be paid in the form of New AdaptHealth Units (and a corresponding number of shares of Class B Common Stock) and the former owners of AdaptHealth Holdings who received Class A Common Stock in connection with the Business Combination are entitled to receive earn-out consideration to be paid in the form of Class A Common Stock, if the 30-day volume-weighted average price of the Company’s Class A Common Stock equals or exceeds certain hurdles set forth in the Merger Agreement.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
The former owners of AdaptHealth Holdings can potentially receive up to an additional 1,000,000 shares in December 2020, 2021 and 2022, for a total of 3,000,000 shares, as a part of the earn-out consideration. As of March 31, 2020, the hurdles have not been met.
Equity-based Compensation
Incentive Units
AdaptHealth Holdings granted Incentive Units in June 2019 (the 2019 Incentive Units) and in April 2018 (the 2018 Incentive Units) to certain members of management. With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date as defined in the agreements (May 20, 2019). The remaining 50% had vesting terms based upon a performance condition. In connection with the Business Combination, the vesting conditions for this portion of the 2019 Incentive Units was changed to vest quarterly during the one-year period subsequent to the Closing of the Business Combination. The grant date fair value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4,511,120, and is being recognized as expense over the employees’ requisite service period based on the vesting conditions described above. In conjunction with the March 2019 Recapitalization Transactions, the vesting of certain of the 2018 Incentive Units was accelerated and all holders of the 2018 Incentive Units received an advance for future distribution, which were treated as a modification of the awards for accounting purposes. In conjunction with the Business Combination, the vesting of a majority of the unvested 2018 Incentive Units was accelerated.
2019 Stock Incentive Plan
On November 7, 2019, the stockholders of the Company approved the AdaptHealth Corp. 2019 Stock Incentive Plan (the 2019 Plan), effective upon closing of the Business Combination. In connection with the 2019 Plan, the Company provides equity-based compensation to attract and retain employees while also aligning employees’ interest with the interests of its stockholders. The 2019 Plan permits the grant of various equity-based awards to selected employees and directors. The 2019 Plan permits the grant of up to 8,000,000 shares of Class A Common Stock, subject to certain adjustments and limitations.
Stock Options
During the fourth quarter of 2019, the Company granted 3,416,666 options to purchase shares of common stock of the Company to certain executive officers that have an exercise price of $11.50 per share. A portion of the options are eligible to vest on December 31, 2020, 2021 and 2022 based on defined performance conditions, subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $7,248,653 and is being recognized as expense on a straight-line basis over the employees’ requisite service period subject to management’s estimation of the probability of vesting of such awards. The Company has no other options outstanding as of March 31, 2020.
Restricted Stock
On March 3, 2020, the Company granted 300,000 shares of restricted stock to an employee in conjunction with an acquisition. Of the total shares granted, 250,000 are eligible to vest based on certain performance conditions, subject to the employee’s continuous employment through the applicable vesting date. The remaining 50,000 shares will vest 25% annually on December 31, 2020 through 2023, subject to the employee’s continuous employment through the applicable vesting date. The total grant-date fair value of the award was $4,905,000 and is being recognized as expense on a straight-line basis over the employee’s requisite service period subject to management’s estimation of the probability of vesting of such awards (as it relates to the performance-based awards).

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
On March 3, 2020, the Company granted 321,123 shares of restricted stock to various employees. Of the total shares granted, 15,417 shares vested on the grant date, and the remaining shares will vest 25% on each anniversary of the Vesting Commencement Dates (as defined in the agreements), subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of the awards was $5,250,361, of which $252,068 was recognized as expense on the grant date and $4,998,293 is being recognized as expense on a straight-line basis over the employees’ requisite service period.
Activity related to the Company’s non-vested restricted stock grants for the three months ended March 31, 2020 is presented below:
	Number of Shares of Restricted Stock	Weighted- Average Grant Date Fair Value per Share
Non-vested balance at January 1, 2020	901,250	$5.83
Granted	621,123	$16.35
Vested	(15,417)	$16.35
Forfeited	(20,000)	$8.11
Non-vested balance at March 31, 2020	1,486,956	$10.09
During the three months ended March 31, 2020, the Company recorded equity-based compensation expense of $2,222,609, of which $1,671,923 and $550,686 was included in general and administrative expenses and cost of net revenue, respectively, in the accompanying consolidated statement of operations. During the three months ended March 31, 2019, the Company recorded equity-based compensation expense of $5,223,108 which is included in general and administrative expenses in the accompanying consolidated statements of operations. The expense during the three months ended March 31, 2019 included $4,894,720 in connection with the acceleration of vesting of certain of the 2018 Incentive Units and the modification of such awards discussed above. At March 31, 2020, there was $20,025,505 of unrecognized compensation expense related to equity-based compensation awards, which is expected to be recognized over a weighted-average term of 2.8 years. At March 31, 2020, 3,037,761 shares of the Company’s Class A Common Stock are available for issuance under the 2019 Plan.
(11) Net Income (Loss) Per Common Share
The Business Combination was accounted for as a reverse recapitalization by which AdaptHealth Holdings issued stock for the net assets of the Company accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.
The Company excluded the effect of the warrants, unvested restricted stock, stock options and Class B Common Stock from the computation of diluted net income (loss) per share for the three months ended March 31, 2020 because the effect of including them would be anti-dilutive as a result of the Company being in a net loss position for such period. There were no such items outstanding for the three months ended March 31, 2019.
(12) Leases
Capital Leases
The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly at various interest rates. Interest expense related to

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
capital leases was $16,305 and $35,083 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, future annual minimum payments required under lease obligations are as follows:
Twelve months ended March 31,
2021	$20,442,099
2022	215,164
Total	20,657,263
Less amount representing interest	(70,192)
20,587,071
Current portion	(20,421,195)
Long-term portion	$165,876
At March 31, 2020 and December 31, 2019, equipment under capital leases consisted of patient equipment with a cost basis of approximately $40,600,000 and $39,100,000, respectively, and accumulated depreciation of approximately $12,200,000 and $11,700,000, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
Operating Leases
The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through March 2033. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through November 2021. The Company also leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at March 31, 2020 and December 31, 2019 was $1,180,874 and $1,124,702, respectively. The Company recorded rent expense of $3,505,955 and $2,351,566 for the three months ended March 31, 2020 and 2019, respectively, which is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of March 31, 2020 are as follows:
Twelve months ended March 31,
2021	$16,547,233
2022	11,746,784
2023	9,823,064
2024	8,316,930
2025	6,390,029
Thereafter	17,668,659
Total minimum payments required(a)	$70,492,699

(a)
Minimum payments have not been reduced by minimum sublease rentals of $2,712,886 due in the future under noncancelable subleases.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(13) Income Taxes
The Company is subject to U.S. federal, state, and local income taxes with respect to its allocable share of any taxable income or loss of AdaptHealth Holdings. AdaptHealth Holdings is treated as a partnership for U.S. income tax purposes and generally does not pay income taxes in most jurisdictions. Instead, AdaptHealth Holdings’ taxable income or loss is passed through to its members, including the Company. Additionally, the Company is subject to U.S. federal, state, and local income taxes on the taxable income or loss of the underlying C-corporations in the AdaptHealth group where taxes are paid at the entity level.
For the three months ended March 31, 2020 and 2019, the Company recorded income tax expense of $1,106,722 and $2,418,441 respectively.
As of March 31, 2020 and December 31, 2019, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated interim financial statements.
Tax Receivable Agreement
AdaptHealth Corp. is party to a Tax Receivable Agreement (TRA) with certain current and former members of AdaptHealth Holdings. The TRA provides for the payment by AdaptHealth Corp. of 85% of the tax savings, if any, that AdaptHealth Corp. realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (ii) certain tax attributes of the corresponding sellers existing prior to an exchange; (iii) imputed interest deemed to be paid by AdapthHealth Corp. as a result of payments it makes under the TRA; and (iv) certain increases in tax basis resulting from payments AdaptHealth Corp. makes under the TRA.
During the three months ended March 31, 2020, the Company increased its TRA liability through an aggregate $4.0 million reduction in additional-paid-in capital resulting from additional exchanges of New AdaptHealth Units and shares of Class B Common Stock. Correspondingly, during the three months ended March 31, 2020, the Company increased its deferred tax asset by approximately $6.5 million through an increase in additional-paid-in-capital resulting from these exchanges and additional increases of AdaptHealth Corp.’s ownership interest in AdaptHealth Holdings.
At March 31, 2020 and December 31, 2019, the Company had a liability recorded relating to the TRA of approximately $14,800,000 and $10,800,000, respectively, which is included in other long-term liabilities in the accompanying consolidated balance sheets.
(14) Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.
In connection with the Company’s acquisition of PPS HME Holdings LLC (PPS) in May 2018, the Company assumed a Corporate Integrity Agreement (CIA) at one of PPS’ subsidiaries, Braden Partners L.P. d/b/a Pacific Pulmonary Services (BP). The CIA was entered into with the Office of Inspector General of the U.S. Department of Health and Human Services (OIG). The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG confirmed that the requirements of the CIA imposed upon BP would only apply to the operations of BP and

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.
(15) Related Party Transactions
The Company has an outstanding note payable with a principal balance of $143,500,000 with an investor who also has equity ownership in the Company.
The Company and two of its executive officers each owned an equity interest in a vendor of the Company that provides workflow technology services. Each individual’s equity ownership was less than 1%. The expense related to this vendor was $1,456,501 and $779,110 for the three months ended March 31, 2020 and 2019, respectively. The Company accounted for this investment under the cost method of accounting based on its level of equity ownership. In February 2020, the Company and each executive officer sold their respective equity interest. The Company’s investment had a carrying value of $1,455,000 and the Company received proceeds of $2,045,701 in connection with the transaction, resulting in a gain of $590,701 which is included in cost of net revenue in the accompanying consolidated statements of operations for the three months ended March 31, 2020.
The Company and two of its executive officers and shareholders own an equity interest in a vendor of the Company that provides automated order intake software. Each individual’s equity ownership is less than 1%. The expense related to this vendor was $544,449 and $450,000 for the three months ended March 31, 2020 and 2019, respectively. The Company accounts for this investment under the cost method of accounting based on its level of equity ownership.
(16) Subsequent Events
In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, the Company activated certain business interruption protocols, including acquisition and distribution of personal protective equipment to its patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of its workforce to “work-from-home” status. The Company also increased its cash liquidity by, among other things, seeking recoupable advance payments of approximately $47 million made available by CMS under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) legislation, which was received in April 2020. In addition, in April 2020, the Company received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. As permitted under the CARES Act, the Company has also elected to defer certain portions of employer-paid FICA taxes otherwise payable from March 27, 2020 to January 1, 2021, which will be paid in two equal installments on December 31, 2021 and December 31, 2022.
In April 2020 the Company repaid $20 million of amounts borrowed under the New Revolver upon receipt of the advanced payments from CMS and provider relief funds discussed above.
Subsequent to March 31, 2020, holders of New AdaptHealth Units and Class B Common Stock exchanged 1,953,549 New AdaptHealth Units together with a corresponding number of shares of Class B Common Stock for 1,953,549 shares of Class A Common Stock.
Subsequent to March 31, 2020, 109,983 warrants were exercised for proceeds of $1,264,804 resulting in the issuance of 109,983 shares of Class A Common Stock.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
AdaptHealth Corp:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of AdaptHealth Corp. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) / members’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2015.
Philadelphia, Pennsylvania
March 6, 2020

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$76,878,134	$25,185,681
Accounts receivable	78,619,230	53,016,649
Inventory	13,239,037	7,672,646
Prepaid and other current assets	12,678,423	4,915,277
Total current assets	181,414,824	90,790,253
Equipment and other fixed assets, net	63,559,080	61,601,350
Goodwill	266,790,518	202,436,212
Other assets	6,851,892	5,049,628
Deferred tax asset	27,505,379	9,079,190
Total Assets	$546,121,693	$368,956,633
Liabilities and Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$102,728,093	$85,558,419
Current portion of capital lease obligations	19,749,854	20,814,404
Current portion of long-term debt	1,721,132	7,089,976
Contract liabilities	9,556,423	7,508,428
Other liabilities	17,138,684	14,705,719
Total current liabilities	150,894,186	135,676,946
Long-term debt, less current portion	395,111,563	127,094,723
Capital lease obligations, less current portion	233,139	172,467
Other long-term liabilities	29,131,012	3,243,839
Total Liabilities	575,369,900	266,187,975
Commitments and contingencies (note 2(p))
Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 40,816,292 shares issued and outstanding as of December 31, 2019	4,082	—
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 31,563,799 shares issued and outstanding as of December 31, 2019	3,156	—
Preferred Stock, par value of $0.0001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2019	—	—
Additional paid-in capital	11,252,052	—
Accumulated deficit	(27,209,514)	—
Members’ interest	—	113,274,181
Controlling interest members’ deficit	—	(13,370,648)
Accumulated other comprehensive income	1,431,029	—
Total stockholders’ equity (deficit) / members’ equity (deficit) attributable to AdaptHealth Corp.	(14,519,195)	99,903,533
Noncontrolling interests in subsidiaries	(14,729,012)	2,865,125
Total Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)	(29,248,207)	102,768,658
Total Liabilities and Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)	$546,121,693	$368,956,633
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
	Year Ended December 31,
	2019	2018
Revenue:
Revenue, net of contractual allowances and discounts		$361,053,975
Provision for doubtful accounts		(15,775,638)
Net revenue	$529,644,247	345,278,337
Costs and expenses:
Cost of net revenue	440,386,387	293,384,635
General and administrative expenses	56,492,554	18,068,821
Depreciation, excluding patient equipment depreciation	3,068,477	2,733,807
Total costs and expenses	499,947,418	314,187,263
Operating income	29,696,829	31,091,074
Interest expense, net	39,304,488	7,452,737
Loss on extinguishment of debt, net	2,121,451	1,398,929
(Loss) income before income taxes	(11,729,110)	22,239,408
Income tax expense (benefit)	1,156,002	(2,097,705)
Net (loss) income	(12,885,112)	24,337,113
Income attributable to noncontrolling interests	2,110,783	1,076,766
Net (loss) income attributable to AdaptHealth Corp.	$(14,995,895)	$23,260,347
Net (loss) income per common share:
Basic and diluted	$(0.66)	$1.95
Weighted average shares outstanding for net (loss) income attributable to AdaptHealth Corp.:
Basic and diluted	22,557,213	11,899,898
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
	Year Ended December 31,
	2019	2018
Net (loss) income	$(12,885,112)	$24,337,113
Other comprehensive income:
Interest rate swap agreements, net of reclassification adjustment	2,536,836	—
Comprehensive (loss) income	(10,348,276)	24,337,113
Net income attributable to noncontrolling interests	2,110,783	1,076,766
Comprehensive (loss) income attributable to AdaptHealth Corp.	$(12,459,059)	$23,260,347
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)
	Class A Common Stock		Class B Common Stock		Preferred Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated Deficit	Accumulated other comprehensive income	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2017	—	$—	—	$—	—	$—	$—	$33,455,223	$(36,180,242)	$—	$—	$2,088,359	$(636,660)
Accrued return on members’ interest	—	—	—	—	—	—	—	316,403	(316,403)	—	—	—	—
Issuance of members’ interest for acquisitions	—	—	—	—	—	—	—	78,484,832	—	—	—	—	78,484,832
Cashless exercise of members’ interest	—	—	—	—	—	—	—	134,350	(134,350)	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	883,373	—	—	—	—	883,373
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(300,000)	(300,000)
Net income	—	—	—	—	—	—	—	—	23,260,347	—	—	1,076,766	24,337,113
Balance, December 31, 2018	—	$—	—	$—	—	$—	$—	$113,274,181	$(13,370,648)	$—	$—	$2,865,125	$102,768,658
Activity prior to the Business Combination:
Issuance of members’ interest, net of offering costs of $837,156	—	—	—	—	—	—	—	19,162,844	—	—	—	—	19,162,844
Redemption of members’ interest	—	—	—	—	—	—	—	(2,112,500)	(1,600,955)	—	—	—	(3,713,455)
Distributions to members	—	—	—	—	—	—	—	—	(250,000,000)	—	—	—	(250,000,000)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(1,338,383)	(1,338,383)
Equity-based compensation	—	—	—	—	—	—	—	6,914,677	—	—	—	—	6,914,677
Net income (loss)	—	—	—	—	—	—	—	—	(16,315,045)	—	—	1,531,838	(14,783,207)
Effects of the Business Combination:
Recapitalization	27,796,166	2,780	34,113,799	3,411	—	—	—	(137,239,202)	281,286,648	(63,289,710)	—	(47,995,919)	32,768,008
Proceeds from sale of Class A Common Stock	12,500,000	1,250	—	—	—	—	—	—	—	69,561,286	—	55,437,464	125,000,000
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) / Members’ Equity (Deficit) (Continued)
	Class A Common Stock		Class B Common Stock		Preferred Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated Deficit	Accumulated other comprehensive income	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Redemption of Class B Common Stock	—	—	(2,000,000)	(200)	—	—	—	—	—	(11,129,806)	—	(8,869,994)	(20,000,000)
Conversion of equity to long-term debt	—	—	—	—	—	—	—	—	—	(24,207,763)	—	(19,292,237)	(43,500,000)
Forgiveness of employee loan	—	—	—	—	—	—	—	—	—	537,329	—	428,221	965,550
Activity subsequent to the Business Combination:
Equity-based compensation	—	—	—	—	—	—	4,155,398	—	—	—	—	—	4,155,398
Shares withheld to pay withholding taxes	(29,874)	(3)	—	—	—	—	(283,805)	—	—	—	—	—	(283,808)
Exchange of Class B Common Stock to Class A Common Stock	550,000	55	(550,000)	(55)	—	—	(820,121)	—	—	—	—	820,121	—
Net income (loss)	—	—	—	—	—	—	—	—	—	1,319,150	—	578,945	1,898,095
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	—	—	8,200,580	—	—	—	—	—	8,200,580
Change in fair value of interest rate swaps, net of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	1,431,029	1,105,807	2,536,836
Balance, December 31, 2019	40,816,292	$4,082	31,563,799	$3,156	—	$—	$11,252,052	$—	$—	$(27,209,514)	$1,431,029	$(14,729,012)	$(29,248,207)

See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(12,885,112)	$24,337,113
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	62,566,500	47,876,835
Equity-based compensation	11,070,075	883,373
Deferred income tax	895,298	(2,875,895)
Change in fair value of interest rate swaps, net of reclassification adjustment	11,425,921	(546,832)
Gain on change in fair value of contingent consideration	(150,000)	—
Provision for doubtful accounts	—	15,775,638
Amortization of deferred financing costs	1,311,573	477,781
Write-off of deferred financing costs	2,121,451	1,219,205
Forgiveness of employee loan	965,550	—
Gain on debt extinguishment	—	(800,000)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20,197,521)	(22,042,721)
Due from affiliates and related parties	—	700,791
Inventory	(1,305,350)	2,309,508
Prepaid and other assets	(9,558,118)	(1,579,969)
Accounts payable and accrued expenses	14,157,579	2,691,981
Net cash provided by operating activities	60,417,846	68,426,808
Cash flows from investing activities:
Purchases of equipment and other fixed assets	(21,331,581)	(9,949,930)
Payments for business acquisitions, net of cash acquired	(63,538,392)	(86,334,011)
Net cash used in investing activities	(84,869,973)	(96,283,941)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	305,000,000	140,000,000
Payments on long-term debt	(194,071,757)	(24,830,307)
Proceeds from issuance of promissory note payable	100,000,000	—
Increase in cash from the Business Combination	43,911,748	—
Proceed from sale of Class A Common Stock	125,000,000	—
Proceeds from issuance of members’ interests	20,000,000	—
Payments for equity issuance costs	(837,156)	—
Payments for redemptions of Class B Common Stock	(20,000,000)	—
Payments of deferred financing costs	(9,027,753)	(2,715,849)
Payments on capital leases	(37,271,512)	(27,936,993)
Borrowings on lines of credit	55,500,000	24,750,000
Payments on lines of credit	(43,500,000)	(59,218,647)
Distributions to members	(250,000,000)	—
Payments for redemption of members’ interests	(3,713,455)	—
Payments of contingent consideration	(13,000,000)	—
Payments for debt prepayment penalties	—	(979,724)
Payments for tax withholdings from equity-based compensation activity, net	(507,152)	—
Distributions to noncontrolling interests	(1,338,383)	(300,000)
Net cash provided by financing activities	76,144,580	48,768,480
Net increase in cash and cash equivalents	51,692,453	20,911,347
Cash and cash equivalents at beginning of year	25,185,681	4,274,334
Cash and cash equivalents at end of year	$76,878,134	$25,185,681
Supplemental disclosures:
Cash paid for interest	$23,074,703	$7,327,942
Cash paid for income taxes	1,318,330	405,205
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	36,267,634	27,079,171
Unpaid equipment and other fixed asset purchases at end of year	8,514,047	12,557,763
Seller note issued in connection with an acquisition	2,000,000	—
Contingent purchase price in connection with acquisitions	12,625,000	15,250,000
Deferred purchase price in connection with acquisitions	1,572,500	500,000
Conversion of equity to debt	43,500,000	16,845,937
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(1) Nature of Business
AdaptHealth Corp. and subsidiaries (AdaptHealth or the Company), f/k/a DFB Healthcare Acquisitions Corp. (DFB), a Delaware corporation, was originally formed in November 2017 as a publicly traded special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses.
On July 8, 2019, AdaptHealth Holdings LLC (AdaptHealth Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement), as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB (the Business Combination). The merger was approved by DFB’s stockholders, and the Business Combination closed on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the merger, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. The net assets of DFB were stated at historical costs in the Company’s consolidated financial statements, with no goodwill or intangible assets recorded. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.
Pursuant to the Merger Agreement, on the closing date, the Company contributed cash to AdaptHealth Holdings in exchange for AdaptHealth Holdings common unit interests equal to the number of shares of the Company’s Class A Common Stock outstanding on the closing date. In connection with the Business Combination, the Company also issued and sold in a private placement an aggregate of 12,500,000 shares of Class A Common Stock for aggregate consideration of $125,000,000. In addition, the Company (1) issued 17,386,201 shares of Class A Common Stock to certain members of AdaptHealth Holdings in exchange for their interests in AdaptHealth Holdings, and (2) issued 32,113,799 shares of Class B Common Stock to certain members of AdaptHealth Holdings who retained their common unit interests in AdaptHealth Holdings.
The number of shares issued and outstanding of the Company immediately following the closing of the Business Combination is summarized in the table below:
	Class A Common Stock	Class B Common Stock
Total shares outstanding prior to the Business Combination	31,250,000	—
Less: redemption of public shares	(20,840,035)	—
Add: shares issued in private placement	12,500,000	—
Add: shares issued in connection with the Business Combination	17,386,201	32,113,799
Total shares outstanding at the closing date of the Business Combination	40,296,166	32,113,799
Following the completion of the Business Combination, substantially all of the Company’s assets and operations are held and conducted by AdaptHealth Holdings and its subsidiaries, and the Company’s only assets are equity interests which represented a 56% controlling ownership of AdaptHealth Holdings as of November 8, 2019.
Following the completion of the Business Combination, certain members of AdaptHealth Holdings who retained their common unit interests in AdaptHealth Holdings, held the remaining 44% noncontrolling ownership as of November 8, 2019. These members hold common unit interests of AdaptHealth Holdings and a corresponding number of non-economic Class B Common stock, which enables the holder to one vote per share.
Unless the context otherwise requires, “the Company”, “we,” “us,” and “our” refer, for periods prior to the completion of the Business Combination, to AdaptHealth Holdings and its subsidiaries and, for periods

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(1) Nature of Business (Continued)
upon or after the completion of the Business Combination, to AdaptHealth Corp. and its subsidiaries, including AdaptHealth Holdings and its subsidiaries.
AdaptHealth is a leading provider of home healthcare equipment and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) oxygen and related chronic therapy services in the home. AdaptHealth also provides hospice-focused home medical equipment (HME) services, wound therapy and nutritional HME services. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors.
(2) Summary of Significant Accounting Policies
(a) Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, the consolidated financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
As discussed in Note 1, Nature of Business, the Business Combination was accounted for as a reverse recapitalization, with DFB treated as the acquired company and AdaptHealth Holdings as the acquirer, for financial reporting purposes. Therefore, the equity structure has been restated to that of the Company.
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the Securities Act), as modified by the Jumpstart our Business Startups Act of 2012, (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
(b) Basis of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
(c) Accounting Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Significant areas requiring the use of management estimates relate to revenue recognition and the valuation of accounts receivable (implicit price concession), income taxes, contingent consideration, equity-based compensation, interest rate swaps, and long-lived assets, including goodwill. Actual results could differ from those estimates.
(d) Revenue Recognition
The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.
Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.
The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.
Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.
The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.
The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.
The Company’s business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. The Company’s net revenue and quarterly operating results may fluctuate significantly in the future depending on these and other factors.
Adoption of ASC 606
The Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective January 1, 2019, using the modified retrospective transition method. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.
The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts. For the year ended December 31, 2019, the Company recorded $27,515,952 of implicit price concessions as a direct reduction of net revenue that would have been recorded as provision for doubtful accounts prior to the adoption of ASC 606. The adoption of ASC 606 is not expected to have a material impact on net income or loss on an ongoing basis.
Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.
Under ASC 606, fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period as earned.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
Disaggregation of net revenue
The Company disaggregates net revenue from contracts with customers by payor type and by core service lines. The Company believes that disaggregation of net revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The payment terms and conditions within the Company’s revenue-generating contracts vary by payor type and payor source.
The composition of net revenue by payor type for the years ended December 31, 2019 and 2018 are as follows:
	Year Ended December 31,
	2019	2018
Government	$168,686,247	$128,278,922
Insurance	300,360,975	178,726,197
Patient pay	60,597,025	38,273,218
Net revenue	$529,644,247	$345,278,337
The composition of net revenue by core service lines for the years ended December 31, 2019 and 2018 are as follows:
	Year Ended December 31,
	2019	2018
Net sales revenue – Point in time
Sleep	$224,542,433	$123,585,029
Respiratory	5,779,842	4,910,755
HME	45,948,275	36,724,311
Other	40,180,387	24,651,320
Total Net sales revenue	$316,450,937	$189,871,415
Net revenue from fixed monthly equipment reimbursements
Sleep	$80,846,378	$52,703,572
Respiratory	81,417,997	66,341,108
HME	43,212,228	35,941,985
Other	7,716,707	420,257
Total Net revenue from fixed monthly equipment reimbursements	$213,193,310	$155,406,922
Total net revenue
Sleep	$305,388,811	$176,288,601
Respiratory	87,197,839	71,251,863
HME	89,160,503	72,666,296
Other	47,897,094	25,071,577
Total net revenue	$529,644,247	$345,278,337

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
(e) Accounts Receivable
Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.
The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.
Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue in the period of revision.
The Company’s allowance for uncollectible accounts was $21,840,787 as of December 31, 2018.
Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. In the event that a third-party payor does not accept the claim, the customer is ultimately responsible for payment for the products or services. The Company recorded unbilled revenue of $8,611,272 and $4,002,067 as of December 31, 2019 and 2018, respectively. Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.
(f)      Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses. The carrying values of the Company’s financial instruments approximate their fair value based on their short-term nature.
The borrowings under the Company’s long-term debt arrangements, which were amended in November 2019 in connection with the Business Combination, bear interest at the variable rates described in Note 10, Debt, and therefore management believes approximates fair value.
(g) Fair Value Accounting
FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity specific measurement, and states that a fair value measurement is to estimate the price at which an orderly transaction to sell an asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Assets and liabilities adjusted to fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
Level inputs, as defined by ASC 820, are as follows:
Level input	Input definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
Refer to Note 6, Fair Value of Assets and Liabilities, for additional information.
(h) Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with a maturity of three months or less to be cash equivalents. Cash represents cash on hand and deposits held at banks. The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these accounts may be in excess of federally insured limits. Cash and cash equivalents consist of the following:
	December 31,
	2019	2018
Cash	$22,863,543	$9,058,782
Money market accounts	54,014,591	16,126,899
Total	$76,878,134	$25,185,681
(i) Inventory
Inventory consists of equipment and medical supplies and is stated at the lower of cost or market value. Cost is determined by the first-in-first-out method. These finished goods are charged to cost of net revenue in the period in which products and related services are provided to customers.
(j) Equipment and Other Fixed Assets
Equipment and other fixed assets are stated at cost less accumulated depreciation or, when acquired as part of a business combination, fair value at date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives for patient medical equipment correlate with the medical reimbursement periods. Computer equipment, vehicles and other assets are depreciated over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs and minor replacements are expensed as incurred.
The useful lives of property and equipment for purposes of computing depreciation are:
Patient medical equipment	13 months – 5 years
Vehicles	5 years
Other	2 – 7 years
(k) Impairment of Long-Lived Assets
The Company’s long-lived assets, such as equipment and other fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not incur any impairment charges on equipment and other fixed assets for the years ended December 31, 2019 and 2018.
In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets.
(l) Valuation of Goodwill
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstances indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.
The impairment testing can be performed on either a quantitative or qualitative basis. During 2019 and 2018, the Company utilized a qualitative analysis for its annual impairment test and determined that there were no triggering events that would indicate that it is “more likely than not” that the carrying value of the Company’s reporting unit is higher than the respective fair value. As a result, the Company did not record any goodwill impairment charges.
(m) Business Combinations
The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company’s services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.
(n) Deferred Financing Costs
Costs incurred in connection with the Company’s borrowings, referred to as deferred financing costs, are capitalized and included on the accompanying consolidated balance sheets in other assets for costs associated with revolving credit facilities, and as a debt reduction for costs associated with term loans. Deferred financing costs are amortized to interest expense using the effective interest method over the term of the related financing agreement. Refer to Note 8, Deferred Financing Costs, for additional information.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
(o) Deferred Rent
The Company’s operating leases for its office and warehouse leases include scheduled rent increases. The Company has accounted for the leases to provide straight-line charges to operations over the life of the leases. Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period and expensed on a straight-line basis exceed or are less than the cash payments required. Deferred rent is included in accounts payable and accrued expenses and other long-term liabilities on the accompanying consolidated balance sheets based on when the payments will be made. See Note 14, Lease Commitments, for additional information.
(p) Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.
In connection with the Company’s acquisition of PPS HME Holdings LLC (PPS), the Company assumed a Corporate Integrity Agreement (CIA) at one of PPS’ subsidiaries, Braden Partners L.P. d/b/a Pacific Pulmonary Services (BP). The CIA was entered into with the Office of Inspector General of the U.S. Department of Health and Human Services (OIG). The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG confirmed that the requirements of the CIA imposed upon BP would only apply to the operations of BP and therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.
(q) Advertising Costs
Advertising costs are charged to expense as incurred. The Company’s advertising costs for the years ended December 31, 2019 and 2018 were $2,144,730 and $1,788,220, respectively, and are primarily included in cost of net revenue in the accompanying consolidated statements of operations.
(r) Equity-based Compensation
The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Equity-based compensation expense related to these grants is included within general and administrative expenses in the accompanying consolidated statements of operations. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period. See Note 11, Stockholders’ Equity, for additional information
(s) Cost of Net Revenue
Cost of net revenue includes the cost of products and supplies sold to patients, patient equipment depreciation and other operating expenses. At December 31, 2019, the Company operated through its

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
network of 173 locations in 35 states, from which customers are provided equipment, supplies and services. The Company also includes in cost of net revenue the salaries, labor and benefits costs incurred at the Company’s operating facilities for service personnel, offshore labor expenses, occupancy costs (rent, utilities, property taxes, etc.), and other expenses (software expenses, billing fees, IT related costs, general business supplies, etc.) incurred to operate the businesses. Cost of net revenue for the years ended December 31, 2019 and 2018 consisted of the following:
	Year ended December 31,
	2019	2018
Cost of products, supplies and patient equipment depreciation	$215,927,438	$140,034,522
Salaries, labor and benefits	154,030,773	107,484,610
Occupancy	13,407,384	8,869,386
Other operating costs	57,020,792	36,996,117
Total	$440,386,387	$293,384,635
(t)      General and Administrative Expenses
General and administrative expenses (G&A) primarily include expenses related to corporate salaries and benefits, legal, equity-based compensation, transaction costs and other business support functions. Included in G&A during the years ended December 31, 2019 and 2018 are salaries, labor and benefits expenses (including equity-based compensation) of $31,651,728 and $10,653,547, respectively.
(u) Business Segment
The Company’s chief operating decision-makers are its Chief Executive Officer and President, who make resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. The corporate office is responsible for contract negotiation with vendors and payors and corporate compliance with healthcare laws and regulations. Accordingly, the Company has a single reportable segment and operating segment structure.
(v) Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2019, and 2018, less than 10% of the Company’s net accounts receivable are from patients under co-pay or private plan arrangements. Credit evaluations, account monitoring procedures and a third party collection agent are utilized to minimize the risk of loss. Collateral is not required.
Cost-containment efforts of governmental organizations, primarily Medicare, could have a material adverse effect on the Company’s sales and profitability. Medicare typically awards contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple distributors with intention of driving down pricing. The Company was previously in a protected three year window which expired in 2016. The Company was able to maintain protection for the round 2 recompete contracts that became effective on July 1, 2016, however, all Medicare Durable Medical Equipment, Prosthetics, Orthotics, & Supplies (DMEPOS) Competitive Bidding Program contracts expired on December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
Subsequent to December 31, 2018 any registered suppliers can provide equipment and services in all areas. As a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that the Centers for Medicare & Medicaid Services (CMS) expects will last until December 31, 2020.
On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas (CBAs) included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs into a single round of competition named “Round 2021.” Round 2021 contracts are scheduled to become effective on January 1, 2021 and extend through December 31, 2023. The bid window for the Round 2021 DMEPOS Competitive Bidding Program closed on September 18, 2019.
For each CBA, providers will submit bids to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in the Company’s product lines are included on the list of products subject to Round 2021. The competitive bidding process has historically put pressure on the amount the Company is reimbursed in the markets in which it exists, as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. The Company will continue to monitor developments regarding the competitive bidding program. While the Company cannot predict the outcome of the competitive bidding program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.
(w) Concentration of Customers
The Company provides and distributes medical equipment and health care services, including home oxygen, respiratory medications and sleep therapy equipment and services, to both commercial organizations and directly to end users. This results in a customer concentration relating to Medicare’s service reimbursement programs. During the years ended December 31, 2019 and 2018, the Company derived approximately 32% and 37% of its net revenue from government healthcare programs, including Medicare and Medicaid, respectively. Concentration of credit risk with respect to other payors is limited due to the large number of such payors and varied geographical locations.
(x) Self-Insurance Risk
The Company is subject to workers’ compensation, auto liability and employee medical claims, which are primarily self-insured; however, the Company maintains certain stop-loss and other insurance coverage which it believes to be appropriate. Provisions for estimated settlements relating to the workers’ compensation and medical plans are provided in the period of the related claim on a case-by-case basis plus an amount for incurred but not reported claims. Differences between the amounts accrued and subsequent settlements are recorded in operations in the period of settlement.
(y) Derivative Instruments
The Company recognizes all derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. Derivative instruments consist of interest rate swap agreements. The interest rate swap agreements are used to manage interest rate risk associated with the Company’s variable rate debt. The Company utilizes the interest rate swap agreements to modify the Company’s exposure to interest rate risk by converting a portion of its variable rate borrowings to a fixed rate. See Note 7, Derivative Instruments and Hedging Activities, for additional information.
(z) Income Taxes
Prior to the completion of the Business Combination, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. As such, income and loss from

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
operations of the Company were allocated to the members for inclusion in their tax returns. In addition, there were regular C-corporations included in the Company’s structure where taxes were paid at the entity level. The C-corporations used the asset and liability method of accounting for income taxes as described below.
Following the Business Combination, the Company uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and (ii) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted. A valuation allowance is provided for deferred tax assets when it is more likely than not the deferred tax assets will not be realized. The Company’s deferred tax calculations and valuation allowance requires management to make certain estimates about future operations. Changes in state or federal tax laws, as well as changes in the Company’s financial condition or the carrying value of existing assets and liabilities, could affect those estimates. The effect of a change in tax rates is recognized as income or expense in the period that the rate is enacted.
FASB ASC 740, Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
(aa) Net Income (Loss) Per Share
Net income (loss) per share is based upon the weighted average number of common shares outstanding during the respective periods. The Company follows the provisions of the authoritative guidance for determining whether instruments granted in equity-based compensation transactions are participating securities for purposes of calculating net income (loss) per common share. See Note 12, Net Income (Loss) Per Share.
(bb) Recently Adopted Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09) (Accounting Standards Codification (ASC) Topic 606), which supersedes all existing revenue recognition requirements, including guidance specific to the healthcare industry. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services, and requires enhanced disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance allows for adoption using a full retrospective method, or a modified retrospective method. Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. The Company adopted ASC 606 effective January 1, 2019 using the modified retrospective transition method. The new standard impacted amounts presented in certain captions on the Company’s consolidated statements of operations, as upon adoption, the majority of amounts previously classified as provision for doubtful accounts are reflected as implicit price concessions, and therefore a direct reduction to revenue, net of contractual allowances and discounts. Other

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(2) Summary of Significant Accounting Policies (Continued)
than as described above, the standard did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. However, expanded disclosures were required. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (ASC 805): Clarifying the Definition of a Business (ASU 2017-01), which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The adoption of ASU 2017-01 was effective for the Company on January 1, 2018. The adoption of ASU 2017-01 did not have a material impact on the Company’s consolidated financial condition and results of operations.
(cc) Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset equal to the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The new guidance was required for the Company for the annual reporting period beginning January 1, 2020, and interim reporting periods beginning January 1, 2021. However, in November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extended the adoption date of the new standard for the Company. The Company is now required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The standard requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The Company anticipates adopting this standard using the prospective adoption approach and electing the practical expedients allowed under the standard. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This guidance will be effective for annual and interim impairment tests performed in annual reporting periods beginning after December 15, 2020, and early adoption is permitted for annual or interim impairment tests performed after January 1, 2017. The Company is still evaluating the impact that this standard will have on the Company’s results of operations.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(3) Acquisitions
During the years ended December 31, 2019 and 2018, the Company made several acquisitions to strengthen its current market share in existing markets or to expand into new markets. Each of the Company’s acquisitions was accounted for using the acquisition method pursuant to the requirements of FASB ASC Topic 805, Business Combinations, and are included in the accompanying consolidated financial statements since the respective acquisition date. The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the overall Company strategy. The goodwill from these acquisitions is expected to be deductible for tax purposes. Also, see subsection, “Pro-forma information” of this Note 3 for further pro-forma information on revenue and operating income.
Certain estimated fair values of the net assets of acquired businesses as determined below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result, the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.
Year ended December 31, 2019
On January 2, 2019, the Company purchased 100% of the stock of Gould’s Discount Medical, LLC (Goulds). Goulds is headquartered in Louisville, Kentucky and provides home medical equipment, supplies, and respiratory products such as home oxygen and sleep apnea equipment. The total consideration was $24,264,344, inclusive of an initial cash payment of $20,764,344, the issuance of a promissory note in the amount of $2,000,000 (payable in six equal quarterly installments commencing on September 30, 2019 and accruing 5.0% interest annually), and estimated potential contingent earn-out payments in an aggregate amount up to $1,500,000 based on certain financial metrics for the years ended December 31, 2020 and 2021. The estimated contingent earn-out liability of $1,500,000 was included in other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates.
On July 5, 2019, the Company purchased certain assets relating to the durable medical equipment business of SleepMed Therapies, Inc. (SleepMed). SleepMed is a durable medical equipment company headquartered in Atlanta, GA and provides positive airway pressure devices and related supplies to customers in their homes or other alternative site care facilities. The total consideration was $15,405,000, inclusive of an initial cash payment of $11,405,000 and estimated potential contingent earn-out payments in an aggregate amount up to $4,000,000. The estimated contingent earn-out liability was recorded as part of the acquisition accounting based on its estimated fair value at the acquisition date. Subsequent to the acquisition, based on certain events that occurred during the fourth quarter of 2019, it was determined that the fair value of the contingent earn-out liability decreased from the amount initially recorded. Accordingly, the Company recorded a reduction to cost of net revenue of $2,000,000 during the quarter ended December 31, 2019 and reduced the estimated contingent earn-out liability to $2,000,000, which is included in other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment date.
On October 31, 2019, the Company purchased 100% of the stock of Choice Medical Healthcare, Inc. (Choice). Choice is headquartered in Salt Lake City, Utah and provides products and services relating to continuous positive airway pressure devices and related supplies. The acquisition date fair value of the consideration was $18,683,832, inclusive of an initial cash payment of $12,483,832 and potential contingent earn-out payments in an aggregate amount up to $12,500,000, which were determined to have an acquisition date fair value of $6,200,000. The estimated contingent earn-out liability of $6,200,000 was included other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(3) Acquisitions (Continued)
During the year ended December 31, 2019, the Company also completed acquisitions of multiple individually immaterial businesses. The total consideration was $21,139,579, inclusive of initial cash payments of $18,642,079, potential deferred payments of $1,572,500 and estimated potential earn-out payments in an aggregate amount up to $925,000. Subsequent to the acquisition accounting for these transactions, it was determined that the fair value of the contingent earn-out liabilities decreased from the amount initially recorded. Accordingly, the Company recorded a reduction to cost of net revenue of $525,000 during the quarter ended December 31, 2019. Of the remaining estimated contingent earn-out liabilities, $200,000 and $200,000 is included in other current liabilities and other long-term liabilities, respectively, at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates. The results of these acquired companies were immaterial to the Company’s results for the year ended December 31, 2019.
The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:
	Goulds	SleepMed	Choice	Other	Total
Cash	$—	—	—	91,894	91,894
Accounts receivable	3,968,011	—	758,558	678,491	5,405,060
Inventory	2,452,777	266,759	33,880	1,507,625	4,261,041
Prepaid and other current assets	11,835	—	110,212	—	122,047
Equipment and other fixed assets	3,352,330	1,401,491	107,120	6,107,790	10,968,731
Goodwill	17,947,636	14,064,750	18,908,961	14,348,123	65,269,470
Contract liabilities	(509,000)	(328,000)	(22,000)	(849,995)	(1,708,995)
Accounts payable and accrued expenses	(2,959,245)	—	(1,212,899)	(744,349)	(4,916,493)
Net assets acquired	$24,264,344	15,405,000	18,683,832	21,139,579	79,492,755
Year ended December 31, 2018
On May 17, 2018, as set forth in a Contribution and Exchange Agreement, the members of PPS contributed all of their membership units in PPS to AdaptHealth LLC, a subsidiary of AdaptHealth Holdings, in exchange for cash consideration of $7,000,000 and members’ interests with a value of $48,484,848. PPS provides home oxygen, respiratory medications and sleep therapy equipment and services. Prior to the May 17, 2018 transaction, in May 2017, MedStar Surgical & Breathing Equipment, Inc (MedStar), a subsidiary of AdaptHealth LLC, entered into an Administrative Services Agreement with Braden Partners L.P. (BP), a subsidiary of PPS. Under the agreement, MedStar provides management, consulting and administrative support to all BP’s business operations. During 2018, prior to the May 17, 2018 transaction, AdaptHealth Holdings recorded management fee income of $576,458 related to this agreement, which is included in net revenue less provision for doubtful accounts in the accompanying consolidated statements of operations for the year ended December 31, 2018. At May 17, 2018, AdaptHealth Holdings had accounts receivable of $1,715,430 with BP, which primarily related to unpaid management fees, which was settled as part of the May 17, 2018 transaction. The settlement of this receivable was included in the total consideration for purposes of the acquisition accounting for the transaction.
On May 17, 2018, AdaptHealth Holdings entered into an Agreement and Plan of Merger with Verus Healthcare, Inc. (Verus) in which AdaptHealth Holdings purchased 100% of the stock of Verus for total consideration of $100,399,268, inclusive of cash payments of $58,399,284, issuance of members’ interests with a value of $13,154,047, issuance of convertible notes of $16,845,937, and contingent consideration of

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(3) Acquisitions (Continued)
$12,000,000. Verus is headquartered in Tennessee and provides and distributes various types of medical equipment and health care services, including respiratory medications, sleep therapy equipment and services and nutrition products, to both commercial organizations and directly to end users. The contingent consideration was based on the achievement of certain financial targets after the transaction. Verus achieved these targets and amounts were paid in February 2019; accordingly, the contingent consideration was included within other current liabilities in the accompanying consolidated balance sheets at December 31, 2018. The parties intended that the convertible notes would convert to equity which occurred on December 31, 2018; such convertible notes converted to members’ interests. During 2018, the Company recorded $293,400 of interest expense relating to the convertible notes.
On July 31, 2018, AdaptHealth Holdings purchased 100% of the stock of Home Medical Express, Inc. (HME) for total consideration of $13,250,000, inclusive of an initial cash payment of $9,000,000, an escrow payment of $1,000,000, and estimated potential earn-out payments of up to $3,250,000. HME is headquartered in Illinois and provides respiratory and durable medical equipment and services. The escrow payment was made at closing and was due to the sellers on the first anniversary of the closing date, subject to certain conditions after the closing date, with any amounts not paid to the sellers to be paid back to the Company. Refer to Note 5, Goodwill, for additional information. The estimated potential earn-out payments were based upon the achievement of certain financial targets for the first and second years after the transaction ($1,625,000 each year). Based on HME’s actual results during the first year after closing, $1,000,000 of the first-year payout was earned and paid to the sellers during the year ended December 31, 2019 which reduced the initial contingent earn-out liability. As part of a separate arrangement executed in September 2019, the Company provided the sellers with the potential to receive the unearned portion of the first-year payout based on revised financial targets through the end of 2019, which were achieved. As a result, $625,000 was recorded in other current liabilities at December 31, 2019 in the accompanying consolidated balance sheets.
On December 31, 2018, the Company purchased 100% of the stock of a durable medical equipment company headquartered in Utah. The company provides respiratory, durable medical equipment and hospice services to its customers. The total consideration paid was $5,350,000, inclusive of a cash payment of $4,850,000 and a deferred payment of $500,000, which is due following the second anniversary of the closing date subject to certain conditions after the closing date. At December 31, 2019 and 2018, the $500,000 deferred payment is included within other long-term liabilities in the accompanying consolidated balance sheets based upon the estimated payment date. In addition, the sellers have the potential to receive earn-out payments up to a maximum of $5,000,000 which are based on the achievement of certain financial targets for the three years subsequent to the transaction. Based on the available information at the acquisition date, management determined that the targets relating to the earn-out payments were not probable of achievement, and therefore these potential payments were not reflected in the acquisition accounting for the transaction. Based on the financial results subsequent to the transaction, it was determined that $1,000,000 of the potential earn-out payments under the agreement was earned and an additional $2,000,000 is expected to be earned. As a result, $3,000,000 was included in cost of net revenue for the year ended December 31, 2019 in the accompanying consolidated statements of operations, of which $1,000,000 and $2,000,000 is included in other current liabilities and other long-term liabilities, respectively, at December 31, 2019 in the accompanying consolidated balance sheets, based on the expected payment dates.
During the year ended December 31, 2018, the Company also completed acquisitions of multiple individually immaterial businesses for total cash consideration of $8,099,000. The results of these acquired companies were immaterial to the Company’s results for the year ended December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(3) Acquisitions (Continued)
The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:
	PPS	Verus	HME	Other	Total
Cash	$407,456	1,449,817	100,000	57,000	2,014,273
Accounts receivable	12,126,481	7,795,765	2,200,774	445,000	22,568,020
Inventory	1,344,535	2,923,211	75,493	674,678	5,017,917
Prepaid and other current assets	995,048	466,114	35,960	—	1,497,122
Equipment and other fixed assets	20,357,062	5,895,113	2,165,448	3,229,983	31,647,606
Deferred tax asset	—	6,525,269	—	—	6,525,269
Other assets	1,927,355	838,008	37,956	—	2,803,319
Goodwill	49,660,338	91,829,157	13,230,987	10,037,339	164,757,821
Accounts payable and accrued expenses	(20,484,673)	(11,963,664)	(3,180,531)	(995,000)	(36,623,868)
Contract liabilities	(1,677,813)	(306,194)	(341,667)	—	(2,325,674)
Capital lease obligations	(6,395,438)	(3,793,103)	(1,074,420)	—	(11,262,961)
Deferred tax liability	(321,974)	—	—	—	(321,974)
Other long-term liabilities	(738,099)	(1,260,225)	—	—	(1,998,324)
Net assets acquired	$57,200,278	100,399,268	13,250,000	13,449,000	184,298,546
Pro-Forma Information (unaudited)
The unaudited pro-forma financial information has been provided for illustrative purposes only. The unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Future results may vary significantly from the results reflected in the following unaudited pro-forma financial information because of future events and transactions, as well as other factors, many of which are beyond the Company’s control.
The unaudited pro-forma combined financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information does not include any adjustments to reflect the impact of cost savings or other synergies that may result from these acquisitions. As noted above, the unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented or that may be achieved by the combined company in the future.
The information in the following table represents net revenue and operating income for the years ended December 31, 2019 and 2018 had the Company consolidated its 2019 and 2018 significant acquisitions in those periods.
	Year ended December 31,
Pro-forma financial information:	2019	2018
Net revenue	$551,754,097	$477,649,368
Operating income	31,304,194	25,352,321

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(3) Acquisitions (Continued)
The above results do not include interest expense associated with debt incurred to fund the cash consideration paid for the acquisitions.
Results of Businesses Acquired
The amount of net revenue and operating income of the significant acquisitions in 2019 and 2018 since the respective acquisition dates included in the Company’s consolidated statements of operations for the years ended December 31, 2019 and 2018 are as follows:
	Year ended December 31,
	2019	2018
Net revenue	$53,295,178	$107,047,267
Operating income (loss)	7,406,919	(6,597,299)
(4) Equipment and Other Fixed Assets
Equipment and other fixed assets as of December 31, 2019 and 2018 are as follows:
	2019	2018
Patient medical equipment	$112,070,831	$123,881,314
Vehicles	4,461,041	3,903,819
Other	15,474,589	12,704,131
	132,006,461	140,489,264
Less accumulated depreciation	(68,447,381)	(78,887,914)
	$63,559,080	$61,601,350
For the years ended December 31, 2019 and 2018, the Company recorded depreciation expense of $62,566,500 and $47,876,835, respectively. During the years ended December 31, 2019 and 2018, the Company wrote off $72,784,264 and $231,090 of fully depreciated patient medical equipment, respectively.
(5) Goodwill
The change in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 were as follows:
	Gross carrying amount	Accumulated impairment losses	Net carrying amount
Balance at December 31, 2017	$38,628,391	—	38,628,391
Acquired goodwill during the period	164,757,821	—	164,757,821
Decrease	(950,000)	—	(950,000)
Balance at December 31, 2018	$202,436,212	—	202,436,212
Acquired goodwill during the period	65,269,470	—	65,269,470
Receipt of prior escrow payment	(504,000)		(504,000)
Decrease	(411,164)	—	(411,164)
Balance at December 31, 2019	$266,790,518	—	266,790,518

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(5) Goodwill (Continued)
As discussed in Note 3, Acquisitions, in connection with the acquisition of HME in 2018, the Company made an escrow payment of $1,000,000 that would either be due to the sellers or paid back to the Company within one year subject to certain conditions after closing. Based on the outcome of such conditions, the Company received $504,000 of the escrow funds during the year ended December 31, 2019 and recorded that amount as a reduction of goodwill. The other decreases in the table above primarily relates to working capital and other measurement period adjustments relating to businesses that were acquired by the Company during 2018.
(6) Fair Value of Assets and Liabilities
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. A hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs.
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the Company’s degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases an asset or liability is classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.
Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition in the future may cause the Company’s financial instruments to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3. During the years ended December 31, 2019 and 2018, the Company did not have any reclassifications in levels.
The following table presents the valuation of the Company’s financial assets and liabilities as of December 31, 2019 and 2018 measured at fair value on a recurring basis. The fair value estimates presented herein are based on information available to management as of December 31, 2019 and 2018. These estimates are not necessarily indicative of the amounts the Company could ultimately realize.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(6) Fair Value of Assets and Liabilities (Continued)
	Level 1	Level 2	Level 3	Fair Value
December 31, 2019
Assets
Money market accounts	$54,014,591	$—	$—	$54,014,591
Total assets measured at fair value	$54,014,591	$—	$—	$54,014,591
Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$4,825,000	$4,825,000
Acquisition-related contingent consideration obligations-long term	—	—	9,900,000	9,900,000
Interest rate swap agreements	—	8,339,288	—	8,339,288
Total liabilities measured at fair value	$—	$8,339,288	$14,725,000	$23,064,288

	Level 1	Level 2	Level 3	Fair Value
December 31, 2018
Assets
Money market accounts	$16,126,899	$—	$—	$16,126,899
Interest rate swap agreement	—	943,134	—	943,134
Total assets measured at fair value	$16,126,899	$943,134	$—	$17,070,033
Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$13,625,000	$13,625,000
Acquisition-related contingent consideration obligations-long term	—	—	1,625,000	1,625,000
Interest rate swap agreements	—	396,302	—	396,302
Total liabilities measured at fair value	$—	$396,302	$15,250,000	$15,646,302
Interest Rate Swaps
The Company uses interest rate swap agreements to manage interest rate risk by converting a portion of its variable rate borrowings to a fixed rate and recognizes these derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of the Company’s interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of FASB ASC Topic 820, Fair Value Measurement, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(6) Fair Value of Assets and Liabilities (Continued)
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and the respective counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the Company’s derivatives held as of December 31, 2019 and 2018 were classified as Level 2 of the fair value hierarchy. Refer to Note 7, Derivative Instruments and Hedging Activities, for additional information regarding the Company’s derivative instruments.
Financial Instruments Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):
Contingent Consideration
The Company estimates the fair value of acquisition-related contingent consideration obligations by applying the income approach using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. Each period, the Company evaluates the fair value of acquisition-related contingent consideration obligations. The Company records any increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction of contingent consideration expense. Contingent consideration obligations of $14,725,000 were outstanding at December 31, 2019 which relate to business acquisitions that occurred during the years ended December 31, 2019 and 2018. Contingent consideration obligations of $15,250,000 were outstanding at December 31, 2018 which related to business acquisitions in May 2018 and July 2018, of which $13,000,000 was paid during the year ended December 31, 2019.
A reconciliation of the Company’s contingent consideration liabilities related to acquisitions is as follows:
	Beginning Balance	Additions	Payments	Gain	Ending Balance
Year Ended December 31, 2019
Contingent consideration	$15,250,000	$12,625,000	$(13,000,000)$	(150,000)$	14,725,000
Total Level 3 liabilities	$15,250,000	$12,625,000	$(13,000,000)$	(150,000)$	14,725,000
Year Ended December 31, 2018
Contingent consideration	$—	$15,250,000	$—	$—	$15,250,000
Total Level 3 liabilities	$—	$15,250,000	$—	$—	$15,250,000
The Company’s non-financial assets measured on a non-recurring basis were as follows:
	As of December 31,
	2019	2018
Significant unobservable inputs (Level 3):
Goodwill (annual impairment assessment)	$266,790,518	$202,436,212

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(7) Derivative Instruments and Hedging Activities
FASB ASC Topic 815, Derivatives and Hedging (ASC 815), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
As discussed in Note 6, Fair Value of Assets and Liabilities, and as required by ASC 815, the Company records all derivatives on its consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge.
The Company is exposed to certain risk arising from economic conditions. The Company principally manages its exposures to interest rate risk through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage differences in the amount, timing and duration of the Company’s known or expected cash payments principally related to the Company’s variable rate borrowings.
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded in accumulated other comprehensive income and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. In the twelve months subsequent to December 31, 2019, the Company estimates that an additional $3,526,000 will be reclassified as a reduction to interest expense.
As of December 31, 2019 and 2018, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional associated with the swap agreements was $250,000,000 and $85,000,000 as of December 31, 2019 and 2018, respectively, and have maturity dates at certain dates through March 2024. Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, in accordance with the provisions of ASC 815 and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company designated its swaps as effective cash flow hedges of interest rate risk.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(7) Derivative Instruments and Hedging Activities (Continued)
Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income within stockholders’ equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets at December 31, 2019 and 2018:
	As of December 31, 2019
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(2,157,324)
Interest rate swap agreements	Other long-term liabilities	(6,181,964)
Total derivatives designated as hedging instruments		$(8,339,288)

	As of December 31, 2018
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives not designated as hedging instruments:
Interest rate swap agreements	Prepaid and other current assets	$943,134
Interest rate swap agreements	Other current liabilities	(396,302)
Total derivatives not designated as hedging instruments		$546,832
The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive income during the year ended December 31, 2019. There was no effect on accumulated other comprehensive income during the year ended December 31, 2018.
	Year Ended December 31, 2019
	Amount of Gain or (Loss) Recognized in OCI on Derivative	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income
Derivatives in cash flow hedging relationships:
Interest rate swap agreements	$3,469,643	Interest expense	$932,807
Total	$3,469,643		$932,807
The table below presents the effect of the Company’s derivative financial instruments that were not designated as hedging instruments on the consolidated statements operations during the year ended December 31, 2019 and 2018 and represents the change in fair value of the Company’s interest rate swap agreements during such periods:

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(7) Derivative Instruments and Hedging Activities (Continued)
	Year Ended December 31, 2019
	Location of Gain or (Loss) Recognized in Loss on Derivative	Amount of Gain or (Loss) Recognized in Loss on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$(12,358,728)
Total		$(12,358,728)

	Year Ended December 31, 2018
	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$546,832
Total		$546,832
(8) Deferred Financing Costs
The change in the carrying amount of deferred financing costs for the years ended December 31, 2019 and 2018 was as follows:
	2019	2018
Balance at January 1	$2,258,253	$1,342,379
Capitalized fees	9,027,753	2,612,860
Amortization	(1,311,573)	(477,781)
Write-off due to debt refinancing	(2,121,451)	(1,219,205)
Balance at December 31	$7,852,982	$2,258,253
Amortization expense relating to deferred financing costs was $1,311,573 and $477,781 during the years ended December 31, 2019 and 2018, respectively, and is included in interest expense in the accompanying consolidated statements of operations. The write-off of deferred financing costs is included in loss on extinguishment of debt, net in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018.
The December 31, 2019 balance of deferred financing costs of $7,852,982 is estimated to be recorded to amortization expense as follows: $1,566,363 in 2020, 2021, 2022 and 2023, $840,068 in 2024, and $747,462 thereafter.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(9) Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses as of December 31, 2019 and 2018 consisted of the following:
	December 31,
	2019	2018
Accounts payable	$79,237,323	$70,603,562
Employee related accruals	12,319,746	9,142,347
Self insurance reserves	1,166,014	1,304,335
Accrued interest	4,021,660	404,015
Other	5,983,350	4,104,160
Total	$102,728,093	$85,558,419
(10) Debt
The following is a summary of long term-debt as of December 31, 2019 and 2018:
	December 31,
	2019	2018
Secured term loans	$246,250,000	$134,875,000
Revolving credit facility	12,000,000	—
Note payable	143,500,000	—
Seller note (see Note 3)	1,666,667	—
Other	58,518	171,942
Unamortized deferred financing fees	(6,642,490)	(862,243)
	396,832,695	134,184,699
Current portion	(1,721,132)	(7,089,976)
Long-term portion	$395,111,563	$127,094,723
Interest expense related to long-term debt agreements, including amortization of deferred financing costs and payments made under the Company’s interest rate swap agreements, for the years ended December 31, 2019 and 2018 was $27,849,699 and $7,418,959, respectively.
In March 2019, the Company entered into several agreements, amendments and new financing facilities (herein after referred to as the March 2019 Recapitalization Transactions). In connection with the March 2019 Recapitalization Transactions, the Company signed the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. In November 2019, in connection with the Business Combination, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50,000,000 to $100,000,000 (see below), and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(10) Debt (Continued)
The maturity of total debt, excluding unamortized deferred financing fees, at December 31, 2019 is as follows.
Twelve months ended December 31,
2020	$1,721,132
2021	4,053
2022	—
2023	2,500,000
2024	255,750,000
Thereafter	143,500,000
Total debt maturity	$403,475,185
Long-Term Debt
The debt restructuring completed as part of the March 2019 Recapitalization Transactions consisted of $425,000,000 in credit facilities, which included a $300,000,000 Initial Term Loan (Credit Facility Term Loan), $50,000,000 Delayed Draw Term Loan (Delayed Draw), and $75,000,000 Revolving Credit Facility (New Revolver), all with maturities in March 2024. As noted above, in November 2019, the Company amended its credit facility to increase the amount available under the Delayed Draw from $50,000,000 to $100,000,000. The Credit Facility Term Loan and Delayed Draw loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement). Each LIBOR Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. Each Base Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the Base Rate (as defined in the agreement), plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The applicable margin was set at 3.50% and 2.50% for LIBOR Rate Loans and Base Rate Loans, respectively, following the closing of the transaction and are reset each quarter. Per the agreement, the Delayed Draw loan carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. Under the debt restructuring, the Company is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the debt amendment, the Company may be required to repay principal based on excess cash flow, as defined.
The proceeds from the Credit Facility Term Loan were used to (1) repay existing amounts outstanding under the Company’s credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a distribution to AdaptHealth Holdings’ members, and (4) redeem all of the AdaptHealth Holdings issued and outstanding Preferred Units, including the cumulative preferred dividends. The proceeds of any borrowings under the Delayed Draw loan will be used to finance Permitted Acquisitions (as defined in the agreement) and to pay fees and transaction costs associated with such acquisitions. The proceeds of any borrowings under the New Revolver will be for (1) an amount not to exceed $25,000,000 to finance working capital, make capital expenditures and for other general corporate purposes, and (2) an amount not to exceed $50,000,000 to finance Permitted Acquisitions and to pay fees and transaction costs associated with such acquisitions.
Secured Term Loan
In connection with the March 2019 debt restructuring the Company borrowed $300,000,000 under the Credit Facility Term Loan. The Credit Facility Term Loan requires quarterly principal repayments of

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(10) Debt (Continued)
$1,875,000 beginning June 30, 2019 through March 31, 2021, quarterly principal repayments of $3,750,000 beginning June 30, 2021 through December 31, 2023, and the unpaid principal amount of the Credit Facility Term Loan is due at maturity in March 2024. In November 2019, the Company repaid $50,000,000 under the Credit Facility Term Loan using the proceeds received from the transactions completed as part of the Business Combination; such repayment was applied to the principal payments required to be paid through September 2023. At December 31, 2019 there was $246,250,000 outstanding under the Credit Facility Term Loan. The interest rate under the Credit Facility Term Loan was 4.55% at December 31, 2019.
The Delayed Draw loan has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) twenty-four months following the closing date, or (c) the date of the termination of the commitment. During the year ended December 31, 2019 no amounts were borrowed under the Delayed Draw loan.
In February 2018, the Company signed the Second Amended and Restated Credit and Guaranty Agreement and refinanced its debt structure at that time. The refinancing consisted of $175,000,000, which included a $70,000,000 Initial Term Loan (Initial Term Loan), $80,000,000 Delayed Draw Term Loan (Delayed Draw Loan), and $25,000,000 Revolving Credit Facility (Revolver). The credit facilities bore interest quarterly at variable rates (6.02% at December 31, 2018). At December 31, 2018 there was $67,375,000 and $67,500,000 outstanding under the Initial Term Loan and Delayed Draw Loan, respectively, and there were no amounts outstanding under the Revolver. These amounts were repaid in connection with the March 2019 debt restructuring.
Revolving Credit Facility
During the year ended December 31, 2019, the Company borrowed $43,500,000 under the New Revolver. In November 2019, the Company repaid $31,500,000 under the New Revolver using the proceeds received from the transactions completed as part of the Business Combination. At December 31, 2019, there was $12,000,000 outstanding under the New Revolver. The interest rate under the New Revolver was 4.55% at December 31, 2019. After consideration of stand-by letters of credit outstanding of $2,496,518, the remaining maximum borrowings available pursuant to the New Revolver were $60,503,482 at December 31, 2019.
Note Payables
In connection with the March 2019 Recapitalization Transactions, the Company signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, the Company signed a promissory note agreement with the investor with a principal amount of $100,000,000 (the Promissory Note). In connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100,000,000, and the investor converted certain of its members’ interests to a $43,500,000 promissory note. The investor generated taxable income and a current federal and state income tax liability of approximately $5,870,000 on the exchange of its members’ interests. Under the terms of the Merger Agreement, all investors indemnified the Company for all taxes attributable to periods prior to or on the closing date of the Business Combination. Accordingly, the Company has recorded an indemnification asset of such amount, included in Prepaid and other current assets, and a corresponding current liability, included in Other liabilities, in the accompanying consolidated balance sheets as of December 31, 2019.
The new $100,000,000 promissory note, together with the $43,500,000 promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(10) Debt (Continued)
of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash under the Promissory Note and the New Promissory Note, which it did during the year ended December 31, 2019, and thus no amounts were added to the principal balance during that period. If the Company elects to prepay the Promissory Note prior to the third anniversary of the Closing of the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If the Company elects to prepay the Promissory Note prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.
In 2013, AdaptHealth Holdings issued a note payable of $5,500,000 to a former shareholder of an acquired company for repurchase of stock which was outstanding at December 31, 2017. In February 2018, in connection with a restructuring of its debt arrangement, AdaptHealth Holdings repaid the note payable for consideration of $4,700,000. In connection with the repayment of the note, the Company recorded a gain on extinguishment of debt of $800,000, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.
Term Note
In May 2017 AdaptHealth Holdings entered into a $7,000,000 Term Loan Promissory Note (the Term Loan). As of December 31, 2017, $5,979,167 was outstanding under the Term Loan, which was repaid in full in February 2018 in connection with a debt restructuring completed by AdaptHealth Holdings. In connection with the repayment of the Term Loan, the Company incurred a prepayment penalty expense of $634,038, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(11) Stockholders’ Equity
The completion of the Business Combination (the Closing) occurred on November 8, 2019, refer to Note 1, Nature of Business, for additional details regarding the Business Combination. The following table represents the structure of the combined company upon the Closing of the Business Combination:

Legacy AdaptHealth Owners
Public Shareholders
72% voting power
28% voting power
49% economic interest
51% economic interest
Units exchangeable to AdaptHealth Corp. Class A Common Stock
AdaptHealth Corp. (f/k/a DFB Healthcare Acquisitions Corp.)
56% voting and economic interest
44% voting and economic interest
AdaptHealth Holdings LLC

Upon the Closing of the Business Combination, the former owners of AdaptHealth Holdings held approximately 49% of the economic interest in AdaptHealth Corp. and the former stockholders of DFB held the remaining approximate 51% of the economic interests in AdaptHealth Corp., both in the form of shares of the Company’s Class A Common Stock .AdaptHealth Corp. owns approximately 56% of the combined company with the remaining 44% owned by the former owners of AdaptHealth Holdings in the form of common units representing limited liability company interests in AdaptHealth Holdings from and after the Closing (New AdaptHealth Units).
Following the Closing of the Business Combination, the combined results of DFB and AdaptHealth Holdings are consolidated, with the holders of Class A Common Stock owning an approximate 56% direct controlling interest and the holders of New AdaptHealth Units owning an approximate 44% direct noncontrolling economic interest shown as noncontrolling interest in the consolidated financial statements of the combined entity. The approximate 44% direct noncontrolling economic interest in AdaptHealth Holdings held by the current owners of AdaptHealth Holdings noted above is in the form of New AdaptHealth Units and are exchangeable on a one-to-one basis for Class A Common Stock. Following the Closing, 550,000 New AdaptHealth Units were exchanged for shares of Class A Common Stock, resulting in holders of New AdaptHealth Units owning an approximately 43% direct noncontrolling economic interest in AdaptHealth Holdings at December 31, 2019. The approximately 43% direct noncontrolling economic interest will continue to decrease as New AdaptHealth Units are exchanged for shares of Class A Common Stock.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(11) Stockholders’ Equity (Continued)
The following table sets forth the net assets of DFB at the Closing:
Cash and cash equivalents	$43,911,748
Current assets	70,763
Current liabilities	(11,214,503)
Net assets of DFB	$32,768,008
The following table sets forth the sources and uses of cash in connection with the Business Combination:
Sources
DFB’s cash and cash equivalents on hand	$43,911,748
Private placement(1)	125,000,000
Total Sources	$168,911,748

Uses
Cash to balance sheet(2)	$52,845,206
Legacy AdaptHealth Holdings LLC redemptions(3)	20,000,000
Debt repayment(4)	81,500,000
Transaction expenses(5)	14,566,542
Total Uses	$168,911,748

(1)
Represents the issuance and sale, in a private placement consummated concurrently with the Closing, of 12,500,000 shares of Class A Common Stock.

(2)
Represents remaining cash that will be used to fund operations and working capital needs of the Company after the closing of the Business Combination.

(3)
Represents cash that was used to fund redemptions made by legacy AdaptHealth Holdings investors.

(4)
Represents the amount of debt that the combined company paid down upon closing of the Business Combination.

(5)
Represents the amount of transaction expenses paid in connection with the closing of the Business Combination, including costs incurred by the Company and accrued costs incurred by DFB prior to the closing of the Business Combination, that were paid upon closing.

In connection with the Business Combination, the Company filed its Second Amended and Restated Certificate of Incorporation to increase the total number of shares of all classes of capital stock which the Company is authorized to issue to 250,000,000 shares, consisting of 210,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, 35,000,000 shares of Class B Common Stock with a par value of $0.0001 per share, and 5,000,000 shares of Preferred Stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. The shares of Preferred Stock shall be issued with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, there were 40,816,292 shares of Class A Common Stock and 31,563,799 shares of Class B Common Stock outstanding. At December 31, 2019 there were no shares of Preferred Stock issued or outstanding.
Warrants
The Company has 12,666,666 warrants outstanding as of December 31, 2019. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The exercise price and number of

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(11) Stockholders’ Equity (Continued)
common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.
Contingent Consideration
Pursuant to the Merger Agreement, the former owners of Adapthealth Holdings who received Class B Common Stock in connection with the Business Combination are entitled to receive an equity classified earn-out consideration to be paid in the form of New AdaptHealth Units (and a corresponding number of shares of Class B Common Stock) and the former owners of Adapthealth Holdings who received Class A Common Stock in connection with the Business Combination are entitled to receive earn-out consideration to be paid in the form of Class A Common Stock, if the 30-day volume-weighted average price of the Company’s Class A Common Stock equals or exceeds certain hurdles set forth in the Merger Agreement. The former owners of AdaptHealth Holdings can potentially receive up to an additional 1,000,000 shares in December 2020, 2021 and 2022, for a total of 3,000,000 shares, as a part of the earn-out consideration. As of December 31, 2019, the hurdles have not been met.
March 2019 Recapitalization Transactions
As discussed in Note 10, Debt. in March 2019, the Company entered into several agreements, amendments and new financing facilities as part of the March 2019 Recapitalization Transactions. In addition to the debt proceeds received as part of these transactions, the Company also received proceeds of $20,000,000 for the purchase of members’ interests pursuant to the Note and Unit Purchase Agreement. The proceeds from the March 2019 Recapitalization Transactions were used to (1) repay existing amounts outstanding under the Company’s credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the Note and Unit Purchase Agreement, (3) pay a $250,000,000 distribution to AdaptHealth Holdings’ members, and (4) redeem certain members’ interests, including the cumulative preferred dividends, for $3,713,455.
Equity-based Compensation
AdaptHealth Holdings granted Incentive Units in June 2019 (the 2019 Incentive Units) and in April 2018 (the 2018 Incentive Units) to certain members of management. The Incentive Units were intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in the long-term growth and financial success of the Company and were issued in exchange for services to be performed.
With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date as defined in the agreements (which was determined to be May 20, 2019). The remaining 50% had vesting terms based upon the first to occur of a sale of AdaptHealth Holdings and the fourth anniversary of the Vesting Commencement Date, in either case, provided that the equity value of AdaptHealth Holdings at the time of such sale or fourth anniversary equals or exceeded a certain threshold as defined in the agreements, subject to the employee’s continuous employment through each applicable vesting date. In connection with the Business Combination, the vesting conditions for this portion of the 2019 Incentive Units was changed to vest quarterly during the one-year period subsequent to the closing of the Business Combination. The grant date fair value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4,511,120, and will be recognized as expense over the employees’ requisite service period.
The 2018 Incentive Units vest 50% on the second anniversary of the Vesting Commencement Date as defined in the agreements (which was determined to be May 17, 2018), and 25% on the third and fourth

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(11) Stockholders’ Equity (Continued)
anniversaries of the Vesting Commencement Date, subject to the employee’s continuous employment with the Company through each applicable vesting date. The grant date fair value of the 2018 Incentive Units, as calculated under an Option Pricing Method, was $5,344,500, and will be recognized as expense over the employees’ requisite service period.
The assumptions used to determine the grant-date fair value of the 2019 Incentive Units and 2018 Incentive Units was as follows:
	2019 Incentive Units	2018 Incentive Units
Expected volatility(1)	40.0%	35.0%
Risk-free interest rate(2)	2.0%	2.3%
Expected term(3)	1.5 years	1.5 years
Discount for lack of marketability(4)	25.0%	30.0%

(1)
The expected volatility is derived from the asset volatilities of comparable public companies.

(2)
The risk-free interest rate is obtained from Standard and Poor’s Capital IQ, and represents the yield on a treasury note as of the valuation date with the maturity matching the expected term.

(3)
The expected term is based on management’s estimate.

(4)
The discount for lack of marketability is based on put option analyses using similar timing inputs.

In conjunction with the March 2019 Recapitalization Transactions, all holders of the 2018 Incentive Units received an advance for future distribution. These cash distributions were treated as a modification of the awards for accounting purposes. In conjunction with the Business Combination, the vesting of certain of the 2018 Incentive Units was accelerated. The 2019 Incentive Units and the 2018 Incentive Units were converted into members’ interests prior to the Closing of the Business Combination.
In connection with the Business Combination, certain members of management were awarded shares of the Company’s Class A Common Stock for services performed. The fair value of these immediately vested shares was $3,195,563 and was recognized as compensation cost on the grant date during the year ended December 31, 2019. In addition, in November 2019, the Company granted 15 shares of Class A Common Stock to each employee of the Company. The fair value of such shares was $313,979 and was recognized as compensation cost during the year ended December 31, 2019.
On November 7, 2019, the stockholders of the Company approved the AdaptHealth Corp. 2019 Stock Incentive Plan (the 2019 Plan), effective upon closing of the Business Combination. In connection with the 2019 Plan, the Company provides equity-based compensation to attract and retain employees while also aligning employees’ interest with the interests of its stockholders. The 2019 Plan permits the grant of various equity-based awards to selected employees and directors. The 2019 Plan permits the grant of up to 8,000,000 shares of Class A Common Stock, subject to certain adjustments and limitations.
The following awards were granted in connection with the 2019 Plan during the year ended December 31, 2019:
•
On November 21, 2019, the Company granted 410,000 shares of restricted stock to certain executive officers. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on the cumulative annual growth rate of the Company’s stock based on the volume weighted average price during the ten trading days immediately preceding the vesting date (which is considered a market condition), subject to the employee’s continuous employment with the Company at such

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(11) Stockholders’ Equity (Continued)
vesting date. The grant-date fair value of the awards, using a Monte Carlo simulation analysis, was $1,193,100 and will be recognized as expense on a straight-line basis over the employees’ requisite service period.
•
On November 21, 2019, the Company granted 3,416,666 options to purchase shares of common stock of the Company to certain executive officers that have an exercise price of $11.50 per share. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on a performance condition relative to the achievement of certain defined financial metrics, subject to the employee’s continuous employment through the applicable vesting date. At December 31, 2019 management estimates that 50% of the shares will vest based on the projected achievement of such metrics. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $7,248,653 and will be recognized as expense on a straight-line basis over the employees’ requisite service period if the awards are considered probable to vest.

The assumptions used to determine the grant-date fair value of stock options granted during the year ended December 31, 2019 were as follows:
2019
Expected volatility	35.9%
Risk-free interest rate	1.7%
Expected term	6.0 years
Dividend yield	N/A

•
On November 21, 2019, the Company granted 460,000 shares of restricted stock to certain senior management employees. Such shares will vest 25% on December 31, 2020, 2021, 2022 and 2023, subject to the employee’s continuous employment through the applicable vesting date. The grant-date fair value of the awards, based on the market price of the Company’s common stock on the date of grant, was $3,730,600 and will be recognized as expense on a straight-line basis over the employees’ requisite service period.

•
On December 16, 2019, the Company granted 31,250 shares of restricted stock to its non-employee board members. Such shares will vest immediately prior to the Company’s annual stockholders’ meeting following the grant date, subject to the individual’s continuous service through the applicable vesting date. The grant-date fair value of the awards, based on the market price of the Company’s common stock on the date of grant, was $333,125 and will be recognized as expense on a straight-line basis over the vesting period.

The Company recorded equity-based compensation expense of $11,070,075 and $883,373 during the years ended December 31, 2019 and 2018, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of operations. The expense recorded during the year ended December 31, 2019 included $2,694,201 in connection with the acceleration of vesting of the 2018 Incentive Units and $2,200,519 for the modification of the awards relating to the cash distributions discussed above. At December 31, 2019, there was $12,197,387 of unrecognized compensation expense related to equity-based compensation awards, which is expected to be recognized over a weighted-average term of 2.8 years. At December 31, 2019, 3,682,084 shares of the Company’s Class A Common Stock are available for issuance under the 2019 Plan.
(12) Net Income (Loss) Per Common Share
The Business Combination was accounted for as a reverse recapitalization by which AdaptHealth Holdings issued stock for the net assets of the Company accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(12) Net Income (Loss) Per Common Share (Continued)
The Company excluded the effect of the warrants, unvested restricted stock and stock options from the computation of diluted net income (loss) per share in the year ended December 31, 2019 as their inclusion would have been anti-dilutive because the Company is in a net loss position for such period. The Company excluded the Class B Common Stock from the computation of diluted net income (loss) per share because the effect of including them would be anti-dilutive as a result of the Company being in a loss position for the year ended December 31, 2019.
The following table sets forth the calculation of basic and diluted earnings per share for the periods indicated based on the weighted average number of common shares outstanding for the period subsequent to the transactions that occurred in connection with the Business Combination:
	Year Ended December 31,
	2019	2018
Basic net (loss) income per common share
Numerator:
Basic net (loss) income attributable to AdaptHealth Corp.	$(14,995,895)	$23,260,347
Denominator:
Basic and diluted weighted average shares outstanding	22,557,213	11,899,898
Basic and diluted net (loss) income per share attributable to Class A shareholders	$(0.66)	$1.95
(13) Capital Lease Obligations
The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly and bearing interest rates ranging from 0.0% to 10.2%. Interest expense related to capital leases was $161,629 and 287,210 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, future annual minimum payments required under lease obligations are as follows:
2020	$19,813,539
2021	255,652
Total	20,069,191
Less amount representing interest	(86,198)
19,982,993
Current portion	(19,749,854)
Long-term portion	$233,139
At December 31, 2019 and 2018, equipment under capital leases consisted of patient equipment with a cost basis of approximately $39,100,000 and $29,300,000, respectively, and accumulated depreciation of approximately $11,700,000 and $8,800,000, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
(14) Lease Commitments
The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through November 2028. Some of these lease agreements include an option to

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(14) Lease Commitments (Continued)
renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through November 2021. The Company also leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at December 31, 2019 and 2018 was $1,124,702 and $741,167, respectively. The Company recorded $10,281,541 and $6,393,522 of rent expense for the years ended December 31, 2019 and 2018, respectively, which is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of December 31, 2019 are as follows:
2020	$12,291,753
2021	7,811,982
2022	5,632,124
2023	4,492,642
2024	3,082,588
Thereafter	4,036,732
$37,347,821
(15) Retirement Plans
At December 31, 2019 and 2018, the Company has a single consolidated retirement plan (the AdaptHealth Plan) which includes its subsidiaries’ 401(k) plans with one exception: the Royal Homestar 401(k) plan is administered by a noncontrolling interest. The AdaptHealth Plan allows employees to contribute up to the annual limitation imposed by the Internal Revenue Code. The Company, at its discretion, may make matching and profit-sharing contributions to the AdaptHealth Plan. The Company recorded no matching or profit-sharing expense related to the AdaptHealth Plan for the years ended December 31, 2019 and 2018. The Company recorded an immaterial amount of matching or profit-sharing expense for the Royal Homestar 401(k) plan during the years ended December 31, 2019 and 2018.
(16) Self-Insured Plans
The Company was self-insured for its employees’ medical, auto and workers’ compensation claims during 2019 and 2018. The Company purchased medical stop loss insurance that covers the excess of each specific loss over $175,000 in 2019 and $150,000 in 2018, and aggregate losses that exceed the greater of the calculated aggregate stop loss threshold or the minimum aggregate stop loss threshold. In 2019 and 2018, the Company purchased workers’ compensation stop loss insurance which has occurrence-based limits that vary by state based on statutory rules. The Company is subject to an aggregate annual limit. Self-insurance reserves include estimates of both known claims filed and estimates of claims incurred but not reported (IBNR). The Company uses historical paid claims information to estimate its claims liability. The liability for IBNR was $1,166,014, and $1,304,335 as of December 31, 2019 and 2018, respectively. This liability is included within accounts payable and accrued expenses in the accompanying consolidated balance sheets.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(17) Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.
(18) Related Party Transactions
As discussed in Note 10, Debt, the Company has an outstanding note payable with an investor with a principal amount of $143,500,000. This investor also has equity ownership in the Company.
At December 31, 2017, the Company had an outstanding balance of $1,123,181 payable to certain members of AdaptHealth Holdings. The payable was noninterest bearing and had no specific repayment terms. The Company repaid the amount in full during 2018.
In 2014, Ocean Home Health Supply LLC, a subsidiary of the Company, executed an agreement with a related party for software and billing services. The agreement was for one year and automatically renewed from year to year. This agreement was terminated effective December 31, 2018, therefore there was no expense related to the agreement during the year ended December 31, 2019. The expense for the year ended December 31, 2018 related to the agreement was $2,287,909.
On December 31, 2014, an executive of AdaptHealth Holdings borrowed $965,550 to acquire membership interests in AdaptHealth Holdings, which was recorded as a reduction to members’ equity at that time. The principal was due in full at maturity on December 31, 2021. Monthly payments were due of interest only at a rate of 1.9% per annum starting in February 2015. As part of the transactions completed in connection with the Business Combination, the loan was forgiven, resulting in an expense of $965,550, which is included in general and administrative expenses in the accompanying statements of operations during the year ended December 31, 2019.
In 2014, AdaptHealth Holdings entered into a term loan (the Loan) with a private investment group (the Lender) who also had equity ownership. As of December 31, 2017, $8,642,144 was outstanding under this agreement, which was repaid in full in February 2018 in connection with a debt restructuring completed by AdaptHealth Holdings. In connection with the repayment of the Loan, the Company incurred a prepayment penalty expense of $345,686, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.
The Company and two of its executive officers owned an equity interest in a vendor of the Company that provides workflow technology services. Each individual’s equity ownership was less than 1%. The expense related to this vendor was $4,488,080 and $1,905,454 for the years ended December 31, 2019 and 2018, respectively. The Company accounted for this investment under the cost method of accounting based on its level of equity ownership. In February 2020, the Company and its executive officers sold its equity interest. The Company’s investment had a carrying value of $1,455,000 and the Company received proceeds of $2,045,701 in connection with the transaction, resulting in a gain of $590,701 which will be recorded in the first quarter of 2020.
The Company and two of its executive officers and shareholders own an equity interest in a vendor of the Company that provides automated order intake software. Each individual’s equity ownership is less than 1%. The expense related to this vendor was $1,964,266 and $1,636,919 for the years ended December 31, 2019 and 2018, respectively. The Company accounts for this investment under the cost method of accounting

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(18) Related Party Transactions (Continued)
based on its level of equity ownership.
(19) Income Taxes
Prior to the completion of the Business Combination, AdaptHealth Holdings was a limited liability company and treated as a partnership for federal and state income tax purposes. A partnership is not a tax-paying entity for federal and state income tax purposes, and as such, the results of operations were allocated to the members for inclusion in their income tax returns. In addition, there are regular C-corporations included in the AdaptHealth Holdings group where taxes were paid at the entity level.
Following the Business Combination, the income of AdaptHealth Holdings will flow through to the Company and will be taxed at the federal and state levels accordingly. The noncontrolling interest will be allocated to the AdaptHealth Holdings members for inclusion in their income tax returns. The underlying C-corporations included in the AdaptHealth group will still be taxed at the entity level for both federal and state income taxes.
The current and deferred income tax expense (benefit) for the years ended December 31, 2019 and 2018 is as follows:
	2019	2018
Current:
Federal	$(961,588)	$—
State	1,222,292	778,190
	260,704	778,190
Deferred:
Federal	673,664	(1,549,549)
State	221,634	(1,326,346)
	895,298	(2,875,895)
Total income tax (benefit) expense	$1,156,002	$(2,097,705)
A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate for the years ended December 31, 2019 and 2018 is as follows:
	2019	2018
Federal tax at statutory rate	21.0%	21.0%
Non-taxable income	(46.6)%	0.8%
State income taxes, net of federal benefit	(9.6)%	(3.2)%
Change in valuation allowance	5.3%	(32.3)%
Net operating loss write-offs	—	3.6%
Deferred adjustments	18.1	—%
Other	1.9%	0.7%
Effective income tax rate (benefit)	(9.9)%	(9.4)%

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(19) Income Taxes (Continued)
Deferred income tax assets and liabilities are comprised of the following at December 31, 2019 and 2018:
	2019	2018
Deferred income tax assets:
Accounts receivable	$3,188,976	$1,575,902
Goodwill	4,805,554	5,401,652
Investment in partnership	41,745,232	—
Inventory	60,677	54,239
Accruals	249,595	615,327
Net operating losses and credits	3,494,969	4,986,913
Charitable contribution	16,942	16,420
Start-up / organizational costs	509,221	—
AMT credit	208,056	208,056
Total deferred income tax assets	54,279,222	12,858,509
Valuation allowance	(22,502,544)	—
Net deferred income tax assets	$31,776,678	$12,858,509
Deferred income tax liabilities:
Equipment and other fixed assets	(4,271,299)	(3,779,319)
Total deferred income tax liabilities	(4,271,299)	(3,779,319)
Noncurrent net deferred income tax assets	$27,505,379	$9,079,190
Deferred income taxes are determined based on the temporary differences between the financial statement book basis and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that all, or some portion, of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities and projected future taxable income in making this assessment. Management evaluates the need for valuation allowances on the deferred income tax assets according to the provisions of FASB ASC 740, Income Taxes. In making this determination, management assesses all available evidence, both positive and negative, available at the time balance sheet date. This includes, but is not limited to, recent earnings, internally prepared income projections, and historical financial performance. A history of cumulative losses is a significant piece of negative evidence used in the assessment. At the date of the Business Combination, FASB ASC 740 requires the Company to record deferred taxes on the difference between the book and tax basis of its investment in AdaptHealth Holdings. The tax basis in the Company’s investment in AdaptHealth Holdings exceeded the book basis at the date of the Business Combination, and therefore a deferred tax asset was recorded. The Company evaluated the realization of the deferred tax asset, and based on available evidence, a valuation allowance was recorded as the Company does not expect to realize the entire deferred tax asset. As of December 31, 2019, and 2018, the Company had a valuation allowance recorded against net deferred tax assets of $22,502,544, and $0, respectively.
As of December 31, 2019, and 2018, the Company had federal net operating loss carryforwards of $10,277,179 and $14,600,577, respectively. As of December 31, 2019, and 2018, the Company had state net

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(19) Income Taxes (Continued)
operating losses of $21,864,894 and $32,963,779 respectively. Federal net operating losses generated after December 31, 2017 do not expire and the state rules vary by state. All of the Company’s net operating losses in existence for federal and state purposes were generated in tax years prior to 2018. The net operating losses, if not used, will begin to expire in 2036.
The Company will recognize a tax benefit in the financial statements for an uncertain tax position only if management’s assessment is that the position is “more likely than not” (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term “tax position” refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for financial reporting purposes. As of December 31, 2019 and 2018, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated financial statements. The Company files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. Tax years 2015 and forward remain open for examination for Federal and state tax purposes.
The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. The Company generally is no longer subject to U.S. or state examinations by tax authorities for taxable years prior to 2014, based on the U.S. statute of limitations. However, net operating losses utilized from prior years in subsequent years’ tax returns are subject to examination until three years after the filing of subsequent years’ tax returns.
Tax Receivable Agreement
The owners of AdaptHealth Holdings have the right to exchange their New AdaptHealth Units for shares of Class A Common Stock of the Company. As a result of such exchanges, the Company’s membership interest in AdaptHealth Holdings will increase and its purchase price will be reflected in its share of the tax basis of AdaptHealth Holdings’ tangible and intangible assets. Any resulting increases in tax basis are likely to increase tax depreciation and amortization deductions and, therefore, reduce the amount of income tax the Company would otherwise be required to pay in the future. Any such increase would also decrease gain (or increase loss) on future dispositions of the affected assets. At the closing of the Business Combination, there were exchanges of 3,480,466 New AdaptHealth Units resulting in approximately $33,600,000 of amortizable IRC Section 754 tax basis step-up in the tax-deductible goodwill of AdaptHealth Holdings. Through December 31, 2019, there were an additional 550,000 exchanges of New AdaptHealth Units that increased the amortizable IRC Section 754 tax basis step-up of tax-deductible goodwill by approximately $6,000,000.
At the closing of the Business Combination, DFB and AdaptHealth Holdings entered into a Tax Receivable Agreement (TRA) with certain sellers and AdaptHealth Holdings members. The TRA will generally provide for the payment by DFB to the corresponding sellers and AdaptHealth Holdings members of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that DFB actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of the corresponding sellers existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (iii) imputed interest deemed to be paid by DFB as a result of payments it makes under the TRA; and (iv) certain increases in tax basis resulting from payments DFB makes under the TRA. Under the TRA, the benefits deemed realized by the Company as a result of the increase in tax basis attributable to the AdaptHealth Holdings members generally will be computed by comparing the actual income tax liability of the Company to the amount of such taxes that the Company would have been required to pay had there been no so increase in tax basis.
Estimating the amount of payments that may be made under the TRA depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon several factors, including:

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(19) Income Taxes (Continued)
•
The timing of such exchanges — for instance, the increase in any tax deductions will vary depending on the fair value of the depreciable or amortizable assets of AdaptHealth Holdings at the time of each exchange, which fair value may fluctuate over time;

•
The price of the Company’s Class A Common Stock at the time of the exchange — the increase in any tax deductions, and the tax basis increase in other assets of AdaptHealth Holdings is directly proportional to the price of the Company’s Class A Common Stock at the time of the exchange;

•
The amount and timing of the Company’s income — the Company is required to pay 85% of the deemed benefits as and when deemed realized. If AdaptHealth Holdings does not have taxable income, the Company is generally not required (absent a change in control or circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year likely will generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the TRA; and

•
Future tax rates of jurisdictions in which the Company has tax liability.

The TRA also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, AdaptHealth Holdings’ (or its successor’s) obligations under the TRA would be based on certain assumptions defined in the TRA. As a result of these assumptions, AdaptHealth could be required to make payments under the TRA that are greater or less than the specified percentage of the actual benefits realized by the Company that are subject to the TRA. In addition, if AdaptHealth Holdings elects to terminate the TRA early, it would be required to make an early termination payment, which upfront payment may be made significantly in advance of the anticipated future tax benefits.
Payments generally are due under the TRA within a specified period following the filing of AdaptHealth Holdings’ U.S. federal and state income tax returns for the taxable year with respect to which the payment obligation arises. Payments under the TRA generally will be based on the tax reporting positions that AdaptHealth Holdings will determine. Although AdaptHealth Holdings does not expect the Internal Revenue Service (IRS) to challenge the Company’s tax reporting positions, AdaptHealth Holdings will not be reimbursed for any overpayments previously made under the TRA, but instead the overpayments will reduce future payments. As a result, in certain circumstances, payments could be made under the TRA in excess of the benefits that AdaptHealth Holdings realizes in respect of the tax attributes subject to the TRA.
The term of the TRA generally will continue until all applicable tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA and make an early termination payment.
In certain circumstances (such as certain changes in control, the election of the Company to exercise its right to terminate the agreement and make an early termination payment or an IRS challenge to a tax basis increase) it is possible that cash payments under the TRA may exceed actual cash savings.
At December 31, 2019, the Company recorded a liability relating to the TRA of approximately $10,800,000, which is included in other long-term liabilities in the accompanying consolidated balance sheets.
(20) Subsequent Events
Acquisitions
On January 2, 2020, the Company purchased 100% of the equity interests of NRE Holding Corporation (NRE), a subsidiary of McKesson Corporation (McKesson). In connection with the transaction, AdaptHealth Corp. acquired the Patient Care Solutions business (PCS) from McKesson. PCS provides wound care

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018
(20) Subsequent Events (Continued)
supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. The total cash paid at closing was approximately $15,000,000. In addition, the Company may be required to make an additional payment of $1,500,000 to McKesson after the closing of the transaction pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the transaction.
On March 2, 2020, the Company purchased certain assets relating to the durable medical equipment business of Advanced Home Care, Inc. (Advanced). Advanced is a durable medical equipment company headquartered in North Carolina. The total consideration was $67,516,604, inclusive of an initial cash payment of $52,526,604, an escrow payment of $5,990,000, and a potential deferred payment up to $9,000,000 to be paid within six months subsequent to closing based on certain required conditions after closing. The initial cash payment was partially funded by proceeds of $50,000,000 borrowed under the Delayed Draw Loan.
On February 28, 2020, the Company purchased 100% of the membership interests of Healthline Medical Equipment, LLC, (Healthline). Healthline is headquartered in Texas and provides durable medical equipment and supplies to its customers. The total consideration was $38,433,188, inclusive of an initial cash payment of $29,433,188, an escrow payment of $3,000,000, and shares of Class A Common Stock with a value of $6,000,000, with such number of shares based on the volume-weighted average price of the Company’s Class A Common Stock for the 20 consecutive trading days prior to closing.
As of the date the consolidated financial statements were available to be issued, the Company was in the process of determining the allocation of the purchase price to the fair value of the net assets acquired for these acquisitions.
Other
Subsequent to December 31, 2019, holders of New AdaptHealth Units and Class B Common Stock exchanged 500,000 New AdaptHealth Units together with a corresponding number of shares of Class B Common Stock for 500,000 shares of Class A Common Stock, which were then sold to unrelated third parties in a private transaction.
Subsequent to December 31, 2019, 3,050,746 warrants were exercised in cashless transactions resulting in the issuance of 857,990 shares of the Company’s Class A Common Stock.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
AdaptHealth Corp.
We have audited the accompanying combined financial statements of the Patient Care Solutions Business, which comprise the combined balance sheets as of March 31, 2019 and 2018, and the related combined statements of operations and comprehensive loss, net parent investment, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Patient Care Solutions Business as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Southfield, Michigan
January 17, 2020

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)
	Years Ended
	March 31, 2019	March 31, 2018
Revenues	$134,774	$144,461
Cost of sales	(84,995)	(91,040)
Gross profit	49,779	53,421
Operating expenses
Selling, distribution and administrative expenses	(86,269)	(106,196)
Restructuring charges	(7,601)	(2,887)
Total operating expenses	(93,870)	(109,083)
Operating loss	(44,091)	(55,662)
Other expense, net	62	(11)
Loss from operations before income taxes	(44,029)	(55,673)
Income tax expense	—	—
Net loss attributable to Patient Care Solutions Business	(44,029)	(55,673)
Comprehensive loss	(44,029)	(55,673)
Comprehensive loss attributable to Patient Care Solutions	$(44,029)	$(55,673)

PATIENT CARE SOLUTIONS BUSINESS
COMBINED BALANCE SHEETS
(In thousands)
	As of March 31, 2019	As of March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$18,908	$17,659
Receivables, net	16,997	17,140
Contract assets	7,548	—
Prepaid expenses and other	915	719
Total current assets	44,368	35,518
Property, plant and equipment, net	9,263	1,127
Other noncurrent assets	15	16
Total assets	$53,646	$36,661
LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$4,103	$6,607
Other accrued liabilities	5,880	21,293
Total current liabilities	9,983	27,900
Other noncurrent liabilities	89	72
Net parent investment	43,574	8,689
Total liabilities and equity	$53,646	$36,661

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)
Net Parent Investment
Balance as of March 31, 2017	$18,628
Net loss	(55,673)
Net transfers from parent	45,734
Balance as of March 31, 2018	8,689
Net loss	(44,029)
Cumulative effect on opening net parent investment of adopting accounting standards and other	7,964
Net transfers from parent	70,950
Balance as of March 31, 2019	$43,574

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended
	March 31, 2019	March 31, 2018
Net loss	$(44,029)	$(55,673)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	314	485
Provision for bad debts	(1,547)	(11,007)
Other non-cash items	437
Changes in assets and liabilities:
Receivables, net	1,690	14,351
Contract assets	416	—
Prepaid expenses and other	(65)	225
Drafts and accounts payable	(2,504)	(6,945)
Other accrued liabilities	(15,413)	14,349
Net cash used in operating activities	(60,701)	(44,215)
Investing Activities
Payments for property, plant and equipment	(9,000)	(130)
Net cash used in investing activities	(9,000)	(130)
Financing Activities
Net transfers from parent	70,950	45,734
Net cash provided by financing activities	70,950	45,734
Net increase in cash and cash equivalents	1,249	1,389
Cash and cash equivalents at beginning of year	17,659	16,270
Cash and cash equivalents at end of year	$18,908	$17,659

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS
(In thousands)
1. Business Overview and Basis of Presentation
Patient Care Solutions (“PCS” or “the Company” or “we”) is a component of the Medical-Surgical Solutions segment (“MMS”) of McKesson Corporation (“McKesson”). McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. MMS distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.
PCS operations began with the acquisitions of Sterling Medical (“SMS”) in 2006 and National Rehab (“NR”) in 2012. These two operating units were combined in 2014 to create the PCS business, based in Pittsburgh, PA, with distribution centers in Auburn, AL and Moorestown, NJ.
PCS is a direct provider of durable medical supplies and durable medical equipment (“DME”) supplies to the patient’s home. PCS provides wound care supplies, ostomy supplies, incontinence supplies, diabetic care supplies and breast pumps directly to patients across the United States. The Company maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. PCS is similar to a pharmacy in that it provides physician-prescribed medical supplies to patients while billing their insurance directly. Unlike a pharmacy, PCS ships products directly to patients and the billing cycle is more complex than pharmaceuticals due to the robust documentation required for reimbursement.
On November 21, 2019, MMS entered into a Securities Purchase Agreement (“Agreement”) to sell its Patient Care Solutions business to AdaptHealth Corp (“AH” or the “Buyer”) (“Proposed Transaction”). The Proposed Transaction closed on January 1, 2020.
Throughout the periods included in these Combined Financial Statements, PCS operated as part of McKesson and consisted of one holding company and one operating company with separate legal status. Separate financial statements have not historically been prepared for PCS. The Combined Financial Statements have been derived from McKesson’s historical accounting records as if PCS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”).
As the statements are combined, with amounts being removed from and added to PCS, there is no longer a single stock interest in the carve-out entity. Therefore, the equity interest is presented as Net parent investment (“NPI”). Changes in NPI include net income or loss for the year, net transfers to and from MMS and its subsidiaries, and PCS.
The historical results of operations, financial position and cash flows of PCS presented in these Combined Financial Statements may not be indicative of what they would have been had PCS actually been an independent stand-alone entity, nor are they necessarily indicative of PCS’s future results of operations, financial position and cash flows.
The Combined Financial Statements include all revenues and costs directly attributable to PCS and an allocation of expenses related to certain McKesson corporate functions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”). These expenses have been allocated to PCS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of headcount, usage, or other reasonable measures. PCS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had PCS operated as an independent, stand-alone entity, nor are they indicative of PCS future expenses.
The Combined Financial Statements include assets and liabilities specifically attributable to PCS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to PCS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of PCS’s bank cash balances are transferred to McKesson’s

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
1. Business Overview and Basis of Presentation (Continued)
cash management accounts regularly by McKesson at its discretion and therefore are not included in the Combined Financial Statements. Only cash balances legally owned by PCS are reflected in the Combined Balance Sheets. Transfers of cash between PCS and McKesson are included within Net transfers from parent on the Combined Statements of Cash Flows and the Combined Statements of Net Parent Investment. McKesson’s long-term debt and related interest expense have not been attributed to PCS for any of the periods presented because McKesson’s borrowings are neither directly attributable to PCS nor is PCS the legal obligor of such borrowings.
All material intercompany transactions and balances within PCS have been eliminated. Transactions between PCS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson’s centralized cash management system. Transactions between PCS and other businesses of McKesson are considered related party transactions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”).
PCS’s operations are included in the combined U.S. federal and certain state and local income tax returns filed by McKesson. PCS also files certain separate state and local income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if PCS filed its own tax returns (“Separate Return Method”). PCS’s tax results as presented in the Combined Financial Statements may not be reflective of the results that PCS will generate in the future. In jurisdictions where PCS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net Parent Investment.
2. Significant Accounting Policies
Fiscal period:   The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.
Use of estimates:   The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.
Cash and cash equivalents:   PCS participates in McKesson’s cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to PCS at certain domestic legal entities.
The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.
Concentrations of credit risk and receivables:   Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.
Shipping and handling costs:   We include costs to pack and deliver inventory to our customers in Selling, distribution and administrative expenses. Shipping and handling costs of $9,389 and $8,325 were recognized in 2019 and 2018.
Property, plant and equipment:   We state our property, plant and equipment (“PPE”) at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from two to ten years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.
Revenue recognition:   Revenue is recognized when the company satisfies a performance obligation by transferring control of a promised good to a customer in an amount that reflects the consideration to which we expect to be entitled for that good. The company generates revenues by providing DME to patients. Revenue is recognized when control of the DME is transferred to the customer which occurs based on our delivery terms with the customer. The Company will ship DME directly to the patient’s home and invoice the patient’s insurance provider.
Revenues are recorded gross as we are the principal in the transaction, have the ability to direct the use of the DME prior to transfer to a customer, are responsible for fulfilling the promise to our customer, have latitude in establishing prices, and control the relationship with the customer. We record our revenue net of sales tax. Revenues are measured based on the amount of consideration that we expect to receive, reduced by estimates for return allowances, discounts and price concessions using historical data under the expected value method. Sales returns, associated assets for the right to recover products from customers, and the associated refund liabilities for returns allowances were not material as of March 31, 2019 and 2018. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs and are included in selling, distribution and administrative expenses.
Payment terms can vary by the type and location of the customer. The term between invoicing and when payment is due is not significant. The common nature, timing, and risks associated with our contracts with customers for the provision of DME satisfies the disaggregation criteria for use of a single category of revenue.
We elected the practical expedient and generally expense costs to obtain a contract when incurred because the amortization period would have been one year or less. In addition, we elected the practical expedient to not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.
Contract Balances
Contract assets primarily relate to the Company’s rights to consideration for control of DME that has transferred to the customer but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. The following table summarizes the activity in the Company’s contract assets during the fiscal year ended March 31, 2019 (in thousands):

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
(In thousands)
Balance as of March 31, 2018	$—
Cumulative effect adjustment at April 1, 2018	7,964
Revenue recognized	134,774
Amounts collected or invoiced	(135,190)
Balance as of March 31, 2019	$7,548
We had no material contract liabilities or deferred contract costs recorded on the Consolidated Balance Sheet as of March 31, 2019.
Supplier incentives:   Fees for services and other incentives received from suppliers, relating to the purchase or distribution of inventory, are considered product discounts and are generally reported as a reduction to cost of sales.
Supplier reserves:   We establish reserves against amounts due from suppliers relating to various fees for services and price and rebate incentives, including deductions taken against payments otherwise due to them. These reserve estimates are established based on judgment after considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available. We evaluate the amounts due from suppliers on a continual basis and adjust the reserve estimates when appropriate based on changes in facts and circumstances. Adjustments to supplier reserves are generally included within cost of sales. The ultimate outcome of any outstanding claims may be different than our estimate.
Income taxes:   Income taxes (as presented) attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the Separate Return Method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or the tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, as well as differences related to the timing of the recognition of income and expense. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including PCS’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. We report interest and penalties on income taxes as income tax expense. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.
Net parent investment:   Net parent investment in the Combined Balance Sheets represents McKesson’s historical investment in PCS and includes accumulated net earnings attributable to parent and the net effect of transactions with, and cost allocations from, parent. Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment” provides additional information regarding the allocation to PCS for expenses incurred by McKesson.
Loss contingencies:   We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate the loss or a range of possible loss. When a material loss is reasonably possible or probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.
Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.
Restructuring charges:   Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at the earlier of the contract termination or the cease-use dates. Other exit-related costs are recognized as incurred.
Recently adopted accounting pronouncements
Revenue recognition:   In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) that supersedes ASC 605, Revenue Recognition. Subsequently, the FASB issued several updates to ASU 2014-09, which are codified in Accounting Standards Codification Topic 606 (“ASC 606”). In the first quarter of 2019, we adopted amended guidance for revenue recognition using the modified retrospective method and applied the amended guidance to those contracts which were not completed as of April 1, 2018.
Previously the Company recognized revenue when persuasive evidence of an arrangement existed, product was delivered and title passed to the customer, the price was fixed or determinable, and collection of the amounts were reasonably assured. As the transaction price was deemed fixed and determinable at the time of invoicing, revenue recognition was deferred until this point time. Under ASC 606, the Company recognizes revenue when control of goods is transferred to the customer which occurs based upon our delivery

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
terms with the customer. Accordingly, revenue is recognized at this earlier point in time and a contract asset is recorded until the customer is billed.
The cumulative effect of initially applying the new revenue standard was $7,964 and has been recorded as an adjustment to increase the opening balance Net parent investment. The cumulative effect adjustment relates to the recognition of revenue at this earlier point in time. The comparative information has not been restated and is reported in accordance with accounting standard ASC 605, which was in effect for the year ended March 31, 2018.
The adoption of the new revenue standard impacted the Combined Financial Statements as follows:
	Year Ended March 31, 2019
(In thousands)	As Reported	Effect of Change	Amount Without Adoption of ASC 606
Revenues	$134,774	$416	$135,190
Gross profit	49,779	416	50,195
Operating loss	(44,091)	416	(43,675)
Net loss	(44,029)	416	(43,613)
Current assets
Contract assets	7,548	(7,548)	—
Net parent investment
Net parent investment	(43,574)	(7,548)	(51,122)
Recently issued accounting pronouncements not yet adopted
Leases:   In February 2016, amended guidance was issued for lease arrangements. The amended guidance requires lessees to recognize lease liabilities and right-of-use (“ROU”) assets on the balance sheet for all leases with terms longer than 12 months and to provide enhanced disclosures on key information of leasing arrangements. The amended guidance is effective for us commencing in the first quarter of 2020. We will adopt the amended guidance on a modified retrospective basis through a cumulative-effect adjustment to the beginning retained earnings in the period of adoption.
We will elect the transition package of practical expedients provided within the amended guidance, which eliminates the requirements to reassess lease identification and lease classification for leases commenced before April 1, 2019. We will also elect not to separate lease from non-lease components and to exclude short-term leases with an initial term of 12 months or less from our Combined Balance Sheets.
Upon adoption of this amended guidance, we will record $11,449 of operating lease liabilities and $11,159 of operating lease ROU assets. We will have no adjustments to beginning retained earnings. The adoption of this amended guidance did not have a material impact on our condensed consolidated statements of operations and cash flows.
3. Corporate Allocations, Related Party Transactions and Net Parent Investment
The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, accounting, information technology, shared services processing, and corporate employee benefits including incentive bonuses and share-based compensation. Also reflected are allocations of certain expenses from MMS,

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)
including, but not limited to, expenses such as warehouse, management, legal, human resources and compliance. These allocations were net against an allocation made from MMS to the Company for supplier incentives that benefitted the Company but were not previously recorded. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to the Company. The allocation methods used primarily include a pro rata basis of headcount, usage, or other reasonable measures. Allocations for these management costs and corporate support services totaled $13,468 and $15,207 in 2019 and 2018 respectively.
These costs have been recorded within Cost of sales and Selling, distribution and administrative in the Combined Statements of Operations and Comprehensive Income as follows:
	Years Ended
(In thousands)	March 31, 2019	March 31, 2018
Cost of sales	$(2,357)	$(1,969)
Selling, distribution and administrative	15,825	17,176
Total corporate allocations	$13,468	$15,207
The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by PCS had it been a separate, stand-alone entity. Actual costs that may have been incurred if PCS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.
Related party purchases
The Company has entered into agreements with McKesson and its subsidiaries, all related to the supply, purchase, and distribution of inventory to the Company’s customers. In 2019 and 2018, related party inventory purchases from McKesson and its subsidiaries were $104,078 and $113,314 respectively, and are recorded in Cost of sales on the Combined Statements of Operations and Comprehensive Income. In 2019 and 2018, expenses related to the distribution of inventory by McKesson and its subsidiaries were $7,349 and $7,533, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Income. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.
Related party transaction with Change Healthcare
The Company has entered into a service agreement with Change Healthcare Technology Enabled Services, LLC (“Change Healthcare”), pursuant to which the Company receives consulting services for patient order support and software implementation. This agreement was terminated in the fourth quarter of 2019.
In 2019 and 2018, expenses incurred by the Company related to the Change Healthcare arrangement were $1,352 and $1,245, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Income. Accounts payable related to the Change Healthcare arrangement were not considered material as of March 31, 2019 and March 31, 2018.
Net parent investment
Historically, McKesson has provided financing, cash management and other treasury services to PCS. The PCS cash balances are swept by McKesson and historically, we have received funding from McKesson

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)
for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.
4. Restructuring Charges
On December 8, 2017, the executive management of MMS gave approval to execute the first phase of a restructuring plan to consolidate PCS operations. This phase focused on the consolidation of certain operations, headcount rationalization due to the Brightree system implementation, and related temporary transitional resources.
On June 29, 2018, the executive management of MMS gave approval to execute the second phase of a restructuring plan that consolidated PCS operations (the Plan). The Plan addresses multiple components of PCS operations, including customer service, documentation, authorization, billing, and cash collections. Under the current model, these PCS operations are dispersed throughout 2 separate facilities in Pittsburgh, PA, and 1 additional facility in Moorestown, NJ. Under the new model, these operations will be strategically located within the existing MMS “Hub” locations; specifically, 1 facility in Pittsburgh, PA, and 1 additional facility in Jacksonville, FL.
The Plan was approved to support the Company’s continuing efforts to lower operating costs while maintaining a high level of operational capabilities and quality of services. In connection with the Plan, PCS terminated various employees and expects to terminate more employees through the third quarter of FY2020 and provide them with termination benefits in accordance with the existing severance policy established by MMS Human Resources. During FY2020, PCS is planning to consolidate certain facilities. In connection with the consolidations, various non-PCS employees (specifically sales personnel supporting the Extended Care (EC) business) will also be terminated. MMS will provide these employees with termination benefits in accordance with the existing severance policy established by MMS Human Resources.
The following restructuring costs are incurred as part of the Plan:
1)   Temporary transitional resources to complete the consolidation;
2)   Facility exit costs related to the consolidation, including lease exit, decommissioning, accelerated depreciation, move-related, duplicative rent, and licensure.
During the period ended March 31, 2019, $1,823 of cash payments were made, primarily related to severance. At March 31, 2019, restructuring liabilities of $2,482 were recorded in Other accrued liabilities in our Combined Balance Sheets.
Under the Plan, we expect to record total pre-tax charges of approximately $12,225, of which $10,158 of pre-tax charges have been recorded to date. Estimated remaining charges primarily consist of exit-related costs and accelerated depreciation.
Restructuring charges for the Plan for the years ended March 31, 2019 and March 31, 2018 directly attributable to PCS consisted of the following:
	Years Ended
(In thousands)	March 31, 2019	March 31, 2018
Severance and employee-related costs, net	$1,790	$1,637
Exit and other-related costs	5,334	1,250
Asset impairments and accelerated depreciation	477	—
Total	$7,601	$2,887

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
4. Restructuring Charges (Continued)
The following table summarizes the activity related to the restructuring liabilities associated with the fiscal 2019 initiatives for the year ended March 31, 2019:
(In thousands)
Balance as of March 31, 2017	$475
Restructuring charges recognized	2,887
Non-cash charges	—
Cash payments	(100)
Temporary charges	(800)
Balance as of March 31, 2018	2,462
Restructuring charges recognized	7,601
Non-cash charges	(477)
Cash payments	(1,823)
Temporary charges	(5,281)
Balance as of March 31, 2019	$2,482
5. Income Taxes
As previously mentioned, the provision for income taxes is computed as if the Company has filed a separate tax return following the Separate Return Method. The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a stand-alone enterprise for the periods presented. The Company’s operations are included in the income tax returns of the parent for U.S. federal income tax purposes and with respect to certain consolidated, combined, unitary, or similar group filings for U.S. state or local income tax jurisdictions. Although the Company is showing a hypothetical deferred tax asset for these separate company loss carryforwards on its balance sheet, the losses were actually used by other profitable subsidiaries of its parent and are not available to offset the Company’s future taxable income. The Company may also file on a standalone basis with respect to certain other state or local tax jurisdictions in accordance with the taxing jurisdiction’s filing requirements.
	Years Ended March 31,
(In thousands)	2019	2018
Total income from continuing operations before income taxes (United States)	$(44,029)	$(55,673)

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
5. Income Taxes (Continued)
Income tax expense (benefit) related to continuing operations consists of the following:
Years Ended March 31,
(In thousands)	2019	2018
Current
Federal	$—	$—
State	—	—
Total current	—	—
Deferred
Federal	—	—
State	—	—
Total deferred	—	—
Income tax expense (benefit)	$—	$—
We recorded no income tax expense and our effective tax rate was 0% related to continuing operations in both 2019 and 2018 due to losses in each period and full valuation allowance on our deferred tax assets.
The reconciliation of income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 21% for 2019 and 31.5% for 2018 to the income before income taxes is as follows:
	Years Ended March 31,
(In thousands)	2019	2018
Income tax expense at federal statutory rate	$(9,246)	$(17,537)
State income taxes net of federal tax benefit	(1,179)	(1,931)
Other	45	40
Change in tax rate		28,490
Valuation allowance	10,380	(9,062)
Income tax expense (benefit)	$—	$—
In March 2016, amended guidance was issued for employee share-based payment awards. Under the amended guidance, all windfalls and shortfalls related to employee share-based compensation arrangements are recognized within income tax expense. We elected to early adopt this amended guidance in the first quarter of 2017. The primary impact of the adoption was the recognition of tax shortfalls in the income statement on a prospective basis, rather than additional paid-in capital. As a result, we recognized tax expense, before valuation allowance, of $34 in 2019 and $21 in 2018.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
5. Income Taxes (Continued)
Deferred tax balances consisted of the following:
	Years Ended March 31,
(In thousands)	2019	2018
Assets
Receivable allowances	$179	$6,706
Compensation and benefit related accruals	974	722
Accrued Litigation	—	3,866
Federal and state net operating loss	62,996	40,614
Intangibles	4,929	6,549
Other	246	487
Subtotal	69,324	58,944
Less: valuation allowance	(69,324)	(58,944)
Net deferred tax	$—	$—
We assess the available positive and negative evidence to determine whether deferred tax assets are more likely than not to be realized. As a result of this assessment, valuation allowances have been recorded on certain deferred tax assets in various tax jurisdictions. The valuation allowance was approximately $69,324 and $58,944 in 2019 and 2018. The increase of $10,380 in valuation allowances in the current year relates primarily to federal and state net operating losses incurred in certain tax jurisdictions for which no tax benefit was recognized.
We have federal and state net operating loss carry forwards of $249,007 and $174,614 as of March 31, 2019. Federal and state net operating losses will expire at various dates from 2022 through 2037.
We have not recorded any unrecognized tax benefits as of March 31, 2019 and March 31, 2018. Although we report interest and penalties on income taxes as income tax expense, PCS did not recognize any interest or penalties for the years ended March 31, 2019 and 2018.
We file income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. The IRS is currently examining our U.S. corporation income tax returns for 2013 through 2015. We are generally subject to audit by taxing authorities in various U.S. state jurisdictions for fiscal years 2010 through the current fiscal year.
2017 Tax Act
On December 22, 2017, the U.S. government enacted the 2017 Tax Act, which was comprehensive new tax legislation. The 2017 Tax Act made broad and complex changes to the U.S. tax code that affected our fiscal year 2018 due to the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent. The SEC Staff issued guidance on income tax accounting for the 2017 Tax Act on December 22, 2017, which allows companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. However, even as a result of this guidance, we recognized no net tax impact from re-measurement in 2018 as our deferred taxes were subject to full valuation allowance. During 2019, we have not made any measurement period adjustments to this amount. Our accounting for the impact of the 2017 Tax Act was completed as of the period ending December 31, 2018.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
6. Receivables, Net
(In thousands)	March 31, 2019	March 31, 2018
Trade receivables	$21,481	$24,589
Other receivables(1)	1,439	2,383
Total	22,920	26,972
Allowances	(5,923)	(9,832)
Net	$16,997	$17,140

(1)
Other receivables primarily include amounts due from vendors for vendor incentives and rebates.

7. Property, Plant and Equipment, Net
(In thousands)	March 31, 2019	March 31, 2018
Machinery and equipment	$1,684	$3,665
Leasehold improvements	732	1,067
Construction in progress	9,005	21
Accumulated depreciation	(2,158)	(3,626)
Property, plant and equipment, net	$9,263	$1,127
Depreciation expense was $314 and $485 for the years ended March 31, 2019 and 2018, respectively.
8. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on inputs that are both significant to the fair value measurement and unobservable.
At March 31, 2019 and 2018, the carrying amounts of cash, certain cash equivalents, receivables, drafts and accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.
There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended March 31, 2019 and 2018.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
9. Other Accrued Liabilities
(In thousands)	March 31, 2019	March 31, 2018
Restructuring reserves	$2,482	$2,462
Accrued employee expenses	1,651	1,731
Accrued taxes	329	310
Accrued legal	—	15,204
Accrued other	1,418	1,586
Other accrued liabilities	$5,880	$21,293
10. Lease Obligations
We primarily lease facilities and vehicles under operating leases. Our equipment leases are not material. At March 31, 2019, future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year for the year ending March 31, 2019 are:
Noncancelable Operating leases
2020	$2,187
2021	2,168
2022	1,846
2023	1,635
2024	1,665
Thereafter	3,140
Total minimun lease payments	$12,641
Rent expense under operating leases was $1,835 and $1,721 in 2019 and 2018. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease. Remaining terms for facilities leases generally range from one to fifteen years, while remaining terms for equipment leases range from one to six years. Most real property leases contain renewal options (generally for five-year increments) and provisions requiring us to pay property taxes and operating expenses in excess of base period amounts. Sublease rental income was not material for 2019 and 2018.
11. Commitments and Contingent Liabilities
In addition to commitments and obligations incurred in our business, we are subject to a variety of claims incidental to the normal conduct of our business, including claims from customers and vendors, pending and potential legal actions for damages, governmental investigations, and other matters. The Company is vigorously defending itself against claims in the legal proceedings described below. If we are unsuccessful in defending, or if we determine to settle, any of these matters, we may be required to pay substantial sums, be subject to injunction or be forced to change how we operate our business, which could have a material adverse impact on our financial position or results of operations.
Unless otherwise stated, we are unable to reasonably estimate the loss or a range of possible loss for the matters described below. Often, it is not reasonably possible for us determine that a loss is probable for a claim, or to reasonably estimate the amount of loss or a range of loss, because of the limited information

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
11. Commitments and Contingent Liabilities (Continued)
available and the potential effects of future events and decisions by third parties, such as courts and regulators, that will determine the ultimate resolution of the claim. Many of the matters described below are at preliminary stages, raise novel theories of liability or seek an indeterminate amount of damages. It is not uncommon for claims to be resolved over many years. We review loss contingencies at least quarterly, to determine whether the loss probability has changed and whether we can make a reasonable estimate of the possible loss or range of loss. When we determine that a loss from a claim is probable and reasonably estimable, we record a liability in the amount of our estimate for the ultimate loss. We also provide disclosure when it is reasonably possible that a loss may be incurred or when it is reasonably possible that the amount of a loss will exceed our recorded liability.
Litigation and Claims
Consistent with its obligations under Federal law regarding the repayment of overpayments received from Federal healthcare programs, PCS, under the direction of outside counsel, retained a consultant (FTI) to conduct a sampling of claim payments from Medicare. FTI conducted a retrospective review based on data provided from PCS’s legacy claims processing systems. This review, which included a statistically valid sampling methodology and extrapolation, resulted in $15,147 being refunded to the four DME Medicare Administrative Contractors (MACs) in May 2018 for overpayments received between 2011 through 2016.
PCS continues to monitor Medicare payments. The Compliance Department oversees this process and works with the Accounts Receivable team to identify and process refunds to the DME MACs in the event overpayments are identified.
PCS has received notifications of overpayments from the Recovery Auditor Contractor (RAC) regarding Medicare Part B payments made while the Medicare beneficiary was under a Part A stay or episode of care. Beginning in 2017, refunds in the amount of $42 related to 181 claim audits have been recovered by the RAC. The RAC audits are ongoing and may result in additional refunds.
12. Subsequent Events
On January 1, 2020, the Proposed Transaction closed upon satisfaction of all closing conditions pursuant to the Agreement.
In connection with the issuance of the March 31, 2019 financial statements, subsequent events were evaluated for financial statement recognition purposes through January 17, 2020.

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)
(Unaudited)
	Nine months ended December 31,
	2019	2018
Revenues	$99,544	$101,433
Cost of sales	(63,863)	(66,594)
Gross profit	35,681	34,839
Operating expenses
Selling, distribution and administrative expenses	(58,876)	(62,662)
Restructuring charges	(3,245)	(6,009)
Total operating expenses	(62,121)	(68,671)
Operating loss	(26,440)	(33,832)
Other expense, net	76	35
Loss from operations before income taxes	(26,364)	(33,797)
Income tax expense	—	—
Net loss attributable to Patient Care Solutions Business	(26,364)	(33,797)
Comprehensive loss	(26,364)	(33,797)
Comprehensive loss attributable to Patient Care Solutions Business	$(26,364)	$(33,797)

PATIENT CARE SOLUTIONS BUSINESS
COMBINED BALANCE SHEETS
(In thousands)
(Unaudited)
	As of December 31, 2019	As of March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$70	$18,908
Receivables, net	16,341	16,997
Contract assets	5,550	7,548
Prepaid expenses and other	793	915
Total current assets	22,754	44,368
Property, plant and equipment, net	9,118	9,263
Other noncurrent assets	9,763	15
Total assets	$41,635	$53,646
LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$2,651	$4,103
Other accrued liabilities	6,260	5,880
Total current liabilities	8,911	9,983
Other noncurrent liabilities	8,200	89
Net parent investment	24,524	43,574
Total liabilities and equity	$41,635	$53,646

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)
(Unaudited)
Net Parent Investment
Balance as of March 31, 2018	$8,689
Net loss	(33,797)
Cumulative effect on opening net parent investment of adopting accounting standards and other	7,964
Net transfers from parent	58,608
Balance as of December 31, 2018	$41,464
Balance as of March 31, 2019	$43,574
Net loss	(26,364)
Net transfers from parent	7,314
Balance as of December 31, 2019	$24,524

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine months ended December 31,
	2019	2018
Net loss	$(26,364)	$(33,797)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	263	790
Provision for bad debts	(1,295)	(1,388)
Non-cash operating lease expense	1,568	—
Changes in assets and liabilities, net of acquisitions:
Receivables	1,951	3,758
Contract assets	1,998	(157)
Prepaid expenses and other	122	(322)
Drafts and accounts payable	(1,452)	(5,362)
Other accrued liabilities	(1,576)	(14,531)
Operating leases	(1,223)	—
Other	(26)	15
Net cash used in operating activities	(26,034)	(50,994)
Investing Activities
Payments for property, plant and equipment	(118)	(6,198)
Net cash used in investing activities	(118)	(6,198)
Financing Activities
Net transfers from parent	7,314	58,608
Net cash provided by financing activities	7,314	58,608
Net increase in cash and cash equivalents	(18,838)	1,416
Cash and cash equivalents at beginning of year	18,908	17,659
Cash and cash equivalents at end of year	$70	$19,075

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
1. Business Overview and Basis Of Presentation
Patient Care Solutions (“PCS” or “the Company” or “we”) is a component of the Medical-Surgical Solutions segment (“MMS”) of McKesson Corporation (“McKesson”). McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. MMS distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.
PCS operations began with the acquisitions of Sterling Medical (“SMS”) in 2006 and National Rehab (“NR”) in 2012. These two operating units were combined in 2014 to create the PCS business, based in Pittsburgh, PA, with distribution centers in Auburn, AL and Moorestown, NJ.
PCS is a direct provider of durable medical supplies and durable medical equipment (“DME”) supplies to the patient’s home. PCS provides wound care supplies, ostomy supplies, incontinence supplies, diabetic care supplies and breast pumps directly to patients across the United States. The Company maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. PCS is similar to a pharmacy in that it provides physician-prescribed medical supplies to patients while billing their insurance directly. Unlike a pharmacy, PCS ships products directly to patients and the billing cycle is more complex than pharmaceuticals due to the robust documentation required for reimbursement.
On November 21, 2019, MMS entered into a Securities Purchase Agreement (“Agreement”) to sell its Patient Care Solutions business to AdaptHealth Corp (“AH” or the “Buyer”) (“Proposed Transaction”). The Proposed Transaction closed on January 1, 2020.
Throughout the periods included in these Combined Financial Statements, PCS operated as part of McKesson and consisted of one holding company and one operating company with separate legal status. Separate financial statements have not historically been prepared for PCS. The Combined Financial Statements have been derived from McKesson’s historical accounting records as if PCS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”).
As the statements are combined, with amounts being removed from and added to PCS, there is no longer a single stock interest in the carve-out entity. Therefore, the equity interest is presented as Net parent investment (“NPI”). Changes in NPI include net income or loss for the year, net transfers to and from MMS and its subsidiaries, and PCS.
The historical results of operations, financial position and cash flows of PCS presented in these Combined Financial Statements may not be indicative of what they would have been had PCS actually been an independent stand-alone entity, nor are they necessarily indicative of PCS’s future results of operations, financial position and cash flows.
The Combined Financial Statements include all revenues and costs directly attributable to PCS and an allocation of expenses related to certain McKesson corporate functions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”). These expenses have been allocated to PCS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of headcount, usage, or other reasonable measures. PCS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had PCS operated as an independent, stand-alone entity, nor are they indicative of PCS future expenses.
The Combined Financial Statements include assets and liabilities specifically attributable to PCS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to PCS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of PCS’s bank cash balances are transferred to McKesson’s cash management accounts regularly by McKesson at its discretion and therefore are not included in the

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
1. Business Overview and Basis Of Presentation (Continued)
Combined Financial Statements. Only cash balances legally owned by PCS are reflected in the Combined Balance Sheets. Transfers of cash between PCS and McKesson are included within Net transfers from parent on the Combined Statements of Cash Flows and the Combined Statements of Net Parent Investment. McKesson’s long-term debt and related interest expense have not been attributed to PCS for any of the periods presented because McKesson’s borrowings are neither directly attributable to PCS nor is PCS the legal obligor of such borrowings.
All material intercompany transactions and balances within PCS have been eliminated. Transactions between PCS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson’s centralized cash management system. Transactions between PCS and other businesses of McKesson are considered related party transactions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”).
PCS’s operations are included in the combined U.S. federal and certain state and local income tax returns filed by McKesson. PCS also files certain separate state and local income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if PCS filed its own tax returns (“Separate Return Method”). PCS’s tax results as presented in the Combined Financial Statements may not be reflective of the results that PCS will generate in the future. In jurisdictions where PCS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net parent investment.
2. Significant Accounting Policies
Fiscal period:   The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.
Use of estimates:   The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and assumptions that affect the reported amounts in the combined financial statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.
Cash and cash equivalents:   PCS participates in McKesson’s cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to PCS at certain domestic legal entities.
The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.
Concentrations of credit risk and receivables:   Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
Shipping and handling costs:   We include costs to pack and deliver inventory to our customers in Selling, distribution and administrative expenses. Shipping and handling costs of $5,390 and $7,481 were recognized in the nine months ended December 31, 2019 and 2018.
Property, plant and equipment:   We state our property, plant and equipment (“PPE”) at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from two to ten years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.
Revenue recognition:   Revenue is recognized when the company satisfies a performance obligation by transferring control of a promised good to a customer in an amount that reflects the consideration to which we expect to be entitled for that good. The company generates revenues by providing DME to patients. Revenue is recognized when control of the DME is transferred to the customer which occurs based on our delivery terms with the customer. The Company will ship DME directly to the patient’s home and invoice the patient’s insurance provider.
Revenues are recorded gross as we are the principal in the transaction, have the ability to direct the use of the DME prior to transfer to a customer, are responsible for fulfilling the promise to our customer, have latitude in establishing prices, and control the relationship with the customer. We record our revenue net of sales tax. Revenues are measured based on the amount of consideration that we expect to receive, reduced by estimates for return allowances, discounts and price concessions using historical data under the expected value method. Sales returns, associated assets for the right to recover products from customers, and the associated refund liabilities for returns allowances were not material as of December 31, 2019 and March 31, 2019. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs and are included in selling, distribution and administrative expenses.
Payment terms can vary by the type and location of the customer. The term between invoicing and when payment is due is not significant. The common nature, timing, and risks associated with our contracts with customers for the provision of DME satisfies the disaggregation criteria for use of a single category of revenue.
We elected the practical expedient and generally expense costs to obtain a contract when incurred because the amortization period would have been one year or less. In addition, we elected the practical expedient to not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.
Contract balances:   Contract assets primarily relate to the Company’s rights to consideration for control of DME that has transferred to the customer but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. Contract assets were $5,550 and $7,548 as of December 31, 2019 and March 31, 2019, respectively.
We had no material contract liabilities or deferred contract costs recorded on the Consolidated Balance Sheet as of December 31, 2019 and March 31, 2019.
Supplier incentives:   Fees for services and other incentives received from suppliers, relating to the purchase or distribution of inventory, are considered product discounts and are generally reported as a reduction to cost of sales.
Supplier reserves:   We establish reserves against amounts due from suppliers relating to various fees for services and price and rebate incentives, including deductions taken against payments otherwise due to them. These reserve estimates are established based on judgment after considering the status of current

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available. We evaluate the amounts due from suppliers on a continual basis and adjust the reserve estimates when appropriate based on changes in facts and circumstances. Adjustments to supplier reserves are generally included within cost of sales. The ultimate outcome of any outstanding claims may be different than our estimate.
Income taxes:   Income taxes (as presented) attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the Separate Return Method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or the tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, as well as differences related to the timing of the recognition of income and expense. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including PCS’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. We report interest and penalties on income taxes as income tax expense. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.
Net parent investment:   Net parent investment in the Combined Balance Sheets represents McKesson’s historical investment in PCS and includes accumulated net earnings attributable to parent, and the net effect of transactions with, and cost allocations from, parent. Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment” provides additional information regarding the allocation to PCS for expenses incurred by McKesson.
Loss contingencies:   We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated at least quarterly to determine both the likelihood of potential loss and whether it is possible to reasonably

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
estimate the loss or a range of possible loss. When a material loss is reasonably possible or probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.
Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.
Restructuring charges:   Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at the earlier of the contract termination or the cease-use dates. Other exit-related costs are recognized as incurred.
Recently adopted accounting pronouncements
Leases:   In the first quarter of 2020, we adopted amended guidance for leases using the modified retrospective method. Under the amended guidance, entities are required to recognize operating lease liabilities and operating right-of-use (“ROU”) assets on the balance sheet for all leases with terms longer than 12 months and to provide enhanced disclosures on key information of leasing arrangements.
We elected the transition package of practical expedients provided within the amended guidance, which eliminates the requirements to reassess lease identification and lease classification for leases commenced before April 1, 2019. We also elected not to separate lease from non-lease components and to exclude short-term leases with an initial term of 12 months or less from our Combined Balance Sheets.
Upon adoption of this amended guidance, we recorded $11,449 of operating lease liabilities and $11,159 of operating lease ROU assets. We had no adjustments to beginning retained earnings. The adoption of this amended guidance did not have a material impact on our Combined Statements of Operations and Comprehensive Loss and Cash Flows.
3. Corporate Allocations, Related Party Transactions and Net Parent Investment
The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, accounting, information technology, shared services processing, and corporate employee benefits including incentive bonuses and share-based compensation. Also reflected are allocations of certain expenses from MMS, including, but not limited to, expenses such as warehouse, management, legal, human resources and compliance. These allocations were net against an allocation made from MMS to the Company for supplier incentives that benefitted the Company but were not previously recorded. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocation methods used primarily include a pro rata basis of headcount, usage, or other reasonable measures. Allocations for these management costs and corporate support services totaled $10,778 and $10,408 in the nine months ended on December 31, 2019 and 2018 respectively.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)
These costs have been recorded within Cost of sales and Selling, distribution and administrative expenses in the Combined Statements of Operations and Comprehensive Loss as follows:
	Nine months ended December 31,
(In thousands)	2019	2018
Cost of sales	$(1,768)	$(1,768)
Selling, distribution and administrative expenses	$12,546	$12,175
Total corporate allocations	$10,778	$10,408
The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by PCS had it been a separate, stand-alone entity. Actual costs that may have been incurred if PCS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.
Related party purchases
The Company has entered into agreements with McKesson and its subsidiaries, all related to the supply, purchase, and distribution of inventory to the Company’s customers. For the nine months ended December 31, 2019 and 2018, related party inventory purchases from McKesson and its subsidiaries were $75,341 and $80,708, respectively, and are recorded in Cost of sales on the Combined Statements of Operations and Comprehensive Loss. For the nine months ended December 31, 2019 and 2018, expenses related to the distribution of inventory by McKesson and its subsidiaries were $3,374 and $2,335, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Loss. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.
Related party transaction with Change Healthcare
The Company has entered into a service agreement with Change Healthcare Technology Enabled Services, LLC (“Change Healthcare”), pursuant to which the Company receives consulting services for patient order support and software implementation. This agreement was terminated in the fourth quarter of 2019.
During the nine months ended December 31, 2018, expenses incurred by the Company related to the Change Healthcare arrangement were $1,091, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Loss. Accounts payable related to the Change Healthcare arrangement were not considered material as of December 31, 2018. There were no expenses for the nine months ended December 31, 2019, and no Accounts Payable recorded as of December 31, 2019.
Net Parent Investment
Historically, McKesson has provided financing, cash management and other treasury services to PCS. The PCS cash balances are swept by McKesson and historically, we have received funding from McKesson for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
4. Restructuring Charges
On December 8, 2017, the executive management of MMS gave approval to execute the first phase of a restructuring plan to consolidate PCS operations. This phase focused on the consolidation of certain operations, headcount rationalization due to the Brightree system implementation, and related temporary transitional resources.
On June 29, 2018, the executive management of MMS gave approval to execute the second phase of a restructuring plan that will consolidate PCS operations (the “Plan”). The Plan addresses multiple components of PCS operations, including customer service, documentation, authorization, billing, and cash collections. Under the current model, these PCS operations are dispersed throughout 2 separate facilities in Pittsburgh, PA, and 1 additional facility in Moorestown, NJ. Under the new model, these operations will be strategically located within the existing MMS “Hub” locations; specifically, 1 facility in Pittsburgh, PA, and 1 additional facility in Jacksonville, FL.
The Plan was approved to support the company’s continuing efforts to lower operating costs while maintaining a high level of operational capabilities and quality of services. In connection with the Plan, PCS terminated various employees and expects to terminate more employees through the fourth quarter of FY2020 and beyond, providing them with termination benefits in accordance with the existing severance policy established by MMS Human Resources. During FY2021, PCS is planning on completely vacating the facility in Moorestown, NJ and in connection with the closure of the facility, various non-PCS employees (specifically sales personnel supporting the Extended Care (“EC”) business) will also be terminated. MMS will provide these employees with termination benefits in accordance with the existing severance policy established by MMS Human Resources.
The following restructuring costs are incurred as part of the Plan:
1)   Temporary transitional resources to complete the consolidation;
2)   Facility exit costs related to the consolidation, including lease exit, decommissioning, accelerated depreciation, move-related, duplicative rent, and licensure.
During the nine months ended December 31, 2019, $1,267 of cash payments were made, primarily related to severance. At, December 31, 2019, the restructuring liabilities of $968 were recorded in Other accrued liabilities in our Combined Balance Sheets.
Under the Plan, we expect to record total pre-tax charges of approximately $13,479 of which $13,403 of pre-tax charges have been recorded to date. Estimated remaining charges primarily consist of exit-related costs and accelerated depreciation.
Restructuring charges for the Plan for the nine months ended December 31, 2019 and 2018 directly attributable to PCS consisted of the following:
	Nine months ended December 31,
(In thousands)	2019	2018
Severance and employee-related costs, net	$(250)	$3,249
Exit and other-related costs	3,499	3,231
Asset impairments and accelerated depreciation	(4)	477
Total	$3,245	$6,957

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
4. Restructuring Charges (Continued)
The following table summarizes the activity related to the restructuring liabilities associated with the Plan during the first nine months of 2019:
(In thousands)
Balance as of March 31, 2019	$2,482
Restructuring charges recognized	3,245
Non-cash charges	(4)
Cash payments	(1,267)
Temporary costs	(3,488)
Balance as of December 31, 2019	$968
5. Income Taxes
During the third quarters of 2020 and 2019, we recorded no income tax expense related to continuing operations due to losses in each period and full valuation allowance on our deferred tax assets. Similarly, during the first nine months of 2020 and 2019, we recorded no income tax expense related to continuing operations due to losses in each period and full valuation allowance on our deferred tax assets.
We file income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. The IRS is currently examining our U.S. corporation income tax returns for 2013 through 2015. We are generally subject to audit by taxing authorities in various U.S. states for fiscal years 2012 through the current fiscal year.
6. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on inputs that are both significant to the fair value measurement and unobservable.
At December 31, 2019 and March 31, 2019, the carrying amounts of cash, certain cash equivalents, receivables, drafts and accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.
There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the nine months ended December 31, 2019 and 2018.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
7. Other Accrued Liabilities
(In thousands)	December 31, 2019	March 31, 2019
Restructuring reserves	$968	$2,482
Accrued employee expenses	1,497	1,651
Operating lease liability – current	1,956	—
Accrued taxes	300	329
Refunds payable	410	461
Accrued other	1,129	957
Other accrued liabilities	$6,260	$5,880
8. Leases
We primarily lease facilities under operating leases and vehicles under short-term leases. Our equipment leases are not material. We recognize lease expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease.
Remaining terms for facility leases range from four months to seven years. Most facility leases contain renewal options which range from one to five year increments. Generally, the renewal option periods are not included within the lease term as we are not reasonably certain to exercise that right at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
ROU assets and operating lease liabilities are recognized at the lease commencement date. ROU assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease liabilities are recognized based on the present value of the future lease payments over the lease term discounted at our incremental borrowing rate as the implicit rate in the lease is not readily determinable for most of our leases. We estimate the discount rate as our incremental borrowing rate based on qualitative factors including Company-specific credit rating, lease term, general economic and the interest rate environment. For existing leases that commenced prior to the adoption of the amended leasing guidance, we determined the discount rate on April 1, 2019 using the full lease term. Operating lease liabilities are recorded in Other accrued liabilities and Other noncurrent liabilities, and the corresponding lease assets are recorded in Other noncurrent assets in our Combined Balance Sheets.
Supplemental balance sheet information related to leases was as follows:
(In thousands)	December 31, 2019
Operating leases
Operating lease right-of-use assets	$9,747
Current portion of operating lease liabilities	1,956
Long-term operating lease liabilities	8,136
Total operating lease liabilities	$10,092
Weighted average remaining lease term (years)
Operating leases	5.62
Weighted average discount rate
Operating leases	3.31

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
8. Leases (Continued)
The components of lease cost were as follows:
(In thousands)	Nine months ended December 31, 2019
Short-term lease cost	$1,597
Operating lease cost	237
Variable lease cost(1)	230
Total lease cost(2)	$2,064

(1)
These amounts include payments for maintenance, taxes, payments affected by the consumer price index and other similar metrics and payments contingent on usage.

(2)
These amounts are recorded within Selling, distribution and administrative expenses in the Combined Statements of Operations and Comprehensive Loss.

We did not recognize any sublease income for the nine months ended December 31, 2019.
Supplemental cash flow information related to leases was as follows:
(In thousands)	Nine months ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,654
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	11,481
Maturities of lease liabilities as of December 31, 2019 were as follows:
(In thousands)	Operating leases
The remainder of 2020	$558
2021	2,199
2022	1,862
2023	1,651
2024	1,666
Thereafter	3,140
Total lease payments	11,076
Less imputed interest	985
Present value of lease liabilities	$10,091

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
8. Leases (Continued)
As previously disclosed in our 2019 Combined Financial Statements and under the previous lease accounting, the minimum lease payments required under operating leases were as follows as of March 31, 2019:
(In thousands)	Noncancelable operating leases
2020	$2,187
2021	2,168
2022	1,846
2023	1,635
2024	1,665
Thereafter	3,140
Total minimum lease payments	$12,641
9. Commitments and Contingent Liabilities
In addition to commitments and obligations incurred in our business, we are subject to a variety of claims incidental to the normal conduct of our business, including claims from customers and vendors, pending and potential legal actions for damages, governmental investigations, and other matters. The Company is vigorously defending itself against claims in the legal proceedings described below. If we are unsuccessful in defending, or if we determine to settle, any of these matters, we may be required to pay substantial sums, be subject to injunction or be forced to change how we operate our business, which could have a material adverse impact on our financial position or results of operations.
Unless otherwise stated, we are unable to reasonably estimate the loss or a range of possible loss for the matters described below. Often, it is not reasonably possible for us determine that a loss is probable for a claim, or to reasonably estimate the amount of loss or a range of loss, because of the limited information available and the potential effects of future events and decisions by third parties, such as courts and regulators, that will determine the ultimate resolution of the claim. Many of the matters described below are at preliminary stages, raise novel theories of liability or seek an indeterminate amount of damages. It is not uncommon for claims to be resolved over many years. We review loss contingencies at least quarterly, to determine whether the loss probability has changed and whether we can make a reasonable estimate of the possible loss or range of loss. When we determine that a loss from a claim is probable and reasonably estimable, we record a liability in the amount of our estimate for the ultimate loss. We also provide disclosure when it is reasonably possible that a loss may be incurred or when it is reasonably possible that the amount of a loss will exceed our recorded liability.
Litigation and Claims
Consistent with its obligations under Federal law regarding the repayment of overpayments received from Federal healthcare programs, PCS, under the direction of outside counsel, retained a consultant (“FTI”) to conduct a sampling of claim payments from Medicare. FTI conducted a retrospective review based on data provided from PCS’s legacy claims processing systems. This review, which included a statistically valid sampling methodology and extrapolation, resulted in $15,147 being refunded to the four DME Medicare Administrative Contractors (“MACs”) in May 2018 for overpayments received between 2011 through 2016.
PCS continues to monitor Medicare payments. The Compliance Department oversees this process and works with the Accounts Receivable team to identify and process refunds to the DME MACs in the event overpayments are identified.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
9. Commitments and Contingent Liabilities (Continued)
PCS has received notifications of overpayments from the Recovery Auditor Contractor (“RAC”) regarding Medicare Part B payments made while the Medicare beneficiary was under a Part A stay or episode of care. Beginning in 2017, refunds in the amount of $42 related to 181 claim audits have been recovered by the RAC. The RAC audits are ongoing and may result in additional refunds.
10. Subsequent Events
On January 1, 2020, the Proposed Transaction closed upon satisfaction of all closing conditions pursuant to the Agreement.
In connection with the issuance of the December 31, 2019 financial statements, subsequent events were evaluated for financial statement recognition purposes through March 9, 2020.

SOLARA MEDICAL SUPPLIES, LLC
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
AS OF MARCH 31, 2020 AND DECEMBER 31, 2019,
AND FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

SOLARA MEDICAL SUPPLIES
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash	$21,579,000	$9,768,000
Accounts Receivable, Net	25,991,000	26,970,000
Inventory	9,373,000	18,213,000
Prepaid Expenses and Other Current Assets	3,974,000	3,155,000
Total Current Assets	$60,917,000	$58,106,000
Property and Equipment, Net	2,517,000	2,181,000
Rental Pumps, Net	1,994,000	2,323,000
Goodwill	110,355,000	110,355,000
Intangible Assets, Net	53,170,000	54,801,000
Other Assets	70,000	70,000
TOTAL ASSETS	$229,023,000	$227,836,000
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$13,555,000	$26,498,000
Accrued Expenses	16,576,000	19,527,000
Debt, Current Portion	1,660,000	1,660,000
Contingent Consideration, Current Portion	5,212,000	5,156,000
Total Current Liabilities	$37,003,000	$52,841,000
Debt, Net of Debt Acquisition Costs	179,467,000	159,708,000
Other Long-Term Liabilities	144,000	149,000
TOTAL LIABILITIES	$216,614,000	$212,698,000
Commitments and Contingencies (Note 5)
Members’ Equity
Common Units	944,000	944,000
Preferred Units (Class A)	63,240,000	63,240,000
Preferred Units (Class B)	25,740,000	25,740,000
Accumulated Deficit	(77,515,000)	(74,786,000)
TOTAL MEMBERS’ EQUITY	$12,409,000	$15,138,000
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$229,023,000	$227,836,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Revenue, Net	$39,681,000	$37,676,000
Cost of Goods Sold	24,387,000	23,666,000
Gross Profit	$15,294,000	$14,010,000
Operating Expenses
Selling, General and Administrative Expenses	12,398,000	11,531,000
Operating Income	$2,896,000	$2,479,000
Interest Expense	(3,565,000)	(2,395,000)
Other Income	31,000	26,000
(Loss) Income Before Income Taxes	$(638,000)	$110,000
Income Tax Expense	—	(73,000)
Net (Loss) Income	$(638,000)	$37,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(UNAUDITED)
	Common Units		Preferred Units (Class A)		Preferred Units (Class B)		Accumulated Deficit	Total Members’ Equity
	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units
Balance at December 31, 2019	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(74,786,000)	$15,138,000
Distributions to Members	—	—	—	—	—	—	(2,091,000)	(2,091,000)
Net Loss	—	—	—	—	—	—	(638,000)	(638,000)
Balance at March 31, 2020	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(77,515,000)	$12,409,000

	Common Units		Preferred Units (Class A)		Preferred Units (Class B)		Accumulated Deficit	Total Members’ Equity
	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units
Balance at December 31, 2018	$896,000	895,740	$62,938,000	62,938	$25,740,000	25,740	$(4,573,000)	$85,001,000
Members Contributions	48,000	3,000	302,000	302	—	—	—	350,000
Distributions to Members	—	—	—	—	—	—	(71,059,000)	(71,059,000)
Net Income	—	—	—	—	—	—	37,000	37,000
Balance at March 31, 2019	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(75,595,000)	$14,329,000

See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net income/(Loss)	$(638,000)	$37,000
Adjustments to Reconcile Net Income/(Loss) to Net Cash Used in Operating Activities
Depreciation and Amortization	1,791,000	1,767,000
Rental Pump Amortization	1,127,000	956,000
Deferred Rent	(5,000)	—
Change in Fair Value of Contingent Liability	56,000	171,000
Bad Debt Expense and Contractual Allowance	1,202,000	3,214,000
Amortization of Debt Acquisition Costs	178,000	160,000
Changes in Operating Assets and Liabilities
Accounts Receivable, Net	(223,000)	(362,000)
Inventory	8,041,000	(20,000)
Prepaid Expenses and Other Current Assets	(819,000)	(509,000)
Accounts Payable	(12,943,000)	(4,086,000)
Accrued Expenses	(2,950,000)	(3,117,000)
Net Cash Used in Operating Activities	$(5,183,000)	$(1,789,000)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(496,000)	(67,000)
Purchase Price Adjustment	—	(126,000)
Net Cash Used in Investing Activities	$(496,000)	$(193,000)
Cash Flows from Financing Activities:
Proceeds from Term Loan	—	72,000,000
Proceeds from Revolving Line of Credit	20,000,000	—
Payments of Debt Acquisition Costs	—	(2,170,000)
Term Loan Repayments	(419,000)	(380,000)
Distributions to Members	(2,091,000)	(71,059,000)
Members Contributions	—	350,000
Net Cash Provided by/(Used in) Financing Activities	$17,490,000	$(1,259,000)
Increase (Decrease) in Cash	$11,811,000	$(3,241,000)
Cash, Beginning of Period	9,768,000	10,643,000
Cash, End of Period	$21,579,000	$7,402,000
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for Interest	$3,387,000	$2,235,000
Cash Paid During the Period for Income Taxes	—	73,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
1. General Information
Description of Company
Solara Medical Supplies, LLC, a Delaware limited liability company (“LLC”), and its subsidiaries (collectively, the “Company”) were formed upon the completion of the purchase of Solara Medical Supplies, Inc. on May 31, 2018. Solara Medical Supplies, LLC is a subsidiary of Solara Intermediate, LLC, and Solara Intermediate, LLC is a subsidiary of Solara Holdings, LLC (“Holdings”), which operates under an LLC agreement (“LLC Agreement”) (Note 7). The Company is a direct-to-customer supplier of advanced diabetic devices, including continuous glucose monitors, insulin pumps and other supplies for the intensely managed diabetic. The Company is headquartered in Chula Vista, California, and operates additional offices in Michigan, Texas, Alabama, Ohio and South Carolina.
Basis of Presentation
The unaudited consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the unaudited consolidated interim financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
Basis of Consolidation
The unaudited consolidated interim financial statements include the accounts of Solara Medical Supplies, LLC and its wholly owned subsidiaries. All intercompany accounts and transactions were eliminated at consolidation.
2. Summary of Significant Accounting Policies
There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s consolidated financial statements for the year ended December 31, 2019.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates affect the reported amount of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors. Significant estimates made by management include, but are not limited to, contractual allowances, doubtful accounts, inventories, goodwill, fair value measurements and contingent liabilities.
Concentrations of Risk
The Company primarily sells its products directly to customers whereby the customer prepays an amount and the remaining amount is paid by the third-party payor. During the three months ended March 31, 2020, the Company had three third-party payors representing 21.7%, 7.4% and 5.6% of gross accounts receivable, and 13.9%, 18.2% and 16.4% of net revenue, respectively. During the three months ended March 31, 2019, the Company had three third-party payors representing 21.2%,17.4% and 6.0% of gross accounts receivable, and 17.0%, 23.8% and 13.3% of net revenue, respectively.
During the three months ended March 31, 2020, the Company purchased 50.5% and 18.3% of its inventory from two suppliers. During the three months ended March 31, 2019, the Company purchased 61.2% and 14.8% of its inventory from two suppliers.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Accounts Receivable and Allowance for Doubtful Accounts and Allowances
Accounts receivable are customer and third-party payor obligations due under normal sales terms. Management estimates the allowance for doubtful accounts based on several factors, including historical cash collections, bad debt experience, economic conditions, and the age and composition of the outstanding amounts. Changes in these conditions may result in additional allowances. Contractual allowances are estimated using the expected value method, which estimates the amount that is expected to be earned. Revisions in allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense within selling, general and administrative expenses. Revisions to contractual allowances are recorded as decreases to the transaction price, which reduces revenue. At March 31, 2020 and December 31, 2019, the allowance for doubtful accounts balance was $4,680,000 and $3,877,000, respectively, and the contractual allowance was $5,468,000 and $5,069,000, respectively.
Inventories
Inventories include finished goods and are stated at the lower of cost or estimated net realizable value, with cost being determined using average cost. The Company reviews inventory for potentially excess, obsolete, slow-moving or impaired items on an ongoing basis. There have been no adjustments resulting from the review of these items.
Property and Equipment
Property and equipment are valued at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred, while expenditures that increase asset lives are capitalized.
The Company capitalizes system development costs related to its internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years.
Rental Pumps
Certain inventory, primarily insulin pumps, are reclassified to an equipment classification upon shipment. The cost of the shipped pump is recorded to depreciation expense in cost of goods sold on a straight-line basis over the reimbursement term, which is typically 13 to 15 months. The cost basis and accumulated depreciation related to rental pumps was $4,153,000 and $2,159,000, respectively, at March 31, 2020 and $4,869,000 and $2,546,000, respectively, at December 31, 2019. Total depreciation expense related to rental pumps was $1,127,000 and $956,000 for the three months ended March 31, 2020 and 2019, respectively.
Long-Lived Asset Impairment Testing
Long-lived assets, which include property and equipment and intangible assets, are periodically reviewed for impairment indicators. The Company assesses and evaluates potential impairment to its long-lived assets held for use when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. This evaluation is performed at the asset group level, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities, using the estimated projected future undiscounted cash flows associated with the asset group over its remaining useful life compared to the asset group’s carrying amount to determine if a write-down is required. When impairment is indicated for long-lived assets, the amount of the impairment loss is the excess of net book value over fair value as approximated using discounted cash flows. The Company has not recognized any impairment losses on long-lived assets for the three months ended March 31, 2020 and 2019.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Revenue Recognition
The Company derives its revenues primarily from the sale of advanced diabetic devices, including continuous glucose monitors, insulin pumps, and supporting supplies and products. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expenses. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. There are also no significant costs incurred to obtain contracts.
Revenues from product sales are the result of performance obligations satisfied at a point in time. The Company’s principal terms of sale are free on board (“FOB”) shipping point and the Company transfers control and records revenue for product sales upon shipment to the customer. The Company accounts for revenues from pump equipment rentals under ASC 840, Leases. Revenue from pump equipment rentals is recognized over the reimbursement term of the contract with the customer, which is typically 13 to 15 months.
The nature of the Company’s business gives rise to variable consideration, including contractual allowances and third-party payor overpayments that generally decrease the transaction price, which reduces revenue. Variable consideration is estimated using the expected value method, which estimates the amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends.
The following are the Company’s revenues from performance obligations and their timing of transfer of goods and services:
	Three Months Ended March 31,
Performance Obligations	2020	2019	Timing of Transfer
Product Sales	$38,386,000	$36,507,000	Point in Time
Pump Equipment Rentals	1,295,000	1,169,000	Over Time
	$39,681,000	$37,676,000
Goodwill and Intangible Assets
Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Identifiable intangible assets consist of payor contracts, trademarks, leasehold interests and a domain name. Identifiable intangible assets are amortized using the straight-line method over their estimated useful lives, which reflects the pattern in which the economic benefits of the assets are expected to be consumed. The following table summarizes the lives of the intangible assets acquired:
Payor contracts	10 years
Trademarks	10 years
Leasehold Interest	5 years
Domain Name	10 years
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually or when a change in circumstances indicate a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
The impairment testing can be performed on either a quantitative or qualitative basis. Upon evaluating the qualitative analysis, it was more likely than not that the fair value exceeded the carrying value of the reporting unit.
Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under authoritative guidance must maximize the use of observable inputs and minimize the use of unobservable inputs. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. The three levels of inputs that may be used to measure fair value are:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2:   Other quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company applies fair value accounting to its financial instruments. The carrying amounts of financial instruments such as accounts receivable, prepaid and other current assets, accounts payable and accrued liabilities, accrued payroll and related benefits approximate the related fair values due to the short-term maturities of these instruments. The carrying amounts of long-term debt as of March 31, 2020 and December 31, 2019 approximate fair value due to the timing of the debt draw-down in relation to the balance sheet date. Liabilities measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 are as follows:
		Fair Value Measurements at Reporting Date Using
	Balance	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
March 31, 2020:
Contingent Consideration	$5,212,000	$—	$—	$5,212,000
December 31, 2019:
Contingent Consideration	$5,156,000	$—	$—	$5,156,000
The contingent consideration is the result of the purchase of Solara Medical Supplies, Inc. and is calculated based on the present value of the expected future cash flows discounted at an interest rate consistent with that the Company could obtain from a third-party lender. The contingent consideration is recorded as a current liability at March 31, 2020 and December 31, 2019 based on the expected payment dates.
The following table provides a reconciliation for the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2020 and 2019:
Three Months Ended March 31, 2020:
Beginning Balance	$5,156,000
Adjustment in Fair Value of Contingent Consideration	56,000
Ending Balance	$5,212,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Three Months Ended March 31, 2019:
Beginning Balance	$20,266,000
Adjustment in Fair Value of Contingent Consideration	171,000
Ending Balance	$20,437,000

Income Taxes
The Company’s taxable income or loss is allocated to its members in accordance with the LLC Agreement. Therefore, no provision or liability for income taxes has been included in the consolidated interim financial statements related to the business activities of Solara Medical Supplies, LLC. The income tax expense recorded during the three months ended March 31, 2019 mainly relates to a taxable gain recognized upon liquidation of a wholly owned C corporation subsidiary of the Company.
Equity-based Compensation
The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period.
New Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
3. Balance Sheet Details
Property and equipment consist of the following:
	Useful Life	March 31, 2020	December 31, 2019
Leasehold Improvements	5 Years (or remaining lease term)	$851,000	$848,000
Furniture and Fixtures	7 Years	477,000	476,000
Software	3 Years	361,000	361,000
Computer Equipment	5 Years	246,000	206,000
Vehicles	6 Years	13,000	13,000
Construction in Process		1,019,000	567,000
		$2,967,000	$2,471,000
Less Accumulated Depreciation and Amortization		(450,000)	(290,000)
Total		$2,517,000	$2,181,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Depreciation expense totaled $160,000 and $137,000 for the three months ended March 31, 2020 and 2019, respectively.
Accrued expenses consist of the following:
	March 31, 2020	December 31, 2019
Accrued Distribution to Members	$2,091,000	$1,709,000
Third-Party Overpayments	8,544,000	8,263,000
Customer Deposits	1,788,000	1,415,000
Payroll Liabilities	1,611,000	2,846,000
Sales and Use Tax Payable	1,273,000	1,693,000
Other Accrued Liabilities	1,269,000	3,601,000
Total	$16,576,000	$19,527,000
4. Debt
Bank Credit Agreement
The Company entered into a secured credit agreement on May 31, 2018, which provided a term loan of $80,000,000 used as part of the purchase transaction for Solara Medical Supplies, LLC, and also extended availability to a delayed term loan of $15,000,000 and a revolving commitment loan of $10,000,000.
On February 27, 2019, the Company entered into the First Amendment to the Credit Agreement. The Company obtained an additional $72,000,000 of financing. The Company distributed a one-time cash dividend to the members of the LLC totaling $68,837,000. The remaining funds were used for financing fees and legal costs. The financing was accounted for as a debt modification in accordance with ASC 470, Debt, and $2,170,000 of financing fees and legal costs were recorded to debt acquisition costs and $992,000 was recorded to legal fee expense during the three months ended March 31, 2019. The available amounts for the delayed term loan and revolving commitment loan increased to $30,000,000 and $20,000,000, respectively. The Company is subject to certain affirmative and negative covenants, most significantly submitting monthly, quarterly and annual financial statements, as well as monthly compliance notifications. The maturity date was extended to February 27, 2024.
The delayed term loan and revolving commitment loan can be used for working capital, capital expenditures, acquisitions and general corporate purposes. The loans bear interest at either a base rate or an adjusted LIBOR, adjusted by an applicable margin percentage of 5.0% or 6.0% per annum, respectively. The interest rate for the delayed term loan as of March 31, 2020 and December 31, 2019 was 7.45013% and 7.94463%, respectively. The loans mature on February 27, 2024.
During the three months ended March 31, 2020, the Company borrowed $20,000,000 from the revolving commitment loan, which remained outstanding at March 31, 2020. There were two borrowings for $10,000,000 each and the interest rates as of March 31, 2020 were 7.11575% and 7.21563%.
Debt is presented net of the debt acquisition costs on the consolidated balance sheets. There were no debt acquisition costs incurred during the three months ended March 31, 2020. Debt acquisition costs totaling $2,170,000 were incurred during the three months ended March 31, 2019. Debt acquisition costs of $178,000 and $160,000 were amortized to interest expense during the three months ended March 31, 2020 and 2019, respectively.
5. Commitments and Contingencies
Legal
On June 28, 2019, the Company discovered it had experienced a data security incident as the result of a phishing email campaign. The Company, along with third-party forensic investigators, immediately launched

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
an investigation to determine the nature and scope of the activity, and determined the incident occurred at different points in time from April 2, 2019 to June 20, 2019. The investigation determined that the criminal motivation was financial, but the accessed accounts also had emails and attachments containing protected health information (“PHI”) and other personally identifiable information (“PII”), which gave rise to potential notification obligations (since the PII was exposed). Federal and state regulatory and legal requirements mandated various disclosures (individuals potentially affected, U.S. Department of Health and Human Services/Office for Civil Rights , various state attorneys general and the national newswire). To date, there remains no evidence suggesting the access to the accounts targeted PHI or PII.
The Company has been working with third-party forensic investigators, federal law enforcement, legal counsel and its insurance carrier. A class action complaint has been filed alleging unspecified monetary damages. The potential range of expenses from the data security incident, including ongoing civil litigation and regulatory responses, is not expected to exceed the Company’s insurable covered amounts.
From time to time, the Company may be subject to claims and litigation arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without material effect on the Company’s consolidated financial position, operations or cash flows.
Other Contingent Liabilities
Third-Party Payor Overpayment Contingency:   During the year ended December 31, 2017, the Company became aware that certain of its receivables were being paid at 100% of the submitted amount from one of its significant third-party payors. The payor primarily reimburses the Company based on the payor’s internal fee schedule, which is based on its internally determined prevailing rates. The Company is working with the payor to determine whether an overpayment has occurred, and if so, how much based on a final determination by the payor as to the definitive reimbursement terms. The Company has accrued $8,544,000 and $8,263,000 as of March 31, 2020 and December 31, 2019, respectively, for this potential overpayment, contingent upon a determination by the third-party payor.
Affordable Care Act Contingency:   The Company did not offer an affordable health care benefit plan to its employees through December 31, 2017 and will therefore be subject to the employer mandate penalty under the 2013 Affordable Care Act (the “ACA”). Under the terms of the ACA, the Company estimated the Internal Revenue Service, upon notice, would charge a sum of $405,000 based on a penalty per employee for the time during which such benefits were not offered. Through March 31, 2020, the Company has paid $272,000. The Company began offering affordable health care benefits to its employees on April 1, 2018.
Lease Commitments
Operating Lease Obligations:   The Company leases three of its five facilities through short-term rental agreements with expiration dates through November 2024. The Company leases its two largest facilities from a related party (Note 8). Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows:
Twelve Months Ending March 31,
2021	$761,000
2022	914,000
2023	715,000
2024	805,000
$3,195,000
Rent expense for the three months ended March 31, 2020 and 2019 totaled $248,000 and $176,000, respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
6. Goodwill and Intangible Assets
There were no changes in the carrying amount of goodwill for the three months ended March 31, 2020.
Goodwill is amortizable for tax purposes.
Identifiable intangible assets that are separable and have determinable useful lives are valued separately and amortized over their benefit period. The following table presents the activity of the Company’s identifiable intangible assets for the three months ended March 31, 2020 and 2019:
	Payor Contracts	Trademarks	Leasehold Interest	Domain Name
Three Months Ended March 31, 2020:
Beginning Balance	$38,724,000	$15,992,000	$61,000	$24,000
Amortization Expense	(1,151,000)	(475,000)	(4,000)	(1,000)
Ending Balance	$37,573,000	$15,517,000	$57,000	$23,000

	Payor Contracts	Trademarks	Leasehold Interest
Three Months Ended March 31, 2019:
Beginning Balance	$43,325,000	$17,892,000	$79,000
Amortization Expense	(1,151,000)	(475,000)	(4,000)
Ending Balance	$42,174,000	$17,417,000	$75,000
The weighted-average amortization period of the identifiable intangible assets in the aggregate is 8.1 years. Total amortization expense of intangible assets above was $1,631,000 and $1,630,000 for the three months ended March 31, 2020 and 2019, respectively, and is included in Selling, General and Administrative Expenses in the accompanying consolidated statements of operations. Future amortization for the next five years and thereafter is as follows:
Years Ending March 31,
2021	$6,520,000
2022	6,520,000
2023	6,520,000
2024	6,520,000
2025	6,520,000
Thereafter	20,570,000
$53,170,000
7. Members’ Equity
The Company operates under the LLC Agreement established on May 31, 2018. The LLC Agreement designates Class A and Class B Common Units and Class A and Class B Preferred Units. Class Z units only come into effect upon the consummation of a liquidity event.
Class A Common Unitholders are granted one vote per vested unit. Class B Common Unitholders and Class A and Class B Preferred Unitholders have no voting rights.
Upon a liquidity event, distributions will be made first to Class A Preferred Unitholders, second to Class B Preferred Unitholders, and then to Common Unitholders.
Under the LLC Agreement, each Unitholder is to receive a tax distribution equal to the income amount allocated to each Unitholder multiplied by the applicable tax rate. For the three months ended March 31, 2020 and 2019, tax distributions of $2,091,000 and $2,222,000 were recorded, respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
On February 27, 2019, the members were distributed a one-time cash dividend totaling $68,837,000 in conjunction with the First Amendment to the Credit Agreement (Note 4).
On May 31, 2018, the Company issued 895,740 Common Units totaling $896,000. The Company also issued 62,938 Class A Preferred Units and 25,740 Class B Preferred Units, totaling $62,938,000 and $25,740,000, respectively. During the three months ended March 31, 2019, the Company issued 3,000 Common Units totaling $48,000 and 302 Class A Preferred Units totaling $302,000.
Equity-based Compensation
In May 2018, the Company adopted the Management Incentive Unit Plan. The Company grants incentive units to certain members of management and the units have a 25% time-vesting component over five years and a 75% performance-vesting component, which becomes vested upon consummation of a liquidity event. As of March 31, 2020 and December 31, 2019, 34,000 and 218,000 time-vesting and performance-vesting incentive units were outstanding. Equity-based compensation was not significant and was therefore not recorded in the periods presented in the accompanying consolidated interim financial statements.
8. Related-Party Transactions
The Company leases two of its facilities from a related party. Total cash payments and lease expenditures under the leases totaled $151,000 and $145,000 for the three months ended March 31, 2020 and 2019, respectively.
The Company pays related-party management fees. Total cash payments for the fees totaled $519,000 and $494,000 for the three months ended March 31, 2020 and 2019, respectively.
9. Subsequent Events
Subsequent events were evaluated through the date the consolidated interim financial statements were available to be issued, June 16, 2020.
On May 19, 2020, the Company acquired certain assets of Active Healthcare, Inc. The total purchase price was $16,143,000. Any adjustments to the purchase price allocation of this acquisition will be made as soon as practicable but no later than one year from the acquisition date.
On May 25, 2020, Holdings entered into a stock purchase agreement and agreement and plan of merger with AdaptHealth Corp. for a total purchase price of $362,500,000 in cash and $62,500,000 in AdaptHealth Corp. common stock. The transaction is expected to close in July 2020.
On June 9, 2020, the Company borrowed $5,223,000 from the delayed term loan and used the funds to make the final contingent performance payment related to the purchase transaction for Solara Medical Supplies, Inc.
The spread of COVID-19, a novel strain of the coronavirus, appears to be altering the behavior of businesses and people in a manner that is having negative effects on local, regional and global economies. The extent to which COVID-19 impacts the operations of the Company in the future will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, containment and treatment procedures. The Company does not anticipate the effects of COVID-19 having a significant impact on the Company’s operations.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND 2018 (SUCCESSOR),
AND FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018
(SUCCESSOR),
AND FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2018 TO MAY 31, 2018
(PREDECESSOR)

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report	F-126
Consolidated Balance Sheets as of December 31, 2019 and 2018 (Successor)	F-127

Consolidated Statements of Operations for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Operations for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-128
Consolidated Statements of Members’ Equity for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor)	F-129
Statement of Stockholder’s Equity for the Period from January 1, 2018 to May 31, 2018 (Predecessor)	F-130

Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Cash Flows for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-131
Notes to Consolidated Financial Statements	F-132 – F-144

Independent Auditor’s Report
To the Board of Directors of
Solara Medical Supplies, LLC
Chula Vista, CA
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Solara Medical Supplies, LLC (Successor), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations, members’ equity and cash flows for the year ended December 31, 2019, and for the period from June 1, 2018, through December 31, 2018, and the related notes to the consolidated financial statements. We have also audited the accompanying financial statements of Solara Medical Supplies, Inc. (Predecessor), which comprise the statements of operations, stockholder’s equity and cash flows for the period from January 1, 2018, through May 31, 2018, and the related notes to the financial statements. The financial statements of the Predecessor and the Successor, and the related notes to the consolidated financial statements, are collectively referred to herein as the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solara Medical Supplies, LLC as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the year ended December 31, 2019, and for the period from June 1, 2018, through December 31, 2018, and the results of the operations and cash flows of Solara Medical Supplies, Inc. for the period from January 1, 2018, through May 31, 2018, in accordance with accounting principles generally accepted in the United States of America.
San Diego, California
June 16, 2020

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2019 AND 2018 (SUCCESSOR)
	Successor	Successor
	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$9,768,000	$10,643,000
Accounts Receivable, Net	26,970,000	21,889,000
Inventory	18,213,000	8,528,000
Prepaid Expenses and Other Current Assets	3,155,000	811,000
Total Current Assets	$58,106,000	$41,871,000
Property and Equipment, Net	2,181,000	2,088,000
Rental Pumps, Net	2,323,000	1,922,000
Goodwill	110,355,000	110,924,000
Intangible Assets, Net	54,801,000	61,296,000
Other Assets	70,000	36,000
TOTAL ASSETS	$227,836,000	$218,137,000
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$26,498,000	$17,717,000
Accrued Expenses	19,527,000	18,049,000
Debt, Current Portion	1,660,000	4,000,000
Contingent Consideration, Current Portion	5,156,000	15,750,000
Total Current Liabilities	$52,841,000	$55,516,000
Debt, Net of Debt Acquisition Costs	159,708,000	72,770,000
Contingent Consideration, Long-Term	—	4,516,000
Other Long-Term Liabilities	149,000	334,000
TOTAL LIABILITIES	$212,698,000	$133,136,000
Commitments and Contingencies (Notes 5 and 6)
Members’ Equity
Common Units	944,000	896,000
Preferred Units (Class A)	63,240,000	62,938,000
Preferred Units (Class B)	25,740,000	25,740,000
Accumulated Deficit	(74,786,000)	(4,573,000)
TOTAL MEMBERS’ EQUITY	$15,138,000	$85,001,000
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$227,836,000	$218,137,000

See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018 (SUCCESSOR),
AND STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 2018
TO MAY 31, 2018 (PREDECESSOR)
	Successor		Predecessor
	Year End December 31, 2019	Period from June 1, 2018 to December 31, 2018	Period from January 1, 2018 to May 31, 2018
Revenue, Net	$183,352,000	$99,928,000	$44,186,000
Cost of Goods Sold	113,335,000	63,184,000	29,660,000
Gross Profit	$70,017,000	$36,744,000	$14,526,000
Operating Expenses
Selling, General and Administrative Expenses	44,360,000	22,400,000	6,039,000
Operating Income	$25,657,000	$14,344,000	$8,487,000
Interest Expense	(13,261,000)	(5,201,000)	—
Other Income	135,000	107,000	80,000
Income Before Income Taxes	$12,531,000	$9,250,000	$8,567,000
Income Tax Expense	(294,000)	(7,000)	(120,000)
Net Income	$12,237,000	$9,243,000	$8,447,000
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018 (SUCCESSOR)
	Common Units		Preferred Units (Class A)		Preferred Units (Class B)		Accumulated Deficit	Total Members’ Equity
	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units
Balance at June 1, 2018	$896,000	895,740	$62,938,000	62,938	$25,740,000	25,740	$(7,528,000)	$82,046,000
Distributions to Members	—	—	—	—	—	—	(6,288,000)	(6,288,000)
Net Income	—	—	—	—	—	—	9,243,000	9,243,000
Balance at December 31, 2018	$896,000	895,740	$62,938,000	62,938	$25,740,000	25,740	$(4,573,000)	$85,001,000
Members Contributions	48,000	3,000	302,000	302	—	—	—	350,000
Distributions to Members	—	—	—	—	—	—	(82,450,000)	(82,450,000)
Net Income	—	—	—	—	—	—	12,237,000	12,237,000
Balance at December 31, 2019	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(74,786,000)	$15,138,000

See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
STATEMENT OF STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2018 TO MAY 31, 2018 (PREDECESSOR)
	Common Stock		Retained Earnings	Total Stockholder’s Equity
	Amount	Number of Shares
Balance at December 31, 2017	$20,000	20,000	$18,855,000	$18,875,000
Net Income	—	—	8,447,000	8,447,000
Dividends	—	—	(12,668,000)	(12,668,000)
Balance at May 31, 2018	$20,000	20,000	$14,634,000	$14,654,000
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018 (SUCCESSOR),
AND STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY 1, 2018
TO MAY 31, 2018 (PREDECESSOR)
	Successor		Predecessor
	Year Ended December 31, 2019	Period from June 1, 2018 to December 31, 2018	Period from January 1, 2018 to May 31, 2018
Cash Flows from Operating Activities
Net Income	$12,237,000	$9,243,000	$8,447,000
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	7,110,000	4,232,000	135,000
Rental Pump Amortization	4,173,000	1,671,000	912,000
Loss on Disposition of Assets	—	—	166,000
Deferred Rent	62,000	190,000	—
Change in Fair Value of Contingent Liability	640,000	576,000	—
Bad Debt Expense and Contractual Allowance	6,730,000	3,649,000	394,000
Amortization of Debt Acquisition Costs	640,000	1,088,000	—
Changes in Operating Assets and Liabilities
Accounts Receivable, Net	(11,811,000)	(13,511,000)	7,433,000
Inventory	(14,259,000)	(8,616,000)	2,329,000
Prepaid Expenses and Other Current Assets	(2,378,000)	150,000	(114,000)
Accounts Payable	8,781,000	14,090,000	(5,425,000)
Accrued Expenses	1,479,000	8,565,000	2,368,000
Net Cash Provided by Operating Activities	$13,404,000	$21,327,000	$16,645,000
Cash Flows from Investing Activities
Purchases of Property and Equipment	(930,000)	(1,351,000)	(248,000)
Purchase of Intangible Asset	(25,000)	—	—
Purchase Price Adjustment	569,000	—	—
Net Investment in Acquired Business	—	(1,506,000)	—
Net Cash Used in Investing Activities	$(386,000)	$(2,857,000)	$(248,000)
Cash Flows from Financing Activities
Proceeds from Term Loan	87,700,000	—	—
Payments of Debt Acquisition Costs	(2,173,000)	—	—
Term Loan Repayments	(1,570,000)	(2,000,000)	(25,000)
Dividends	—	—	(12,668,000)
Distributions	(82,450,000)	(13,816,000)	—
Contributions	350,000	—	—
Payments of Contingent Consideration	(15,750,000)	—	—
Net Cash Used in Financing Activities	$(13,893,000)	$(15,816,000)	$(12,693,000)
(Decrease) Increase in Cash	$(875,000)	$2,654,000	$3,704,000
Cash, Beginning of the Year	10,643,000	7,989,000	6,522,000
Cash, End of the Year	$9,768,000	$10,643,000	$10,226,000
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Period for Interest	$12,621,000	$4,113,000	$—
Cash Paid During the Period for Income Taxes	294,000	7,000	120,000
Contingent Liability Recognized at Purchase Date	—	19,690,000	—
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Company and Basis of Presentation
Description of Company
Solara Medical Supplies, LLC, a Delaware limited liability company (“LLC”), and its subsidiaries (collectively, the “Company”) were formed upon the completion of the purchase of Solara Medical Supplies, Inc. on May 31, 2018. Solara Medical Supplies, LLC is a subsidiary of Solara Intermediate, LLC, and Solara Intermediate, LLC is a subsidiary of Solara Holdings, LLC (“Holdings”), which operates under an LLC agreement (“LLC Agreement”) (Note 8). The Company is a direct-to-customer supplier of advanced diabetic devices, including continuous glucose monitors, insulin pumps and other supplies for the intensely managed diabetic. The Company is headquartered in Chula Vista, California, and operates additional offices in Michigan, Texas, Alabama, Ohio and South Carolina.
Basis of Presentation
Successor:   The consolidated financial statements for the year ended December 31, 2019 and the period from June 1, 2018 to December 31, 2018 include the accounts of Solara Medical Supplies, LLC and its wholly owned subsidiaries. All intercompany accounts and transactions were eliminated at consolidation.
Predecessor:   The financial statements for the period from January 1, 2018 to May 31, 2018 include the accounts of Solara Medical Supplies, Inc.
Predecessor and Successor Periods:   The purchase agreement was a stock purchase. As a result, Solara Intermediate, LLC is the acquirer and elected push-down accounting to Solara Medical Supplies, LLC, the accounting successor, and Solara Medical Supplies, Inc. is the acquiree and the accounting predecessor. The purchase was accounted for as a business combination using the acquisition method of accounting and the successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired.
As a result of the application of the acquisition method of accounting as of the effective time of the purchase transaction, the accompanying financial statements include a black line division that indicates the predecessor and successor reporting entities shown are presented on a different basis and are therefore not directly comparable.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions. Such estimates affect the reported amount of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors. Significant estimates made by management include, but are not limited to, contractual allowances, doubtful accounts, inventories, goodwill, fair value measurements and contingent liabilities.
Concentrations of Risk
The Company primarily sells its products directly to customers whereby the customer prepays an amount and the remaining amount is paid by the third-party payor. During the year ended December 31, 2019 (Successor), the Company had three third-party payors representing 11.3%, 18.5% and 7.9% of gross accounts receivable, and 18.5%, 16.1% and 13.0% of net revenue, respectively. During the period from June 1, 2018 to December 31, 2018 (Successor), the Company had three third-party payors representing 28.8%, 19.8% and 16.4% of gross accounts receivable, and 22.6%, 16.5% and 12.5% of net revenue, respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the year ended December 31, 2019 (Successor), the Company purchased 67% and 12% of its inventory from two suppliers. During the period from June 1, 2018 to December 31, 2018 (Successor), the Company purchased 70% and 12% of its inventory from two suppliers. During the period from January 1, 2018 to May 31, 2018 (Predecessor), the Company purchased 63% and 15% of its inventory from two suppliers.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents. The Company did not hold any cash equivalents during the successor or predecessor periods. The cash maintained in the Company’s bank account may, at times, exceed the federally insured limit of $250,000. The Company has not experienced any losses as a result of any excesses over the federally insured limit.
Accounts Receivable and Allowance for Doubtful Accounts and Allowances
Accounts receivable are customer and third-party payor obligations due under normal sales terms. Management estimates the allowance for doubtful accounts based on several factors, including historical cash collections, bad debt experience, economic conditions, and the age and composition of the outstanding amounts. Changes in these conditions may result in additional allowances. Contractual allowances are estimated using the expected value method, which estimates the amount that is expected to be earned. Revisions in allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense within selling, general and administrative expenses. Revisions to contractual allowances are recorded as decreases to the transaction price, which reduces revenue. At December 31, 2019 and 2018 (Successor), the allowance for doubtful accounts balance was $3,877,000 and $806,000, respectively, and the contractual allowance was $5,069,000 and $1,409,000, respectively.
Inventories
Inventories include finished goods and are stated at the lower of cost or estimated net realizable value, with cost being determined using average cost. The Company reviews inventory for potentially excess, obsolete, slow-moving or impaired items on an ongoing basis. There have been no adjustments resulting from the review of these items.
Property and Equipment
Property and equipment are valued at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred, while expenditures that increase asset lives are capitalized.
The Company capitalizes system development costs related to its internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years.
Rental Pumps
Certain inventory, primarily insulin pumps, are reclassified to an equipment classification upon shipment. The cost of the shipped pump is recorded to depreciation expense in cost of goods sold on a straight-line basis over the reimbursement term, which is typically 13 to 15 months. The cost basis and accumulated depreciation related to rental pumps was $4,869,000 and $2,546,000, respectively, at December 31, 2019 (Successor) and $3,886,000 and $1,964,000, respectively, at December 31, 2018 (Successor). Total depreciation expense for the rental pumps was $4,173,000, $1,671,000 and $912,000 for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor), respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Long-Lived Asset Impairment Testing
Long-lived assets, which include property and equipment and intangible assets, are periodically reviewed for impairment indicators. The Company assesses and evaluates potential impairment to its long-lived assets held for use when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. This evaluation is performed at the asset group level, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities, using the estimated projected future undiscounted cash flows associated with the asset group over its remaining useful life compared to the asset group’s carrying amount to determine if a write-down is required. When impairment is indicated for long-lived assets, the amount of the impairment loss is the excess of net book value over fair value as approximated using discounted cash flows. The Company has not recognized any impairment losses on long-lived assets for the successor or predecessor periods.
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the new standard effective January 1, 2019, the first day of the Company’s fiscal year using the modified retrospective approach.
As part of the adoption of ASU 2014-09, the Company elected the following transition practical expedients: (i) to reflect the aggregate of all contract modifications that occurred prior to the date of initial application when identifying satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price, (ii) to apply the standard only to contracts that are not completed at the initial date of application, (iii) to apply Accounting Standards Codification (“ASC”) 606 to a portfolio of similar contracts, and (iv) shipping and handling activities are treated as fulfillment activities and not promised services that would have to be further evaluated under ASC 606. There was no significant impact as a result of electing these practical expedients.
The Company derives its revenues primarily from the sale of advanced diabetic devices, including continuous glucose monitors, insulin pumps, and supporting supplies and products. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expenses. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. There are also no significant costs incurred to obtain contracts.
Revenues from product sales are the result of performance obligations satisfied at a point in time. The Company’s principal terms of sale are free on board (“FOB”) shipping point and the Company transfers control and records revenue for product sales upon shipment to the customer. The Company accounts for revenues from pump equipment rentals under ASC 840, Leases. ASC 840 is included in the scope exceptions for ASC 606-10-15-2 and is therefore outside the scope of ASC 606. Revenue from pump equipment rentals is recognized over the reimbursement term of the contract with the customer, which is typically 13 to 15 months.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following are the Company’s revenues from performance obligations and their timing of transfer of goods and services:
	Revenues, Net
	Successor		Predecessor
Performance Obligations	Year Ended December 31, 2019	Period from June 1, 2018 to December 31, 2018	Period from January 1, 2018 to May 31, 2018	Timing of Transfer
Product Sales	$178,205,000	$97,764,000	$42,979,000	Point in Time
Pump Equipment Rentals	5,147,000	2,164,000	1,207,000	Over Time
	$183,352,000	$99,928,000	$44,186,000
Overall, the adoption of this standard did not result in any changes to beginning accumulated deficit as of January 1, 2019. The nature of the Company’s business gives rise to variable consideration, including contractual allowances and third-party payor overpayments that generally decrease the transaction price, which reduces revenue. Variable consideration is estimated using the expected value method, which estimates the amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends.
Goodwill and Intangible Assets
Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Identifiable intangible assets consist of payor contracts, trademarks, leasehold interests and a domain name. Identifiable intangible assets are amortized using the straight-line method over their estimated useful lives, which reflects the pattern in which the economic benefits of the assets are expected to be consumed. The following table summarizes the lives of the intangible assets acquired:
Payor Contracts	10 years
Trademarks	10 years
Leasehold Interest	5 years
Domain Name	10 years
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually or when a change in circumstances indicate a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.
The impairment testing can be performed on either a quantitative or qualitative basis. Upon evaluating the qualitative analysis, it was more likely than not that the fair value exceeded the carrying value of the reporting unit. As a result, the Company did not record any goodwill impairment charges.
Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under authoritative guidance must maximize the use of observable inputs and minimize the use of unobservable inputs. When considering market participant assumptions in fair value measurements, the

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
following fair value hierarchy distinguishes between observable and unobservable inputs. The three levels of inputs that may be used to measure fair value are:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2:   Other quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company applies fair value accounting to its financial instruments. The carrying amounts of financial instruments such as accounts receivable, prepaid and other current assets, accounts payable and accrued liabilities, accrued payroll and related benefits approximate the related fair values due to the short-term maturities of these instruments. The carrying amounts of long-term debt as of December 31, 2019 and 2018 (Successor) approximate fair value due to the timing of the debt draw-down in relation to the balance sheet date. Liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018 (Successor) are as follows:
		Fair Value Measurements at Reporting Date Using
	Balance	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Contingent Consideration, 2019	$5,156,000	$—	$—	$5,156,000
Contingent Consideration, 2018	$20,266,000	$—	$—	$20,266,000
The contingent consideration is the result of the purchase of Solara Medical Supplies, Inc. (Note 6) and is calculated based on the present value of the expected future cash flows discounted at an interest rate consistent with that the Company could obtain from a third-party lender.
The following table provides the activity for liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor):
Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
Balance at May 31, 2018	$—
Establishment of Contingent Consideration	19,690,000
Adjustment in Fair Value of Contingent Consideration	576,000
Balance at December 31, 2018	$20,266,000
Payments of Contingent Consideration	(15,750,000)
Adjustment in Fair Value of Contingent Consideration	640,000
Balance at December 31, 2019	$5,156,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company’s non-financial assets measured on a non-recurring basis were as follows:
	As of December 31,
	2019	2018
Significant unobservable inputs (Level 3):
Goodwill (annual impairment assessment)	$110,355,000	$110,924,000
Income Taxes
For the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), as an LLC, the Company’s taxable income or loss is allocated to its members in accordance with the LLC Agreement. Therefore, no provision or liability for income taxes has been included in the financial statements related to the business activities of Solara Medical Supplies, LLC. The $294,000 of income taxes paid in the year ended December 31, 2019 (Successor) mainly relates to a taxable gain recognized upon liquidation of a wholly owned C corporation subsidiary of the Company.
The Company complies with ASC 740-10, which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required. As of December 31, 2019 and 2018 (Successor), the Company does not have any entity-level uncertain tax positions.
For the period from January 1, 2018 to May 31, 2018 (Predecessor), the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal corporate income taxes on its taxable income. Instead, the sole stockholder was liable for individual federal income taxes based on the Company’s taxable income. Distributions were made periodically to the sole stockholder to the extent needed to cover his income tax liability based on the Company’s taxable income.
Equity-based Compensation
The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period.
New Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset equal to the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The standard requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The Company anticipates adopting this standard using the prospective adoption approach and electing the practical expedients allowed under the standard. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The Company adopted this standard on January 1, 2019, which did not have a material impact on the Company’s consolidated financial statements.
3. Balance Sheet Details
Property and equipment consist of the following:
		Successor
	Useful Life	As of December 31, 2019	As of December 31, 2018
Leasehold Improvements	5 Years (or remaining lease term)	$848,000	$1,072,000
Furniture and Fixtures	7 Years	476,000	574,000
Software	3 Years	361,000	173,000
Computer Equipment	5 Years	206,000	401,000
Office Equipment	4 Years	—	15,000
Telephone System	4 Years	—	39,000
Vehicles	6 Years	13,000	13,000
Construction in Process		567,000	—
		$2,471,000	$2,287,000
Less Accumulated Depreciation and Amortization		(290,000)	(199,000)
Total		$2,181,000	$2,088,000
Depreciation expense totaled $590,000, $429,000 and $135,000 for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor), respectively.
Accrued expenses consist of the following:
	Successor
	As of December 31, 2019	As of December 31, 2018
Accrued Distribution to Members	$1,709,000	$6,288,000
Third-Party Overpayments	8,263,000	6,477,000
Customer Deposits	1,415,000	2,100,000
Payroll Liabilities	2,846,000	1,329,000
Sales and Use Tax Payable	1,693,000	526,000
Other Accrued Liabilities	3,601,000	1,329,000
Total	$19,527,000	$18,049,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Debt
Bank Credit Agreement
The Company entered into a secured credit agreement on May 31, 2018, which provided a term loan of $80,000,000 used as part of the Purchase Transaction (Note 6), and also extended availability to a delayed term loan of $15,000,000 and a revolving commitment loan of $10,000,000.
On February 27, 2019, the Company entered into the First Amendment to the Credit Agreement. The Company obtained an additional $72,000,000 of financing. The Company distributed a one-time cash dividend to the members of the LLC totaling $68,837,000. The remaining funds were used for financing fees and legal costs. The financing was accounted for as a debt modification in accordance with ASC 470, Debt, and $2,173,000 of financing fees and legal costs were recorded to debt acquisition costs and $992,000 was recorded to legal fees. The available amounts for the delayed term loan and revolving commitment loan increased to $30,000,000 and $20,000,000, respectively. The Company is subject to certain affirmative and negative covenants, most significantly submitting monthly, quarterly and annual financial statements, as well as monthly compliance notifications. The maturity date was extended to February 27, 2024.
The delayed term loan and revolving commitment loan can be used for working capital, capital expenditures, acquisitions and general corporate purposes. The loans bear interest at either a base rate or an adjusted LIBOR, adjusted by an applicable margin percentage of 5.0% or 6.0% per annum, respectively. The interest rate as of December 31, 2019 and 2018 (Successor) was 7.94463% and 8.52238%, respectively. The loans mature on February 27, 2024 and the payment schedule is as follows:
Years Ending December 31,
2020	$1,660,000
2021	1,660,000
2022	1,660,000
2023	1,660,000
2024	157,490,000
$164,130,000
Debt is presented net of the debt acquisition costs on the consolidated balance sheets. Debt acquisition costs totaling $2,762,000 and $2,317,000 were incurred, and $640,000 and $1,088,000 of costs were amortized to interest expense, during the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), respectively.
5. Commitments and Contingencies
Legal
On June 28, 2019, the Company discovered it had experienced a data security incident as the result of a phishing email campaign. The Company, along with third-party forensic investigators, immediately launched an investigation to determine the nature and scope of the activity, and determined the incident occurred at different points in time from April 2, 2019 to June 20, 2019. The investigation determined that the criminal motivation was financial, but the accessed accounts also had emails and attachments containing protected health information (“PHI”) and other personally identifiable information (“PII”), which gave rise to potential notification obligations (since the PII was exposed). Federal and state regulatory and legal requirements mandated various disclosures (individuals potentially affected, U.S. Department of Health and Human Services/Office for Civil Rights, various state attorneys general and the national newswire). To date, there remains no evidence suggesting the access to the accounts targeted PHI or PII.
The Company has been working with third-party forensic investigators, federal law enforcement, legal counsel and its insurance carrier. A class action complaint has been filed alleging unspecified monetary

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
damages. The potential range of expenses from the data security incident, including ongoing civil litigation and regulatory responses, is not expected to exceed the Company’s insurable covered amounts.
From time to time, the Company may be subject to claims and litigation arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without material effect on the Company’s consolidated financial position, operations or cash flows.
Other Contingent Liabilities
Third-Party Payor Overpayment Contingency:   During the year ended December 31, 2017 (Predecessor), the Company became aware that certain of its receivables were being paid at 100% of the submitted amount from one of its significant third-party payors. The payor primarily reimburses the Company based on the payor’s internal fee schedule, which is based on its internally determined prevailing rates. The Company is working with the payor to determine whether an overpayment has occurred, and if so, how much based on a final determination by the payor as to the definitive reimbursement terms. The Company has accrued approximately $8,263,000 and $6,477,000 as of December 31, 2019 and 2018 (Successor), respectively, for this potential overpayment, contingent upon a determination by the third-party payor.
Affordable Care Act Contingency:   The Company did not offer an affordable health care benefit plan to its employees through December 31, 2017 (Predecessor), and will therefore be subject to the employer mandate penalty under the 2013 Affordable Care Act (the “ACA”). Under the terms of the ACA, the Company estimated the Internal Revenue Service, upon notice, would charge a sum of $405,000 based on a penalty per employee for the time during which such benefits were not offered. Through April 1, 2020, the Company has paid $272,000. The Company began offering affordable health care benefits to its employees on April 1, 2018.
Lease Commitments
Operating Lease Obligations:   The Company leases three of its five facilities through short-term rental agreements with expiration dates through November 2024. The Company leases its two largest facilities from a related party (Note 10). Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows:
Years Ending December 31,
2020	$1,010,000
2021	914,000
2022	715,000
2023	480,000
2024	325,000
$3,444,000
Rent expense for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor) totaled $838,000, $348,000 and $176,000, respectively.
6. Acquisitions
The Company accounts for its acquisitions under the acquisition method and through the application of push-down accounting in accordance with ASC 805, Business Combinations. Accordingly, the results of operations of the acquired entities were included in the Company’s financial statements from the acquisition dates. The purchase price was allocated to the assets acquired based on the estimated fair value at the acquisition date, with the excess of the purchase price over the estimated fair value of the net assets acquired

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
recorded as goodwill. Purchase accounting adjustments associated with goodwill have been recorded as of December 31, 2019 and 2018 (Successor).
On May 31, 2018, Solara Intermediate, LLC acquired all of the stock and operations of Solara Medical Supplies, Inc. (“Purchase Transaction”). The total purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. Goodwill was recognized as a result of expected growth in this market. For federal income taxes, the Purchase Transaction was treated as a part taxable purchase of assets and a part contribution of assets to Holdings. The purchase price was allocated among the underlying assets and the purchased portion of goodwill is amortizable for tax purposes. The fair value of the acquiree was determined using the income approach, which discounts expected future cash flows to present value. The fair value assigned to the trademarks intangible asset was based on the relief-from-royalty method. The fair value of the leasehold interest was based on the function of the market rent estimated for the properties and the risk rate used to discount the excess additional income and the fair value of payor contracts was based on a discounted cash flow model. These approaches rely on estimates and assumptions determined by management. Purchased intangible assets are amortized on a straight-line basis over the respective useful lives.
Pursuant to the terms of the acquisition agreement, the purchase price was $178,690,000 and comprised the following:
Cash	$114,801,000
Equity Rollover	26,000,000
Contingent Consideration	19,690,000
Escrow	16,000,000
Seller’s Fees	2,199,000
$178,690,000
To finance the transaction, the Company secured $80,000,000 in debt (Note 4) and raised $89,574,000 through the sale of member Common and Preferred Units (Note 8). The Company incurred approximately $7,528,000 of acquisition-related costs, which were recorded on Holdings’ records as a pass-through of equity on the Company’s records. The Company also incurred approximately $2,317,000 related to debt issuance costs.
The amounts held in escrow are held for indemnity and adjustments to the purchase price, and funds will be distributed from the account as the contingencies related to the transaction are released.
The purchase agreement contained a contingent performance payment of up to $21,000,000, which is based on a third-party payor’s gross profit performance during the fiscal year ended December 31, 2019. Quarterly payments were based on a defined calculation and were due beginning on March 31, 2019 and ended with the final payment made on June 11, 2020 (Note 11). As of December 31, 2019 and 2018 (Successor), the fair value of the contingent performance payment is calculated based on the present value of the expected future cash flows discounted at an effective debt interest rate. The Company processed $15,750,000 of payments as of December 31, 2019.
See the table below for the allocation of the purchase price.
On September 7, 2018, the Company acquired all of the stock and operations of J.M.R. Medical, Inc. (“J.M.R.”) for a purchase price of $195,000, which was funded with cash. The Company also incurred $10,000 of acquisition-related costs, which were expensed as incurred. J.M.R. is located in Ohio and is a provider of durable medical equipment products.
On November 30, 2018, the Company acquired all of the stock and the operations of Huey’s Home Medical, Inc. (“Huey”) for a purchase price of $345,000, which was funded with cash. The Company also

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
incurred $34,000 of acquisition-related costs, which were expensed as incurred. Huey is located in Illinois and is a provider of durable medical equipment products.
On December 7, 2018, the Company acquired all of the stock and the operations of Pal-Med, Inc. (“Pal-Med”) for a purchase price of $1,850,000, which was funded with cash. The Company also incurred $30,000 of acquisition-related costs, which were expensed as incurred. Pal-Med is located in South Carolina and is a provider of durable medical equipment products.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of each acquisition date:
	Solara Medical Supplies, Inc.	J.M.R.	Huey	Pal-Med	Total
Assets Acquired:
Cash	$—	$—	$10,000	$176,000	$186,000
Accounts Receivable	12,028,000	—	14,000	298,000	12,340,000
Inventories	1,991,000	—	—	176,000	2,167,000
Prepaid Expenses and Other
Current Assets	726,000	—	2,000	101,000	829,000
Property and Equipment	1,164,000	—	3,000	30,000	1,197,000
Goodwill	109,153,000	195,000	367,000	1,209,000	110,924,000
Intangible Assets	65,099,000	—	—	—	65,099,000
Other Assets	1,406,000	—	—	—	1,406,000
Total Assets Acquired	$191,567,000	$195,000	$396,000	$1,990,000	$194,148,000
Liabilities Assumed:
Accounts Payable	(4,156,000)	—	(2,000)	(50,000)	(4,208,000)
Accrued Expenses and Other
Current Liabilities	(8,721,000)	—	(49,000)	(90,000)	(8,860,000)
Total Liabilities Assumed	$(12,877,000)	$—	$(51,000)	$(140,000)	$(13,068,000)
Total Net Assets Acquired	$178,690,000	$195,000	$345,000	$1,850,000	$181,080,000
7. Goodwill and Intangible Assets
The change in the carrying amount of goodwill for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor) were as follows:
Gross Carrying Amount
Successor Balance at June 1, 2018	$109,153,000
Acquired Goodwill During the Period	1,771,000
Successor Balance at December 31, 2018	$110,924,000
Measurement Period Adjustment	(569,000)
Successor Balance at December 31, 2019	$110,355,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Identifiable intangible assets that are separable and have determinable useful lives are valued separately and amortized over their benefit period. The following is the gross carrying value and accumulated amortization of the Company’s intangible assets identifiable as of December 31, 2019 and 2018 (Successor):
	Payor Contracts	Trademarks	Leasehold Interest	Domain Name
Successor Balance at June 1, 2018	$46,010,000	$19,000,000	$89,000	$—
Amortization Expense	(2,685,000)	(1,108,000)	(10,000)	—
Successor Balance at December 31, 2018	$43,325,000	$17,892,000	$79,000	$—
Purchase of Intangible Asset	—	—	—	25,000
Decrease	—	—	—	—
Amortization Expense	(4,601,000)	(1,900,000)	(18,000)	(1,000)
Successor Balance at December 31, 2019	$38,724,000	$15,992,000	$61,000	$24,000
The weighted-average amortization period of the identifiable intangible assets in the aggregate is 8.4 years. Total amortization expense of identifiable intangible assets above was $6,520,000 and $3,803,000 for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), respectively. Future amortization for the next five years and thereafter is as follows:
Year Ending December 31,
2020	$6,520,000
2021	6,520,000
2022	6,520,000
2023	6,520,000
2024	6,520,000
Thereafter	22,201,000
$54,801,000
8. Members’ Equity (Successor)
The Company operates under the LLC Agreement established on May 31, 2018 as part of the Purchase Transaction. The LLC Agreement designates Class A and Class B Common Units and Class A and Class B Preferred Units. Class Z units only come into effect upon the consummation of a liquidity event.
Class A Common Unitholders are granted one vote per vested unit. Class B Common Unitholders and Class A and Class B Preferred Unitholders have no voting rights.
Upon a liquidity event, distributions will be made first to Class A Preferred Unitholders, second to Class B Preferred Unitholders, and then to Common Unitholders.
Under the LLC Agreement, each Unitholder is to receive a tax distribution equal to the income amount allocated to each Unitholder multiplied by the applicable tax rate. For the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), tax distributions of $13,613,000 and $6,288,000 were recorded, respectively.
On February 27, 2019, the members were distributed a one-time cash dividend totaling $68,837,000 in conjunction with the First Amendment to the Credit Agreement (Note 4).
As part of the Purchase Transaction, on May 31, 2018, the Company issued 895,740 Common Units totaling $896,000. The Company also issued 62,938 Class A Preferred Units and 25,740 Class B Preferred Units, totaling $62,938,000 and $25,740,000, respectively. During the year ended December 31, 2019 (Successor), the Company issued 3,000 Common Units totaling $48,000 and 302 Class A Preferred Units totaling $302,000.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Equity-based Compensation
In May 2018, the Company adopted the Management Incentive Unit Plan. The Company grants incentive units to certain members of management and the units have a 25% time-vesting component over five years and a 75% performance-vesting component, which becomes vested upon consummation of a liquidity event. As of December 31, 2019, there were 34,000 and 218,000 time-vesting and performance-vesting incentive units outstanding, respectively. As of December 31, 2018, there were 15,000 and 160,000 time-vesting and performance-vesting incentive units outstanding, respectively. Equity-based compensation was not significant and is therefore not recorded for the periods presented in the accompanying consolidated financial statements.
9. Stockholder’s Equity (Predecessor)
The Company was originally incorporated in the State of California in 1996 as Nationwide Diabetes Supply Company, and filed Amended Articles of Incorporation effective in March 2001 as Solara Medical Supplies. During the period from January 1, 2018 to May 31, 2018 (Predecessor), the Company had one class of no-par common stock authorized, issued and outstanding. All shares were owned by a sole stockholder until May 31, 2018 when they were dissolved as part of the Purchase Transaction (Note 6).
10. Related-Party Transactions
The Company leases two of its facilities from a related party. Total cash payments and lease expenditures under the leases totaled $592,000, $362,000 and $157,000 for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor), respectively.
The Company pays related-party management fees. Total cash payments for the fees totaled $2,050,000 and $434,000 for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), respectively.
11. Subsequent Events
Subsequent events were evaluated through the date the financial statements were available to be issued, June 16, 2020.
On both March 20, 2020 and March 25, 2020, the Company borrowed $10,000,000 from the revolving loan commitment, resulting in an outstanding balance of $20,000,000.
On May 19, 2020, the Company acquired certain assets of Active Healthcare, Inc. The total purchase price was $16,143,000. Any adjustments to the purchase price allocation of this acquisition will be made as soon as practicable but no later than one year from the acquisition date.
On May 25, 2020, Holdings entered into a stock purchase agreement and agreement and plan of merger with AdaptHealth Corp. for a total purchase price of $362,500,000 in cash and $62,500,000 in AdaptHealth Corp. common stock. The transaction is expected to close in July 2020.
On June 9, 2020, the Company borrowed $5,223,000 from the delayed term loan and used the funds to make the final contingent performance payment related to the Purchase Transaction (Note 6).
The spread of COVID-19, a novel strain of the coronavirus, appears to be altering the behavior of businesses and people in a manner that is having negative effects on local, regional and global economies. The extent to which COVID-19 impacts the operations of the Company in the future will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, containment and treatment procedures. The Company does not anticipate the effects of COVID-19 having a significant impact on the Company’s operations.